Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258059

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of Landmark Community Bank:

On September 7, 2021 we will hold a special meeting of the shareholders of Landmark Community Bank, or Landmark, to vote on a proposal to merge with Simmons Bank, an Arkansas state-chartered bank and wholly owned subsidiary of Simmons First National Corporation, or Simmons, an Arkansas corporation and the parent holding company of Simmons Bank. On June 4, 2021, Simmons, Simmons Bank and Landmark entered into an Agreement and Plan of Merger, which we refer to as the Landmark merger agreement, that provides for the merger of Landmark with and into Simmons Bank, with Simmons Bank as the surviving bank in the merger, which we refer to as the Landmark merger.

Based on the assumptions set forth below, under the terms of the Landmark merger agreement, each share of common stock, no par value per share, of Landmark, which we refer to as Landmark common stock, that is issued and outstanding immediately prior to the effective time of the Landmark merger, which we refer to as the Landmark effective time, excluding certain specified shares, will be converted into the right to receive, subject to possible adjustment, (1) approximately 0.2025 shares of common stock, $0.01 par value per share, of Simmons, which we refer to as the Landmark stock consideration, with cash paid in lieu of fractional shares, and (2) $0.29 in cash, which we refer to as the Landmark cash consideration, and together with the Landmark stock consideration, the Landmark merger consideration. In the aggregate, Simmons expects to issue approximately 4,500,000 shares of common stock, $0.01 par value per share, of Simmons, which we refer to as Simmons common stock, and pay approximately $7,000,000 (minus the cash payment for outstanding stock options of Landmark) to Landmark shareholders upon completion of the Landmark merger, subject to certain conditions and potential adjustments under the Landmark merger agreement. The Landmark merger consideration is based on the assumption that (i) 22,215,981 shares of Landmark common stock are issued and outstanding and (ii) 218,400 shares of Landmark common stock are subject to outstanding stock options of Landmark with a weighted average exercise price of $3.49, in each case, immediately prior to the Landmark effective time. In addition, we have assumed that the Landmark/Simmons average closing price (as described herein) is equal to $27.49, which was the closing sales price of Simmons common stock on July 29, 2021, the last practicable trading day prior to printing this proxy statement/prospectus.

In addition to the Landmark merger, Simmons and Triumph Bancshares, Inc., or Triumph, a Tennessee corporation and the parent company of Triumph Bank, a Tennessee state-chartered bank and a wholly owned subsidiary of Triumph, have also entered into an Agreement and Plan of Merger, which we refer to as the Triumph merger agreement, that provides for (i) the merger of Triumph with and into Simmons, with Simmons as the surviving corporation in the merger, which we refer to as the Triumph merger, and (ii) immediately following the Triumph merger, the merger of Triumph Bank with and into Simmons Bank, with Simmons Bank as the surviving bank. Triumph is headquartered in Memphis, Tennessee, operates out of six branches located in the Memphis and Nashville Metropolitan statistical areas, and had total assets of approximately $0.9 billion as of March 31, 2021. Based on the assumptions set forth below, under the terms of the Triumph merger agreement, each share of common stock, $1.00 par value per share, of Triumph, which we refer to as Triumph common stock, that is issued and outstanding immediately prior to the effective time of the Triumph merger, which we refer to as the Triumph effective time, excluding certain specified shares, will be converted into the right to receive, subject to possible adjustment, (1) approximately 0.9081 shares of Simmons common stock, which we refer to as the Triumph stock consideration, with cash paid in lieu of fractional shares, and (2) $0.36 in cash, which we refer to as the Triumph cash consideration, and together with the Triumph stock consideration, the Triumph merger consideration. In the aggregate, Simmons expects to issue approximately 4,164,839 shares of common stock and pay approximately $2,645,937.83 (minus the cash payment for outstanding stock options of Triumph) to Triumph shareholders upon completion of the Triumph merger, subject to certain conditions and potential adjustments under the Triumph merger agreement. The Triumph merger consideration is based on the assumption that (i) 4,586,300 shares of Triumph common stock are issued and outstanding and (ii) 148,763 shares of Triumph common stock are subject to outstanding stock options of Triumph with a weighted average exercise price of $18.67, in each case, immediately prior to the Triumph effective time. In addition, we have assumed that the Triumph/Simmons average closing price (as described herein) is equal to $27.49, which was the closing sales price of Simmons common stock on July 29, 2021, the last practicable trading day prior to printing this proxy statement/prospectus.

The market value of the Landmark merger consideration and the Triumph merger consideration will fluctuate with the price of Simmons common stock. At the time of the special meetings of Landmark shareholders and Triumph shareholders, the Landmark shareholders and Triumph shareholders will not know or be able to calculate the value of the merger consideration to be received upon completion of the Landmark merger or the Triumph merger, respectively. Based on the closing sale price per share of Simmons common stock on June 4, 2021, the last trading day before the public announcement of the signing of the Landmark merger agreement and the Triumph merger agreement, and on July 29, 2021, the last practicable trading day prior to printing this proxy statement/prospectus, and on certain assumptions as described elsewhere in this proxy statement/prospectus, the implied value of the aggregate merger consideration payable is approximately $146,320,000.00, or $6.56 per share of Landmark common stock, and approximately $130,705,000.00, or $5.86 per share of Landmark common stock, respectively (such per share amounts exclude the cash payment for outstanding stock options of Landmark). We urge you to obtain current market quotations for Simmons common stock, which is traded on the Nasdaq Global Select Market under the symbol “SFNC.”

While the Triumph shareholders will need to approve the Triumph merger for it to be consummated, the Landmark shareholders will not be required to approve the Triumph merger. Information included in this proxy statement/prospectus with respect to Triumph and the Triumph merger is provided as information for Landmark shareholders to consider when voting upon the Landmark merger.

If the Landmark merger and the Triumph merger, which we refer to collectively as the mergers, are both completed, existing Simmons shareholders would own approximately 92.60% of Simmons common stock immediately following completion of the mergers, while former Landmark shareholders would own approximately 3.84% and former Triumph shareholders would own approximately 3.56%. If the Landmark merger is completed but the Triumph merger is not completed, existing Simmons shareholders and Landmark shareholders would own approximately 96.01% and 3.99%, respectively, of Simmons common stock upon completion of the Landmark merger.

Neither the closing of the Landmark merger nor the closing of the Triumph merger is conditioned upon closing of the other merger.

Landmark will hold a special meeting of its shareholders in connection with the Landmark merger. Simmons and Landmark cannot complete the Landmark merger unless the holders of Landmark common stock approve the Landmark merger agreement and the transactions contemplated thereby, including the Landmark merger. Landmark’s board of directors, or the Landmark board of directors, is providing this document to solicit Landmark shareholders’ proxy to vote in connection with the Landmark merger agreement and related matters. This document is also being delivered to Landmark shareholders and Triumph shareholders as Simmons’ prospectus for its offering of Simmons common stock in connection with the mergers.

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The Landmark special meeting will be held on September 7, 2021, at 6:00 p.m. Central Time, at the Hunt & Polo Club, 650 Shady Grove Road, Memphis, Tennessee 38120.

Landmark shareholders, your vote is very important.

To ensure your representation at the Landmark special meeting, please complete, sign, date and return the enclosed proxy. Sending in your proxy will not prevent you from voting your shares personally at the Landmark special meeting, since you may revoke your proxy at any time before it is voted.

The Landmark board of directors approved the Landmark merger agreement and the transactions contemplated thereby and recommends that Landmark shareholders vote “FOR” approval of the Landmark merger agreement, and, if necessary or appropriate, “FOR” the proposal to adjourn the Landmark special meeting to solicit additional proxies in favor of the Landmark merger agreement.

This proxy statement/prospectus describes the special meeting of Landmark, the special meeting of Triumph, the Landmark merger, the Triumph merger, the documents related to the mergers and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 32 for a discussion of the risks relating to the proposed mergers. You also can obtain information about Simmons from documents that it has filed with the Securities and Exchange Commission.

Sincerely,

George A. Makris, Jr.	James P. Farrell
Chairman and Chief Executive Officer	Chairman, President and Chief Executive Officer
Simmons First National Corporation	Landmark Community Bank

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Landmark merger, the Triumph merger, the issuance of the Simmons common stock to be issued in the Landmark merger or the Triumph merger, or the other transactions described in this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the mergers are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Simmons, Landmark or Triumph, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

The date of this proxy statement/prospectus is August 5, 2021, and it is first being mailed or otherwise delivered to the shareholders of Landmark and Triumph on or about August 6, 2021.

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PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of Triumph Bancshares, Inc.:

On September 7, 2021 we will hold a special meeting of the shareholders of Triumph Bancshares, Inc., or Triumph, to vote on a proposal to merge with Simmons First National Corporation, or Simmons, an Arkansas corporation and the parent holding company of Simmons Bank, an Arkansas state-chartered bank and wholly owned subsidiary of Simmons. On June 4, 2021, Simmons and Triumph entered into an Agreement and Plan of Merger, which we refer to as the Triumph merger agreement, that provides for (i) the merger of Triumph with and into Simmons, with Simmons as the surviving corporation in the merger, which we refer to as the Triumph merger, and (ii) immediately following the Triumph merger, the merger of Triumph Bank with and into Simmons Bank, with Simmons Bank as the surviving bank.

Based on the assumptions set forth below, under the terms of the Triumph merger agreement, each share of common stock, $1.00 par value per share, of Triumph, which we refer to as Triumph common stock, that is issued and outstanding immediately prior to the effective time of the Triumph merger, which we refer to as the Triumph effective time, excluding certain specified shares, will be converted into the right to receive, subject to possible adjustment, (1) approximately 0.9081 shares of common stock, $0.01 par value per share, of Simmons, which we refer to as the Triumph stock consideration, with cash paid in lieu of fractional shares, and (2) $0.36 in cash, which we refer to as the Triumph cash consideration, and together with the Triumph stock consideration, the Triumph merger consideration. In the aggregate, Simmons expects to issue approximately 4,164,839 shares of common stock, $0.01 par value per share, of Simmons, which we refer to as Simmons common stock, and pay approximately $2,645,937.83 (minus the cash payment for outstanding stock options of Triumph) to Triumph shareholders upon completion of the Triumph merger, subject to certain conditions and potential adjustments under the Triumph merger agreement. The Triumph merger consideration is based on the assumption that (i) 4,586,300 shares of Triumph common stock are issued and outstanding and (ii) 148,763 shares of Triumph common stock are subject to outstanding stock options of Triumph with a weighted average exercise price of $18.67, in each case, immediately prior to the Triumph effective time. In addition, we have assumed that the Triumph/Simmons average closing price (as described herein) is equal to $27.49, which was the closing sales price of Simmons common stock on July 29, 2021, the last practicable trading day prior to printing this proxy statement/prospectus.

In addition to the Triumph merger, Simmons, Simmons Bank and Landmark Community Bank, or Landmark, a Tennessee state-chartered bank, have also entered into an Agreement and Plan of Merger, which we refer to as the Landmark merger agreement, that provides for the merger of Landmark with and into Simmons Bank, with Simmons Bank as the surviving bank in the merger, which we refer to as the Landmark merger. Landmark is headquartered in Collierville, Tennessee, operates out of eight branches located in the Memphis and Nashville Metropolitan statistical areas, and had total assets of approximately $1.0 billion as of March 31, 2021. Based on the assumptions set forth below, under the terms of the Landmark merger agreement, each share of common stock, no par value per share, of Landmark, which we refer to as Landmark common stock, that is issued and outstanding immediately prior to the effective time of the Landmark merger, which we refer to as the Landmark effective time, excluding certain specified shares, will be converted into the right to receive, subject to possible adjustment, (1) approximately 0.2025 shares of Simmons common stock, which we refer to as the Landmark stock consideration, with cash paid in lieu of fractional shares, and (2) $0.29 in cash, which we refer to as the Landmark cash consideration, and together with the Landmark stock consideration, the Landmark merger consideration. In the aggregate, Simmons expects to issue approximately 4,500,000 shares of common stock and pay approximately

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$7,000,000 (minus the cash payment for outstanding stock options of Landmark) to Landmark shareholders upon completion of the Landmark merger, subject to certain conditions and potential adjustments under the Landmark merger agreement. The Landmark merger consideration is based on the assumption that (i) 22,215,981 shares of Landmark common stock are issued and outstanding and (ii) 218,400 shares of Landmark common stock are subject to outstanding stock options of Landmark with a weighted average exercise price of $3.49, in each case, immediately prior to the Landmark effective time. In addition, we have assumed that the Landmark/Simmons average closing price (as described herein) is equal to $27.49, which was the closing sales price of Simmons common stock on July 29, 2021, the last practicable trading day prior to printing this proxy statement/prospectus.

The market value of the Triumph merger consideration and the Landmark merger consideration will fluctuate with the price of Simmons common stock. At the time of the special meetings of Triumph shareholders and Landmark shareholders, the Triumph shareholders and Landmark shareholders will not know or be able to calculate the value of the merger consideration to be received upon completion of the Triumph merger or the Landmark merger, respectively. Based on the closing sale price per share of Simmons common stock on June 4, 2021, the last trading day before the public announcement of the signing of the Triumph merger agreement and the Landmark merger agreement, and on July 29, 2021, the last practicable trading day prior to printing this proxy statement/prospectus, and on certain assumptions as described elsewhere in this proxy statement/prospectus, the implied value of the aggregate merger consideration payable is approximately $131,589,353.27, or $28.38 per share of Triumph common stock, and approximately $117,137,361.94, or $25.32 per share of Triumph common stock, respectively (such per share amounts exclude the cash payment for outstanding stock options of Triumph). We urge you to obtain current market quotations for Simmons common stock, which is traded on the Nasdaq Global Select Market under the symbol “SFNC.”

Triumph’s board of directors, or the Triumph board of directors, may terminate the Triumph merger agreement if the Triumph/Simmons average closing price is below a threshold specified in the Triumph merger agreement and below a threshold relative to the Nasdaq Bank Index, as further described in the accompanying proxy statement/prospectus. If the Triumph board of directors terminates the Triumph merger agreement, Simmons may prevent the Triumph merger agreement from being terminated by increasing the Triumph cash consideration. See the section entitled “The Merger Agreements—Termination of the Merger Agreements.”

While Landmark shareholders will need to approve the Landmark merger for it to be consummated, the Triumph shareholders will not be required to approve the Landmark merger. Information included in this proxy statement/prospectus with respect to Landmark and the Landmark merger is provided as information for Triumph shareholders to consider when voting upon the Triumph merger.

If the Triumph merger and Landmark merger, which we refer to collectively as the mergers, are both completed, existing Simmons shareholders would own approximately 92.60% of Simmons common stock immediately following completion of the mergers, while former Triumph shareholders would own approximately 3.56% and former Landmark shareholders would own approximately 3.84%. If the Triumph merger is completed but the Landmark merger is not completed, existing Simmons shareholders and Triumph shareholders would own approximately 96.30% and 3.70%, respectively, of Simmons common stock upon completion of the Triumph merger.

Neither the closing of the Triumph merger nor the closing of the Landmark merger is conditioned upon closing of the other merger.

Triumph will hold a special meeting of its shareholders in connection with the Triumph merger. Simmons and Triumph cannot complete the Triumph merger unless the holders of Triumph common stock approve the Triumph merger agreement and the transactions contemplated thereby, including the Triumph merger. The Triumph board of directors is providing this document to solicit Triumph shareholders’ proxy to vote in connection with the Triumph merger agreement and related matters. This document is also being delivered to Triumph shareholders and Landmark shareholders as Simmons’ prospectus for its offering of Simmons common stock in connection with the mergers.

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The Triumph special meeting will be held on September 7, 2021, at 6:00 p.m. Central Time, at Chickasaw Country Club, 3395 Galloway Avenue, Memphis, Tennessee 38122.

Triumph shareholders, your vote is very important.

To ensure your representation at the Triumph special meeting, please complete, sign, date and return the enclosed proxy. Sending in your proxy will not prevent you from voting your shares personally at the Triumph special meeting, since you may revoke your proxy at any time before it is voted.

The Triumph board of directors approved the Triumph merger agreement and the transactions contemplated thereby and recommends that Triumph shareholders vote “FOR” approval of the Triumph merger agreement, and, if necessary or appropriate, “FOR” the proposal to adjourn the Triumph special meeting to solicit additional proxies in favor of the Triumph merger agreement.

This proxy statement/prospectus describes the special meeting of Triumph, the special meeting of Landmark, the Triumph merger, the Landmark merger, the documents related to the mergers and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 32 for a discussion of the risks relating to the proposed mergers. You also can obtain information about Simmons from documents that it has filed with the Securities and Exchange Commission.

Sincerely,

George A. Makris, Jr.	Hilliard Crews
Chairman and Chief Executive Officer	Chairman
Simmons First National Corporation	Triumph Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Triumph merger, the Landmark merger, the issuance of the Simmons common stock to be issued in the Triumph merger or the Landmark merger, or the other transactions described in this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the mergers are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Simmons, Triumph or Landmark, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

The date of this proxy statement/prospectus is August 5, 2021, and it is first being mailed or otherwise delivered to the shareholders of Triumph and Landmark on or about August 6, 2021.

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ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Simmons from documents filed with the U.S. Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Simmons at no cost from the SEC’s website at www.sec.gov. You will also be able to obtain these documents, free of charge, from Simmons at www.simmonsbank.com. The website addresses of the SEC and Simmons are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, the information on those websites is not a part of this proxy statement/prospectus and therefore is not incorporated by reference into this proxy statement/prospectus. You may also request copies of these documents concerning Simmons, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting Simmons at the following address:

Simmons First National Corporation

P.O. Box 7009
Pine Bluff, Arkansas 71611
Attention: George Makris III
Telephone: (870) 541-1000

For a more detailed description of the information incorporated by reference into the accompanying proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information.”

Neither Landmark nor Triumph has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and therefore neither Landmark nor Triumph is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, neither Landmark nor Triumph files documents or reports with the SEC.

If you are a Landmark or Triumph shareholder and (a) have any questions concerning (i) the Landmark special meeting, the Landmark merger or the Landmark merger agreement, (ii) the Triumph special meeting, the Triumph merger or the Triumph merger agreement or (iii) the proxy statement/prospectus, (b) would like additional copies of the proxy statement/prospectus without charge or (c) need help voting your shares of Landmark common stock or Triumph common stock, please contact Landmark or Triumph, as applicable, at the following address:

Landmark Community Bank

5880 Ridge Bend Road

Memphis, Tennessee 38120

Attention: James P. “Jake” Farrell

Telephone: (901) 457-3111

Email: jakefarrell@landmarkbanktn.com

or

Attention: Charles E. “Buddy” Dickey

Telephone: (901) 457-3123

Email: cdickey@landmarkbanktn.com

Triumph Bancshares, Inc.

5699 Poplar Avenue

Memphis, Tennessee 38119

Attention: Hilliard Crews and William J. Chase Jr.

Telephone: (901) 333-8801

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These documents are available without charge upon written or oral request. To obtain timely delivery of these documents, Landmark shareholders must request them no later than August 30, 2021 in order to receive them before the Landmark special meeting and Triumph shareholders must request them no later than August 30, 2021 in order to receive them before the Triumph special meeting.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated August 5, 2021 and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to the shareholders of Landmark or Triumph nor the issuance by Simmons of shares of Simmons common stock in connection with the Landmark merger or the Triumph merger will create any implication to the contrary. See the section entitled “Where You Can Find More Information” for more details.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Simmons has been provided by Simmons, information contained in this document regarding Landmark has been provided by Landmark and information contained in this document regarding Triumph has been provided by Triumph.

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NOTICE OF SPECIAL MEETING OF
LANDMARK COMMUNITY BANK SHAREHOLDERS
TO BE HELD ON September 7, 2021

To the Shareholders of Landmark Community Bank:

Notice is hereby given that Landmark Community Bank, which we refer to as Landmark, will hold a special meeting of holders of common stock, no par value per share, of Landmark, or Landmark common stock, which we refer to as the Landmark special meeting, on September 7, 2021, at 6:00 p.m. Central Time, at the Hunt & Polo Club, 650 Shady Grove Road, Memphis, Tennessee 38120. The Landmark special meeting will be held for the purposes of allowing holders of Landmark common stock, or Landmark shareholders, to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of June 4, 2021, which we refer to as the Landmark merger agreement, by and among Simmons First National Corporation, which we refer to as Simmons, Simmons Bank, an Arkansas state-chartered bank and wholly owned subsidiary of Simmons, and Landmark, pursuant to which, among other things, Landmark will merge with and into Simmons Bank, with Simmons Bank as the surviving bank, which we refer to as the Landmark merger, as more fully described in the attached proxy statement/prospectus, which we refer to as the Landmark merger proposal; and

•	a proposal to approve one or more adjournments of the Landmark special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Landmark merger proposal, which we refer to as the Landmark adjournment proposal.

These proposals are described in greater detail in the enclosed proxy statement/prospectus. Landmark will transact no other business at the Landmark special meeting, except for the business properly brought before the Landmark special meeting or any adjournment or postponement thereof.

Landmark has fixed the close of business on July 29, 2021 as the record date for the Landmark special meeting. Only Landmark shareholders of record at that time are entitled to notice of, and to vote at, the Landmark special meeting, or any adjournment or postponement thereof. Approval of the Landmark merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Landmark common stock entitled to vote on the Landmark merger proposal. Approval of the adjournment proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Landmark common stock present or represented by proxy at the Landmark special meeting and entitled to vote on the Landmark adjournment proposal. At the close of business on the record date, 22,215,981 shares of Landmark common stock were outstanding and entitled to vote.

Your vote is very important. Simmons, Simmons Bank and Landmark cannot complete the Landmark merger unless Landmark shareholders approve the Landmark merger agreement.

To ensure your representation at the Landmark special meeting, please complete, sign, date and return the enclosed proxy by following the instructions on your proxy. If your shares of Landmark common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder. Sending in your proxy will not prevent you from voting your shares personally at the Landmark special meeting, since you may revoke your proxy at any time before it is voted.

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Under Tennessee law, Landmark shareholders who do not vote in favor of the Landmark merger proposal and follow certain procedural steps will be entitled to dissenters’ rights. See the section entitled “Questions and Answers—Are Landmark shareholders or Triumph shareholders entitled to dissenters’ rights?” and Annex G, which contains Section 48-23-101 through Section 48-23-302 of the Tennessee Business Corporation Act, or the dissenters’ rights statutes.

The enclosed proxy statement/prospectus provides a detailed description of the Landmark special meeting, the Landmark merger, the Landmark merger agreement, the documents related to the Landmark merger, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated into the proxy statement/prospectus by reference, and its annexes, carefully and in their entirety.

The Landmark board of directors has approved the Landmark merger agreement and the transactions contemplated thereby and recommends that Landmark shareholders vote “FOR” the Landmark merger proposal and, if necessary or appropriate, “FOR” the Landmark adjournment proposal.

BY ORDER OF THE BOARD OF DIRECTORS

James P. Farrell
Chairman, President and Chief Executive Officer

Collierville, Tennessee
August 5, 2021
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NOTICE OF SPECIAL MEETING OF
TRIUMPH BANCSHARES, INC. SHAREHOLDERS
TO BE HELD ON September 7, 2021

To the Shareholders of Triumph Bancshares, Inc.:

Notice is hereby given that Triumph Bancshares, Inc., which we refer to as Triumph, will hold a special meeting of holders of common stock, $1.00 par value per share, of Triumph, or Triumph common stock, which we refer to as the Triumph special meeting, on September 7, 2021, at 6:00 p.m. Central Time, at Chickasaw Country Club, 3395 Galloway Avenue, Memphis, Tennessee 38122. The Triumph special meeting will be held for the purposes of allowing holders of Triumph common stock, or Triumph shareholders, to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of June 4, 2021, which we refer to as the Triumph merger agreement, by and between Simmons First National Corporation, which we refer to as Simmons, and Triumph, pursuant to which, among other things, Triumph will merge with and into Simmons, with Simmons as the surviving corporation, which we refer to as the merger, as more fully described in the attached proxy statement/prospectus, which we refer to as the Triumph merger proposal; and

•	a proposal to approve one or more adjournments of the Triumph special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Triumph merger proposal, which we refer to as the Triumph adjournment proposal.

These proposals are described in greater detail in the enclosed proxy statement/prospectus. Triumph will transact no other business at the Triumph special meeting, except for the business properly brought before the Triumph special meeting or any adjournment or postponement thereof.

Triumph has fixed the close of business on August 2, 2021 as the record date for the Triumph special meeting. Only Triumph shareholders of record at that time are entitled to notice of, and to vote at, the Triumph special meeting, or any adjournment or postponement thereof. Approval of the Triumph merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Triumph common stock entitled to vote on the Triumph merger proposal. Approval of the Triumph adjournment proposal requires the votes cast by the outstanding shares of Triumph common stock present or represented by proxy at the Triumph special meeting and entitled to vote on the proposal favoring the approval to exceed the votes cast opposing the approval. At the close of business on the record date, 4,586,300 shares of Triumph common stock were outstanding and entitled to vote.

Your vote is very important. Simmons and Triumph cannot complete the Triumph merger unless Triumph shareholders approve the Triumph merger agreement.

To ensure your representation at the Triumph special meeting, please complete, sign, date and return the enclosed proxy by following the instructions on your proxy. If your shares of Triumph common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder. Sending in your proxy will not prevent you from voting your shares personally at the Triumph special meeting, since you may revoke your proxy at any time before it is voted.

Under Tennessee law, Triumph shareholders who do not vote in favor of the Triumph merger proposal and follow certain procedural steps will be entitled to dissenters’ rights. See the section entitled “Questions and Answers—Are Landmark shareholders or Triumph shareholders entitled to dissenters’ rights?” and Annex G, which contains Section 48-23-101 through Section 48-23-302 of the Tennessee Business Corporation Act, or the dissenters’ rights statutes.

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The enclosed proxy statement/prospectus provides a detailed description of the Triumph special meeting, the Triumph merger, the Triumph merger agreement, the documents related to the Triumph merger, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated into the proxy statement/prospectus by reference, and its annexes, carefully and in their entirety.

The Triumph board of directors has approved the Triumph merger agreement and the transactions contemplated thereby and recommends that Triumph shareholders vote “FOR” the Triumph merger proposal and, if necessary or appropriate, “FOR” the Triumph adjournment proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Hilliard Crews
Chairman

Memphis, Tennessee
August 5, 2021
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SIMMONS ANNUAL MEETING SHAREHOLDER PROPOSALS	157
LANDMARK ANNUAL MEETING SHAREHOLDER PROPOSALS	157
TRIUMPH ANNUAL MEETING SHAREHOLDER PROPOSALS	157
WHERE YOU CAN FIND MORE INFORMATION	158

Annex Index

Annex A:	Agreement and Plan of Merger, dated as of June 4, 2021, by and among Simmons First National Corporation, Simmons Bank and Landmark Community Bank
Annex B:	Agreement and Plan of Merger, dated as of June 4, 2021, by and between Simmons First National Corporation and Triumph Bancshares, Inc.
Annex C:	Form of Support and Non-Competition Agreement, by and among Simmons First National Corporation, Simmons Bank, Landmark Community Bank and each of the directors and certain executive officers of Landmark Community Bank
Annex D:	Form of Support and Non-Competition Agreement, by and among Simmons First National Corporation, Triumph Bancshares, Inc. and each of the directors and certain executive officers of Triumph Bancshares, Inc.
Annex E:	Opinion of Olsen Palmer LLC
Annex F:	Opinion of Southard Financial, LLC
Annex G:	Section 48-23-101 through Section 48-23-302 of the Tennessee Business Corporation Act: Dissenters’ Rights for Shareholders of Landmark Community Bank and Triumph Bancshares, Inc.
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QUESTIONS AND ANSWERS

The following are some questions that you may have about the mergers, as described below, the Landmark special meeting and the Triumph special meeting, as described below, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers, the Landmark special meeting or the Triumph special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

Unless the context otherwise requires, references in this proxy statement/prospectus to “Simmons” refer to Simmons First National Corporation, an Arkansas corporation; references to “Landmark” refer to Landmark Community Bank, a Tennessee state-chartered bank; references to “Triumph” refer to Triumph Bancshares, Inc., a Tennessee corporation; references to “Triumph Bank” refer to Triumph Bank, a Tennessee state-chartered bank and a wholly owned subsidiary of Triumph; and references to “we,” “our” and “us” refer to Simmons, Landmark and Triumph together.

As described below, it is important to note that the amount of merger consideration for each of the mergers may increase or decrease due to changes in the price of Simmons common stock or the fully diluted number of shares of Landmark common stock or Triumph common stock, as applicable, outstanding after the date hereof. As a result, merger consideration for each of the mergers shown throughout this proxy statement/prospectus is for illustrative purposes only based on the assumptions described herein.

Q:	What are the mergers?
A:	Simmons, Simmons Bank and Landmark have entered into an Agreement and Plan of Merger, dated as of June 4, 2021, which we refer to as the Landmark merger agreement, and Simmons and Triumph have entered into an Agreement and Plan of Merger, dated as of June 4, 2021, which we refer to as the Triumph merger agreement, and collectively we refer to the Landmark merger agreement and the Triumph merger agreement as the merger agreements. Under the Landmark merger agreement, Landmark will merge with and into Simmons Bank, with Simmons Bank as the surviving bank, which we refer to as the Landmark merger. Under the Triumph merger agreement, (i) Triumph will merge with and into Simmons, with Simmons as the surviving corporation, which we refer to as the Triumph merger, and collectively with the Landmark merger, the mergers, and (ii) immediately following the Triumph merger, Triumph Bank will merge with and into Simmons Bank, with Simmons Bank as the surviving bank, which we refer to as the Triumph Bank merger. Copies of the Landmark merger agreement and the Triumph merger agreement are attached to this proxy statement/prospectus as Annex A and Annex B, respectively.

The Landmark merger cannot be completed unless, among other things, the holders of Landmark common stock, no par value per share, which we refer to as the Landmark common stock, approve the proposal to approve the Landmark merger agreement. Separately, the Triumph merger cannot be completed unless, among other things, the holders of Triumph common stock, par value $1.00 per share, which we refer to as the Triumph common stock, approve the proposal to approve the Triumph merger agreement.

Q:	Is the consummation of one merger conditioned on the consummation of the other merger?
A:	No. The Landmark merger may be consummated regardless of whether the Triumph merger is consummated and the Triumph merger may be consummated regardless of whether the Landmark merger is consummated.
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Q:	Why am I receiving this proxy statement/prospectus?
A:	We are delivering this document to the holders of Landmark common stock, which we refer to as Landmark shareholders, and the holders of Triumph common stock, which we refer to as Triumph shareholders, because it is a proxy statement being used by the each of the boards of directors of Landmark and Triumph, which we refer to as the Landmark board of directors and the Triumph board of directors, respectively, to solicit proxies of its respective shareholders in connection with approval of the respective mergers and related matters.

In order to approve the mergers and related matters, Landmark and Triumph have each called a special meeting of their shareholders, which we refer to as the Landmark special meeting and the Triumph special meeting, respectively. This document serves as a proxy statement for the Landmark special meeting and the Triumph special meeting, which we refer to collectively as the special meetings, and describes the proposals to be presented at the special meetings.

This document is also a prospectus that is being delivered to Landmark shareholders and Triumph shareholders because Simmons is offering shares of its common stock, par value $0.01 per share, which we refer to as Simmons common stock, to Landmark shareholders and Triumph shareholders as partial consideration for the Landmark merger and the Triumph merger, respectively.

This proxy statement/prospectus contains important information about the mergers and the other proposals being voted on at the special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What am I being asked to vote on?
A:	Landmark Special Meeting: Landmark is soliciting proxies from its shareholders with respect to (i) a proposal to approve the Landmark merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby, including the Landmark merger, which we refer to as the Landmark merger proposal, and (ii) a proposal to adjourn the Landmark special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Landmark merger proposal, which we refer to as the Landmark adjournment proposal.
Shareholder approval of the Landmark merger proposal is required to complete the Landmark merger. Completion of the Landmark merger is not conditioned upon approval of the Landmark adjournment proposal. Landmark expects that the Landmark adjournment proposal will not be brought before the Landmark special meeting if there are sufficient votes to approve the Landmark merger proposal. Landmark will transact no other business at the Landmark special meeting, except for the business properly brought before the Landmark special meeting or any adjournment or postponement thereof.
Triumph Special Meeting: Triumph is soliciting proxies from its shareholders with respect to (i) a proposal to approve the Triumph merger agreement, a copy of which is attached as Annex B to this proxy statement/prospectus, and the transactions contemplated thereby, including the Triumph merger, which we refer to as the Triumph merger proposal, and (ii) a proposal to adjourn the Triumph special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Triumph merger proposal, which we refer to as the Triumph adjournment proposal.

Shareholder approval of the Triumph merger proposal is required to complete the Triumph merger. Completion of the Triumph merger is not conditioned upon approval of the Triumph adjournment proposal. Triumph expects that the Triumph adjournment proposal will not be brought before the Triumph

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special meeting if there are sufficient votes to approve the Triumph merger proposal. Triumph will transact no other business at the Triumph special meeting, except for the business properly brought before the Triumph special meeting or any adjournment or postponement thereof.

Q:	What will Landmark shareholders receive in the merger?
A:	Based on the assumptions set forth below, at the time the Landmark merger is completed, which we refer to as the Landmark effective time, each share of Landmark common stock that is issued and outstanding immediately prior to the Landmark effective time, excluding certain specified shares, will be converted into the right to receive, subject to possible adjustment, (i) approximately 0.2025 shares of Simmons common stock, which we refer to as the Landmark stock consideration, with cash paid in lieu of fractional shares, and (ii) $0.29 in cash, which we refer to as the Landmark cash consideration, and together with the Landmark stock consideration, the Landmark merger consideration. In the aggregate, Simmons expects to issue approximately 4,500,000 shares of Simmons common stock and pay approximately $7,000,000 (minus the cash payment for outstanding options to purchase shares of Landmark common stock, which we refer to as Landmark stock options) to Landmark shareholders upon completion of the Landmark merger, subject to certain conditions and potential adjustments under the Landmark merger agreement. The Landmark merger consideration is based on the assumption that (A) 22,215,981 shares of Landmark common stock are issued and outstanding and (B) 218,400 shares of Landmark common stock are subject to outstanding Landmark stock options with a weighted average exercise price of $3.49, in each case, immediately prior to the Landmark effective time. In addition, we have assumed that the Landmark/Simmons average closing price (as described below) is equal to $27.49, which was the closing sales price of Simmons common stock on July 29, 2021, the last practicable trading day prior to printing this proxy statement/prospectus.
Simmons will not issue any fractional shares of Simmons common stock in the Landmark merger. Instead, a Landmark shareholder who would otherwise be entitled to a fractional share of Simmons common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest whole cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Simmons common stock that such Landmark shareholder would otherwise be entitled to receive by (ii) the average of the daily closing prices of shares of Simmons common stock for the 20 consecutive full trading days on which shares are actually traded on the Nasdaq Global Select Market, or Nasdaq, ending at the close of trading on the tenth business day prior to the Landmark effective time (or the immediately preceding day to the tenth business day prior to the Landmark effective time if shares of Simmons common stock are not actually traded on Nasdaq on such day), which average we refer to as the Landmark/Simmons average closing price.

If the mergers are both completed, existing Simmons shareholders would own approximately 92.60% of Simmons common stock immediately following completion of the mergers, while former Landmark shareholders would own approximately 3.84% and former Triumph shareholders would own approximately 3.56%. If the Landmark merger is completed, but the Triumph merger is not completed, existing Simmons shareholders and Landmark shareholders would own approximately 96.01% and 3.99%, respectively, of Simmons common stock upon completion of the Landmark merger.

Q:	What will Triumph shareholders receive in the merger?
A:	Based on the assumptions set forth below, at the time the Triumph merger is completed, which we refer to as the Triumph effective time, each share of Triumph common stock that is issued and outstanding immediately prior to the Triumph effective time, excluding certain specified shares, will be converted into the right to receive, subject to possible adjustment, (i) approximately 0.9081 shares of Simmons common stock, which we refer to as the Triumph stock consideration, with cash paid in lieu of fractional shares, and (ii) $0.36 in cash, which we refer to as the Triumph cash consideration, and together with the Triumph stock

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consideration, the Triumph merger consideration. In the aggregate, Simmons expects to issue approximately 4,164,839 shares of Simmons common stock and pay approximately $2,645,937.83 (minus the cash payment for outstanding options to purchase shares of Triumph common stock, which we refer to as Triumph stock options) to Triumph shareholders upon completion of the Triumph merger, subject to certain conditions and potential adjustments under the Triumph merger agreement. The Triumph merger consideration is based on the assumption that (A) 4,586,300 shares of Triumph common stock are issued and outstanding and (B) 148,763 shares of Triumph common stock are subject to outstanding Triumph stock options with a weighted average exercise price of $18.67, in each case, immediately prior to the Triumph effective time. In addition, we have assumed that the Triumph/Simmons average closing price (as described below) is equal to $27.49, which was the closing sales price of Simmons common stock on July 29, 2021, the last practicable trading day prior to printing this proxy statement/prospectus.

Simmons will not issue any fractional shares of Simmons common stock in the Triumph merger. Instead, Triumph shareholders who would otherwise be entitled to a fractional share of Simmons common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest whole cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Simmons common stock that such Triumph shareholder would otherwise be entitled to receive by (ii) the average of the daily closing prices of shares of Simmons common stock for the 20 consecutive full trading days on which shares are actually traded on Nasdaq, ending at the close of trading on the tenth business day prior to the Triumph effective time (or the immediately preceding day to the tenth business day prior to the Triumph effective time if shares of Simmons common stock are not actually traded on Nasdaq on such day), which we refer to as the Triumph determination date, and which average we refer to as the Triumph/Simmons average closing price.

If the mergers are both completed, existing Simmons shareholders would own approximately 92.60% of Simmons common stock immediately following completion of the mergers, while former Triumph shareholders would own approximately 3.56% and former Landmark shareholders would own approximately 3.84%. If the Triumph merger is completed, but the Landmark merger is not completed, existing Simmons shareholders and Triumph shareholders would own approximately 96.30% and 3.70%, respectively, of Simmons common stock upon completion of the Triumph merger.

Q:	Will the value of the merger consideration for the Landmark merger or the Triumph merger change between the date of this proxy statement/prospectus and the effective time of the mergers?

A:	Yes. The amount of merger consideration for the mergers may increase or decrease if the number of fully diluted shares of Landmark common stock or Triumph common stock, as applicable, outstanding changes after the date hereof. Any change in the market price of Simmons common stock prior to the completion of the mergers will affect the market value of the merger consideration that Landmark shareholders and Triumph shareholders will receive upon completion of the respective mergers.

Other than as described in this proxy statement/prospectus, there will be no adjustment to the Landmark merger consideration based upon changes in the market price of Simmons common stock or Landmark common stock prior to the time the Landmark merger is completed, and the Landmark merger agreement cannot be terminated due to a change in the price of Simmons common stock. With respect to the Triumph merger agreement, if, as of the Triumph determination date, (i) the Triumph/Simmons average closing price is greater than $37.28 and (ii) the difference between the percentage change in the Nasdaq Bank Index and the percentage change in the Triumph/Simmons average closing price exceeds 20% over a designated measurement period, the Triumph stock consideration will be adjusted. See the section entitled “The Merger Agreements—The Merger Consideration.” In addition, the Triumph merger agreement

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can be terminated by Triumph if, at any time during the five-day period commencing on the Triumph determination date, the Triumph/Simmons average closing price is less than $24.85 and the difference between the percentage change in the Nasdaq Bank Index and the percentage change in the Triumph/Simmons average closing price exceeds 20% over a designated measurement period, unless Simmons agrees to increase the Triumph cash consideration by a specified amount. See the section entitled “The Merger Agreements—Termination of the Merger Agreements.”

Q:	What will Simmons shareholders receive in the mergers?
A:	If either or both of the mergers are completed, holders of Simmons common stock, or Simmons shareholders, will not receive any merger consideration and will continue to hold the number of shares of Simmons common stock that they currently hold. Following the mergers, shares of Simmons common stock will continue to be traded on Nasdaq under the symbol “SFNC.”
Q:	How will the mergers affect Landmark and Triumph stock options?
A:	At the respective effective time, each Landmark stock option and each Triumph stock option, whether vested or unvested, outstanding immediately prior to the Landmark effective time or the Triumph effective time, respectively, and which we refer to collectively as the effective times, will be canceled and converted into the right to receive from Simmons a cash payment equal to the difference, if positive, between (i) the fully diluted per share value (as described below) and (ii) the exercise price of such Landmark stock option or Triumph stock option, as applicable, which we refer to as the Landmark stock option payout and the Triumph stock option payout, respectively.

Fully diluted per share value means with respect to Landmark or Triumph, as applicable, the quotient obtained by dividing (A) the sum of (i) the aggregate cash consideration, (ii) the product of (x) the aggregate stock consideration and (y) the average closing price and (iii) the product of (x) the total number of Landmark stock options or Triumph stock options, as applicable, outstanding immediately prior to the applicable effective time, and (y) the weighted average option exercise price for such stock options by (B) the sum of (i) the total number of shares of Landmark common stock or Triumph common stock, as applicable and (ii) the total number of shares of Landmark common stock or Triumph common stock, as applicable, underlying the Landmark stock options or Triumph stock options, respectively, outstanding, each as of immediately prior to the applicable effective time.

Q:	When do you expect to complete the mergers?
A:	Each of Simmons, Landmark and Triumph expect to complete the applicable merger in the fourth quarter of 2021. However, Simmons, Landmark and Triumph cannot assure you of when or if the applicable merger will be completed. Landmark and Triumph must first obtain shareholder approval for the applicable merger, and the parties to the merger agreements also must obtain necessary regulatory approvals and satisfy certain other closing conditions. For further information, see the section entitled “The Merger Agreements—Conditions to Consummation of the Mergers.”
Q:	How does the Landmark board of directors recommend that Landmark shareholders vote at the Landmark special meeting?
A:	The Landmark board of directors unanimously recommends that Landmark shareholders vote “FOR” the Landmark merger proposal and, if necessary or appropriate, “FOR” the Landmark adjournment proposal.
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Q:	How does the Triumph board of directors recommend that Triumph shareholders vote at the Triumph special meeting?
A:	The Triumph board of directors unanimously recommends that Triumph shareholders vote “FOR” the Triumph merger proposal and, if necessary or appropriate, “FOR” the Triumph adjournment proposal.
Q:	When and where are the special meetings?
A:	The Landmark special meeting will be held on September 7, 2021, at 6:00 p.m. Central Time, at the Hunt & Polo Club, 650 Shady Grove Road, Memphis, Tennessee 38120.
The Triumph special meeting will be held on September 7, 2021, at 6:00 p.m. Central Time, at Chickasaw Country Club, 3395 Galloway Avenue, Memphis, Tennessee 38122.
Q:	What constitutes a quorum for the Landmark special meeting?
A:	The presence at the Landmark special meeting, in person or by proxy, of holders of a majority of the shares of Landmark common stock issued, outstanding and entitled to vote at the Landmark special meeting will constitute a quorum.
Q:	What constitutes a quorum for the Triumph special meeting?
A:	The presence at the Triumph special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Triumph common stock entitled to vote at the Triumph special meeting will constitute a quorum.
Q:	Who is entitled to vote at the Landmark special meeting?
A:	Holders of record of Landmark common stock at the close of business on July 29, 2021, which is the date that the Landmark board of directors has fixed as the record date for the Landmark special meeting, which we refer to as the Landmark record date, will be entitled to vote at the Landmark special meeting.
Q:	Who is entitled to vote at the Triumph special meeting?
A:	Holders of record of Triumph common stock at the close of business on August 2, 2021, which is the date that the Triumph board of directors has fixed as the record date for the Triumph special meeting, which we refer to as the Triumph record date, will be entitled to vote at the Triumph special meeting.
Q:	What is the vote required to approve each proposal at the Landmark special meeting?
A:	Landmark merger proposal:

Standard: Approval of the Landmark merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Landmark common stock entitled to vote on the proposal.

Effect of abstentions and broker non-votes: If you are a Landmark shareholder and mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Landmark special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the Landmark merger proposal, it will have the same effect as a vote against the proposal.

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Landmark adjournment proposal:

Standard: Approval of the Landmark adjournment proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Landmark common stock present or represented by proxy at the Landmark special meeting and entitled to vote on the proposal. A quorum is not required for a vote on the Landmark adjournment proposal.

Effect of abstentions and broker non-votes: If you are a Landmark shareholder and mark “ABSTAIN” on your proxy, it will have the same effect as a vote against the Landmark adjournment proposal. If you fail to submit a proxy or vote in person at the Landmark special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the Landmark adjournment proposal, it will have no effect on the proposal.

Q:	What is the vote required to approve each proposal at the Triumph special meeting?
A:	Triumph merger proposal:

Standard: Approval of the Triumph merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Triumph common stock entitled to vote on the proposal.

Effect of abstentions and broker non-votes: If you are a Triumph shareholder and mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Triumph special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the Triumph merger proposal, it will have the same effect as a vote against the proposal.

Triumph adjournment proposal:

Standard: Approval of the Triumph adjournment proposal requires the votes cast by the outstanding shares of Triumph common stock present or represented by proxy at the Triumph special meeting and entitled to vote on the proposal favoring the approval to exceed the votes cast opposing the approval. A quorum is not required for a vote on the Triumph adjournment proposal.

Effect of abstentions and broker non-votes: If you are a Triumph shareholder and mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Triumph special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the Triumph adjournment proposal, it will have no effect on the proposal.

Q:	Are there any voting agreements with existing Landmark shareholders or Triumph shareholders?

A:	Yes. In connection with entering into the Landmark merger agreement, each of the directors and certain executive officers of Landmark, in their capacities as individuals, have separately entered into support and non-competition agreements, which we refer to as the Landmark voting agreements, pursuant to which they agreed to vote their beneficially owned shares of Landmark common stock in favor of the Landmark merger proposal and certain related matters and against alternative transactions. In connection with entering into the Triumph merger agreement, each of the directors and certain executive officers of Triumph, in their capacities as individuals, have separately entered into support and non-competition agreements, which we refer to as the Triumph voting agreements, pursuant to which they agreed to vote their beneficially owned shares of Triumph common stock in favor of the Triumph merger proposal and certain related matters and against alternative transactions. As of the Landmark record date, shares constituting approximately 21.54% of the Landmark common stock entitled to vote at the Landmark special meeting are subject to Landmark voting agreements; and as of the Triumph record date, shares

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constituting approximately 44.49% of the Triumph common stock entitled to vote at the Triumph special meeting are subject to Triumph voting agreements. For further information, see the section entitled “The Merger Agreements—Voting Agreements.”

Q:	Why is my vote important?
A:	If you do not vote, it will be more difficult for Landmark or Triumph to obtain the necessary quorum to hold their respective special meetings. In addition, each proposal must be approved by the voting requirements described above. The Landmark board of directors and the Triumph board of directors unanimously recommend that you vote “FOR” the Landmark merger proposal and “FOR” the Triumph merger proposal, respectively.
Q:	How many votes do I have?
A:	Each holder of shares of Landmark common stock outstanding on the Landmark record date, and each holder of shares of Triumph common stock outstanding on the Triumph record date, will be entitled to one vote for each share held of record.

As of the Landmark record date, there were 22,215,981 shares of Landmark common stock outstanding and entitled to vote at the Landmark special meeting. As of the Landmark record date, the directors and executive officers of Landmark and their affiliates beneficially owned and were entitled to vote approximately 4,862,973 shares of Landmark common stock, representing approximately 21.89% of the shares of Landmark common stock outstanding on that date.

As of the Triumph record date, there were 4,586,300 shares of Triumph common stock outstanding and entitled to vote at the Triumph special meeting. As of the Triumph record date, the directors and executive officers of Triumph and their affiliates beneficially owned and were entitled to vote approximately 2,068,694 shares of Triumph common stock, representing approximately 45.11% of the shares of Triumph common stock outstanding on that date.

Q:	What do I need to do now?
A:	After carefully reading and considering the information contained in this proxy statement/prospectus, including any documents incorporated into this proxy statement/prospectus by reference, and its annexes, Landmark shareholders and Triumph shareholders should complete, sign, date and return the applicable enclosed proxy and return it in the enclosed envelope as soon as possible so that your shares of Landmark common stock or Triumph common stock, as applicable, will be represented at the Landmark special meeting or the Triumph special meeting, respectively.
Please follow the instructions set forth on the applicable proxy or on the voting instruction form provided by the record holder if your shares are held in “street name” by a bank, broker or other nominee.
Q:	How do I vote?
A:	If you hold your shares of Landmark common stock or Triumph common stock in your name as a shareholder of record, you may use one of the following methods to submit a proxy:
•	by mail by completing, signing, dating and returning the applicable proxy in the enclosed envelope, which requires no additional postage if mailed in the United States; or
•	in person at the Landmark special meeting or Triumph special meeting, as applicable.
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If your shares are held in “street name” by a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. You may not vote shares held in “street name” by returning a proxy directly to Landmark or Triumph, as applicable, or by voting at the Landmark special meeting or Triumph special meeting, as applicable, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.
Q:	If my shares of common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?
A:	No. If your shares of Landmark common stock or Triumph common stock are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy directly to Landmark or Triumph, as applicable, or by voting at the Landmark special meeting or Triumph special meeting, as applicable, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.
Banks, brokers and other nominees who hold shares of Landmark common stock or Triumph common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Landmark and Triumph expect that all proposals to be voted on at the special meetings will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.
If you are a Landmark shareholder or Triumph shareholder and you do not instruct your bank, broker or other nominee on how to vote your shares:
•	your bank, broker or other nominee may not vote your shares on the Landmark merger proposal or the Triumph merger proposal, as applicable, which broker non-votes will have the same effect as a vote against such proposal; and
•	your bank, broker or other nominee may not vote your shares on the Landmark adjournment proposal or the Triumph adjournment proposal, as applicable, which broker non-votes will have no effect on such proposal.
Q:	What if I abstain or do not vote?
A:	For purposes of the special meetings, an abstention occurs when a shareholder attends a special meeting, either in person or represented by proxy, but abstains from voting on one or more proposals.
With respect to the Landmark merger proposal or the Triumph merger proposal, if you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the applicable special meeting, or if you fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the applicable merger proposal. With respect to the Landmark adjournment proposal, if you mark “ABSTAIN” on your proxy, it will have the same effect as a vote against the proposal, and if you fail to submit a proxy or vote in person at the Landmark special meeting, or if you fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the proposal. With respect to the Triumph adjournment proposal, if you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Triumph special meeting, or if you fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the proposal.
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Q:	What will happen if I return my proxy without indicating how to vote?
A:	If any proxy is returned without indication as to how to vote, the shares of Landmark common stock or Triumph common stock represented by the proxy will be voted in favor of both the Landmark merger proposal and the Landmark adjournment proposal, in the case of Landmark common stock, or in favor of both the Triumph merger proposal and the Triumph adjournment proposal, in the case of Triumph common stock.
Q:	Can I attend the Landmark special meeting or the Triumph special meeting and vote my shares in person?
A:	Yes. All shareholders of Landmark and Triumph, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend their respective special meeting. Holders of record of Landmark common stock and Triumph common stock can vote in person at the Landmark special meeting and Triumph special meeting, respectively. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the applicable special meeting.
Q:	May I change my vote after I have delivered my proxy?
A:	Yes. You may change your vote at any time before your proxy is voted at the Landmark special meeting or the Triumph special meeting, as applicable. You may do so in one of three ways:
•	by completing, signing, dating and returning a proxy with a later date;
•	by delivering a written revocation letter to Landmark’s head of investor relations or Michael J. McCarver at Triumph, as applicable; or
•	by voting in person at the applicable special meeting.
If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of voting instructions.
Q:	Are Landmark shareholders or Triumph shareholders entitled to dissenters’ rights?

A:	Landmark shareholders and Triumph shareholders who do not vote in favor of the Landmark merger proposal or the Triumph merger proposal, as applicable, and follow certain procedural steps will be entitled to dissenters’ rights under the provisions of Section 48-23-101 et seq. of the Tennessee Business Corporation Act, or the TBCA. For further information, see the section entitled “The Mergers—Appraisal and Dissenters’ Rights.” In addition, a copy of Section 48-23-101 through Section 48-23-302 of the TBCA is attached as Annex G to this proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the Landmark merger to Landmark shareholders and of the Triumph merger to Triumph shareholders?
A:	Each of the Landmark merger and the Triumph merger is intended to qualify as “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, or the Code. If the Landmark merger and the Triumph merger so qualify, a U.S. holder of Landmark common stock or Triumph common stock, as applicable, receiving a combination of Simmons common stock and cash in exchange for such
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Landmark common stock or Triumph common stock will (1) not recognize any loss upon surrendering its Landmark common stock or Triumph common stock and (2) recognize gain upon surrendering its Landmark common stock or Triumph common stock equal to the excess, if any, of (a) the sum of any cash consideration received plus the fair market value (determined as of the effective time of the applicable merger) of the Simmons common stock received over (b) such U.S. holder’s aggregate tax basis in the shares of Landmark common stock or Triumph common stock surrendered, but only to the extent of the amount of any cash consideration received.

U.S. holders of Landmark common stock or Triumph common stock receiving cash in lieu of fractional shares of Simmons common stock will generally recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in its fractional share of Simmons common stock.
For further information, see the section entitled “Material United States Federal Income Tax Consequences of the Mergers.”

The U.S. federal income tax consequences described above may not apply to all holders of Landmark common stock or holders of Triumph common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the applicable merger to you.

Q:	If I am a Landmark shareholder or a Triumph shareholder, should I send in my Landmark or Triumph stock certificates now?
A:	No. Landmark shareholders and Triumph shareholders SHOULD NOT send in any stock certificates now. If either or both of the mergers are approved by such shareholders, transmittal materials with instructions for their completion will be provided to Landmark shareholders and Triumph shareholders, as applicable, after the Landmark effective time or the Triumph effective time, respectively, and under separate cover and the applicable stock certificates should be sent at that time.
Q:	What should I do if I hold my shares of Landmark common stock in book-entry form?
A:	If the Landmark merger occurs, you are not required to take any special additional action to receive the Landmark merger consideration if your shares of Landmark common stock are held in book-entry form. After the completion of the Landmark merger, shares of Landmark common stock held in book-entry form will be exchanged automatically for the Landmark merger consideration, including shares of Simmons common stock in book-entry form, the applicable cash consideration and any cash to be paid in exchange for fractional shares in the Landmark merger.
Q:	Whom may I contact if I cannot locate my stock certificate(s)?
A:	Landmark shareholders: If you are unable to locate your original Landmark stock certificate(s), you should contact Deborah R. Fields, telephone: (901) 457-3127, email: lcbinvestorrrelations@landmarkbanktn.com.
Triumph shareholders: If you are unable to locate your original Triumph stock certificate(s), you should contact Katie Hargett at 5699 Poplar Avenue, Memphis, Tennessee 38119, telephone: (901) 333-8852, email: katie.hargett@triumphbank.com.
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Q:	What should I do if I receive more than one set of voting materials?
A:	Landmark shareholders and Triumph shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxies or voting instruction cards. For example, if you hold shares of Landmark common stock or Triumph common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Landmark common stock or Triumph common stock and your shares are registered in more than one name, you will receive more than one proxy. In addition, if you are a holder of both Landmark common stock and Triumph common stock, you will receive one or more separate proxies or voting instruction cards for each company. Please complete, sign, date and return each proxy and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Landmark common stock and/or Triumph common stock that you own.
Q:	What happens if I sell my shares of Landmark common stock or Triumph common stock after the applicable record date but before the applicable special meeting?
A:	The Landmark record date and the Triumph record date are earlier than the date of the Landmark special meeting and the Triumph special meeting, respectively, and earlier than the date that the mergers are expected to be completed. If you transfer your shares of Landmark common stock or Triumph common stock after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but you will not have the right to receive any applicable merger consideration for the transferred shares of Landmark common stock or Triumph common stock. You will only be entitled to receive the applicable merger consideration in respect of shares of Landmark common stock or Triumph common stock, as applicable, that you hold at the Landmark effective time or the Triumph effective time, respectively.
Q:	Are there risks involved in undertaking the mergers?
A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 32 of this proxy statement/prospectus.
Q:	What happens if the mergers are not completed?
A:	If either or both of the mergers are not completed, holders of Landmark common stock or Triumph common stock, as applicable, will not receive any merger consideration for their shares in connection with the applicable merger. Instead, Landmark, Triumph or both will remain an independent company. In addition, if either or both of the merger agreements are terminated in certain circumstances, a termination fee may be required to be paid to Simmons by Landmark or Triumph, as applicable. See the section entitled “The Merger Agreements—Termination Fees” for a discussion of the circumstances under which termination fees will be required to be paid.
Q:	Whom should I call with questions?
A:	Landmark shareholders: If you need assistance in completing your proxy, have questions regarding the Landmark special meeting, or would like additional copies of this proxy statement/prospectus, please contact James P. “Jake” Farrell, telephone: (901) 457-3111, email: jakefarrell@landmarkbanktn.com; or Charles E. “Buddy” Dickey, telephone: (901) 457-3123, email: cdickeylandmarkbanktn.com.
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Triumph shareholders: If you need assistance in completing your proxy, have questions regarding the Triumph special meeting, or would like additional copies of this proxy statement/prospectus, please contact Michael J. McCarver and William J. Chase, Jr., 5699 Poplar Avenue, Memphis, Tennessee 38119, telephone: (901) 333-8801.

Q:	Where can I find more information about Simmons, Landmark and Triumph?

A:	You can find more information about Simmons, Landmark and Triumph from the various sources described in the section entitled “Where You Can Find More Information.”
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SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you. You should read carefully this entire proxy statement/prospectus, including any document incorporated by reference into this proxy statement/prospectus, and its annexes, because this section may not contain all of the information that may be important to you in determining how to vote. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information About the Companies (page 53)

Simmons

Simmons First National Corporation

P.O. Box 7009

Pine Bluff, Arkansas 71611

Telephone: (870) 541-1000

Simmons is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act. Simmons is headquartered in Arkansas and as of March 31, 2021, had, on a consolidated basis, total assets of $23.3 billion, total net loans of $12.0 billion, total deposits of $18.2 billion and total shareholders’ equity of $2.9 billion. Simmons conducts its banking operations through its subsidiary bank, Simmons Bank, in approximately 200 financial centers as of March 31, 2021, located throughout market areas in Arkansas, Kansas, Missouri, Oklahoma, Tennessee and Texas. Simmons common stock is traded on Nasdaq under the symbol “SFNC.”

Additional information about Simmons and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

Landmark

Landmark Community Bank

5880 Ridge Bend Road

Memphis, Tennessee 38120

Telephone: (901) 850-0555

Landmark is a Tennessee state-chartered bank. Landmark operates out of a main office in Collierville, Tennessee, with seven other branch offices located in the Memphis and Nashville, Tennessee metropolitan areas. As of March 31, 2021, Landmark had total assets of $1.0 billion, total net loans of $0.8 billion, total deposits of $0.8 billion, and total shareholders’ equity of $102 million. Landmark does not have a class of securities registered under Section 12 of the Exchange Act and is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file documents or reports with the SEC.

Triumph

Triumph Bancshares, Inc.

5699 Poplar Avenue

Memphis, Tennessee 38119

Telephone: (901) 333-8800

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Triumph is a bank holding company registered under the BHC Act. Triumph was incorporated in Tennessee in 2005 to serve as the bank holding company for and sole shareholder of Triumph Bank, which was incorporated as a Tennessee state-chartered bank in 2006. Triumph Bank is headquartered in Memphis, Tennessee, and currently operates from nine office locations (including six full-service branches and three loan production offices) in Arlington, Brentwood, Collierville, Germantown, Memphis, Nashville, and Union City in Tennessee. As of March 31, 2021, Triumph had consolidated total assets of $895.5 million, total net loans of $702.9 million, total deposits of $750.0 million, and total shareholders’ equity of $89.1 million. Triumph does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file documents or reports with the SEC.

The Landmark Merger (page 56)

Terms of the Landmark Merger (page 56)

The terms and conditions of the Landmark merger are contained in the Landmark merger agreement, which is attached to this proxy statement/prospectus as Annex A. We urge you to read the Landmark merger agreement carefully and in its entirety, as it is the legal document governing the Landmark merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the Landmark merger are subject to, and qualified in their entirety by reference to, the Landmark merger agreement.

Under the terms and subject to the conditions of the Landmark merger agreement, among other things, Landmark will merge with and into Simmons Bank, with Simmons Bank as the surviving bank in the Landmark merger.

Based on the assumptions set forth below, at the Landmark effective time, each share of Landmark common stock that is issued and outstanding immediately prior to the Landmark effective time, excluding certain specified shares, will be converted into the right to receive, subject to possible adjustment, (i) approximately 0.2025 shares of Simmons common stock, with cash in lieu of fractional shares, and (ii) $0.29 in cash. In the aggregate, Simmons expects to issue approximately 4,500,000 shares of Simmons common stock and pay approximately $7,000,000 (minus the cash payment for outstanding Landmark stock options) to Landmark shareholders upon completion of the Landmark merger, subject to certain conditions and potential adjustments under the Landmark merger agreement. The Landmark merger consideration is based on the assumption that (i) 22,215,981 shares of Landmark common stock are issued and outstanding and (ii) 218,400 shares of Landmark common stock are subject to outstanding Landmark stock options with a weighted average exercise price of $3.49, in each case, immediately prior to the Landmark effective time. In addition, we have assumed that the Landmark/Simmons average closing price is equal to $27.49, which was the closing sales price of Simmons common stock on July 29, 2021, the last practicable trading day prior to printing this proxy statement/prospectus.

Simmons will not issue any fractional shares of Simmons common stock in the Landmark merger. Instead, a Landmark shareholder who would otherwise be entitled to a fractional share of Simmons common stock upon the completion of the Landmark merger will receive, in lieu thereof, an amount in cash, rounded up to the nearest whole cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Simmons common stock that such Landmark shareholder would otherwise be entitled to receive by (ii) the Landmark/Simmons average closing price.

The market value of the Landmark merger consideration will fluctuate with the price of Simmons common stock, and at the time of the Landmark special meeting, Landmark shareholders will not know or be able to calculate the value of the Landmark merger consideration to be received upon completion of the Landmark merger. Other than as described in this proxy statement/prospectus, there will be no adjustment to the Landmark merger consideration based upon changes in the market price of Simmons common stock or Landmark common stock prior to the time the Landmark merger is completed, and the Landmark merger agreement cannot be

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terminated due to a change in the price of Simmons common stock. For further information, see the section entitled “The Merger Agreements—The Merger Consideration.”

Based on the closing sale price per share of Simmons common stock on June 4, 2021, the last trading day before the public announcement of the signing of the Landmark merger agreement, and on July 29, 2021, the last practicable trading day prior to printing this proxy statement/prospectus, and on certain assumptions as described elsewhere in this proxy statement/prospectus, the implied value of the aggregate Landmark merger consideration payable is approximately $146,320,000.00, or $6.56 per share of Landmark common stock, and approximately $130,705,000.00, or $5.86 per share of Landmark common stock, respectively (such per share amounts exclude the cash payment for outstanding stock options of Landmark).

Treatment of Equity Awards—Landmark Stock Options (page 104)

At the Landmark effective time, each Landmark stock option, whether vested or unvested, outstanding immediately prior to the Landmark effective time, will be canceled and converted into the right to receive from Simmons a cash payment equal to the difference, if positive, between (1) the fully diluted per share value and (2) the exercise price of such Landmark stock option, which we refer to as the Landmark stock option payout. Any such Landmark stock option with an exercise price per share that equals or exceeds the amount set forth in (1) will be canceled with no consideration paid to the optionholder less any required withholding for taxes.

Landmark’s Reasons for the Landmark Merger and Recommendation of the Landmark Board of Directors (page 59)

The Landmark board of directors has approved the Landmark merger agreement and recommends that Landmark shareholders vote “FOR” the Landmark merger proposal and, if necessary or appropriate, “FOR” the adjournment proposal. See the section entitled “The Landmark Merger—Landmark’s Reasons for the Landmark Merger and Recommendation of the Landmark Board of Directors” for a more detailed discussion of the factors considered by the Landmark board of directors in reaching its decision to approve the Landmark merger agreement and the transactions contemplated thereby.

Opinion of Landmark’s Financial Advisor (page 61)

In connection with the Landmark merger, Landmark’s financial advisor, Olsen Palmer LLC, which we refer to as Olsen Palmer, delivered a written opinion, dated June 4, 2021, to the Landmark board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Landmark common stock of the Landmark merger consideration. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Olsen Palmer in preparing the opinion, is attached as Annex E to this proxy statement/prospectus.

The opinion was for the information of, and was directed to, the Landmark board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Landmark merger. The opinion does not address the underlying business decision of Landmark to engage in the Landmark merger or enter into the Landmark merger agreement or constitute a recommendation to the Landmark board of directors in connection with the Landmark merger, and it does not constitute a recommendation to any holder of Landmark common stock or any shareholder of any other entity as to how to vote in connection with the Landmark merger or any other matter.

For a description of the Olsen Palmer opinion, see the section entitled “The Landmark Merger—Opinion of Landmark’s Financial Advisor.”

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Simmons’ Reasons for the Landmark Merger (page 70)

The Simmons board of directors adopted and approved the Landmark merger agreement. See the section entitled “The Landmark Merger—Simmons’ Reasons for the Landmark Merger” for a more detailed discussion of the factors considered by the Simmons board of directors in reaching its decision to approve the Landmark merger agreement, including the Landmark merger and all transactions contemplated thereby.

The Landmark Special Meeting (page 41)

The Landmark special meeting will be held on September 7, 2021, at 6:00 p.m. Central Time, at the Hunt & Polo Club, 650 Shady Grove Road, Memphis, Tennessee 38120. At the Landmark special meeting, Landmark shareholders will be asked to consider and vote on the Landmark merger proposal and, if necessary or appropriate, the Landmark adjournment proposal.

Landmark has set the close of business on July 29, 2021 as the Landmark record date to determine which Landmark shareholders will be entitled to receive notice of and vote at the Landmark special meeting. Each holder of shares of Landmark common stock outstanding on the Landmark record date will be entitled to one vote for each share held of record. As of the Landmark record date, there were 22,215,981 shares of Landmark common stock outstanding and entitled to vote at the Landmark special meeting. As of the Landmark record date, the directors and executive officers of Landmark and their affiliates beneficially owned and were entitled to vote approximately 4,862,973 shares of Landmark common stock, representing approximately 21.89% of the shares of Landmark common stock outstanding on that date.

Approval of the Landmark merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Landmark common stock entitled to vote on the Landmark merger proposal. Approval of the adjournment proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Landmark common stock present or represented by proxy at the Landmark special meeting and entitled to vote on the Landmark adjournment proposal. A quorum is not required for a vote on the Landmark adjournment proposal.

With respect to the Landmark merger proposal, if you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Landmark special meeting, or if you fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the proposal. With respect to the Landmark adjournment proposal, if you mark “ABSTAIN” on your proxy, it will have the same effect as a vote against the proposal, and if you fail to submit a proxy or vote in person at the Landmark special meeting, or if you fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the proposal.

Interests of Landmark’s Directors and Executive Officers in the Landmark Merger (page 72)

In considering the recommendation of the Landmark board of directors that Landmark shareholders vote “FOR” the Landmark merger proposal, Landmark shareholders should be aware that some of Landmark’s executive officers and directors have interests in the Landmark merger, which may be considered to be different from, or in addition to, the interests of the Landmark shareholders generally. The Landmark board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Landmark merger agreement, the Landmark merger and the other transactions contemplated by the Landmark merger agreement and to recommend that Landmark shareholders vote “FOR” the Landmark merger proposal.

These interests are described in more detail in the section entitled “The Landmark Merger—Interests of Landmark’s Directors and Executive Officers in the Landmark Merger.”

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The Triumph Merger (page 74)

Terms of the Triumph Merger (page 74)

The terms and conditions of the Triumph merger are contained in the Triumph merger agreement, which is attached to this proxy statement/prospectus as Annex B. We urge you to read the Triumph merger agreement carefully and in its entirety, as it is the legal document governing the Triumph merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the Triumph merger are subject to, and qualified in their entirety by reference to, the Triumph merger agreement.

Under the terms and subject to the conditions of the Triumph merger agreement, among other things, Triumph will merge with and into Simmons, with Simmons as the surviving corporation in the Triumph merger. Immediately following the Triumph merger, Triumph Bank will merge with and into Simmons Bank, with Simmons as the surviving bank.

Based on the assumptions set forth below, at the Triumph effective time, each share of Triumph common stock that is issued and outstanding immediately prior to the Triumph effective time, excluding certain specified shares, will be converted into the right to receive, subject to possible adjustment, (i) approximately 0.9081 shares of Simmons common stock, with cash in lieu of fractional shares, and (ii) $0.36 in cash. In the aggregate, Simmons expects to issue approximately 4,164,839 shares of Simmons common stock and pay approximately $2,645,937.83 (minus the cash payment for outstanding Triumph stock options) to Triumph shareholders upon completion of the Triumph merger, subject to certain conditions and potential adjustments under the Triumph merger agreement. The Triumph merger consideration is based on the assumption that (i) 4,586,300 shares of Triumph common stock are issued and outstanding and (ii) 148,763 shares of Triumph common stock are subject to outstanding Triumph stock options with a weighted average exercise price of $18.67, in each case, immediately prior to the Triumph effective time. In addition, we have assumed that the Triumph/Simmons average closing price is equal to $27.49, which was the closing sales price of Simmons common stock on July 29, 2021, the last practicable trading day prior to printing this proxy statement/prospectus.

Simmons will not issue any fractional shares of Simmons common stock in the Triumph merger. Instead, a Triumph shareholder who would otherwise be entitled to a fractional share of Simmons common stock upon the completion of the Triumph merger will receive, in lieu thereof, an amount in cash, rounded up to the nearest whole cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Simmons common stock that such Triumph shareholder would otherwise be entitled to receive by (ii) the Triumph/Simmons average closing price.

The market value of the Triumph merger consideration will fluctuate with the price of Simmons common stock, and at the time of the Triumph special meeting, Triumph shareholders will not know or be able to calculate the value of the Triumph merger consideration to be received upon completion of the Triumph merger. If, as of the Triumph determination date, (i) the Triumph/Simmons average closing price is greater than $37.28 and (ii) the difference between the percentage change in the Nasdaq Bank Index and the percentage change in the Triumph/Simmons average closing price exceeds 20% over a designated measurement period, the Triumph stock consideration will be adjusted. See the section entitled “The Merger Agreements—The Merger Consideration.” In addition, the Triumph merger agreement can be terminated by Triumph if, at any time during the five-day period commencing on the Triumph determination date, the Triumph/Simmons average closing price is less than $24.85 and the difference between the percentage change in the Nasdaq Bank Index and the percentage change in the Triumph/Simmons average closing price exceeds 20% over a designated measurement period, unless Simmons agrees to increase the Triumph cash consideration by a specified amount.”

Based on the closing sale price per share of Simmons common stock on June 4, 2021, the last trading day before the public announcement of the signing of the Triumph merger agreement, and on July 29, 2021, the last

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practicable trading day prior to printing this proxy statement/prospectus, and on certain assumptions as described elsewhere in this proxy statement/prospectus, the implied value of the aggregate Triumph merger consideration payable for each share of Triumph common stock is approximately $131,589,353.27, or $28.38 per share of Triumph common stock, and approximately $117,137,361.94, or $25.32 per share of Triumph common stock, respectively (such per share amounts exclude the cash payment for outstanding stock options of Triumph).

Treatment of Equity Awards—Triumph Stock Options (page 104)

At the Triumph effective time, each Triumph stock option, whether vested or unvested, outstanding immediately prior to the Triumph effective time, will be canceled and converted into the right to receive from Simmons a cash payment equal to the difference, if positive, between (1) the fully diluted per share value and (2) the exercise price of such Triumph stock option, which we refer to as the Triumph stock option payout. Any such Triumph stock option with an exercise price per share that equals or exceeds the amount set forth in (1) will be canceled with no consideration paid to the optionholder less any required withholding for taxes.

Triumph’s Reasons for the Triumph Merger and Recommendation of the Triumph Board of Directors (page 78)

The Triumph board of directors has approved the Triumph merger agreement and recommends that Triumph shareholders vote “FOR” the Triumph merger proposal and, if necessary or appropriate, “FOR” the Triumph adjournment proposal. See the section entitled “The Triumph Merger—Triumph’s Reasons for the Triumph Merger and Recommendation of the Triumph Board of Directors” for a more detailed discussion of the factors considered by the Triumph board of directors in reaching its decision to approve the Triumph merger agreement and the transactions contemplated thereby.

Opinion of Triumph’s Financial Advisor (page 82)

In connection with the Triumph merger, Triumph’s financial advisor, Southard Financial, LLC, which we refer to as Southard Financial, delivered a written opinion, dated June 4, 2021, to the Triumph board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Triumph common stock of the Triumph merger consideration. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Southard Financial in preparing the opinion, is attached as Annex F to this proxy statement/prospectus.

The opinion was for the information of, and was directed to, the Triumph board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Triumph merger. The opinion does not address the underlying business decision of Triumph to engage in the Triumph merger or enter into the Triumph merger agreement or constitute a recommendation to the Triumph board of directors in connection with the Triumph merger, and it does not constitute a recommendation to any holder of Triumph common stock or any shareholder of any other entity as to how to vote in connection with the Triumph merger or any other matter.

For a description of Southard Financial’s opinion, see the section entitled “The Triumph Merger—Opinion of Triumph’s Financial Advisor.”

Simmons’ Reasons for the Triumph Merger (page 91)

The Simmons board of directors adopted and approved the Triumph merger agreement. See the section entitled “The Triumph Merger—Simmons’ Reasons for the Triumph Merger” for a more detailed discussion of the factors considered by the Simmons board of directors in reaching its decision to approve the Triumph merger agreement, including the Triumph merger and all transactions contemplated thereby.

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The Triumph Special Meeting (page 47)

The Triumph special meeting will be held on September 7, 2021, at 6:00 p.m. Central Time, at Chickasaw Country Club, 3395 Galloway Avenue, Memphis, Tennessee 38122. At the Triumph special meeting, Triumph shareholders will be asked to consider and vote on the Triumph merger proposal and, if necessary or appropriate, the Triumph adjournment proposal.

Triumph has set the close of business on August 2, 2021 as the Triumph record date to determine which Triumph shareholders will be entitled to receive notice of and vote at the Triumph special meeting. Each holder of shares of Triumph common stock outstanding on the Triumph record date will be entitled to one vote for each share held of record. As of the Triumph record date, there were 4,586,300 shares of Triumph common stock outstanding and entitled to vote at the Triumph special meeting. As of the Triumph record date, the directors and executive officers of Triumph and their affiliates beneficially owned and were entitled to vote approximately 2,068,694 shares of Triumph common stock, representing approximately 45.11% of the shares of Triumph common stock outstanding on that date.

Approval of the Triumph merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Triumph common stock entitled to vote on the Triumph merger proposal. Approval of the Triumph adjournment proposal requires the votes cast by the outstanding shares of Triumph common stock present or represented by proxy at the Triumph special meeting and entitled to vote on the proposal favoring the approval to exceed the votes cast opposing the approval. A quorum is not required for a vote on the Triumph adjournment proposal.

With respect to the Triumph merger proposal, if you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Triumph special meeting, or if you fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the proposal. With respect to the Triumph adjournment proposal, if you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Triumph special meeting, or if you fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the proposal.

Interests of Triumph’s Directors and Executive Officers in the Triumph Merger (page 92)

In considering the recommendation of the Triumph board of directors that Triumph shareholders vote “FOR” the Triumph merger proposal, Triumph shareholders should be aware that some of Triumph’s executive officers and directors have interests in the Triumph merger, which may be considered to be different from, or in addition to, the interests of the Triumph shareholders generally. The Triumph board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Triumph merger agreement, the Triumph merger and the other transactions contemplated by the Triumph merger agreement and to recommend that Triumph shareholders vote “FOR” the Triumph merger proposal.

These interests are described in more detail in the section entitled “The Triumph Merger—Interests of Triumph’s Directors and Executive Officers in the Triumph Merger.”

The Mergers (page 95)

Board of Directors and Management of Simmons and Simmons Bank After the Mergers (page 95)

The directors and officers of Simmons and Simmons Bank immediately prior to the effective time of each of the mergers will serve as the directors and officers of the surviving corporation and surviving bank from and after the effective time of each of the mergers in accordance with the bylaws of the surviving corporation and surviving bank.

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Public Trading Markets (page 95)

Simmons common stock is listed on Nasdaq under the symbol “SFNC.” The Simmons common stock issuable in the mergers will be listed on Nasdaq.

Accounting Treatment (page 95)

The mergers will be accounted for as acquisitions by Simmons using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” The result of this is that (1) the recorded assets and liabilities of Simmons will be carried forward at their recorded amounts, (2) Simmons historical operating results will be unchanged for the prior periods being reported on, and (3) the assets and liabilities of each of Landmark and Triumph will be adjusted to fair value at the respective dates Simmons assumes control of the combined entity, or the respective merger dates. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price for each merger, consisting of the value of cash and shares of Simmons common stock to be issued to former Landmark shareholders and Triumph shareholders, respectively, and the value of cash and shares of Simmons common stock to be issued to former holders of Landmark and Triumph equity awards, respectively, exceeds the fair value of the net assets, including identifiable intangibles, of Landmark and Triumph, respectively, at the applicable merger date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of each of Landmark and Triumph being included in the operating results of Simmons from the applicable merger date going forward.

Appraisal and Dissenters’ Rights (page 95)

Landmark shareholders and Triumph shareholders who do not vote in favor of the applicable merger proposal and follow certain procedural steps will be entitled to dissenters’ rights under the provisions of Section 48-23-101 et seq. of the TBCA. These procedural steps include, among others: (1) delivering to Landmark or Triumph, as applicable, before the vote at the applicable special meeting is taken, written notice of such shareholder’s intent to demand payment for such shareholder’s shares of Landmark common stock or Triumph common stock if the applicable merger is effectuated, (2) not voting, or causing or permitting to be voted, such shareholder’s shares of Landmark common stock or Triumph common stock in favor of the applicable merger and (3) demanding payment and depositing with Simmons such shareholder’s stock certificates representing such holder’s shares of Landmark common stock or Triumph common stock, as applicable, in accordance with the terms of the written dissenters’ notice sent by Simmons following the applicable merger, which notice will set forth where and when to send the payment demand.

For more information, see the section entitled “The Mergers—Appraisal and Dissenters’ Rights.”

Regulatory Approvals Required for the Mergers and the Triumph Bank Merger (page 99)

The completion of the mergers and the Triumph Bank merger are subject to prior receipt of certain approvals and consents required to be obtained from, or waived by, applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, the Tennessee Department of Financial Institutions, or the TDFI, and the Arkansas State Bank Department, or the ASBD. Simmons, Landmark and Triumph have agreed to use their reasonable best efforts and cooperate to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreements. Although Simmons, Landmark and Triumph believe that the mergers do not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals, none of Simmons, Landmark or Triumph can assure you that all of the regulatory approvals described above will be obtained and, if

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obtained, cannot assure you as to the timing of any such approvals, the parties’ ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

The Merger Agreements (page 102)

Agreement Not to Solicit Other Offers (page 117)

Each of Landmark and Triumph has agreed that it and its respective subsidiaries will not, and will cause their respective representatives not to, directly or indirectly:

•	solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal (as defined in the section entitled “The Merger Agreements—Agreement Not to Solicit Other Offers”);
•	engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal;
•	adopt, approve, agree to, accept, endorse or recommend any acquisition proposal;
•	approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement (as defined in the section entitled “The Merger Agreements—Agreement Not to Solicit Other Offers”) contemplating or otherwise relating to any acquisition transaction (as defined in the section entitled “The Merger Agreements—Agreement Not to Solicit Other Offers”); or
•	otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Conditions to Consummation of the Mergers (page 120)

The respective obligations of each party to consummate the applicable merger and the other transactions contemplated by the applicable merger agreement are subject to the satisfaction or waiver at or prior to the effective time of the applicable merger of the following conditions:

•	the approval of the applicable merger proposal by the Landmark shareholders or Triumph shareholders, as applicable;
•	the receipt of all required regulatory permits or consents from the Federal Reserve Board, the ASBD, or the TDFI, the Federal Deposit Insurance Corporation, or the FDIC, and any other regulatory authority, and any other regulatory permits or consents contemplated by the applicable merger agreement, the failure of which to obtain would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Simmons, Simmons Bank and Landmark, in the case of the Landmark merger, or Simmons and Triumph, in the case of the Triumph merger, in each case, considered as a consolidated entity, in each case required to consummate the transactions contemplated by the applicable merger agreement, including the applicable merger, and expiration of all related statutory waiting periods, which we refer to as the requisite regulatory approvals, without the imposition of a burdensome condition as determined by Simmons in its sole discretion;
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•	the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the consummation of the transactions contemplated by the applicable merger agreement (including the applicable merger);
•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act, and there being no stop order, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement initiated and continuing;
•	the approval of the listing on Nasdaq of the Simmons common stock to be issued pursuant to the applicable merger, subject to official notice of issuance (if such approval is required by Nasdaq);
•	the receipt by each party of a written opinion of Covington & Burling LLP, or Covington, in form reasonably satisfactory to such parties to the effect that the applicable merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
•	the accuracy of the representations and warranties of the other party in the applicable merger agreement as of the date of such merger agreement and as of the effective time of the applicable merger, subject to the materiality standards provided in the applicable merger agreement;
•	the performance by the other party in all material respects of all agreements and covenants of such party required to be performed or complied with pursuant to the applicable merger agreement and other agreements contemplated by such merger agreement prior to the effective time of the applicable merger; and
•	the receipt of (1) a certificate from the other party to the effect that the two conditions described immediately above have been satisfied and (2) certified copies of resolutions duly adopted by the other party’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the applicable merger agreement, and the consummation of the transactions contemplated thereby, all in such reasonable detail as the other party and its counsel may request.

In addition, Simmons’ obligation to consummate the applicable merger and the other transactions contemplated by the applicable merger agreement is subject to the satisfaction or waiver at or prior to the effective time of the applicable merger of the following conditions:

•	as reflected in Landmark’s and Triumph’s, as applicable, closing financial statements, subject to certain exceptions, (a) Landmark and Triumph Bank’s, as applicable, delinquent loans shall not exceed 0.90% and 0.30% of all loans, respectively, (b) Landmark and Triumph Bank’s, as applicable, non-performing loans shall not exceed 1.00% and 0.50% of total loans, respectively, (c) Landmark and Triumph Bank’s, as applicable, ratio of non-performing assets to total assets shall not be in excess of 0.90% and 0.50%, respectively, (d) Landmark’s and Triumph Bank’s, as applicable, ratio of classified assets to Tier 1 capital plus allowance for loan and lease losses, or ALLL, shall not be in excess of 12.50% and 18.00%, respectively, (e) Landmark and Triumph Bank’s, as applicable, non-performing assets shall not exceed $8,500,000 and $2,000,000, respectively, (f) Landmark and Triumph Bank’s, as applicable, classified assets shall not exceed $14,000,000 and $10,000,000, respectively, and (g) Landmark’s and Triumph Bank’s, as applicable, ALLL to total loans ratio shall exceed 0.75% and 1.50%, respectively;
•	holders of not more than five percent of the outstanding shares of Landmark common stock or Triumph common stock, as applicable, having demanded, properly and in writing, appraisal for such shares under the TBCA;
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•	as reflected in Landmark’s and Triumph’s, as applicable, closing financial statements, subject to certain exceptions, (a) Landmark and Triumph Bank, as applicable, being “well capitalized” as defined under applicable law, (b) Landmark and Triumph Bank, as applicable, having a Tier 1 leverage ratio of not less than 9.75% and 9.25%, respectively, (c) Landmark and Triumph Bank, as applicable, having a Tier 1 risked-based capital ratio of not less than 13.75% and 9.50%, respectively, (d) Landmark and Triumph Bank, as applicable, having a total risked-based capital ratio of not less than 14.5% and 11.0%, respectively, (e) Landmark and Triumph Bank, as applicable, having a common equity Tier 1 ratio of not less than 13.75% and 10.00%, respectively, and (f) Landmark and Triumph Bank, as applicable, having not received any notification from the TDFI or FDIC, with respect to Landmark, or the Federal Reserve Board, with respect to Triumph, to the effect that the capital of Landmark or Triumph, as applicable, is insufficient to permit it to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a burdensome condition, which condition we refer to as the regulatory capital condition;
•	Landmark and Triumph, as applicable, having delivered evidence satisfactory to Simmons in its discretion that certain contracts have been terminated;
•	no requisite regulatory approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a burdensome condition; and
•	Landmark and Triumph, as applicable, having delivered to Simmons and Simmons Bank, as applicable, a certificate, dated as of the respective closing, and signed on its behalf by its respective chief executive officer and its chief financial officer (and in such reasonable detail as Simmons, Simmons Bank and their counsel shall request), to the effect that it has fulfilled its obligations to archive documents associated with loans or the underwriting, servicing, administration, or monitoring thereof under the applicable merger agreement in all material respects.

Termination of the Merger Agreements (page 122)

•	Each of the merger agreements may be terminated and the applicable merger abandoned at any time prior to the effective time of the applicable merger (notwithstanding the approval of the applicable merger agreement by Landmark shareholders or Triumph shareholders, as applicable) by mutual written agreement, or by any party in the following circumstances:
o	(a) any regulatory authority denies a requisite regulatory approval, and such denial has become final, or has advised any party that it will not grant (or intends to rescind or revoke if previously approved) a requisite regulatory approval or (b) any regulatory authority shall have requested that Simmons, Simmons Bank, Landmark or Triumph, as applicable, or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a requisite regulatory approval, unless in each case the failure to obtain the requisite regulatory approval shall be due to the failure of the party seeking to terminate the applicable merger agreement to perform or observe the obligations, covenants and agreements of such party under such merger agreement;
o	any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the applicable merger agreement becomes final and nonappealable, so long as the party seeking to terminate the applicable merger agreement has used its reasonable best efforts to contest, appeal and change or remove such denial, law or order;
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o	the Landmark shareholders or Triumph shareholders, as applicable, fail to vote their approval of the respective merger proposal (taking into account any adjournment or postponement thereof as required by the applicable merger agreement), subject to the terminating party’s compliance with its obligation to use reasonable best efforts to restructure the transaction in the event of such failure, which we refer to as a no-vote termination;
o	the applicable merger has not been consummated by March 1, 2022, which we refer to as the outside date, if the failure to consummate the transactions contemplated by the applicable merger agreement on or before such date is not caused by the terminating party’s breach of the applicable merger agreement, which we refer to as an outside date termination; or
o	if there was a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the applicable merger agreement on the part of Landmark or Triumph, as applicable, in the case of a termination by Simmons or Simmons Bank, as applicable, or Simmons or Simmons Bank, as applicable, in the case of a termination by Landmark or Triumph, as applicable, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a Simmons, Simmons Bank, as applicable, or Landmark or Triumph, as applicable, condition to closing, respectively, and is not cured within 45 days following written notice or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the outside date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the applicable merger agreement, which we refer to as a breach termination.
•	In addition, Simmons or Simmons Bank, as applicable, may terminate the merger agreements if:
o	the Landmark board of directors or Triumph board of directors, as applicable, fails to recommend that Landmark shareholders or Triumph shareholders, respectively, approve the applicable merger proposal, effects a change in recommendation, breaches its non-solicitation obligations with respect to acquisition proposals in any respect adverse to Simmons or Simmons Bank, as applicable, or fails to call, give notice of, convene and/or hold the Landmark special meeting or Triumph special meeting, respectively, in accordance with the applicable merger agreement, which, collectively, we refer to as a board breach termination; or
o	if any regulatory authority grants a requisite regulatory approval but such requisite regulatory approval contains, results or would reasonably be expected to result in, the imposition of a burdensome condition.
•	In addition, Triumph may terminate the Triumph merger agreement if:
o	the Triumph board of directors so determines by a vote of at least two-thirds of the members of the entire Triumph board of directors at any time during the five-day period commencing on the Triumph determination date and (i) the Triumph/Simmons average closing price is less than $24.85 and (ii) the difference between the percentage change in the Nasdaq Bank Index and the percentage change in the Triumph/Simmons average closing price exceeds 20%; provided, that Simmons may prevent the Triumph merger agreement from being terminated by electing to increase the aggregate Triumph cash consideration such that the total value of the aggregate Triumph merger consideration is not less than $106,142,186.98.

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Termination Fees (page 123)

Landmark and Triumph, as applicable, will pay Simmons a termination fee of $7,000,000 and $6,500,000, respectively, if:

•	(1) any party to the applicable merger agreement effects an outside date termination or a no-vote termination, or (2) Simmons effects a breach termination and, in each case, within 12 months of such termination, Landmark or Triumph, as applicable, consummates an acquisition transaction or enters into an acquisition agreement with respect to an acquisition transaction, whether or not such acquisition transaction is subsequently consummated; or
•	Simmons or Simmons Bank, as applicable, effects a board breach termination.

If Landmark or Triumph, as applicable, fails to pay such termination fee when due, then such party must pay to Simmons its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of such fee at the prime rate of Citibank, N.A. from the date such payment was due under the applicable merger agreement until the date of payment.

Voting Agreements (page 124)

In connection with entering into the Landmark merger agreement, each of the directors and certain executive officers of Landmark, in their capacities as individuals, have separately entered into Landmark voting agreements, pursuant to which they agreed to vote their beneficially owned shares of Landmark common stock in favor of the Landmark merger proposal and certain related matters and against alternative transactions. In connection with entering into the Triumph merger agreement, each of the directors and certain executive officers of Triumph, in their capacities as individuals, have separately entered into Triumph voting agreements, pursuant to which they agreed to vote their beneficially owned shares of Triumph common stock in favor of the Triumph merger proposal and certain related matters and against alternative transactions. As of the Landmark record date, shares constituting approximately 21.54% of the Landmark common stock entitled to vote at the Landmark special meeting are subject to Landmark voting agreements; and as of the Triumph record date, shares constituting approximately 44.49% of the Triumph common stock entitled to vote at the Triumph special meeting are subject to Triumph voting agreements. For further information, see the section entitled “The Merger Agreements—Voting Agreements.”

Material United States Federal Income Tax Consequences of the Mergers (page 126)

The respective obligations of Simmons and Landmark to complete the Landmark merger are contingent upon Simmons and Landmark receiving a legal opinion from Covington that the Landmark merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Similarly, the respective obligations of Simmons and Triumph to complete the Triumph merger are conditioned upon Simmons and Triumph receiving a legal opinion from Covington to the effect that the Triumph merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of Simmons, Landmark or Triumph currently intends to waive this condition to the consummation of the Landmark merger or the Triumph merger, as applicable. If any party waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the Landmark merger to Landmark shareholders or the Triumph merger to Triumph shareholders have materially changed, Simmons and Landmark or Triumph, as applicable, will recirculate appropriate soliciting materials to resolicit the votes of Landmark shareholders or Triumph shareholders.

Each of the Landmark merger and the Triumph merger is intended to qualify as “reorganization” within the meaning of Section 368(a) of the Code. If the Landmark merger and the Triumph merger so qualify, a U.S. holder of Landmark common stock or Triumph common stock, respectively, receiving a combination of Simmons common stock and cash in exchange for such Landmark common stock or Triumph common stock will (1) not

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recognize any loss upon surrendering its Landmark common stock or Triumph common stock and (2) recognize gain upon surrendering its Landmark common stock or Triumph common stock equal to the excess, if any, of (a) the sum of any cash consideration received plus the fair market value (determined as of the effective time of the applicable merger) of the Simmons common stock received over (b) such U.S. holder’s aggregate tax basis in the shares of Landmark common stock or Triumph common stock surrendered, but only to the extent of the amount of any cash consideration received.

U.S. holders of Landmark common stock or Triumph common stock receiving cash in lieu of fractional shares of Simmons common stock will generally recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in its fractional share of Simmons common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Landmark common stock or Triumph common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparison of Shareholders’ Rights of Simmons and Landmark, and Simmons and Triumph (pages 129 and 141)

The rights of Landmark shareholders are currently governed by the charter of Landmark, as amended, which we refer to as the Landmark charter, and the bylaws of Landmark, which we refer to as the Landmark bylaws. The rights of Triumph are currently governed by the amended and restated charter of Triumph, as amended, which we refer to as the Triumph charter, and the amended and restated bylaws of Triumph, as amended, which we refer to as the Triumph bylaws. Upon completion of the mergers, the rights of former holders of Landmark common stock and Triumph common stock will be governed by the amended and restated articles of incorporation of Simmons, which we refer to as the Simmons charter, and the As Amended By-Laws of Simmons, which we refer to as the Simmons bylaws. Simmons is organized under Arkansas law, while Landmark and Triumph are organized under Tennessee law. The rights associated with Landmark common stock and Triumph common stock are different from the rights associated with Simmons common stock. See the sections entitled “Comparison of Shareholders’ Rights of Simmons and Landmark” and “Comparison of Shareholders’ Rights of Simmons and Triumph” for a discussion of the different rights associated with Simmons common stock.

Risk Factors (page 32)

Before voting at the Landmark special meeting or Triumph special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” and described in Simmons’ Annual Report on Form 10-K for the year ended on December 31, 2020, Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and other reports filed by Simmons with the SEC, which are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

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MARKET PRICE AND DIVIDENDS

Simmons common stock trades on Nasdaq under the symbol “SFNC.” Neither Landmark nor Triumph common stock is listed on a public exchange. As of July 30, 2021 there were approximately 2,174 registered Simmons shareholders, as of July 29, 2021, there were approximately 256 Landmark shareholders of record and as of August 2, 2021 there were approximately 276 Triumph shareholders of record. There is no established public trading market for Landmark common stock or Triumph common stock. Shares of Landmark common stock and Triumph common stock are sold from time to time in isolated transactions that are privately negotiated between the purchasers and the sellers of such shares. If sales do occur, they are not subject to any reporting system. Shares of Landmark common stock and Triumph common stock are not traded frequently and the prices at which transactions involving such shares have occurred may not necessarily reflect the price that would be paid for Landmark common stock or Triumph common stock in an active market. The management of Landmark is aware of the following separate, isolated transactions: (i) in the third quarter of 2019, a total of 14,098 shares of Landmark common stock were transferred in three transactions at prices ranging from $5.10 to $5.30 per share; (ii) in the fourth quarter of 2019, a total of 36,283 shares of Landmark common stock were transferred in six transactions at prices ranging from $5.00 to $5.60 per share; (iii) in the second quarter of 2020, 7,000 shares of Landmark common stock were transferred at a price of $5.40 per share; (iv) in the fourth quarter of 2020, a total of 45,300 shares of Landmark common stock were transferred in three transactions at prices ranging from $5.00 to $5.40 per share; (v) in the first quarter of 2021, a total of 28,796 shares of Landmark common stock were transferred in three transactions at prices ranging from $5.10 to $5.40 per share; and (vi) in the second quarter of 2021, a total of 20,000 shares of Landmark common stock were transferred in two transactions at a price of $5.25 per share. Because there have been no recent private sales of Triumph common stock of which Simmons or Triumph is aware, no recent price data regarding Triumph common stock is available.

Landmark has a history of paying semi-annual cash dividends on Landmark common stock and intends to continue to pay such dividends in the future; however, there can be no assurance with respect to the amount, if any, of dividends that might be declared and paid in the future. Triumph does not regularly pay dividends on Triumph common stock and there can be no assurance with respect to the amount, if any, of dividends that might be declared and paid in the future.

The following table sets forth the closing sale price per share of Simmons common stock as reported on Nasdaq on June 4, 2021, the last trading day before the public announcement of the signing of the Landmark merger agreement and the Triumph merger agreement, and on July 29, 2021, the last practicable trading day prior to printing this proxy statement/prospectus. The table also shows (i) the applicable cash consideration payable for each share of Landmark common stock and Triumph common stock, (ii) the implied value of the applicable stock consideration payable for each share of Landmark common stock and Triumph common stock on June 4, 2021 and July 29, 2021, the last practicable trading day prior to printing this proxy statement/prospectus and (iii) the implied value of the Landmark merger consideration and Triumph merger consideration, in each case using the assumptions described in this proxy statement/prospectus (such per share amounts exclude the cash payment for outstanding stock options of each of Landmark and Triumph).

	Simmons Common Stock	Cash Consideration Per Share of Landmark Common Stock	Implied Value of Stock Consideration Per Share of Landmark Common Stock	Implied Value of Per Share Landmark Merger Consideration
June 4, 2021	$30.96	$0.28	$6.27	$6.56
July 29, 2021	$27.49	$0.29	$5.57	$5.86

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	Simmons Common Stock	Cash Consideration Per Share of Triumph Common Stock	Implied Value of Stock Consideration Per Share of Triumph Common Stock	Implied Value of Per Share Triumph Merger Consideration
June 4, 2021	$30.96	$0.26	$28.11	$28.38
July 29, 2021	$27.49	$0.36	$24.96	$25.32

We urge you to obtain current market quotations for Simmons common stock. The market value of the Landmark merger consideration and the Triumph merger consideration will fluctuate with the price of Simmons common stock. At the time of the special meetings of Landmark shareholders and Triumph shareholders, the Landmark shareholders and Triumph shareholders will not know or be able to calculate the value of the applicable merger consideration to be received upon completion of the Landmark merger or the Triumph merger, respectively.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this proxy statement/prospectus may not be based on historical facts and should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “estimate,” “expect,” “foresee,” “intend,” “indicate,” “plan,” “positions,” “potential,” “predict,” “project,” “prospects,” or “target,” by future conditional verbs such as “could,” “may,” “might,” “should,” “will,” or “would,” or by variations of such words or by similar expressions. These forward-looking statements include, without limitation, those relating to the benefits of the mergers, the impact Simmons, Landmark and Triumph expect the mergers to have on the combined entity’s operations, financial condition and financial results, and Simmons’ expectations about its ability to successfully integrate the combined businesses and the amount of cost savings and other benefits Simmons expects to realize as a result of the mergers. The forward-looking statements may also include, without limitation, statements relating to Simmons’ and the combined entity’s future growth, revenue, expenses, assets, asset quality, profitability, earnings, accretion, customer service, investment in digital channels, critical accounting policies, net interest margin, non-interest revenue, market conditions related to Simmons’ common stock repurchase program, consumer behavior and liquidity, the adequacy of the allowance for credit losses, the impacts of coronavirus, and variants thereof, or the COVID-19 pandemic, and the ability of Simmons to manage the impacts of the COVID-19 pandemic, the impacts of Simmons’ and its customers’ participation in the Paycheck Protection Program, the expected performance of COVID-19 loan modifications, income tax deductions, credit quality, the level of credit losses from lending commitments, net interest revenue, interest rate sensitivity, loan loss experience, liquidity, Simmons’ expectations regarding actions by the Federal Home Loan Bank (“FHLB”) including with respect to the FHLB’s option to terminate FHLB Owns the Option advances, capital resources, market risk, plans for investments in securities, effect of future litigation, including the results of the overdraft fee litigation against Simmons, acquisition strategy, legal and regulatory limitations and compliance and competition.

These forward-looking statements are based on various assumptions (some of which may be beyond Simmons’ control) and involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by such forward-looking statements. In addition to the factors disclosed by Simmons in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus, and to factors previously disclosed by Simmons’ reports filed with the SEC and incorporated by reference herein, the following factors, among others, could cause actual results to differ materially and adversely from Simmons’ forward-looking statements:

•	the businesses of Simmons, Landmark and Triumph may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;
•	expected revenue synergies and cost savings from the mergers may not be fully realized or realized within the expected timeframe;
•	revenues following the mergers may be lower than expected;
•	customer and employee relationships and business operations may be disrupted by the mergers;
•	management’s time and attention may be diverted to merger-related issues;
•	the potential dilutive effect of shares of Simmons common stock to be issued in the mergers;
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•	Simmons’, Landmark’s and/or Triumph’s ability to obtain regulatory, shareholder or other approvals or other conditions to closing on a timely basis or at all, the ability to close the mergers on the expected timeframe, or at all;
•	the closing of the mergers may be more difficult, time-consuming or costly than expected;
•	Simmons’, Landmark’s and/or Triumph’s customers, employees, vendors and counterparties may have varied or negative reactions to the mergers;
•	changes in general business, economic and market conditions;
•	changes in fiscal and monetary policies, and laws and regulations;
•	changes in interest rates, inflation rates, deposit flows, loan demand and real estate values;
•	a deterioration in credit quality and/or a reduced demand for, or supply of, credit;
•	the impact of the COVID-19 pandemic on Simmons’, Landmark’s and/or Triumph’s businesses, the ability to complete the mergers and/or any of the other foregoing risks;
•	volatility in the securities markets generally or in the market price of Simmons common stock specifically; and
•	other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Simmons claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. Simmons, Landmark and Triumph do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the mergers or other matters addressed in this proxy statement/prospectus and attributable to Simmons, Landmark, Triumph or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

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RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Simmons’ Annual Report on Form 10-K for the year ended December 31, 2020 and any updates to those risk factors set forth in Simmons’ Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed with the SEC, Landmark shareholders and Triumph shareholders should carefully consider the following factors in deciding whether to vote for the proposals presented in this proxy statement/prospectus. See also the section entitled “Where You Can Find More Information.”

Risks Relating to the Mergers

Because the market price of Simmons common stock will fluctuate, the value of the Landmark stock consideration to be received by Landmark shareholders and the value of the Triumph stock consideration to be received by Triumph shareholders is uncertain.

Based on the assumptions set forth herein, upon completion of the Landmark merger, each share of outstanding Landmark common stock (except for shares of Landmark common stock held directly or indirectly by Landmark or Simmons and any dissenting shares) will be converted into the right to receive the Landmark stock consideration, with cash paid in lieu of any remaining fractional shares, and the Landmark cash consideration. Based on the assumptions set forth herein, upon completion of the Triumph merger, each share of outstanding Triumph common stock (except for shares of Triumph common stock held directly or indirectly by Triumph or Simmons and any dissenting shares) will be converted into the right to receive the Triumph stock consideration, with cash paid in lieu of any remaining fractional shares, and the Triumph cash consideration. Any change in the market price of Simmons common stock prior to the completion of the mergers will affect the market value of the Landmark stock consideration and the Triumph stock consideration that Landmark shareholders and Triumph shareholders, respectively, will receive upon completion of the applicable merger. At the time of the Landmark special meeting and the Triumph special meeting, you will not know or be able to calculate the value of the Simmons common stock that you will receive upon completion of the applicable merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the respective businesses, operations and prospects of Simmons, Landmark or Triumph, and regulatory considerations, among other things. Many of these factors are beyond the control of Simmons, Landmark and Triumph. You should obtain current market quotations for shares of Simmons common stock before voting your shares at the applicable special meeting.

Other than as described in this proxy statement/prospectus, there will be no adjustment to the Landmark merger consideration based upon changes in the market price of Simmons common stock or Landmark common stock prior to the time the Landmark merger is completed, and the Landmark merger agreement cannot be terminated due to a change in the price of Simmons common stock. The Triumph stock consideration will be adjusted if the Triumph/Simmons average closing price is greater than $37.28 and the difference between the percentage change in the Nasdaq Bank Index and the percentage change in the Triumph/Simmons average closing price exceeds 20% over a designated measurement period. See the section entitled “The Merger Agreements—The Merger Consideration.” In addition, the Triumph merger agreement can be terminated by Triumph if, at any time during the five-day period commencing on the Triumph determination date, the Triumph/Simmons average closing price is less than $24.85 and the difference between the percentage change in the Nasdaq Bank Index and the percentage change in the Triumph/Simmons average closing price exceeds 20% over a designated measurement period, unless Simmons agrees to increase the Triumph cash consideration by a specified amount. See the section entitled “The Merger Agreements—Termination of the Merger Agreements.”

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Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before either merger may be completed, various approvals must be obtained from bank regulatory authorities. In determining whether to grant these approvals, the applicable regulatory authorities consider a variety of factors, including the competitive impact of the applicable proposal in the relevant geographic markets; financial, managerial and other supervisory considerations, including the future prospects, of each party; potential effects of the applicable merger on the convenience and needs of the communities to be served and the record of the insured depository institutions under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, or the Community Reinvestment Act, including the insured depository institutions’ respective overall compliance records and recent fair lending examinations; effectiveness of the parties in combatting money laundering activities; the extent to which the applicable proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system; and whether Simmons controls or would after consummation of the applicable merger control deposits in excess of certain limits. These regulatory authorities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of either merger or of imposing additional costs or limitations on the combined company following either merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, or may contain conditions on the completion of either merger that are not anticipated or cannot be met. Furthermore, such conditions or changes may constitute a burdensome condition that may allow Simmons to terminate either merger agreement and if so, Simmons may exercise its right to terminate either merger agreement. If the consummation of either merger is delayed, including by a delay in receipt of necessary regulatory approvals, the business, financial condition and results of operations of each party to the applicable merger may also be materially and adversely affected. See the section entitled “The Mergers—Regulatory Approvals Required for the Mergers and the Triumph Bank Merger.”

Failure of either merger to be completed, the termination of either merger agreement or a significant delay in the consummation of either merger could negatively impact Simmons and Landmark or Triumph, as applicable.

Each merger agreement is subject to a number of conditions which must be fulfilled in order to complete the applicable merger. Please see the section entitled “The Merger Agreements—Conditions to Consummation of the Mergers.” These conditions to the consummation of the mergers may not be fulfilled and, accordingly, either merger may not be completed. In addition, if either the Landmark merger or Triumph merger is not completed by March 1, 2022, either Simmons or Landmark, in the case of the Landmark merger, and either Simmons or Triumph, in the case of the Triumph merger, may choose to terminate the applicable merger agreement at any time after such date if the failure to consummate the transactions contemplated by such merger agreement is not caused by any breach of such merger agreement by the party electing to terminate such merger agreement, before or after shareholder approval of the applicable merger.

If either merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of Simmons common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the mergers will be consummated. If the consummation of either merger is delayed, including by the receipt of a competing acquisition proposal, the business, financial condition and results of operations of each party may be materially adversely affected.

In addition, each party to the mergers has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the applicable merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC and other regulatory agencies in connection with the applicable merger. If either merger is not completed, the parties would have to recognize these expenses without realizing the expected benefits of

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the applicable merger. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating either merger, including the diversion of management attention from pursuing other opportunities and the constraints in the applicable merger agreement on the ability to make significant changes to each party’s ongoing business during the pendency of the applicable merger, could have a material adverse effect on each party’s business, financial condition and results of operations.

Additionally, Simmons’, Landmark’s or Triumph’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the applicable merger, without realizing any of the anticipated benefits of completing the applicable merger, and the market price of Simmons common stock might decline to the extent that the current market price reflects a market assumption that the mergers will be completed. If either merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the applicable merger.

Some of the conditions to each merger may be waived by Simmons or Landmark, in the case of the Landmark merger, or Simmons or Triumph, in the case of the Triumph merger, without resoliciting shareholder approval of the applicable merger agreement.

Some of the conditions to the Landmark merger and the Triumph merger set forth in the applicable merger agreement may be waived by Simmons or Landmark, with respect to the Landmark merger agreement, or Simmons or Triumph, with respect to the Triumph merger agreement, subject to the agreement of the other party in specific cases. See the section entitled “The Merger Agreements—Conditions to Consummation of the Mergers.” If any such conditions are waived, Simmons and Landmark or Triumph, as applicable, will evaluate whether an amendment of this proxy statement/prospectus and solicitation of proxies is warranted. In the event that the Landmark board of directors or Triumph board of directors, as applicable, determines that solicitation of Landmark shareholders or Triumph shareholders, respectively, is not warranted, Simmons and Landmark, in the case of the Landmark merger, and Simmons and Triumph, in the case of the Triumph merger, will have the discretion to complete the applicable merger without seeking further shareholder approval.

Simmons, Landmark and Triumph will be subject to business uncertainties and contractual restrictions while the mergers are pending.

Uncertainty about the effect of the mergers on employees, customers (including depositors and borrowers), suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of the parties to each merger. These uncertainties may impair Simmons’, Landmark’s or Triumph’s ability to attract, retain and motivate key personnel and customers (including depositors and borrowers) pending the consummation of the mergers, as such personnel and customers may experience uncertainty about their future roles and relationships following the consummation of the mergers. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Simmons, Landmark and/or Triumph to seek to change existing business relationships with Simmons, Landmark and/or Triumph or fail to extend an existing relationship with Simmons, Landmark and/or Triumph. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the mergers.

The pursuit of the mergers and the preparation for the integration may place a burden on each party’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each party’s business, financial condition and results of operations.

In addition, each merger agreement restricts each party thereto from taking certain actions without the other party’s consent while the applicable merger is pending. These restrictions could have a material adverse effect

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on each party’s business, financial condition and results of operations. See the section entitled “The Merger Agreements—Covenants and Agreements” for a description of the restrictive covenants applicable to Simmons and Landmark, in the case of the Landmark merger agreement, and to Simmons and Triumph, in the case of the Triumph merger agreement.

Landmark’s and Triumph’s respective directors and executive officers have interests in the applicable merger that may be different from the interests of Landmark shareholders and Triumph shareholders, respectively.

Landmark’s and Triumph’s respective directors and executive officers have interests in the applicable merger that may be different from, or in addition to, the interests of Landmark shareholders and Triumph shareholders, respectively. The Landmark board of directors and Triumph board of directors were aware of these applicable interests and considered them, among other matters, in approving the Landmark merger agreement and Triumph merger agreement, respectively, and the transactions contemplated by the applicable merger agreement and recommending to the Landmark shareholders and Triumph shareholders, respectively, that they vote to approve the applicable merger proposal. These interests are described in more detail in the sections entitled “The Landmark Merger—Interests of Landmark’s Directors and Executive Officers in the Landmark Merger” and “The Triumph Merger—Interests of Triumph’s Directors and Executive Officers in the Triumph Merger.”

The merger agreements contain provisions that may discourage other companies from pursuing, announcing or submitting a business combination proposal to Landmark, in the case of the Landmark merger agreement, and Triumph, in the case of the Triumph merger agreement, that might result in greater value to Landmark shareholders or Triumph shareholders, respectively.

The merger agreements contain provisions that may discourage a third party from pursuing, announcing or submitting a business combination proposal to Landmark, in the case of the Landmark merger agreement, and Triumph, in the case of the Triumph merger agreement, that might result in greater value to Landmark shareholders or Triumph shareholders, respectively, than the applicable merger. These provisions include a general prohibition on Landmark and Triumph, respectively, from soliciting or entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions, as described in the section entitled “The Merger Agreements—Agreement Not to Solicit Other Offers.” Furthermore, if the Landmark merger agreement or the Triumph merger agreement is terminated, under certain circumstances, Landmark may be required to pay Simmons a termination fee equal to $7,000,000 upon termination of the Landmark merger agreement, and Triumph may be required to pay Simmons a termination fee equal to $6,500,000 upon termination of the Triumph merger agreement, as described in the section entitled “The Merger Agreements—Termination Fees.” Each of Landmark and Triumph also has an unqualified obligation to submit its respective merger-related proposals to a vote by its respective shareholders, including if Landmark or Triumph, as applicable, receives an unsolicited proposal that the Landmark board of directors or Triumph board of directors, respectively, has determined in good faith is superior to the applicable merger. See the section entitled “The Merger Agreements—Special Meetings and Recommendations of the Board of Directors of Landmark and Triumph.”

In connection with the Landmark merger agreement, each of the directors and certain executive officers of Landmark, in their capacities as individuals, have separately entered into Landmark voting agreements pursuant to which they agreed to vote their beneficially owned shares of Landmark common stock in favor of the Landmark merger proposal and certain related matters and against alternative transactions. In connection with the Triumph merger agreement, each of the directors and certain executive officers of Triumph, in their capacities as individuals, have separately entered into Triumph voting agreements pursuant to which they agreed to vote their beneficially owned shares of Triumph common stock in favor of the Triumph merger proposal and certain related matters and against alternative transactions. As of the Landmark record date, shares constituting approximately 21.54% of the Landmark common stock entitled to vote at the Landmark special meeting are subject to Landmark

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voting agreements; and as of the Triumph record date, shares constituting approximately 44.49% of the Triumph common stock entitled to vote at the Triumph special meeting are subject to Triumph voting agreements. For further information, see the section entitled “The Merger Agreements—Voting Agreements.”

Each of the Landmark merger and the Triumph merger is expected to, but may not, qualify as a reorganization under Section 368(a) of the Code.

The parties expect that and intend for each of the Landmark merger and the Triumph merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The respective obligations of Simmons and Landmark to complete the Landmark merger are contingent upon Simmons and Landmark receiving a legal opinion from Covington that the Landmark merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Similarly, the respective obligations of Simmons and Triumph to complete the Triumph merger are conditioned upon Simmons and Triumph receiving a legal opinion from Covington to the effect that the Triumph merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These tax opinions represent the legal judgment of counsel rendering the opinions and are not binding on the United States Internal Revenue Service, or the IRS, or the courts. The expectations that each of the mergers will be treated as a “reorganization” within the meaning of Section 368(a) of the Code reflect assumptions and takes into account the relevant information available to Simmons and Landmark or Triumph, as applicable, at the time. However, this information is not a fact and should not be relied upon as necessarily indicative of future results. Furthermore, such expectation constitutes a forward-looking statement. For information on forward-looking statements, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

If either the Landmark merger or the Triumph merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a holder of Landmark common stock or Triumph common stock, depending on whether the failed merger is the Landmark merger or the Triumph merger, may be required to recognize gain or loss equal to the difference between (1) the sum of the fair market value of Simmons common stock received by the Landmark shareholder or Triumph shareholder, as applicable, in the merger and the amount of cash, if any, received by the Landmark shareholder or Triumph shareholder in the merger, and (2) the Landmark shareholder or Triumph shareholder’s adjusted tax basis in the shares of Landmark common stock or Triumph common stock, respectively, exchanged therefor. For further information, please refer to the section entitled “Material United States Federal Income Tax Consequences of the Mergers.” You should consult your tax advisor to determine the particular tax consequences to you.

The opinions of the respective financial advisors to the Landmark board of directors and the Triumph board of directors prior to the signing of the applicable merger agreement will not reflect changes in circumstances after the respective dates of the opinions.

The Landmark board of directors received a written opinion from Olsen Palmer, dated June 4, 2021, which is attached as Annex E to this proxy statement/prospectus. The Triumph board of directors received a written opinion from Southard Financial, dated June 4, 2021, which is attached hereto as Annex F to this proxy statement/prospectus. For a description of these opinions, see the sections entitled “The Landmark Merger—Opinion of Landmark’s Financial Advisor” and “The Triumph Merger—Opinion of Triumph’s Financial Advisor.” Such opinions have not been updated as of the date of this proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the mergers. Changes in the operations and prospects of Simmons, Landmark or Triumph, general market and economic conditions and other factors that may be beyond the control of Simmons, Landmark and Triumph may alter the value of Simmons, Landmark or Triumph or the prices of shares of Simmons common stock, Landmark common stock or Triumph common stock by the time the mergers are completed. The opinions do not speak as of the time the mergers are completed or as of any other date than the date of the opinions. Further, the Olsen Palmer and Southard Financial opinions regarding the Landmark merger and Triumph merger, respectively, do not take the Triumph merger or Landmark merger, respectively, into consideration. For a description of the other factors considered by the Landmark board

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of directors in determining to approve the Landmark merger and the Triumph board of directors in determining to approve the Triumph merger, see the sections entitled “The Landmark Merger—Landmark’s Reasons for the Landmark Merger and Recommendation of the Landmark Board of Directors” and “The Triumph Merger—Triumph’s Reasons for the Triumph Merger and Recommendation of the Triumph Board of Directors.”

Litigation against Landmark, Triumph or Simmons, or the members of the Landmark, Triumph or Simmons board of directors, could prevent or delay the completion of the mergers.

While Simmons, Landmark and Triumph believe that any claims that may be asserted by purported shareholder plaintiffs related to the mergers would be without merit, the results of any such potential legal proceedings are difficult to predict and could delay or prevent the mergers from being competed in a timely manner. The existence of litigation related to the Landmark merger or the Triumph merger could affect the likelihood of obtaining the required approval from Landmark shareholders or Triumph shareholders, respectively. Moreover, any litigation could be time consuming and expensive, could divert Simmons, Landmark and Triumph management’s attention away from their regular business, and any lawsuit adversely resolved against Landmark, Triumph, Simmons or members of the Landmark, Triumph or Simmons board of directors, could have a material adverse effect on each party’s business, financial condition and results of operations.

One of the conditions to the consummation of each merger is the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal consummation of the transactions contemplated by the applicable merger agreement (including the applicable merger). Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a regulatory authority issues an order or other directive prohibiting, restricting or making illegal consummation of the transactions contemplated by either of the merger agreements (including the applicable merger), then such injunctive or other relief may prevent such merger from becoming effective in a timely manner or at all.

The COVID-19 pandemic may delay and adversely affect the completion of the mergers.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of Simmons, Landmark and Triumph. If the effects of the COVID-19 pandemic cause continued or extended decline in the economic environment and the financial results of Simmons, Landmark or Triumph, or the business operations of Simmons, Landmark or Triumph are disrupted as a result of the COVID-19 pandemic, efforts to complete the mergers and integrate the businesses of Landmark and Triumph with Simmons may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and regulatory authorities may impose additional requirements on Simmons, Landmark or Triumph that must be satisfied prior to completion of the mergers, which could delay and adversely affect the completion of the mergers.

Risks Relating to the Combined Company’s Business Following the Mergers

The shares of Simmons common stock to be received by holders of Landmark common stock and holders of Triumph common stock as a result of the Landmark merger and Triumph merger, respectively, will have different rights from the shares of Landmark common stock and Triumph common stock, respectively.

The rights of Landmark shareholders are currently governed by the Landmark charter and the Landmark bylaws. The rights of Triumph are currently governed by the Triumph charter and the Triumph bylaws. Upon completion of the mergers, the rights of former holders of Landmark common stock and Triumph common stock will be governed by the Simmons charter and the Simmons bylaws. Simmons is organized under Arkansas law, while Landmark and Triumph are organized under Tennessee law. The rights associated with Landmark common

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stock and Triumph common stock are different from the rights associated with Simmons common stock. See the sections entitled “Comparison of Shareholders’ Rights of Simmons and Landmark” and “Comparison of Shareholders’ Rights of Simmons and Triumph” for a discussion of the different rights associated with Simmons common stock.

Sales of substantial amounts of Simmons common stock in the open market by former holders of Landmark common stock and/or Triumph common stock could depress Simmons’ stock price.

Shares of Simmons common stock that are issued to holders of Landmark common stock in the Landmark merger and holders of Triumph common stock in the Triumph merger will be freely tradable without restrictions or further registration under the Securities Act. Simmons currently expects to issue 4,500,000 shares of Simmons common stock in connection with the Landmark merger and 4,164,839 shares of Simmons common stock in connection with the Triumph merger. If the mergers are completed and if Landmark’s and/or Triumph’s former shareholders sell substantial amounts of Simmons common stock in the public market following completion of the mergers, the market price of Simmons common stock may decrease. These sales might also make it more difficult for Simmons to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Combining Landmark and Triumph with Simmons may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the mergers may not be realized.

The success of the mergers will depend on, among other things, the combined company’s ability to combine the businesses of Landmark and Triumph with Simmons. If the combined company is not able to successfully achieve this objective, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected.

Simmons, Landmark and Triumph have operated and, until the completion of the mergers, will continue to operate, independently. The success of the mergers, including anticipated benefits and cost savings, will depend, in part, on the successful combination of the businesses of Landmark and Triumph with Simmons. To realize these anticipated benefits and cost savings, after the completion of the mergers, Simmons expects to integrate Landmark’s and Triumph’s businesses into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the mergers. The loss of key employees could have an adverse effect on the companies’ financial results and the value of their common stock. If Simmons experiences difficulties with the integration process, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Simmons, Landmark and/or Triumph to lose current customers or cause current customers to remove their accounts from Simmons, Landmark and/or Triumph and move their business to competing financial institutions. Integration efforts will also divert management attention and resources. These integration matters could have an adverse effect on each of Simmons, Landmark or Triumph during this transition period and for an undetermined period after consummation of the mergers.

The combined company expects to incur substantial expenses related to the mergers.

The combined company expects to incur substantial expenses in connection with consummation of the mergers and combining the business, operations, networks, systems, technologies, policies and procedures of Landmark and Triumph with Simmons. Although Simmons, Landmark and Triumph have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that

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will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the mergers could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the mergers. As a result of these expenses, each of Simmons, Landmark and Triumph expects to take charges against their earnings before and after the completion of the mergers. The charges taken in connection with the mergers are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Holders of Simmons, Landmark and Triumph common stock will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.

Holders of Simmons common stock, Landmark common stock and Triumph common stock currently have the right to vote for the election of the directors and on other matters affecting Simmons, Landmark and Triumph, respectively. Upon the completion of the mergers, each holder of Landmark common stock and each holder of Triumph common stock who receives shares of Simmons common stock will become a shareholder of Simmons with a percentage ownership of Simmons common stock that is smaller than such shareholder’s percentage ownership of Landmark common stock or Triumph common stock, respectively. Following completion of both of the mergers, it is currently expected that former holders of Landmark common stock as a group will own approximately 3.84% of the combined company’s common stock, former holders of Triumph common stock as a group will own approximately 3.56% of the combined company’s common stock, and existing holders of Simmons common stock as a group will own approximately 92.60% of the combined company’s common stock. As a result, Landmark shareholders and Triumph shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Landmark and Triumph, respectively, and existing Simmons shareholders may have less influence than they now have on the management and policies of Simmons.

Risks Relating to an Investment in Simmons Common Stock

The market price of Simmons common stock may decline as a result of the mergers.

The market price of Simmons common stock may decline as a result of the mergers if Simmons does not achieve the perceived benefits of the mergers or the effect of the mergers on Simmons’ financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the mergers, Simmons, Landmark and Triumph shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Existing Simmons, Landmark and Triumph shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.

The market price of the common stock of the combined company after the mergers may be affected by factors different from those currently affecting the shares of Simmons, Landmark or Triumph common stock.

Upon the completion of the mergers, Simmons shareholders, Landmark shareholders and Triumph shareholders will become shareholders of the combined company. Simmons’ business differs from that of each of Landmark and Triumph, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Simmons, Landmark and Triumph. For a further discussion of the businesses of Simmons, Landmark and Triumph, see the section entitled “Information about the Companies.” For a discussion of the businesses of Simmons and of certain factors to consider in connection with such business, please see the documents incorporated by reference into this proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information.”

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Simmons’ management will have broad discretion as to the use of assets acquired from the mergers, and Simmons may not use these assets effectively.

Simmons’ management will have broad discretion in the application of the assets from the mergers and could utilize the assets in ways that do not improve Simmons’ results of operations or enhance the value of its common stock. Holders of Landmark common stock and holders of Triumph common stock will not have the opportunity, as part of their investment decision, to assess whether these acquired assets are being used appropriately. Simmons’ failure to utilize these assets effectively could have a material adverse effect on the combined company’s business, financial condition and results of operations and cause the price of Simmons common stock to decline.

Simmons’ rights and the rights of Simmons shareholders to take action against Simmons’ directors and officers are limited.

The Simmons charter eliminates Simmons’ directors’ liability to Simmons and its shareholders for money damages for breach of fiduciary duties as a director to the fullest extent permitted by Arkansas law. Arkansas law provides that an officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in Simmons’ best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

The Simmons charter, Simmons bylaws and indemnification agreements with Simmons’ directors and executive officers also require Simmons to indemnify Simmons’ directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Arkansas law. As a result, Simmons shareholders and Simmons may have more limited rights against Simmons’ directors and officers than might otherwise exist under common law. In addition, Simmons may be obligated to fund the defense costs incurred by Simmons’ directors and officers.

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THE LANDMARK SPECIAL MEETING

This section contains information for Landmark shareholders about the Landmark special meeting. Landmark is mailing or otherwise delivering this proxy statement/prospectus to you, as a Landmark shareholder, on or about August 6, 2021. This proxy statement/prospectus is also being delivered to Landmark shareholders as Simmons’ prospectus for its offering of Simmons common stock in connection with the Landmark merger. This proxy statement/prospectus is accompanied by a notice of the Landmark special meeting and a proxy that the Landmark board of directors is soliciting for use by Landmark shareholders at the Landmark special meeting and at any adjournments or postponements of the Landmark special meeting. References to “you” and “your” in this section are to Landmark shareholders.

Date, Time and Place of the Landmark Special Meeting

The Landmark special meeting will be held on September 7, 2021 at 6:00 p.m. Central Time, at the Hunt & Polo Club, 650 Shady Grove Road, Memphis, Tennessee 38120. On or about August 6, 2021, Landmark commenced mailing or otherwise delivering this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Landmark special meeting.

Matters to Be Considered

At the Landmark special meeting, you will be asked to consider and vote upon the following proposals:

•	the Landmark merger proposal; and
•	the Landmark adjournment proposal, if necessary or appropriate.

Recommendation of the Landmark Board of Directors

The Landmark board of directors has approved the Landmark merger agreement and unanimously recommends that you vote “FOR” the Landmark merger proposal and, if necessary or appropriate, “FOR” the Landmark adjournment proposal. See the section entitled “The Landmark Merger—Landmark’s Reasons for the Landmark Merger and Recommendation of the Landmark Board of Directors” for a more detailed discussion of the factors considered by the Landmark board of directors in reaching its decision to approve the Landmark merger agreement, including the Landmark merger and all transactions contemplated thereby.

Completion of the Landmark merger is conditioned upon the approval of the Landmark merger proposal, but is not conditioned upon the approval of the Landmark adjournment proposal. Neither the closing of the Landmark merger nor the closing of the Triumph merger is conditioned upon closing of the other merger.

Record Date and Quorum

The Landmark board of directors has fixed the close of business on July 29, 2021 as the Landmark record date for determination of Landmark shareholders entitled to notice of and to vote at the Landmark special meeting. Only Landmark shareholders at the close of business on the Landmark record date will be entitled to notice of, and to vote at, the Landmark special meeting. As of the Landmark record date, there were 22,215,981 shares of Landmark common stock outstanding and entitled to notice of, and to vote at, the Landmark special meeting, held by approximately 256 Landmark shareholders of record. Each Landmark shareholder will be entitled to one vote for each share of Landmark common stock held of record.

Landmark shareholders that are present at the Landmark special meeting in person or by proxy and holding a majority of the shares of Landmark common stock issued, outstanding and entitled to be voted at Landmark special meeting, will constitute a quorum at the Landmark special meeting. All shares of Landmark common

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stock present at the Landmark special meeting in person or by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Landmark special meeting.

Under the Landmark bylaws, if a quorum is not present at the Landmark special meeting, a majority in voting interest of those present in person or by proxy and entitled to vote at the Landmark special meeting may adjourn the meeting from time to time without notice to the Landmark shareholders until Landmark shareholders holding the amount of stock required for a quorum are present or represented. In the absence of all of the Landmark shareholders, any officer entitled to preside at, or to act as presiding officer of, the Landmark special meeting may adjourn the meeting from time to time without notice to the Landmark shareholders until Landmark shareholders holding the amount of stock required for a quorum are present or represented.

Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Landmark merger proposal:

•	Vote required: Approval of the Landmark merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Landmark common stock entitled to vote on the proposal.
•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Landmark special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the Landmark merger proposal, it will have the same effect as a vote against the proposal.

Landmark adjournment proposal:

•	Vote required: Approval of the Landmark adjournment proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Landmark common stock present or represented by proxy at the Landmark special meeting and entitled to vote on the proposal. A quorum is not required for a vote on the Landmark adjournment proposal.
•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote against the Landmark adjournment proposal. If you fail to submit a proxy or vote in person at the Landmark special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the Landmark adjournment proposal, it will have no effect on the proposal.

Shares Held by Directors and Executive Officers

As of the Landmark record date, there were 22,215,981 shares of Landmark common stock outstanding and entitled to vote at the Landmark special meeting. As of the Landmark record date, the directors and executive officers of Landmark and their affiliates beneficially owned and were entitled to vote approximately 4,862,973 shares of Landmark common stock, representing approximately 21.89% of the shares of Landmark common stock outstanding on that date. Landmark currently expects that the shares of Landmark common stock beneficially owned by its directors and executive officers will be voted in favor of the Landmark merger proposal and the Landmark adjournment proposal. In connection with the Landmark merger agreement, each of the directors and certain executive officers of Landmark, in their capacities as individuals, have separately entered into Landmark voting agreements pursuant to which they agreed to vote their beneficially owned shares of Landmark common stock in favor of the Landmark merger proposal and certain related matters and against alternative transactions. For further information, see the section entitled “The Merger Agreements—Voting Agreements.”

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Voting of Proxies; Incomplete Proxies

A Landmark shareholder may vote by proxy or in person at the Landmark special meeting. If you hold your shares of Landmark common stock in your name as a shareholder of record, you may use one of the following methods to submit a proxy as a Landmark shareholder:

•	by mail by completing, signing, dating and returning the proxy in the enclosed envelope, which requires no additional postage if mailed in the United States; or
•	in person at the Landmark special meeting.

When a properly executed proxy is returned, the shares of Landmark common stock represented by it will be voted at the Landmark special meeting in accordance with the instructions contained on the proxy. If any proxy is returned without indication as to how to vote, the shares of Landmark common stock represented by the proxy will be voted in favor of both the Landmark merger proposal and the Landmark adjournment proposal.

For Landmark shareholders whose shares are registered in the name of a bank, broker or other nominee, please consult the voting instructions provided by your bank, broker or other nominee.

If your shares are held in “street name” by a bank, broker or other nominee, you should check the voting form used by that firm to determine how to vote. You may not vote shares held in “street name” by returning a proxy directly to Landmark or by voting at the Landmark special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Every Landmark shareholder’s vote is important. Accordingly, you should complete, sign, date and return the enclosed proxy, whether or not you plan to attend the Landmark special meeting. Sending in your proxy will not prevent you from voting your shares personally at the Landmark special meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Banks, brokers and other nominees who hold shares of Landmark common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Landmark expects that all proposals to be voted on at the Landmark special meeting will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Landmark common stock in “street name,” such entity will vote your shares of Landmark common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus.

Revocability of Proxies and Changes to a Landmark Shareholder’s Vote

If you hold stock in your name as a shareholder of record, you may change your vote or revoke any proxy at any time before it is voted by (1) completing, signing, dating and returning a proxy with a later date, (2) delivering a written revocation letter to Landmark’s head of investor relations, or (3) voting in person at the

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Landmark special meeting. If you choose to send a completed proxy bearing a later date than your original proxy, the new proxy must be received before the beginning of the Landmark special meeting.

Any Landmark shareholder entitled to vote at the Landmark special meeting may vote regardless of whether or not a proxy has been previously given, but simply attending the Landmark special meeting (without notifying Landmark’s head of investor relations) will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Landmark Community Bank
5880 Ridge Bend Road
Memphis, Tennessee 38120
Attention: Deborah R. Field

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of voting instructions.

Solicitation of Proxies

Landmark is soliciting proxies from its shareholders in conjunction with the Landmark merger. Landmark will bear the entire cost of soliciting proxies from Landmark shareholders. In addition to solicitation of proxies by mail, Landmark will request that banks, brokers, nominees and other record holders send proxies and proxy materials to the beneficial owners of Landmark common stock and secure their voting instructions. Landmark will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Landmark may use its directors, officers or employees, who will not be specially compensated, to solicit proxies from Landmark shareholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Landmark Special Meeting

If you are a Landmark shareholder as of the Landmark record date, you may vote your shares in person at the Landmark special meeting. Even if you currently plan to attend the Landmark special meeting, it is recommended that you also submit your proxy as described below, so your vote will be counted if you later decide not to attend the Landmark special meeting. If you submit your vote by proxy and later decide to vote at the Landmark special meeting, the vote you submit at the Landmark special meeting will override your proxy vote. If your shares of Landmark common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder. “Street name” shareholders who wish to vote in person at the Landmark special meeting will need to obtain a legal proxy from the institution that holds their shares.

Assistance

If you need assistance in completing your proxy, have questions regarding the Landmark special meeting, or would like additional copies of this proxy statement/prospectus, please contact James P. “Jake” Farrell, telephone: (901) 457-3111, email: jakefarrell@landmarkbanktn.com; or Charles E. “Buddy” Dickey, telephone: (901) 457-3123, email: cdickeylandmarkbanktn.com.

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THE LANDMARK PROPOSALS

Proposal 1: Landmark Merger Proposal

Landmark is asking Landmark shareholders to approve the Landmark merger agreement, including the Landmark merger and all transactions contemplated thereby. For a detailed discussion of the terms and conditions of the Landmark merger agreement, see the section entitled “The Merger Agreements.” Landmark shareholders should read this proxy statement/prospectus, including any documents incorporated by reference into this proxy statement/prospectus, and its annexes, carefully and in their entirety for more detailed information concerning the Landmark merger agreement and the Landmark merger. A copy of the Landmark merger agreement is attached to this proxy statement/prospectus as Annex A.

As discussed in the section entitled “The Landmark Merger—Landmark’s Reasons for the Landmark Merger and Recommendation of the Landmark Board of Directors,” after careful consideration, the Landmark board of directors approved the Landmark merger agreement and declared the Landmark merger agreement and the transactions contemplated thereby, including the Landmark merger, to be advisable and in the best interest of Landmark and Landmark shareholders.

Required Vote

Approval of the Landmark merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Landmark common stock entitled to vote on the proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Landmark special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the Landmark merger proposal, it will have the same effect as a vote against the proposal.

The Landmark board of directors recommends that Landmark shareholders vote “FOR” the Landmark merger proposal.

Proposal 2: Landmark Adjournment Proposal

Landmark is asking Landmark shareholders to approve one or more adjournments of the Landmark special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Landmark merger proposal if there are insufficient votes at the time of such adjournment to approve the Landmark merger proposal.

If, at the Landmark special meeting, there is an insufficient number of shares of Landmark common stock present or represented by proxy and voting in favor of the Landmark merger proposal, Landmark will move to adjourn the Landmark special meeting in order to enable the Landmark board of directors to solicit additional proxies in favor of the Landmark merger proposal. If the Landmark shareholders approve the Landmark adjournment proposal, Landmark may adjourn the Landmark special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Landmark shareholders who have previously voted. Notice need not be given of the adjourned meeting if the time and place of the adjourned meeting are announced at the Landmark special meeting. If the meeting is adjourned to a date more than four months after the date fixed for the original meeting, Landmark must fix a new record date. Even if a quorum is not present, the Landmark special meeting may be adjourned by the affirmative vote of a majority in voting interest of those present in person or by proxy and entitled to vote at the Landmark special meeting until Landmark shareholders holding the amount of stock required for a quorum are present or represented. In the absence of all the Landmark shareholders, any officer entitled to preside at, or to act as presiding officer of, the Landmark special meeting may adjourn the meeting from time to time without notice to the Landmark shareholders until Landmark shareholders holding the amount of stock required for a quorum are present or represented.

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Required Vote

Approval of the Landmark adjournment proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Landmark common stock present or represented by proxy at the Landmark special meeting and entitled to vote on the proposal. A quorum is not required for a vote on the Landmark adjournment proposal. If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote against the Landmark adjournment proposal. If you fail to submit a proxy or vote in person at the Landmark special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the Landmark adjournment proposal, it will have no effect on the proposal.

The Landmark board of directors recommends that Landmark shareholders vote “FOR” the Landmark adjournment proposal.

Other Matters to Come Before the Landmark Special Meeting

As of the date of this proxy statement/prospectus, the Landmark board of directors is not aware of any matters that will be presented for consideration at the Landmark special meeting other than as described in this proxy statement/prospectus. If, however, the Landmark board of directors properly brings any other matters before the Landmark special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the recommendation of the Landmark board of directors on any such matter.

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THE TRIUMPH SPECIAL MEETING

This section contains information for Triumph shareholders about the Triumph special meeting. Triumph is mailing or otherwise delivering this proxy statement/prospectus to you, as a Triumph shareholder, on or about August 6, 2021. This proxy statement/prospectus is also being delivered to Triumph shareholders as Simmons’ prospectus for its offering of Simmons common stock in connection with the Triumph merger. This proxy statement/prospectus is accompanied by a notice of the Triumph special meeting and a proxy that the Triumph board of directors is soliciting for use by Triumph shareholders at the Triumph special meeting and at any adjournments or postponements of the Triumph special meeting. References to “you” and “your” in this section are to Triumph shareholders.

Date, Time and Place of the Triumph Special Meeting

The Triumph special meeting will be held on September 7, 2021 at 6:00 p.m. Central Time, at Chickasaw Country Club, 3395 Galloway Avenue, Memphis, Tennessee 38122. On or about August 6, 2021, Triumph commenced mailing or otherwise delivering this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Triumph special meeting.

Matters to Be Considered

At the Triumph special meeting, you will be asked to consider and vote upon the following proposals:

•	the Triumph merger proposal; and
•	the Triumph adjournment proposal, if necessary or appropriate.

Recommendation of the Triumph Board of Directors

The Triumph board of directors has approved the Triumph merger agreement and unanimously recommends that you vote “FOR” the Triumph merger proposal and, if necessary or appropriate, “FOR” the Triumph adjournment proposal. See the section entitled “The Triumph Merger—Triumph’s Reasons for the Triumph Merger and Recommendation of the Triumph Board of Directors” for a more detailed discussion of the factors considered by the Triumph board of directors in reaching its decision to approve the Triumph merger agreement, including the Triumph merger and all transactions contemplated thereby.

Completion of the Triumph merger is conditioned upon the approval of the Triumph merger proposal, but is not conditioned upon the approval of the Triumph adjournment proposal. Neither the closing of the Triumph merger nor the closing of the Landmark merger is conditioned upon closing of the other merger.

Record Date and Quorum

The Triumph board of directors has fixed the close of business on August 2, 2021 as the Triumph record date for determination of Triumph shareholders entitled to notice of and to vote at the Triumph special meeting. Only Triumph shareholders at the close of business on the Triumph record date will be entitled to notice of, and to vote at, the Triumph special meeting. As of the Triumph record date, there were 4,586,300 shares of Triumph common stock outstanding and entitled to notice of, and to vote at, the Triumph special meeting, held by approximately 276 Triumph shareholders of record. Each Triumph shareholder will be entitled to one vote for each share of Triumph common stock held of record.

Triumph shareholders that are present at the Triumph special meeting in person or by proxy and holding a majority of the outstanding shares of Triumph common stock entitled to be voted at Triumph special meeting, will constitute a quorum at the Triumph special meeting. All shares of Triumph common stock present at the

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Triumph special meeting in person or by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Triumph special meeting.

Under the TBCA, if a quorum is not present at the Triumph special meeting, the chair of the meeting or the holders of a majority of the shares of those present in person or by proxy and entitled to vote at the Triumph special meeting may adjourn the meeting from time to time without notice to the Triumph shareholders until Triumph shareholders holding the amount of stock required for a quorum are present or represented.

Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Triumph merger proposal:

•	Vote required: Approval of the Triumph merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Triumph common stock entitled to vote on the proposal.
•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Triumph special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the Triumph merger proposal, it will have the same effect as a vote against the proposal.

Triumph adjournment proposal:

•	Vote required: Approval of the Triumph adjournment proposal requires the votes cast by the outstanding shares of Triumph common stock present or represented by proxy at the Triumph special meeting and entitled to vote on the proposal favoring the approval to exceed the votes cast opposing the approval. A quorum is not required for a vote on the Triumph adjournment proposal.
•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Triumph special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the Triumph adjournment proposal, it will have no effect on the proposal.

Shares Held by Directors and Executive Officers

As of the Triumph record date, there were 4,586,300 shares of Triumph common stock outstanding and entitled to vote at the Triumph special meeting. As of the Triumph record date, the directors and executive officers of Triumph and their affiliates beneficially owned and were entitled to vote approximately 2,068,694 shares of Triumph common stock, representing approximately 45.11% of the shares of Triumph common stock outstanding on that date. Triumph currently expects that the shares of Triumph common stock beneficially owned by its directors and executive officers will be voted in favor of the Triumph merger proposal and the Triumph adjournment proposal. In connection with the Triumph merger agreement, each of the directors and certain executive officers of Triumph, in their capacities as individuals, have separately entered into Triumph voting agreements pursuant to which they agreed to vote their beneficially owned shares of Triumph common stock in favor of the Triumph merger proposal and certain related matters and against alternative transactions. For further information, see the section entitled “The Merger Agreements—Voting Agreements.”

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Voting of Proxies; Incomplete Proxies

A Triumph shareholder may vote by proxy or in person at the Triumph special meeting. If you hold your shares of Triumph common stock in your name as a shareholder of record, you may use one of the following methods to submit a proxy as a Triumph shareholder:

•	by mail by completing, signing, dating and returning the proxy in the enclosed envelope, which requires no additional postage if mailed in the United States; or
•	in person at the Triumph special meeting.

When a properly executed proxy is returned, the shares of Triumph common stock represented by it will be voted at the Triumph special meeting in accordance with the instructions contained on the proxy. If any proxy is returned without indication as to how to vote, the shares of Triumph common stock represented by the proxy will be voted in favor of both the Triumph merger proposal and the Triumph adjournment proposal.

For Triumph shareholders whose shares are registered in the name of a bank, broker or other nominee, please consult the voting instructions provided by your bank, broker or other nominee.

If your shares are held in “street name” by a bank, broker or other nominee, you should check the voting form used by that firm to determine how to vote. You may not vote shares held in “street name” by returning a proxy directly to Triumph or by voting at the Triumph special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Every Triumph shareholder’s vote is important. Accordingly, you should complete, sign, date and return the enclosed proxy, whether or not you plan to attend the Triumph special meeting. Sending in your proxy will not prevent you from voting your shares personally at the Triumph special meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Banks, brokers and other nominees who hold shares of Triumph common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Triumph expects that all proposals to be voted on at the Triumph special meeting will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Triumph common stock in “street name,” such entity will vote your shares of Triumph common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus.

Revocability of Proxies and Changes to a Triumph Shareholder’s Vote

If you hold stock in your name as a shareholder of record, you may change your vote or revoke any proxy at any time before it is voted by (1) completing, signing, dating and returning a proxy with a later date, (2) delivering a written revocation letter to Michael J. McCarver of Triumph, or (3) voting in person at the Triumph

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special meeting. If you choose to send a completed proxy bearing a later date than your original proxy, the new proxy must be received before the beginning of the Triumph special meeting.

Any Triumph shareholder entitled to vote at the Triumph special meeting may vote regardless of whether or not a proxy has been previously given, but simply attending the Triumph special meeting (without notifying Michael J. McCarver) will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Triumph Bancshares, Inc.

5699 Poplar Avenue

Memphis, Tennessee 38119

Attention: Michael J. McCarver

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of voting instructions.

Solicitation of Proxies

Triumph is soliciting proxies from its shareholders in conjunction with the Triumph merger. Triumph will bear the entire cost of soliciting proxies from Triumph shareholders. In addition to solicitation of proxies by mail, Triumph will request that banks, brokers, nominees and other record holders send proxies and proxy materials to the beneficial owners of Triumph common stock and secure their voting instructions. Triumph will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Triumph may use its directors, officers or employees, who will not be specially compensated, to solicit proxies from Triumph shareholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Triumph Special Meeting

If you are a Triumph shareholder as of the Triumph record date, you may vote your shares in person at the Triumph special meeting. Even if you currently plan to attend the Triumph special meeting, it is recommended that you also submit your proxy as described below, so your vote will be counted if you later decide not to attend the Triumph special meeting. If you submit your vote by proxy and later decide to vote at the Triumph special meeting, the vote you submit at the Triumph special meeting will override your proxy vote. If your shares of Triumph common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder. “Street name” shareholders who wish to vote in person at the Triumph special meeting will need to obtain a legal proxy from the institution that holds their shares.

Assistance

If you need assistance in completing your proxy, have questions regarding the Triumph special meeting, or would like additional copies of this proxy statement/prospectus, please contact Michael J. McCarver, 5699 Poplar Avenue, Memphis, Tennessee 38119, telephone: (901) 333-8802.

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THE TRIUMPH PROPOSALS

Proposal 1: Triumph Merger Proposal

Triumph is asking Triumph shareholders to approve the Triumph merger agreement, including the Triumph merger and all transactions contemplated thereby. For a detailed discussion of the terms and conditions of the Triumph merger agreement, see the section entitled “The Merger Agreements.” Triumph shareholders should read this proxy statement/prospectus, including any documents incorporated by reference into this proxy statement/prospectus, and its annexes, carefully and in their entirety for more detailed information concerning the Triumph merger agreement and the Triumph merger. A copy of the Triumph merger agreement is attached to this proxy statement/prospectus as Annex B.

As discussed in the section entitled “The Triumph Merger—Triumph’s Reasons for the Triumph Merger and Recommendation of the Triumph Board of Directors,” after careful consideration, the Triumph board of directors approved the Triumph merger agreement and declared the Triumph merger agreement and the transactions contemplated thereby, including the Triumph merger, to be advisable and in the best interest of Triumph and Triumph shareholders.

Required Vote

Approval of the Triumph merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Triumph common stock entitled to vote on the Triumph merger proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Triumph special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Triumph merger proposal, it will have the same effect as a vote against the Triumph merger proposal.

The Triumph board of directors recommends that Triumph shareholders vote “FOR” the Triumph merger proposal.

Proposal 2: Triumph Adjournment Proposal

Triumph is asking Triumph shareholders to approve one or more adjournments of the Triumph special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Triumph merger proposal if there are insufficient votes at the time of such adjournment to approve the Triumph merger proposal.

If, at the Triumph special meeting, there is an insufficient number of shares of Triumph common stock present or represented by proxy and voting in favor of the Triumph merger proposal, Triumph will move to adjourn the Triumph special meeting in order to enable the Triumph board of directors to solicit additional proxies in favor of the Triumph merger proposal. If the Triumph shareholders approve the Triumph adjournment proposal, Triumph may adjourn the Triumph special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Triumph shareholders who have previously voted. Notice need not be given of the adjourned meeting if the time and place of the adjourned meeting are announced at the Triumph special meeting. If the meeting is adjourned to a date more than four months after the date fixed for the original meeting, Triumph must fix a new record date. Under the TBCA, if a quorum is not present at the Triumph special meeting, the chair of the meeting or the holders of a majority of the shares of those present in person or by proxy and entitled to vote at the Triumph special meeting may adjourn the meeting from time to time without notice to the Triumph shareholders until Triumph shareholders holding the amount of stock required for a quorum are present or represented.

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Required Vote

Approval of the Triumph adjournment proposal requires the votes cast by the outstanding shares of Triumph common stock present or represented by proxy at the Triumph special meeting and entitled to vote on the proposal favoring the approval to exceed the votes cast opposing the approval. A quorum is not required for a vote on the Triumph adjournment proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Triumph special meeting or if you fail to instruct your bank, broker or other nominee how to vote with respect to the Triumph adjournment proposal, it will have no effect on the proposal.

The Triumph board of directors recommends that Triumph shareholders vote “FOR” the Triumph adjournment proposal.

Other Matters to Come Before the Triumph Special Meeting

As of the date of this proxy statement/prospectus, the Triumph board of directors is not aware of any matters that will be presented for consideration at the Triumph special meeting other than as described in this proxy statement/prospectus. If, however, the Triumph board of directors properly brings any other matters before the Triumph special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the recommendation of the Triumph board of directors on any such matter.

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INFORMATION ABOUT THE COMPANIES

Simmons First National Corporation

P.O. Box 7009

Pine Bluff, Arkansas 71611

Telephone: (870) 541-1000

Simmons is a financial holding company registered under the BHC Act. Simmons is headquartered in Arkansas and as of March 31, 2021, had, on a consolidated basis, total assets of $23.3 billion, total net loans of $12.0 billion, total deposits of $18.2 billion and total shareholders’ equity of $2.9 billion. Simmons conducts its banking operations through its subsidiary bank, Simmons Bank, in approximately 200 financial centers as of March 31, 2021, located throughout market areas in Arkansas, Kansas, Missouri, Oklahoma, Tennessee and Texas.

Simmons seeks to build shareholder value by focusing on strong asset quality, maintaining strong capital, managing its liquidity position, improving its operational efficiency and opportunistically growing its business, both organically and through acquisitions of financial institutions.

Simmons’ business philosophy centers on building strong, deep customer relationships through excellent customer service and integrity in its operations. While Simmons has grown in recent years into a regional financial institution and one of the largest bank/financial holding companies headquartered in the State of Arkansas, Simmons continues to emphasize, where practicable, a community-based mindset focused on local associates responding to local banking needs and making business decisions in the markets they serve. Those efforts, though, are buttressed by experienced, centralized support functions in select, critical areas. While Simmons serves a variety of customers and industries, Simmons is not dependent on any single customer or industry.

Simmons common stock is traded on Nasdaq under the symbol “SFNC.”

Additional information about Simmons may be found in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

Landmark Community Bank

5880 Ridge Bend Road

Memphis, Tennessee 38120

Telephone: (901) 850-0555

Landmark is a Tennessee state-chartered bank. Landmark operates out of a main office in Memphis, Tennessee, with seven other branch offices located in in the Memphis and Nashville, Tennessee metropolitan areas. As of March 31, 2021, Landmark had total assets of $1.0 billion, total net loans of $0.8 billion, total deposits of $0.8 billion, and total shareholders’ equity of $102 million. Landmark does not have a class of securities registered under Section 12 of the Exchange Act and is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file documents or reports with the SEC.

Landmark conducts a full-service banking business in its service area, emphasizing the banking needs of individuals and small to medium-sized businesses. Landmark draws most of its customer deposits and conducts most of its lending transactions from and within a primary service area in Shelby County, the western area of Fayette County, Davidson County, and Williamson County, Tennessee.

The principal business of Landmark is to accept deposits from the public and to make loans and other investments. The principal sources of funds for Landmark’s loans and investments are demand, time, savings,

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money market deposits, retirement accounts and other deposits (including negotiable order of withdrawal or NOW accounts). In addition, Landmark receives funds from amortization and prepayment of loans, sales to other lenders or institutions of loans or participations in loans, fees received from other lenders or institutions for servicing loans sold to such lenders or institutions, and borrowings. The principal sources of income for Landmark are interest and fees collected on loans, including fees received for servicing loans sold to other lenders or institutions, and, to a lesser extent, interest and dividends collected on other investments. The primary expenses of Landmark are interest paid on savings and other deposits (including NOW accounts), interest paid on other borrowings by Landmark, employee compensation, office expenses, and other overhead expenses.

The profitability of Landmark depends primarily on the extent to which Landmark’s earnings, primarily interest collected on loans, exceed Landmark’s expenses, primarily interest paid by Landmark on deposits used to fund its loans. The extent to which Landmark will be able to produce and maintain a positive spread between its income and expenses will be affected by, among other things, the actions of its competitors and changes in applicable laws and regulations, monetary control policies, general economic conditions, and the extent to which Landmark makes relatively short-term loans or makes long-term loans with variable or adjustable interest rates.

Landmark is authorized to make both secured and unsecured loans to individuals, partnerships, corporations, and other entities. Landmark’s lending business consists principally of making consumer loans to individuals and commercial loans to medium-sized business and professional concerns. Landmark may also emphasize the extension of relatively short-term loans or, to the extent it makes long-term loans, the extension of loans with variable or adjustable interest rates, in an effort to retain the flexibility to maintain a positive spread between its interest income and expense. The extent to which Landmark may be successful in implementing this lending policy, however, will depend in part upon consumer acceptance, the actions of Landmark’s competitors, and, to some extent, usury laws and other rules and regulations applicable to Landmark.

Historic financial information about Landmark is available from the FDIC on its website at www.fdic.gov. The website address of the FDIC is included as an inactive textual reference only. Except as specifically incorporated by reference into this proxy statement/prospectus, the information on this website is not a part of this proxy statement/prospectus and therefore is not incorporated by reference into this proxy statement/prospectus.

Triumph Bancshares, Inc.

5699 Poplar Avenue

Memphis, Tennessee 38119

Telephone: (901) 333-8800

Triumph is a bank holding company registered under the BHC Act. Triumph was incorporated in Tennessee in 2005 to serve as the bank holding company for and sole shareholder of Triumph Bank, which was incorporated as a Tennessee state-chartered bank in 2006. Triumph Bank is headquartered in Memphis, Tennessee, and currently operates from nine office locations (including six full-service branches and three loan production offices) in Arlington, Brentwood, Collierville, Germantown, Memphis, Nashville, and Union City in Tennessee. As of March 31, 2021, Triumph had consolidated total assets of $895.5 million, total net loans of $702.9 million, total deposits of $750.0 million, and total shareholders’ equity of $89.1 million. Triumph does not have a class of securities registered under Section 12 of the Exchange Act and is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file documents or reports with the SEC.

Triumph conducts a full-service banking business in its service area, emphasizing the banking needs of individuals and small to medium-sized businesses. Triumph draws most of its customer deposits and conducts most of its lending transactions from and within a primary service area in Shelby County, the western area of Fayette County, Davidson County, and Williamson County, Tennessee.

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The principal business of Triumph is to accept deposits from the public and to make loans and other investments. The principal sources of funds for Triumph’s loans and investments are demand, time, savings, money market deposits, retirement accounts and other deposits (including NOW accounts). In addition, Triumph receives funds from amortization and prepayment of loans, sales to other lenders or institutions of loans or participations in loans, fees received from other lenders or institutions for servicing loans sold to such lenders or institutions, and borrowings. The principal sources of income for Triumph are interest and fees collected on loans, and, to a lesser extent, interest and dividends collected on other investments. The primary expenses of Triumph are interest paid on savings and other deposits (including NOW accounts), interest paid on other borrowings by Triumph, employee compensation, office expenses, and other overhead expenses.

The profitability of Triumph depends primarily on the extent to which Triumph’s earnings, primarily interest collected on loans, exceed Triumph’s expenses, primarily interest paid by Triumph on deposits used to fund its loans. The extent to which Triumph will be able to produce and maintain a positive spread between its income and expenses will be affected by, among other things, the actions of its competitors and changes in applicable laws and regulations, monetary control policies, general economic conditions, and the extent to which Triumph makes relatively short-term loans or makes long-term loans with variable or adjustable interest rates.

Triumph is authorized to make both secured and unsecured loans to individuals, partnerships, corporations, and other entities. Triumph’s lending business consists principally of making consumer loans to individuals and commercial loans to medium-sized business and professional entities.

Historic financial information about Triumph is available from the Federal Financial Institutions Examination Council, or the FFIEC, on its website at www.ffiec.gov. The website address of the FFIEC is included as an inactive textual reference only. Except as specifically incorporated by reference into this proxy statement/prospectus, the information on this website is not a part of this proxy statement/prospectus and therefore is not incorporated by reference into this proxy statement/prospectus.

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THE LANDMARK MERGER

The following discussion contains material information regarding the Landmark merger. The discussion is subject to, and qualified in its entirety by reference to, the Landmark merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. This discussion does not purport to be complete and may not contain all of the information about the Landmark merger that is important to you. We urge you to read the Landmark merger agreement carefully and in its entirety, as it is the legal document governing the Landmark merger.

Terms of the Landmark Merger

Each of the Simmons board of directors, the Simmons Bank board of directors and the Landmark board of directors approved the Landmark merger agreement. The Landmark merger agreement provides that, among other things, Landmark will merge with and into Simmons Bank, with Simmons Bank as the surviving bank in the merger.

Based on the assumptions set forth below, at the Landmark effective time, each share of Landmark common stock that is issued and outstanding immediately prior to the Landmark effective time, excluding certain specified shares, will be converted into the right to receive, subject to possible adjustment, the Landmark merger consideration. In the aggregate, Simmons expects to issue approximately 4,500,000 shares of Simmons common stock and pay approximately $7,000,000 (minus the cash payment for outstanding Landmark stock options) to Landmark shareholders upon completion of the Landmark merger, subject to certain conditions and potential adjustments under the Landmark merger agreement. The Landmark merger consideration is based on the assumption that (i) 22,215,981 shares of Landmark common stock are issued and outstanding and (ii) 218,400 shares of Landmark common stock are subject to outstanding Landmark stock options with a weighted average exercise price of $3.49, in each case, immediately prior to the Landmark effective time. In addition, we have assumed that the Landmark/Simmons average closing price is equal to $27.49, which was the closing sales price of Simmons common stock on the last practicable trading day prior to printing this proxy statement/prospectus.

Simmons will not issue any fractional shares of Simmons common stock in the Landmark merger. Instead, a Landmark shareholder who would otherwise be entitled to a fractional share of Simmons common stock upon completion of the Landmark merger will receive, in lieu thereof, an amount in cash, rounded up to the nearest whole cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Simmons common stock that such Landmark shareholder would otherwise be entitled to receive by (ii) the Landmark/Simmons average closing price.

Landmark shareholders are being asked to approve the Landmark merger agreement, including the Landmark merger and all transactions contemplated thereby. See the section entitled “The Merger Agreements” for additional and more detailed information regarding the legal documents that govern the Landmark merger, including information about the conditions to consummation of the Landmark merger and the provisions for terminating or amending the Landmark merger agreement.

Background of the Landmark Merger

Landmark’s management and the Landmark board of directors periodically evaluate and consider various strategic alternatives, with the ultimate goal of optimizing shareholder value. Various options, such as enhancing organic growth, raising additional capital, acquiring loans or assuming deposits from other institutions, merging with a similar-sized organization, and selling Landmark are among the alternatives the Landmark board of directors has considered and evaluated on an on-going basis.

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As a part of its on-going evaluations, and in light of national and regional market conditions in which Landmark operates, in the summer of 2017 the Landmark board of directors authorized Landmark’s chief executive officer to contact potential third parties to initiate preliminary discussions regarding whether there was any interest in pursuing a transaction. As a result of these preliminary inquiries, Landmark held more substantive discussions with four financial institutions over the course of 2018, including Simmons. None of the institutions other than Simmons expressed a desire for further discussions and none of these institutions other than Simmons entered into any non-disclosure agreements with Landmark.

In November 2018, Landmark and Simmons signed a customary non-disclosure agreement. The following month, Landmark’s Chief Executive Officer and Chief Financial Officer and Simmons’ Chief Executive Officer, Chief Financial Officer, Chief Banking Officer and Chief Administrative Officer held an in-person meeting in Memphis, Tennessee at an off-site location to discuss the potential for a transaction between the two parties.

In March 2019, Simmons made an oral offer to acquire Landmark for shares of Simmons common stock with the following terms: 100% stock offer, fixed price of $105 million, and shares would not exceed 4,000,000 or be less than 3,500,000. In April 2019, the Landmark board of directors met to consider the oral offer. At this meeting, a representative of Landmark’s financial advisor, Olsen Palmer, discussed with the Landmark board of directors the relative financial considerations with respect to such offer.

In April 2019, at the direction of the Landmark board of directors, a representative of Olsen Palmer, on behalf of Landmark, made a verbal counterproposal to Simmons with the following terms: 4.3 million shares of Simmons of common stock and $5.9 million in cash. Simmons verbally indicated its agreement to such counterproposal, but did not provide a written offer or letter of intent.

In May 2019, the Landmark board of directors met to further discuss the oral offer from Simmons. Following the meeting, Landmark offered three alternative counterproposals to Simmons: one proposal would be based on the same structure as Simmons’ prior verbal offer but with 0.2 million additional shares of Simmons common stock; one proposal would match Simmons’ prior verbal offer but include a special dividend of $0.25 per share of Landmark common stock payable to Landmark shareholders by Landmark between signing and closing; and one proposal would match Simmons’ prior verbal offer but include a floor mechanism such that the per share consideration to Landmark shareholders would not be less than $5.00. On the same date, Simmons communicated to Landmark that it was no longer interested in pursuing a transaction at that time, because it had other larger transactions it was pursuing.

In September 2019, Landmark engaged Olsen Palmer to assist Landmark in evaluating various strategic alternatives. During the remainder of 2019, Landmark had discussions with other financial institutions on a confidential basis, none of which were the financial institutions Landmark had discussions with in 2018. As a result of these conversations, several financial institutions signed non-disclosure agreements with Landmark and conducted preliminary diligence. None of these other financial institutions made an offer to acquire Landmark.

In January 2020, Simmons contacted the Chief Executive Officer of Landmark to schedule an additional meeting. Representatives of Landmark and Simmons met in February 2020 in Memphis at an off-site location and on February 12, 2020, Simmons and Landmark entered into a new non-disclosure agreement, which was substantially similar to the agreement signed in November 2018.

On February 15, 2020, Simmons submitted a new letter of intent to Landmark for its consideration, offering to acquire Landmark for a combination of 4.3 million shares of Simmons common stock and $10 million cash in aggregate transaction value. On February 18, 2020, the Landmark board of directors met and approved the terms of the letter of intent. On February 19, 2020, Landmark countersigned the letter of intent.

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On March 4, 2020, Simmons withdrew its letter of intent from February 15, 2020, citing the concerns and uncertainty regarding the COVID-19 pandemic as the reason for its withdrawal.

Throughout the remainder of 2020, Landmark, its management and the Landmark board of directors, focused their energy on addressing the many challenges brought about due to the COVID-19 pandemic.

In January 2021, Simmons reached out to Landmark to schedule a follow-up meeting. The Chief Executive Officer of Landmark and the Chief Executive Officer of Simmons met in February 2021 in Memphis, Tennessee at an off-site location, and confirmed that the non-disclosure agreement entered into on February 12, 2020 remained binding and effective.

On February 12, 2021, Simmons submitted a new letter of intent to Landmark, offering to acquire Landmark for either $130 million cash or 4,650,000 shares of Simmons common stock valued at approximately $124.3 million. Landmark made a counterproposal for 4,650,000 shares of Simmons common stock and $15 million in cash consideration. Simmons provided a revised letter of intent on February 16, 2021, offering a combination of 4.5 million shares of Simmons common stock and $7 million in cash consideration in aggregate transaction value for the acquisition of Landmark, including the cash-out of stock options as part of the overall transaction offer.

On February 19, 2021, the Landmark board of directors met to consider the revised offer from Simmons. A representative of Olsen Palmer participated in the meeting and discussed with the Landmark board of directors this offer. After discussion among the Landmark board of directors, the board approved the terms set forth in Simmons’ letter of intent of February 12, 2021 and authorized Landmark management to countersign the letter of intent. Simmons submitted an expanded due diligence request list to Landmark on the same date.

In April 2021, Simmons submitted an initial draft of the Landmark merger agreement to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Landmark’s counsel, which we refer to as Baker Donelson. During April and May 2021, the parties negotiated the terms of the Landmark merger agreement and the related transaction documents, including the Landmark voting agreements, and discussed such documentation with their legal and financial advisors. During this period, Landmark and Simmons exchanged several additional drafts of the Landmark merger agreement and the related transaction documents, including the Landmark voting agreements. In addition, during this time, Landmark’s management conducted diligence on Simmons, while Simmons continued its diligence on Landmark.

On May 25, 2021, the Landmark board of directors met to discuss the terms of the Landmark merger agreement and related transaction documents. A representative of Olsen Palmer attended this meeting and discussed the financial terms of the Landmark merger and provided its opinion orally to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Olsen Palmer as set forth in its opinion, the Landmark merger consideration to be received by Landmark shareholders, as described in the section entitled “—Opinion of Landmark’s Financial Advisor,” in the proposed Landmark merger was fair, from a financial point of view, to the holders of Landmark common stock. For a description of the Olsen Palmer opinion, please refer to the section entitled “—Opinion of Landmark’s Financial Advisor.” Baker Donelson also attended this meeting and discussed the key terms of the Landmark merger agreement with the Landmark board of directors.

After listening to the presentations by its advisors and discussing the terms of the proposed Landmark merger agreement, the terms of the Landmark voting agreements, and the matters discussed during that meeting and prior meetings of the Landmark board of directors, including the factors described in the section entitled “—Landmark’s Reasons for the Landmark Merger and Recommendations of the Landmark Board of Directors,” upon a motion duly made and seconded, the Landmark board of directors determined that the Landmark merger agreement, including the Landmark merger and the other transactions contemplated thereby, was in the

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best interests of Landmark and its shareholders, and approved the Landmark merger agreement, including the Landmark merger and the other transactions contemplated by the Landmark merger agreement and recommended that the shareholders of Landmark approve the Landmark merger.

On June 4, 2021, the Simmons board of directors held a meeting to consider the terms of the proposed Landmark merger and Landmark merger agreement. At the meeting, members of Simmons’ management reported on the status of due diligence and negotiations with Landmark. Also at the meeting, Simmons’ financial advisor reviewed with the Simmons board of directors financial aspects of the proposed Landmark merger. At the meeting, Simmons’ internal legal counsel reviewed with the Simmons board of directors its fiduciary duties and reviewed the key terms of the Landmark merger agreement and related agreements (including the Landmark voting agreements), as described elsewhere in this proxy statement/prospectus, including a summary of the provisions relating to governance of the combined company and the provisions relating to employee matters.

After considering the proposed terms of the Landmark merger agreement, the terms of the Landmark voting agreements, and taking into consideration the matters discussed during that meeting and prior meetings of the Simmons board of directors, including the factors described in the section entitled “—Simmons’ Reasons for the Landmark Merger,” the Simmons board of directors determined that the Landmark merger was consistent with Simmons’ business strategies and in the best interests of Simmons and Simmons shareholders and the Simmons board of directors voted to approve and adopt the Landmark merger agreement, the Landmark merger and the other transactions contemplated by the Landmark merger agreement.

Following the board meetings of Landmark and Simmons, on June 4, 2021, Landmark and Simmons signed the Landmark merger agreement; each of the directors and certain executive officers of Landmark signed the Landmark voting agreements; and Olsen Palmer provided the Landmark board of directors its written opinion. On June 7, 2021, the parties issued a joint press release announcing the execution of the Landmark merger agreement.

Landmark’s Reasons for the Landmark Merger and Recommendation of the Landmark Board of Directors

At the special board meeting held on May 25, 2021, the Landmark board of directors approved the Landmark merger agreement, the Landmark merger and the transactions contemplated by the Landmark merger agreement, determining that the Landmark merger is advisable and fair to, and in the best interest of, Landmark and its shareholders.

In reaching its decision to approve the Landmark merger agreement, the Landmark merger and the other transactions contemplated by the Landmark merger agreement and to recommend that Landmark shareholders vote “FOR” the Landmark merger proposal, the Landmark board of directors evaluated the Landmark merger in consultation with Landmark’s management, as well as Landmark’s financial, legal, and other professional advisors. The Landmark board of directors considered a number of factors including, without limitation, the following:

•	information with respect to the businesses, earnings, operations, financial conditions, prospects, capital levels, and asset qualities of Landmark and Simmons, both individually and after giving effect to the Landmark merger;
•	the market value of Simmons common stock prior to the execution of the Landmark merger agreement, the prospects for future appreciation of Simmons common stock, and the history of dividends payable by Simmons to holders of Simmons common stock;
•	the market for and trading liquidity of Simmons common stock;
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•	the value to be received by Landmark shareholders in the Landmark merger as compared to potential Landmark shareholder value for Landmark as a stand-alone entity;
•	the opinion dated June 4, 2021, of Olsen Palmer to the Landmark board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Landmark common stock of the Landmark merger consideration to be received by such holders in the proposed Landmark merger, as more fully described below in the section entitled “—Opinion of Landmark’s Financial Advisor”;
•	the perceived risks and uncertainties attendant to Landmark’s operation as an independent banking organization, including the risks and uncertainties related to competition in market areas of Landmark Bank, increased operating and regulatory costs, interest rate environments, and potentially increased capital requirements;
•	the expected impact of the Landmark merger on constituencies served by Landmark, including its borrowers, depositors, and communities;
•	the effects of the Landmark merger on Landmark’s employees, including the ability of those employees to participate in Simmons’ benefit plans;
•	the understanding that the structure and terms of the Landmark merger would result in favorable tax consequences to the shareholders of Landmark;
•	the review of potential strategic affiliation partners other than Simmons, the prospects of such other potential strategic affiliation partners, and the (lack of) likelihood of a more favorable transaction with such potential affiliation partners;
•	consideration of the alternatives to the Landmark merger, including remaining independent and growing organically and then selling to or merging with another institution at a future time, attempting to raise outside capital through a public sale of Landmark securities, and engaging in a merger transaction with a similarly-sized financial institution;
•	the current environment in the financial services industry, including national, regional, and local economic conditions, the interest rate environment, continued consolidation, uncertainties in the regulatory climate for financial institutions, the current environment for community banks, including in the western and middle Tennessee markets where Landmark operates, and current financial market conditions and the likely effects of these factors on Landmark’s and Simmons’ potential growth, development, productivity, and strategic options;
•	that a portion of the aggregate Landmark merger consideration would be paid through a fixed number of shares of Simmons common stock, such that the nominal value of the aggregate Landmark merger consideration would increase or decrease with the fluctuation of the day-to-day market price of Simmons common stock;
•	the possible disruption to Landmark’s business that could result from the announcement of the Landmark merger and the resulting distraction of management’s attention from the day-to-day operations of Landmark’s business;
•	that the Landmark merger agreement restricts the conduct of Landmark’s business prior to the completion of the Landmark merger which, subject to specific exceptions, could delay or prevent Landmark from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Landmark absent the pending Landmark merger;
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•	the risks associated with the provision in the Landmark merger agreement that Landmark is not permitted to solicit or respond to any acquisition proposals, except for the limited right to terminate the Landmark merger agreement and pay a termination fee in the event Landmark receives an unsolicited superior offer, which fee may deter others from proposing an alternative transaction that may be more advantageous to the Landmark shareholders;
•	the risk that, while Landmark expects that the Landmark merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the Landmark merger will be satisfied, including the risk that Landmark shareholder approval might not be obtained and, as a result, the Landmark merger may not be consummated; and
•	the anticipated benefits to Landmark of being acquired by a larger financial institution that would be better equipped to respond to economic and industry developments and to develop and build on their positions in existing markets.

The foregoing discussion of the information and factors considered by the Landmark board of directors is not intended to be exhaustive, but, rather, includes all material factors considered by the Landmark board of directors. In reaching its decision to approve the Landmark merger agreement, the Landmark merger and the other transactions contemplated by the Landmark merger agreement, the Landmark board of directors did not quantify, rank or otherwise assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Landmark board of directors considered all these factors as a whole, including through its discussions with and questioning of, Landmark’s management and Landmark’s financial, legal and other professional advisors, and overall considered the factors to be favorable to, and supportive of its determination to approve the Landmark merger agreement and the transactions contemplated thereby, including the Landmark merger.

The Landmark board of directors collectively made its determination with respect to the Landmark merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the Landmark merger agreement, the Landmark merger and the other transactions contemplated by the Landmark merger agreement are in the best interests of Landmark and its shareholders and that the benefits expected to be achieved from the Landmark merger outweigh the potential risks and vulnerabilities.

This explanation of the Landmark board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the Landmark board of directors approved the Landmark merger agreement, the Landmark merger and the other transactions contemplated by the Landmark merger agreement, determining that they are advisable and fair to, and in the best interest of, Landmark and its shareholders and recommends that Landmark shareholders vote “FOR” the Landmark merger proposal.

Each of the directors and certain executive officers of Landmark, in their capacities as individuals, entered into Landmark voting agreements with Simmons and Landmark pursuant to which they agreed to vote “FOR” the Landmark merger proposal and “FOR” any other matters required to be approved by the Landmark shareholders in furtherance of the Landmark merger proposal. For more information regarding the Landmark voting agreements, please see the section entitled “The Merger Agreements—Voting Agreements.”

Opinion of Landmark’s Financial Advisor

Landmark retained Olsen Palmer to render financial advisory and investment banking services and to act as the exclusive financial advisor to Landmark in connection with a potential strategic combination. Olsen Palmer is an investment banking firm specializing in community bank mergers and acquisitions. Landmark selected Olsen Palmer as

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its financial advisor on the basis of its experience and expertise in representing community banks in similar transactions and its familiarity with Landmark. Olsen Palmer, as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions.

In its capacity as financial advisor, Olsen Palmer provided an opinion to the Landmark board of directors in connection with the Landmark merger. At the meeting of the Landmark board on May 25, 2021, Olsen Palmer provided an oral opinion to the Landmark board of directors (which was subsequently confirmed in writing by delivery of Olsen Palmer’s written opinion dated June 4, 2021) that, based upon and subject to the various factors, assumptions and limitations set forth in such opinion, Olsen Palmer representatives’ experience as investment bankers, Olsen Palmer’s work as described in such opinion and other factors Olsen Palmer deemed relevant, as of such date, the Landmark merger consideration to be received by Landmark shareholders in the proposed Landmark merger was fair, from a financial point of view, to Landmark shareholders. The Olsen Palmer written opinion, dated June 4, 2021, is sometimes referred to as the Olsen Palmer opinion. The full text of the Olsen Palmer opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Olsen Palmer in rendering its opinion, is attached to this proxy statement/prospectus as Annex E. The summary of the Olsen Palmer opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. Landmark shareholders should read the full text of the Olsen Palmer opinion carefully and in its entirety.

The Olsen Palmer opinion is addressed to the Landmark board of directors, is directed only to the fairness, from a financial point of view, to the Landmark shareholders of the Landmark merger consideration to be received by Landmark shareholders in the Landmark merger with Simmons, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the Landmark merger. Olsen Palmer expressed no opinion as to the fairness of the Landmark merger consideration to the creditors or other constituencies of Landmark. The Olsen Palmer opinion is directed only to the fairness, from a financial point of view, of the Landmark merger consideration to the Landmark shareholders and does not address the underlying business decision of Landmark to engage in the Landmark merger or the relative merits of the Landmark merger as compared to any other alternative business strategies that might exist for Landmark. Olsen Palmer did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Landmark merger by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the Landmark merger by any other shareholder. The Olsen Palmer opinion should not be construed as creating any fiduciary duty on the part of Olsen Palmer to any party or person. The Olsen Palmer opinion was not reviewed or issued by a fairness opinion committee. Olsen Palmer has not been requested to opine as to, and the Olsen Palmer opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the Landmark merger to any one class or group of Landmark or any other party’s security holders or other constituents vis-à-vis any other class or group of Landmark’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Landmark merger, any class of such persons or any other party, relative to the Landmark merger consideration or otherwise. Olsen Palmer expressed no opinion as to the actual value of Simmons common stock when issued in the Landmark merger or the prices at which Landmark common stock or Simmons common stock will trade following announcement of the Landmark merger or at any future time.

In performing its review, and for purposes of rendering its opinion, Olsen Palmer relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Olsen Palmer by Landmark, its representatives or representatives of Simmons or that was otherwise reviewed by Olsen Palmer and has assumed, without independent verification, such accuracy and completeness of all such information. Olsen Palmer further relied on the assurances of the management of Landmark that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Olsen Palmer has not been asked to and has not undertaken an independent verification of any of such information and does not assume any responsibility or liability for the accuracy or completeness

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thereof. With Landmark’s consent, Olsen Palmer relied upon the advice Landmark has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Landmark merger that is contemplated by the Landmark merger agreement and Olsen Palmer assumed that all such advice is correct.

In connection with its opinion, Olsen Palmer made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Olsen Palmer reviewed:

•	a draft version of the Landmark merger agreement;
•	certain financial statements and other historical financial information of Landmark and Simmons that Olsen Palmer deemed relevant;
•	internal financial projections for Landmark for the year ending December 31, 2021 and estimated long-term annual earnings and balance sheet growth rates for the years ending December 31, 2022, December 31, 2023, December 31, 2024, December 31, 2025, and December 31, 2026 as provided by Landmark;
•	publicly available “street estimates” for Simmons, as well as assumed long-term dividends, and growth rates for Simmons, as discussed with representatives of Simmons;
•	a comparison of certain financial information for Landmark with similar institutions for which publicly available information is available;
•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
•	an analysis of the relative contribution that Landmark and Simmons will make to the combined company;
•	an estimated range of the intrinsic value of Landmark based on internal financial projections for Landmark as provided by Landmark;
•	the estimated pro forma financial impact of the Landmark merger, based on assumptions relating to transaction expenses, acquisition accounting adjustments, and cost savings as communicated to Olsen Palmer by representatives of Simmons;
•	the current market environment generally and the banking industry in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Olsen Palmer considered relevant.

Olsen Palmer also discussed with certain members of senior management of Landmark and its representatives the business, financial condition, results of operations and prospects of Landmark. Olsen Palmer held similar discussions with representatives of Simmons regarding the business, financial condition, results of operations, and prospects of Simmons.

The Olsen Palmer opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of June 4, 2021. Events occurring after June 4, 2021 could materially affect the Olsen Palmer opinion. Olsen Palmer has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after June 4, 2021.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Olsen Palmer. Each analytical technique has inherent strengths

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and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions Olsen Palmer reached are based on all the analysis and factors presented, taken as a whole, and also on application of Olsen Palmer’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Olsen Palmer therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses.

The following summarizes the material financial analyses that were considered by Olsen Palmer in rendering its opinion. The summary below is not a complete description of the analyses underlying the Olsen Palmer opinion or the presentation made by Olsen Palmer to the Landmark board of directors, but is a summary of all material analyses performed and presented by Olsen Palmer. No company or transaction used in the analyses described below is identical or directly comparable to Landmark, Simmons, or the contemplated merger.

Summary of Financial Terms of Landmark Merger Agreement. The financial terms of the Landmark merger agreement provide that Landmark shareholders shall be entitled to receive 4,500,000 shares of Simmons common stock and $7,000,000 in cash. Based on Simmons’s closing price on June 3, 2021 of $30.86, the implied deal value per fully diluted share equaled $6.50 and the aggregate transaction value approximated $145.9 million. Olsen Palmer calculated that the aggregate transaction value of $145.9 million represented:

•	143 percent of Landmark’s March 31, 2021 tangible book value;
•	14.0 times Landmark’s March 31, 2021 last twelve months earnings;
•	10.9 times Landmark’s March 31, 2021 last twelve months earnings plus cost savings;
•	14.5 percent of Landmark’s March 31, 2021 total assets; and
•	7.0 percent premium to Landmark’s March 31, 2021 core deposits.

Simmons Selected Companies Analysis. As part of its analysis, Olsen Palmer reviewed publicly available information to compare selected financial and market trading information for Simmons and a group of eight financial institutions which (i) were banks with common stock listed on the Nasdaq or the New York Stock Exchange, or NYSE; (ii) were headquartered in the United States; (iii) had total assets as of March 31, 2021 between $17.5 and $25.0 billion; (iv) had return on average assets over the twelve months ended March 31, 2021 between 0.75% and 1.25%; and (v) had nonperforming assets as a percentage of total assets as of March 31, 2021 of less than 1.0%. These eight financial institutions were as follows:

•	Atlantic Union Bankshares Corporation	•	First Interstate BancSystem, Inc.
•	Bank of Hawaii Corporation	•	Heartland Financial USA, Inc.
•	Customers Bancorp, Inc.	•	United Community Banks, Inc.
•	First Hawaiian, Inc.	•	Washington Federal, Inc.

Olsen Palmer noted the following selected financial measures, in each case as of and for the relevant period ended March 31, 2021:

	Total Assets ($ billions)	LTM Return on Average Assets	Nonperforming Assets to Total Assets
Median	$19.2	1.01%	0.37%
Mean	$19.9	1.00%	0.39%
Low	$18.2	0.82%	0.21%
High	$23.5	1.23%	0.64%
Simmons	$23.3	1.11%	0.56%

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Olsen Palmer analyzed various financial multiples for each company as calculated by S&P Global Market Intelligence, based on trading prices as of June 3, 2021 and financial metrics for the relevant period ended March 31, 2021, including trading price per share to last twelve months’ earnings per share, trading price per share to tangible common equity per share, trading price per share to total assets, and the core deposit premium implied by the market capitalization. Olsen Palmer reviewed the mean, median, high, and low values for each metric of the selected companies. The results of the selected companies analysis are summarized below:

	Price to LTM Earnings per Share		Price to Tangible Common Equity per Share	Price to Total Assets	Core Deposit Premium
Median	16.1	x	199.2%	15.8%	5.4%
Mean	15.3	x	195.2%	14.0%	6.4%
Low	8.5	x	134.0%	7.0%	2.8%
High	19.8	x	270.0%	16.3%	11.0%
Simmons	13.7	x	191.3%	14.3%	10.0%

Landmark Selected Companies Analysis. Olsen Palmer analyzed the relative valuation multiples as calculated by S&P Global Market Intelligence of 15 publicly-traded banks which (i) were banks with common stock listed on the Nasdaq or NYSE; (ii) were headquartered in the U.S.; (iii) had total assets as of March 31, 2021 between $500 million and $1.5 billion; (iv) had a return on average assets over the twelve months ended March 31, 2021 between 0.75% to 1.25%; and (v) had nonperforming assets as a percentage of total assets as of March 31, 2021 less than 1.0%. Merger targets were excluded from the selected companies. These 15 financial institutions were as follows:

•	Auburn National Bancorporation, Inc.	•	IF Bancorp, Inc.
•	Community West Bancshares	•	Limestone Bancorp, Inc.
•	Cortland Bancorp	•	Ohio Valley Banc Corp.
•	Emclaire Financial Corp	•	OP Bancorp
•	First Capital, Inc.	•	Richmond Mutual Bancorporation, Inc.
•	First Community Corporation	•	Salisbury Bancorp, Inc.
•	First National Corporation	•	Virginia National Bankshares Corporation
•	Home Federal Bancorp, Inc. of Louisiana

Olsen Palmer noted the following selected financial measures, in each case as of and for the relevant period ended March 31, 2021:

	Total Assets ($ millions)	LTM Return on Average Assets	Nonperforming Assets to Total Assets
Median	$1,056	0.97%	0.48%
Mean	$1,084	0.97%	0.46%
Low	$563	0.76%	0.08%
High	$1,492	1.21%	0.99%
Landmark	$1,007	1.04%	0.66%

Olsen Palmer analyzed various financial multiples for each company as calculated by S&P Global Market Intelligence, based on trading prices as of June 3, 2021 and financial metrics for the relevant period ended March 31, 2021, including trading price per share to last twelve months’ earnings per share, trading price per share to tangible common equity per share, trading price per share to total assets, and the core deposit premium implied by the market capitalization. Olsen Palmer reviewed the mean, median, high, low, 40th percentile, and 60th percentile values for each metric of the selected companies. The results of the selected companies analysis are summarized below:

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	Price to LTM Earnings per Share		Price to Tangible Common Equity per Share	Price to Total Assets	Core Deposit Premium Implied by Market Capitalization
Median	11.1	x	114.0%	10.3%	1.5%
Mean	12.0	x	115.3%	11.0%	2.3%
Low	8.8	x	86.3%	7.4%	-3.0%
High	17.9	x	148.9%	16.5%	13.1%
40th Percentile	11.0	x	112.7%	9.8%	1.4%
60th Percentile	11.7	x	117.4%	10.3%	1.9%

Landmark Selected Transactions Analysis. Olsen Palmer analyzed publicly available information relating to 11 acquisitions of banks that satisfied the following selected search criteria: transactions (i) which were announced between January 1, 2020 and June 4, 2021; (ii) where targets were headquartered in the U.S.; (iii) where targets had total assets between $550 million and $1.5 billion; (iv) where targets had a return on average assets over the twelve months prior to the transaction announcement between 0.50% and 1.50%; and (v) where targets had nonperforming assets as a percentage of total assets as of March 31, 2021 less than 1.50%. The selected transactions consisted of the following (buyer / seller):

•	United Community Banks, Inc./Aquesta Financial Holdings, Inc.	•	BancorpSouth Bank/National United Bancshares, Inc.
•	Equity Bancshares, Inc./American State Bancshares, Inc.	•	First Mid Bancshares, Inc./LINCO Bancshares, Inc.
•	Bank of Marin Bancorp/American River Bankshares	•	Dollar Mutual Bancorp/Standard AVB Financial Corp.
•	Shore Bancshares, Inc./Severn Bancorp, Inc.	•	Hanover Bancorp Inc./Savoy Bank
•	Stock Yards Bancorp, Inc./Kentucky Bancshares, Inc.	•	Enterprise Financial Services Corp/Seacoast Commerce Banc Holdings
•	First Busey Corporation/Cummins-American Corp.

Olsen Palmer noted the following selected financial measures of the targets, in each case as of prior to the transaction announcement and for Landmark as of March 31, 2021:

	Total Assets ($ millions)	LTM Return on Average Assets	Nonperforming Assets to Total Assets
Median	$953	0.91%	0.76%
Mean	$984	0.93%	0.73%
Low	$597	0.58%	0.15%
High	$1,395	1.31%	1.26%
Landmark	$1,007	1.04%	0.66%

Olsen Palmer analyzed various financial multiples for each transaction as calculated by S&P Global Market Intelligence including deal value to last twelve months’ earnings plus cost savings prior to transaction announcement, deal value to tangible common equity, deal value to total assets, and the core deposit premium implied by the deal value. Olsen Palmer reviewed the mean, median, high, low, 40th percentile, and 60th percentile values for each such metric of the acquired institution in each such transaction. The results of the selected transactions analysis are summarized below:

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	Deal Value to LTM Earnings Plus Cost Savings		Deal Value to Tangible Common Equity	Deal Value to Total Assets	Core Deposit Premium Implied by the Deal Value
Median	8.4	x	149.2%	15.2%	1.5%
Mean	9.4	x	148.3%	13.6%	3.5%
Low	5.7	x	106.6%	9.8%	1.1%
High	12.3	x	214.3%	17.2%	7.0%
40th Percentile	8.2	x	139.9%	12.4%	1.4%
60th Percentile	11.0	x	156.3%	15.3%	3.4%

Relative Contribution Analysis. Olsen Palmer analyzed the relative standalone contribution of Simmons and Landmark to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, Olsen Palmer used (i) balance sheet and income statement data for Simmons and Landmark as of or for the 12-month period ended March 31, 2021 and (ii) 2019 and 2020 net income. The results of Olsen Palmer’s analysis are set forth in the following table:

	Simmons First National Corporation % of Total	Landmark % of Total
Balance Sheet:
Total Assets	95.9%	4.1%
Gross Loans Held for Investment	93.9%	6.1%
Deposits	95.6%	4.4%
Tangible Common Equity	94.5%	5.5%
Total Equity	96.6%	3.4%
Income Statement:
Net Income – 2019	96.3%	3.7%
Net Income – 2020	96.2%	3.8%
Net Income – LTM	95.9%	4.1%

Landmark Discounted Cash Flow Analysis. Olsen Palmer analyzed the discounted present value of Landmark projected free cash flows for the years ending December 31, 2021 through December 31, 2026. Olsen Palmer estimated cash flows based on dividendable common equity, defined as Tier 1 Capital in excess of a minimum Tier 1 Capital ratio of 9.0%. Olsen Palmer applied a range of price to earnings multiples of 10.3x to 12.3x, based on review of price/earnings multiples for relevant indices of publicly traded bank stocks, to Landmark estimated calendar year 2026 net income to derive a terminal value.

The projected cash flows and terminal values were discounted using an estimated cost of equity capital for Landmark derived by the Duff & Phelps discount rate build-up method consisting of the sum of a risk-free rate, equity risk premium, size premium, and industry risk premium. Olsen Palmer applied a range of discount rates of 13.5% to 15.5%.

The calculations resulted in a rage of implied values of $138.3 million to $166.4 million.

The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. The financial forecasts from 2021 – 2026 were provided by Landmark management.

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Financial Impact Analysis. Olsen Palmer performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Simmons and Landmark. Using (i) publicly available consensus “street estimates” for Simmons and assumed long-term dividends, and growth rates for Simmons as provided by its representatives, (ii) pro forma assumptions regarding the impact of the Landmark merger, based on assumptions relating to transaction expenses, acquisition accounting adjustments, and cost savings as communicated to Olsen Palmer by representatives of Simmons, and (iii) financial forecasts and projections relating to the net income and tangible common equity of Landmark provided by Landmark management, Olsen Palmer analyzed the potential financial impact of the Landmark merger on certain projected financial results of Simmons. This analysis indicated that the Landmark merger is expected to be accretive to Simmons’s estimated earnings per share beginning in 2022. The analysis also indicated that the Landmark merger is expected to be accretive to tangible book value per share for Simmons and that Simmons would maintain capital ratios in excess of those required for Simmons to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Landmark and Simmons prior to and following the Landmark merger will vary from the projected results, and the variations may be material.

Olsen Palmer’s Compensation and Other Relationships with Landmark and Simmons. No limitations were imposed by the Landmark board of directors on Olsen Palmer with respect to the investigations made or procedures followed in rendering its opinion. Neither Olsen Palmer nor the individuals involved in providing the Olsen Palmer opinion has any present or contemplated future ownership interest in Landmark. Olsen Palmer is acting as Landmark’s financial advisor in connection with the Landmark merger and will receive a cash fee equal to 1.50% of the aggregate Landmark merger consideration, $150,000 of which became payable to Olsen Palmer with rendering of its opinion and the balance of which is contingent upon the closing of the Landmark merger. Landmark has also agreed to indemnify Olsen Palmer against certain claims and liabilities arising out of Olsen Palmer’s engagement and to reimburse Olsen Palmer for certain of its out-of-pocket expenses incurred in connection with Olsen Palmer’s engagement.

Olsen Palmer has not provided investment banking and financial advisory services to Landmark or Simmons during the two-year period prior to June 4, 2021, except with respect to the Landmark merger. Olsen Palmer may provide investment banking, financial advisory and other financial services to Landmark and/or Simmons in the future, for which Olsen Palmer may receive compensation.

Certain Prospective Financial Information

Simmons and Landmark do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates of any such projections. However, Landmark is including in this proxy statement/prospectus certain unaudited prospective financial information that was used by Olsen Palmer for the purpose of Olsen Palmer performing its financial analysis in connection with rendering its opinion to the Landmark board of directors, as described in the section entitled “—Opinion of Landmark’s Financial Advisor.” The unaudited prospective financial information of Landmark included in this proxy statement/prospectus, which we refer to as the Landmark prospective information, was made available by Landmark to Olsen Palmer. The Landmark prospective information was prepared solely by Landmark management and was not prepared, provided to, reviewed or approved by Simmons management or the Simmons board of directors. The unaudited prospective financial information of Simmons included in this proxy statement/prospectus, which we refer to as the Simmons prospective information (and, together with the Landmark prospective information, the prospective information) was not prepared, provided to, reviewed or approved by Landmark management, the Landmark board of directors, Simmons management or the Simmons board of directors. By inclusion of this prospective information, the respective managements and boards of directors of Landmark and Simmons, and Landmark’s financial advisor, assume no responsibility for the prospective information. The inclusion of this prospective information should not be regarded as an indication that any of Landmark, Simmons, Olsen Palmer, their

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respective representatives or any other recipient of this prospective information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

The Landmark prospective information was prepared solely by Landmark management for internal use, and certain of the assumptions related to the impact of the merger were discussed between representatives of Simmons, Landmark and Olsen Palmer. The prospective information is subjective in many respects. While presented with numeric specificity, the prospective information reflects numerous estimates and assumptions made solely by Landmark management with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Landmark’s and Simmons’ respective businesses, all of which are difficult to predict and many of which are beyond Landmark’s and Simmons’ control. The prospective information reflects both assumptions solely by Landmark management as to certain business decisions that are subject to change and, in many respects, subjective judgment solely by Landmark management, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the prospective information and the underlying estimates and assumptions will be realized. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the prospective information to be inaccurate include, but are not limited to, risks and uncertainties relating to Landmark’s and Simmons’ respective businesses, industry performance, general business and economic conditions, competition, customer requirements and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus and in Simmons’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as well as the other reports filed by Simmons with the SEC.

The prospective information was not prepared by Landmark management with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the prospective information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Landmark’s and Simmons’ respective historical GAAP financial statements. Neither Landmark’s nor Simmons’ independent public accountants nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the prospective information does not take into account any circumstances or events occurring after the date it was prepared. No assurance can be given that, had the prospective information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Neither Landmark nor Simmons intends to, and expressly disclaims any obligation to, make publicly available any update or other revision to the prospective information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The prospective information does not take into account the possible financial and other effects on Landmark or Simmons of the Landmark merger and does not attempt to predict or suggest future results of the surviving company. The prospective information does not give effect to the Landmark merger, including the impact of negotiating or executing the Landmark merger agreement, the expenses that may be incurred in connection with consummating the Landmark merger, the potential synergies that may be achieved by the surviving company as a result of the Landmark merger, the effect on Landmark or Simmons of any business or strategic decision or action that has been or will be taken as a result of the Landmark merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Landmark merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of

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the Landmark merger. Further, the Landmark prospective information does not take into account the effect on Landmark of any possible failure of the Landmark merger to occur.

None of Landmark, Simmons, Olsen Palmer, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Landmark or Simmons or other persons regarding Landmark’s or Simmons’ ultimate performance compared to the information contained in the prospective information or that the projected results will be achieved. The summary of the prospective information included below is not being included to influence your decision whether to vote for the Landmark merger proposal, but is being provided solely because it was used by Olsen Palmer in connection with rendering the Olsen Palmer opinion.

In light of the foregoing, and considering that the Landmark special meeting will be held many months after the prospective information was prepared, as well as the uncertainties inherent in any forecasted information, Landmark shareholders are cautioned not to place unwarranted reliance on such information, and all Landmark shareholders are urged to review the other information contained elsewhere in this proxy statement/prospectus for a description of Simmons’ and Landmark’s respective businesses as well as Simmons’ most recent SEC filings for a description of Simmons’ reported financial results. See the section entitled “Where You Can Find More Information.”

The following tables present the Landmark prospective information, prepared solely by Landmark management, and the Simmons prospective information, in each case, approved for Olsen Palmer’s use by the Landmark board of directors for Olsen Palmer’s financial analysis in connection with rendering the Olsen Palmer opinion to the Landmark board of directors, as described in the section entitled “—Opinion of Landmark’s Financial Advisor.”

Landmark Prospective Information

	As of or For the Years Ended December 31,
	2021	2022	2023	2024	2025	2026
Landmark Net Income ($ millions)	$11.3	$12.6	$14.0	$15.3	$16.6	$18.0
Landmark Total Assets ($ millions)	$1,012	$1,062	$1,112	$1,162	$1,212	$1,262

Simmons Prospective Information

Assumed Long-Term Growth Rates for Simmons
Earnings (%)	7%
Total Assets (%)	7%

Simmons’ Reasons for the Landmark Merger

In reaching its decision to adopt and approve the Landmark merger agreement, the Landmark merger and the other transactions contemplated by the Landmark merger agreement, the Simmons board of directors evaluated the Landmark merger agreement and the Landmark merger in consultation with Simmons’ management, as well as Simmons’ financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors, which are not presented in order of priority:

•	the anticipation that the Landmark merger is expected to enhance the scale and expand the footprint of the combined company in the attractive Tennessee banking market;
•	each of Simmons’, Landmark’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;
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•	the fact that Landmark’s business and operations complement those of Simmons and that the Landmark merger would result in a combined company with a diversified revenue stream from diversified geographic markets, a well-balanced portfolio and an attractive funding base;
•	its existing knowledge of Landmark’s business and its review and discussions with Simmons’ management concerning the additional due diligence examination of Landmark conducted in connection with the Landmark merger;
•	the perceived complementary nature of the cultures and the shared core technology operating systems of the two companies, which Simmons’ management believes should facilitate integration and implementation of the Landmark merger;
•	the complementary branch networks of Simmons and Landmark;
•	Landmark’s market position within the Tennessee banking market, particularly Landmark’s market share in the Memphis market;
•	its understanding of the current and prospective environment in which Simmons and Landmark operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Simmons both with and without the Landmark merger;
•	the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;
•	the terms of the Landmark merger agreement, including the Landmark merger consideration, expected tax treatment, deal protection and termination fee provisions, which the Simmons board of directors reviewed with Simmons’ management and Simmons’ financial and legal advisors;
•	Simmons’ successful operating and acquisition track record, specifically Simmons’ history of efficiently closing and integrating acquisitions;
•	its belief that the Landmark merger is likely to provide substantial value to Simmons shareholders;
•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Landmark’s business, operations and workforce with those of Simmons;
•	the potential risk of diverting management attention and resources from the operation of Simmons’ business and towards the completion of the Landmark merger;
•	certain anticipated Landmark merger-related costs;
•	the regulatory and other approvals required in connection with the Landmark merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions, including a burdensome condition;
•	the potential risk of losing other acquisition opportunities while Simmons remains focused on completing the Landmark merger; and
•	the nature and amount of payments and other benefits to be received by Landmark management in connection with the Landmark merger.
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The foregoing discussion of the information and factors considered by the Simmons board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Simmons board of directors. In reaching its decision to adopt and approve the Landmark merger agreement, the Landmark merger and the other transactions contemplated by the Landmark merger agreement, the Simmons board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Simmons board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination to adopt and approve the Landmark merger agreement and the transactions contemplated thereby, including the Landmark merger.

This explanation of the Simmons board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Interests of Landmark’s Directors and Executive Officers in the Landmark Merger

In considering the recommendation of the Landmark board of directors that Landmark shareholders vote “FOR” the Landmark merger proposal, Landmark shareholders should be aware that some of Landmark’s executive officers and directors have interests in the Landmark merger, which may be considered to be different from, or in addition to, the interests of the Landmark shareholders generally. These interests are described below. The Landmark board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Landmark merger agreement, the Landmark merger and the other transactions contemplated by the Landmark merger agreement and to recommend that Landmark shareholders vote “FOR” the Landmark merger proposal.

Employment Agreements

Landmark has entered into employment agreements with the following executives which provide for severance obligations upon a termination of employment in connection with a change in control transaction: Charles Dickey, James Farrell and Mike Russell. These severance benefits provide for a severance payment equal to (1) 2.99 times the executive’s base salary, plus (2) an amount equal to the greater of the bonus paid to the executive for the previous year, if any, or the bonus that would have been paid to executive for the year in which the termination occurred, based on an annualized basis and in good faith, and (3) any unpaid vacation pay, expense reimbursements and other amounts due to the executive but not yet paid. In addition, for 36 months following the termination of employment, the executive and the executive’s spouse and dependents shall be eligible for a continuation of employee benefits or alternatively, if continuation of such benefits is not permitted under applicable law or regulations, cash in lieu of such benefits continuation. The employment agreements with each of Messrs. Dickey, Farrell, and Russell provide that if payments would constitute excess parachute payments within the meaning of Section 280G of the Code, payments will be reduced to the extent necessary in order to prevent payments from constituting an excess parachute payment. Whether any of the individual’s payments will be subject to reduction under this provision will depend on a number of factors, including each individual’s post-closing arrangements and compensation with Simmons. As of the date of this proxy statement/prospectus, Mr. Farrell has been offered employment by Simmons but Simmons intends that Mr. Farrell will remain eligible for the severance benefits described above even if he accepts the offered employment.

Stock Option Plan Acceleration

Landmark’s Non-Qualified Stock Option Plan provides that any unvested options automatically vest upon the occurrence of a change in control transaction. At the Landmark effective time, each Landmark stock option, whether vested or unvested, outstanding immediately prior to the Landmark effective time, will be canceled and converted into the right to receive from Simmons a cash payment equal to the difference, if positive, between (1) the fully diluted per share value and (2) the exercise price of such Landmark stock option.

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Indemnification

The Landmark merger agreement provides that, for a period of six years after the Landmark effective time, Simmons will indemnify, defend and hold harmless each of the present and former directors or officers of Landmark against all liabilities arising out of actions or omissions arising out of such person’s services as director or officers of Landmark, or at Landmark’s request, of another corporation, partnership, joint venture, trust or other enterprise, occurring at or prior to the effective time to the fullest extent permitted under the Landmark charter and the Landmark bylaws in effect on the date of the Landmark merger agreement (subject to applicable law), including provisions relating to the advancement of expenses incurred in the defense of any litigation, provided that, in the case of an advancement of expenses, any indemnified party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification.

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THE TRIUMPH MERGER

The following discussion contains material information regarding the Triumph merger. The discussion is subject to, and qualified in its entirety by reference to, the Triumph merger agreement, which is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. This discussion does not purport to be complete and may not contain all of the information about the Triumph merger that is important to you. We urge you to read the Triumph merger agreement carefully and in its entirety, as it is the legal document governing the Triumph merger.

Terms of the Triumph Merger

Each of the Simmons board of directors and the Triumph board of directors approved the Triumph merger agreement. The Triumph merger agreement provides that, among other things, Triumph will merge with and into Simmons, with Simmons as the surviving corporation in the merger. Immediately following the Triumph merger, Triumph Bank will merge with and into Simmons Bank, with Simmons Bank as the surviving bank.

Based on the assumptions set forth below, at the Triumph effective time, each share of Triumph common stock that is issued and outstanding immediately prior to the Triumph effective time, excluding certain specified shares, will be converted into the right to receive, subject to possible adjustment, the Triumph merger consideration. In the aggregate, Simmons expects to issue approximately 4,164,839 shares of Simmons common stock and pay approximately $2,645,937.83 (minus the cash payment for outstanding Triumph stock options) to Triumph shareholders upon completion of the Triumph merger, subject to certain conditions and potential adjustments under the Triumph merger agreement. The Triumph merger consideration is based on the assumption that (i) 4,586,300 shares of Triumph common stock are issued and outstanding and (ii) 148,763 shares of Triumph common stock are subject to outstanding Triumph stock options with a weighted average exercise price of $18.67, in each case, immediately prior to the Triumph effective time. In addition, we have assumed that the Triumph/Simmons average closing price is equal to $27.49, which was the closing sales price of Simmons common stock on the last practicable trading day prior to printing this proxy statement/prospectus.

Simmons will not issue any fractional shares of Simmons common stock in the Triumph merger. Instead, a Triumph shareholder who would otherwise be entitled to a fractional share of Simmons common stock upon completion of the Triumph merger will receive, in lieu thereof, an amount in cash, rounded up to the nearest whole cent (without interest), determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Simmons common stock that such shareholder would otherwise be entitled to receive by (ii) the Triumph/Simmons average closing price.

Triumph shareholders are being asked to approve the Triumph merger agreement, including the Triumph merger and all transactions contemplated thereby. See the section entitled “The Merger Agreements” for additional and more detailed information regarding the legal documents that govern the Triumph merger, including information about the conditions to consummation of the Triumph merger and the provisions for terminating or amending the Triumph merger agreement.

Background of the Triumph Merger

As part of the ongoing consideration and evaluation of Triumph’s long-term prospects and strategies over the years, the Triumph board of directors has regularly reviewed and assessed Triumph’s business strategies and objectives, including assessments of potentially available strategic growth opportunities, as part of Triumph’s efforts to enhance value for its shareholders and deliver the best possible services to its customers and communities.

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The Triumph board of directors at its offsite retreat held on July 17, 2020, at Shelby Group International, Inc. d/b/a MCR Safety, which is located in Collierville, Tennessee, discussed possible next steps and growth of Triumph and Triumph Bank. During this Triumph board of directors’ retreat, business strategies and objectives were discussed as part of the continued effort to increase shareholder value and to deliver quality services to Triumph’s customers and to enhance the communities in which we live, work and play. Discussions ensued on the financial services markets in Memphis and Nashville, the regulatory environment, the economy generally and in these markets, Triumph’s ability to compete attracting talent, its pricing and service to Triumph’s customers.

The Triumph board of directors also discussed the benefits and risks to Triumph and its shareholders to continue to build organically through the opening of new branches or to consider combining with one or more financial institutions. The Triumph board of directors requested Mr. John A. Bobango of the law firm, Farris Bobango, PLC, Triumph’s counsel, which we refer to as Farris Bobango, and Mr. William J. Chase, Jr., Triumph’s President and Chief Executive Officer, to review and consider financial institutions to approach on behalf of Triumph for a discussion regarding potential opportunities. Over the next several days, Mr. Chase and Mr. Bobango discussed potential financial institutions to consider.

During July and August of 2020 and in the midst of the COVID-19 pandemic, Mr. Bobango had brief discussions with representatives of two financial institutions. The conversations were positive; however, after Mr. Chase and Mr. Bobango had discussions with Mr. Hilliard Crews, chair of the Triumph board of directors, and Mr. Mike McCarver, Triumph’s Executive Vice-President and Chief of Operations Officer, Mr. Chase and Mr. Bobango delayed further discussions due to the COVID-19 pandemic.

At the meeting of the Triumph board of directors on November 18, 2020, Mr. Bobango mentioned that now may be a better time to open discussions with financial institutions and Simmons would be a good candidate. Mr. Crews asked Mr. Bobango to connect with Mr. George Makris, Jr., Chairman and Chief Executive Officer of Simmons. On November 21, 2020, Mr. Bobango contacted Mr. Makris regarding the potential opportunity of a business combination with Simmons. Mr. Bobango and Mr. Makris agreed it would be useful to meet in person the next time Mr. Makris was in Memphis to explore a possible business combination.

Over the following three months Triumph entered into a mutual non-disclosure agreement with another financial institution, which resulted in preliminary discussions regarding a merger with Triumph. During this time, Triumph discussed, but did not enter into, a non-disclosure agreement with one additional financial institution.

On March 5, 2021, Mr. Makris called Mr. Bobango to inquire about Triumph’s interest in discussing a merger between the two companies. Mr. Bobango suggested Mr. Makris and other representatives of Simmons meet with representatives of Triumph.

On March 6, 2021, Mr. Bobango briefed Messrs. Crews, Chase and McCarver regarding his conversation with Mr. Makris and the opportunity of exploring a potential transaction with Simmons. Messrs. Crews, Chase and McCarver discussed that a meeting with Mr. Makris would be the next step and expressed their support for Mr. Bobango to contact Mr. Makris to arrange an in-person meeting between representatives of Triumph and Simmons to discuss a potential merger in greater detail. Over the next several days, Mr. Crews communicated with the other members of the Triumph board of directors regarding the initial discussions with Simmons.

On March 12, 2021, Messrs. Bobango, Crews, Chase and McCarver met with a representative of another financial institution to discuss potential strategic advantages of a merger.

On March 19, 2021, Messrs. Bobango, Crews, Chase and McCarver met with representatives of Simmons, which included Mr. Makris; Robert Fehlman, who was, at that time, Simmons’ Chief Financial Officer and Chief Operating Officer; and Stephen Massanelli, Simmons’ Chief Administrative Officer, which meeting was held at the offices of Farris Bobango in Memphis, Tennessee. The parties discussed the potential strategic advantages of a merger, each company’s philosophy, credit and underwriting, and

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the financial and operational benefits of a combination of the two companies. At the meeting, the Triumph and Simmons representatives expressed interest in continuing discussions regarding a merger of the two companies. Following this meeting and over the next several days, Mr. Crews briefed other members of the Triumph board of directors on the discussions with Simmons.

From March 19, 2021 to March 24, 2021, Mr. Crews had informal discussions with the Triumph board of directors to outline the next steps with Simmons.

On March 24, 2021, at the Triumph board meeting, Mr. Crews discussed the meeting on March 19, 2021 with representatives from Simmons and the potential strategic advantages of a merger with Simmons. The Triumph board of directors also discussed the March 12, 2021 meeting of Triumph representatives with the other financial institution. After discussing the advantages and disadvantages of a strategic merger, the Triumph board of directors decided to pursue discussions with Simmons. The board of directors also discussed engaging Southard Financial to advise and issue a fairness opinion.

On March 26, 2021, Triumph and Simmons executed a customary mutual nondisclosure agreement in order to facilitate more detailed discussions of a potential business combination and reciprocal due diligence efforts.

On March 29, 2021, Simmons delivered an indication of interest to the Triumph board of directors to acquire Triumph for shares of Simmons common stock of approximately $132,047,500 in aggregate transaction value and based on the 20-trading day average closing price of Simmons common stock as of March 29, 2021.

On March 31, 2021, the Triumph board of directors held a special meeting to discuss the meeting with representatives of Simmons, the potential transaction with Simmons and the indication of interest delivered by Simmons. Mr. Bobango reviewed with the Triumph board of directors the directors’ fiduciary duties under Tennessee law and then discussed with the Triumph board of directors the terms for the potential transaction that were being discussed between Simmons and Triumph in the indication of interest. After a lengthy discussion, the Triumph board of directors expressed its support for continuing to explore the feasibility and potential benefits of a proposed transaction with Simmons and approved pursing a transaction with Simmons, provided Simmons submitted a revised bid with a “collar” based on the fluctuating price of the market value of Simmons common stock and a closing date early in the fourth quarter of 2021. The Triumph board of directors directed Messrs. Crews, Chase, McCarver and Bobango, to continue their discussions and negotiations with Simmons regarding such a transaction, and if the requested changes were made, authorized Mr. Crews to execute the revised indication of interest.

On April 1, 2021, Mr. Makris and Mr. Bobango discussed the terms set out in Simmons’ indication of interest and the changes requested by Triumph. Triumph requested a closing date in early October in the fourth quarter of 2021 and a right to terminate by Triumph if the price of the Simmons’ stock decreased beyond a certain level. Mr. Makris indicated he would discuss internally at Simmons.

On April 2, 2021, Simmons submitted a revised indication of interest that contained revisions acceptable to Triumph. The revised indication of interest was executed and dated by Mr. Crews on behalf of Triumph on April 2, 2021.

On April 10, 2021, Mr. McCarver communicated with its accounting advisor, Reynolds, Bone and Griesbeck, PLC, which we refer to as Reynolds, to assist with the financial analysis of the Triumph merger.

From April 13, 2021 to June 3, 2021, the parties engaged in mutual due diligence, including through a series of virtual due diligence meetings and telephone calls between the parties and their respective representatives to discuss relevant topics. Triumph made available to Simmons documents for their mutual due diligence, including through the use of a virtual data room. Triumph reviewed the public information available on Simmons and asked follow up questions to representatives of Simmons.

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On May 10, 2021, Simmons delivered a first draft of the Triumph merger agreement to Farris Bobango. Between May 10, 2021 and June 1, 2021, the specific terms of the Triumph merger agreement were negotiated between the representatives of Simmons and Triumph and their respective outside counsel. During this period the representatives and their legal counsel also negotiated the terms of the Triumph voting agreements. During this period, Triumph and Simmons exchanged several additional drafts of the Triumph merger agreement and the related transaction documents, including the Triumph voting agreement. Additionally, during this time, Triumph continued to confer with Reynolds.

Throughout the day of June 2, 2021, the Triumph and Simmons management teams, with the assistance of the parties’ legal advisors, continued to finalize the Triumph merger agreement and Triumph voting agreements.

On June 3, 2021, the Triumph board of directors held a special meeting to review and discuss the potential transaction with Simmons, with representatives of Farris Bobango, Southard Financial, and Reynolds in attendance. Mr. Bobango updated the Triumph board of directors on the final negotiations with Simmons relating to the potential transaction and the final terms of the Triumph merger agreement, including the price terms, representations and warranties, negative covenants and closing conditions. Mr. Bobango then discussed with Triumph’s directors the terms of the Triumph voting agreements. The directors then asked management and Farris Bobango questions about the Triumph merger agreement. Following these questions from the Triumph board of directors, Mr. Bobango reviewed with the directors certain legal considerations, including the directors’ fiduciary duties in connection with their consideration of a potential transaction with Simmons.

Representatives of Southard Financial then reviewed and discussed with the Triumph board of directors, among other matters, certain preliminary financial analyses regarding the two companies and the financial aspects of the proposed transaction. Following the discussion, representatives of Southard Financial rendered to the Triumph board of directors its firm’s opinion, which was initially rendered orally and confirmed by a written opinion dated June 4, 2021, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as set forth in its opinion, the Triumph merger consideration was fair, from a financial point of view, to the holders of Triumph common stock as described in the section entitled “—Opinion of Triumph’s Financial Advisor.” For a description of Southard Financial’s opinion, please refer to the section entitled “—Opinion of Triumph’s Financial Advisor.”

There were further discussions, including comments and questions answered by Joseph Callicutt with Reynolds. After these discussions and considering various factors, including the interests of the Triumph shareholders, customers, employees and communities served by Triumph, as well as the factors described in the section entitled “—Triumph’s Reasons for the Triumph Merger and Recommendations of the Triumph Board of Directors,” the Triumph board of directors approved the Triumph merger agreement and the transactions contemplated thereby and determined that they were advisable and fair to and in the best interests of Triumph and its shareholders, and recommended that the Triumph shareholders approve and adopt the Triumph merger agreement.

On June 4, 2021, the Simmons board of directors held a meeting to consider the terms of the proposed Triumph merger and Triumph merger agreement. At the meeting, members of Simmons’ management reported on the status of due diligence and negotiations with Triumph. Also at the meeting, Simmons’ financial advisor reviewed with the Simmons board of directors financial aspects of the proposed Triumph merger. At the meeting, Simmons’ internal legal counsel reviewed with the Simmons board of directors its fiduciary duties and reviewed the key terms of the Triumph merger agreement and related agreements (including the Triumph voting agreements), as described elsewhere in this proxy statement/prospectus, including a summary of the provisions relating to governance of the combined company and the provisions relating to employee matters.

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After considering the proposed terms of the Triumph merger agreement, the terms of the Triumph voting agreements, and taking into consideration the matters discussed during that meeting and prior meetings of the Simmons board of directors, including the factors described in the section entitled “—Simmons’ Reasons for the Triumph Merger,” the Simmons board of directors determined that the Triumph merger was consistent with Simmons’ business strategies and in the best interests of Simmons and Simmons shareholders and the Simmons board of directors voted to approve and adopt the Triumph merger agreement, the Triumph merger and the other transactions contemplated by the Triumph merger agreement.

Following the board meetings of Triumph and Simmons, on June 4, 2021, the Triumph merger agreement was signed by Triumph and Simmons and each of the directors and certain executive officers of Triumph signed the Triumph voting agreements. The transaction was announced in the morning of Monday, June 7, 2021, in a press release issued by Simmons.

Triumph’s Reasons for the Triumph Merger and Recommendation of the Triumph Board of Directors

After careful consideration, at a special meeting held on June 3, 2021, the Triumph board of directors (i) determined that the Triumph merger agreement and the transactions contemplated thereby, including the Triumph merger, are in the best interests of Triumph, its shareholders and other constituencies, (ii) declared the Triumph merger agreement advisable and (iii) approved the execution, delivery and performance of the Triumph merger agreement and the consummation of the transactions contemplated thereby, including the Triumph merger. Accordingly, the Triumph board of directors unanimously recommends that the Triumph shareholders vote “FOR” the Triumph merger proposal and “FOR” the Triumph adjournment proposal.

In reaching its decision to approve the Triumph merger agreement and the transactions contemplated thereby, including the Triumph merger, and to recommend that the Triumph shareholders approve the Triumph merger agreement, the Triumph board of directors evaluated the Triumph merger agreement, the Triumph merger and the other transactions contemplated by the Triumph merger agreement in consultation with Triumph’s management, as well as with Triumph’s financial and legal advisors, and considered a number of factors, including the following:

•	each of Triumph’s and Simmons’ business, operations, financial condition, stock performance, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through due diligence, the Triumph board of directors considered that Simmons’ and Triumph’s respective business, operations and risk profile complement each other and that the companies’ separate earnings and prospects, and the synergies and scale potentially available in the proposed transaction, create the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to Triumph’s earnings and prospects on a stand-alone basis;
•	the market value of Simmons common stock prior to the execution of the Triumph merger agreement, the prospects for future appreciation of Simmons common stock, and the history of dividends payable by Simmons to holders of Simmons common stock, and the trading liquidity of Simmons common stock;
•	the fact that the exchange ratio, as may be adjusted, and the cash consideration to be paid to Triumph shareholders was believed by Triumph board of directors to be consistent with market practice for transactions of this type and with the strategic purpose of the transaction;
•	Simmons’ broader products and services offerings, as well as its digital capabilities across its customer base;
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•	the perceived risks and uncertainties attendant to Triumph’s operation as an independent banking organization, including the risks and uncertainties related to competition in market areas of Triumph Bank, increased operating and regulatory costs, interest rate environments, and potentially increased capital requirements;
•	the terms of the recent business combinations, including financial institutions, either announced or completed during the past year and the two quarters of this year in Tennessee and contiguous states and the effect of such combinations or competitive conditions and future opportunities in the Triumph market areas;
•	Triumph’s familiarity of the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, possible effects of scale, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both nationwide banks and non-bank financial and financial technology firms, and current financial market conditions and the likely effects of these factors on Triumph’s and the combined company’s potential growth, development productivity and strategic options, and the likely effect of these factors on Triumph both with and without the proposed Triumph merger;
•	Triumph’s views with respect to other strategic alternatives potentially available to Triumph, including continuing as a stand-alone company focused exclusively on organic growth, making smaller acquisitions of other banks, transformative transactions (including large acquisitions or a merger of equals) and a transaction involving the sale of Triumph and a transformative transaction with another potential acquiror or merger partner, and Triumph’s belief that a transaction with such other potential transaction partners would not deliver the financial and operational benefits that could be achieved in the proposed merger with Simmons;
•	Simmons’ past record of integrating acquisitions and realizing expected financial and other benefits of such acquisitions;
•	Triumph’s belief that the two companies’ corporate cultures are similar and compatible, which would facilitate integration and implementation of the transaction;
•	synergies and positive impact to local communities and minimize the loss of customers and employees and to further diversify the operating risk of Triumph on a stand-alone basis;
•	the fact that the Triumph shareholders will have an opportunity to vote on the approval of the Triumph merger agreement and the Triumph merger;
•	the fact that Simmons intends to retain as many employees of Triumph as feasible;
•	the fact that the Triumph shareholders would be entitled to appraisal or dissenters’ rights in connection with the Triumph merger;
•	the impact of the Triumph merger on Triumph’s employees, including the compensation and employee benefits agreed to be provided by Simmons pursuant to the Triumph merger agreement;
•	the expectation that the required regulatory approvals could be obtained in a timely fashion;
•	the expectation the Triumph merger will be generally tax-free for United States federal income tax purposes for Triumph shareholders;
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•	the oral opinion of Southard Financial to the Triumph board of directors, subsequently confirmed in writing, to the effect that, as of June 4, 2021, the date of Southard Financial’s written opinion, and based upon and subject to the factors, qualifications and assumptions set forth in Southard Financial’s written opinion, the Triumph merger consideration was fair from a financial point of view to the holders (other than Simmons and its affiliates) of Triumph common stock, as more fully described below in the section entitled “—Opinion of Triumph’s Financial Advisor;” and
•	the terms of the Triumph merger agreement, which Triumph reviewed with its legal counsel, including the representations, covenants, deal protection, closing conditions and termination provisions.

The Triumph board of directors also considered the potential risks related to the transaction but concluded that the anticipated benefits of combining with Simmons were likely to outweigh these risks substantially. These potential risks include:

•	the potential for the value of the Triumph merger consideration to be received by Triumph shareholders to be adversely affected by a decrease in the trading price of Simmons’ common stock;
•	the possible diversion of management and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;
•	that Triumph’s directors and executive officers may have interests in the Triumph merger that are different from or in addition to those of its shareholders generally, as more fully described in the section entitled “—Interests of Triumph’s Directors and Executive Officers in the Triumph Merger;”
•	the nature and amount of payments and other benefits to be received by Triumph’s management in connection with the Triumph merger pursuant to existing Triumph plans and compensation arrangements and the Triumph merger agreement;
•	the risk of losing key Triumph employees during the pendency of the Triumph merger and thereafter;
•	the restrictions on the conduct of Triumph’s business during the period between execution of the Triumph merger agreement and the consummation of the Triumph merger, which could delay or prevent Triumph from undertaking business opportunities that might arise or certain actions it might otherwise take regarding its operations, if not for the pendency of the Triumph merger;
•	the potential effect of the Triumph merger on Triumph’s overall business, including its relationships with customers, employees, suppliers and regulators;
•	the risk that the Triumph merger may not be completed despite the combined efforts of Triumph and Simmons or that completion may be delayed;
•	the regulatory and other approvals required in connection with the Triumph merger and the merger of Triumph Bank with and into Simmons Bank and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions;
•	the potential for legal claims challenging the Triumph merger;
•	the potential risks associated with achieving anticipated efficiency improvements and cost reductions and savings and successfully integrating Triumph’s business, operations and workforce with those of Simmons;
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•	the fact that Triumph may be obligated to pay Simmons a termination fee of $6.5 million in certain circumstances, as more fully described in the sections entitled “The Merger Agreements—Termination of the Merger Agreements” and “The Merger Agreements—Termination Fees,” may deter others from proposing an alternative transaction that may be more advantageous to the Triumph shareholders; and
•	the other risks described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Triumph board of directors is not intended to be exhaustive, and may not include all of the material factors considered by the Triumph board of directors. In view of the variety of factors considered in connection with its consideration of the Triumph merger agreement and the other transactions contemplated thereby, including the Triumph merger and the complexity of these matters, the Triumph board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The above factors are not listed in any particular order of priority. The Triumph board of directors considered all these factors as a whole, including discussions with, and questioning of, Triumph’s senior management team and Triumph’s financial, legal advisors and accountants, in evaluating the Triumph merger agreement, the Triumph merger and the other transactions contemplated by the Triumph merger agreement.

For reasons set forth above, the Triumph board of directors determined that the Triumph merger agreement and the transactions contemplated by the Triumph merger agreement are advisable and fair to and in the best interests of Triumph and its shareholders, and approved the Triumph merger agreement and approved the Triumph merger and the other transactions contemplated by the Triumph merger agreement.

In considering the recommendation of the Triumph board of directors, you should be aware that certain directors and executive officers of Triumph may have interests in the Triumph merger that are different from, or in addition, to interests of the Triumph shareholders generally may create potential conflicts of interest. The Triumph board of directors was aware of these interests and considered them when evaluating and negotiating the Triumph merger agreement, the Triumph merger and the other transactions contemplated by the Triumph merger agreement, and in recommending to the Triumph shareholders that they vote in favor of the Triumph merger proposal. See the description of these interests in the section entitled “The Triumph Merger—Interests of Triumph’s Directors and Executive Officers in the Triumph Merger.”

This explanation of the reasoning of the Triumph board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the Triumph board of directors unanimously recommends the holders of Triumph common stock vote “FOR” the Triumph merger proposal and “FOR” the Triumph adjournment proposal.

Each of the directors and certain executive officers of Triumph, in their capacities as individuals, entered into Triumph voting agreements with Simmons and Triumph pursuant to which they agreed to vote “FOR” the Triumph merger proposal and “FOR” any other matters required to be approved by the Triumph shareholders in furtherance of the Triumph merger proposal. For more information regarding the Triumph voting agreements, please see the section entitled “The Merger Agreements—Voting Agreements.”

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Opinion of Triumph’s Financial Advisor

Southard Financial was retained by the Triumph board of directors in connection with the Triumph merger. Southard Financial is a business valuation and strategic financial management consulting firm founded in 1987. The team of professionals at Southard Financial has extensive business valuation experience. Southard Financial provides a variety of valuation services, including fairness opinions, and Southard Financial offers valuations for financial institutions, corporations, and partnerships for various purposes. Since its founding, Southard Financial has provided thousands of valuation opinions for companies in 43 states. Triumph selected Southard Financial as its financial advisor on the basis of its experience and expertise in representing community banks in similar transactions and its familiarity with Triumph.

In connection with the Triumph merger, the Triumph board of directors has requested that Southard Financial render a written opinion, which we refer to as the Southard Financial opinion, regarding the fairness of the Triumph merger consideration. Southard Financial rendered to the Triumph board of directors its firm’s opinion, which was initially rendered orally and confirmed by a written opinion dated June 4, 2021, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as set forth in each such its opinion, the consideration to be paid by Simmons pursuant to the Triumph merger agreement was fair, from a financial point of view, to the Triumph shareholders. The full text of the Southard Financial opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Southard Financial in rendering its opinion, is attached to this proxy statement/prospectus as Annex F. The summary of the Southard Financial opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. Triumph shareholders should read the full text of the Southard Financial opinion carefully and in its entirety.

Southard Financial provided the Southard Financial opinion for the information of the Triumph board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the Triumph merger agreement, and the Southard Financial opinion only addressed whether the consideration to be paid by Simmons pursuant to the Triumph merger agreement was fair, from a financial point of view, to the Triumph shareholders. The Southard Financial opinion does not address any other terms or aspect of the Triumph merger agreement or the Triumph merger contemplated thereby. The Southard Financial opinion does not constitute a recommendation to the Triumph board of directors or any holder of Triumph common stock as to how the Triumph board of directors, such shareholder, or any other person should vote or otherwise act concerning the Triumph merger or any other matter. Southard Financial does not express any opinion as to the likely trading range of Simmons’ common stock following the Triumph merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Simmons at that time.

In connection with rendering the Southard Financial opinion, Southard Financial reviewed and considered, among other things:

•	a draft of the Triumph merger agreement, dated June 4, 2021;

•	certain publicly available financial statements and other historical financial information of Triumph that Southard Financial deemed relevant;

•	the publicly reported historical price and trading activity for Simmons common stock;

•	a comparison of certain financial information for Triumph with similar financial institutions for which information is publicly available;

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•	the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	other information, financial studies, analyses and investigations, financial, economic, and market criteria as Southard Financial considered relevant.

Southard Financial also discussed with certain members of Triumph management and its representatives the business, financial condition, results of operations, and prospects of Triumph.

In performing its review, Southard Financial relied upon the accuracy and completeness of all of the financial and other information available to and reviewed by Southard Financial. Southard Financial assumed such accuracy and completeness to render the Southard Financial opinion without any independent verification or investigation. Southard Financial relied on the assurances of Triumph management that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Southard Financial was not asked to and did not undertake independent verification of any of such information. Southard Financial did not assume any responsibility or liability for the accuracy or completeness thereof. Southard Financial did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets, or the liabilities (contingent or otherwise) of Triumph, nor was Southard Financial furnished with any such evaluations or appraisals. Southard Financial rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Triumph. Southard Financial did not independently evaluate the adequacy of the allowance for loan losses of Triumph or the combined entity after the Triumph merger. Southard Financial did not review any individual credit files relating to Triumph. Southard Financial assumed that the allowances for loan loss provision at Triumph were adequate to cover such losses and would be sufficient on a pro forma basis for the combined entity.

Southard Financial also assumed, with Triumph’s consent, that (i) each of the parties to the Triumph merger agreement would comply in all material respects with all material terms of the Triumph merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third-party approvals, consents and releases with respect to the Triumph merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Triumph, Simmons or the Triumph merger or any related transactions, and (iii) the Triumph merger and any related transactions would be consummated in accordance with the terms of the Triumph merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Triumph’s consent, Southard Financial relied upon the advice that Triumph received from its legal, accounting, and tax advisors as to all legal, accounting, and tax matters relating to the Triumph merger and the other transactions contemplated by the Triumph merger agreement. Accordingly, Southard Financial expressed no opinion as to any such matters.

The Southard Financial opinion was necessarily based on financial, economic, regulatory, market, and other conditions as in effect on, and the information made available to Southard Financial as of the date of the Southard Financial opinion. Events occurring after the date of the Southard Financial opinion could materially affect the Southard Financial opinion. Southard Financial has not undertaken to update, revise, reaffirm or withdraw the Southard Financial opinion or otherwise comment upon events occurring after the date of the Southard Financial opinion. Southard Financial expresses no opinion as to the trading value of Simmons common stock at any time or what the value of Simmons common stock would be once it is received by Triumph shareholders.

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In rendering the Southard Financial opinion, Southard Financial performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying the Southard Financial opinion or the presentation made by Southard Financial to the Triumph board of directors. However, it is a summary of all material analyses performed and presented by Southard Financial. To fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. Also, no company included in Southard Financial’s comparative analyses described below is identical to Triumph, and no transaction is identical to the Triumph merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Triumph and the companies to which they are being compared. In arriving at the Southard Financial opinion, Southard Financial did not attribute any particular weight to any analysis or factor that it considered. Rather, Southard Financial made qualitative judgments as to the significance and relevance of each analysis and factor. Southard Financial did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support the Southard Financial opinion; instead, Southard Financial made its determination as to the fairness of the Triumph merger based on its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Southard Financial also made numerous assumptions concerning industry performance, business and economic conditions, and various other matters, many of which are beyond the control of Triumph. Southard Financial prepared its analyses solely for purposes of rendering the Southard Financial opinion. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty, and actual values may be materially different. Accordingly, Southard Financial’s analyses do not necessarily reflect the value of Triumph common stock or the prices at which Triumph common stock may be sold at any time. The analyses of Southard Financial and the Southard Financial opinion were among many factors taken into consideration by the Triumph board of directors in making its determination to approve the Triumph merger agreement. The type and amount of consideration payable in the Triumph merger were determined through negotiations between Triumph and Simmons.

Summary of Consideration and Implied Transaction Metrics

Southard Financial reviewed the financial terms of the Triumph merger. Under the terms of the Triumph merger agreement, Triumph shareholders are entitled to receive, in exchange for all outstanding shares of Triumph common stock, subject to adjustments outlined in the Triumph merger agreement, consideration equal to 4,164,839 shares of Simmons common stock and $2,645,938 in cash (in the aggregate, rounded, minus cash payment to optionholders of Triumph). The aggregate implied deal value as of June 4, 2021 is shown below.

Total Consideration	Announced*
Buyer Shares	4,164,839
SFNC Price Per Share	$30.96

SFNC Share Consideration	128,943,415
Cash Consideration	2,645,938

Deal Value	131,589,353

* Based on Closing Price as of June 4, 2021

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The implied deal ratios as reported by S&P Global, Inc., which reflect Triumph’s financial information for the twelve months ended December 31, 2020, are shown below.

Announcement Deal Ratios	Price/ Earnings		Price/ Book	Price/ Tang Book
Deal Value	131,589,353		131,589,353	131,589,353
Triumph Bancshares, Inc.	7,663,536		87,839,070	86,288,070

Multiple	17.17	x	149.81%	152.50%

The implied deal ratios based on Triumph’s financial information for the twelve months ended May 31, 2021 are shown below.

Current Deal Ratios	Price/ Earnings		Price/ Book	Price/ Tang Book
Deal Value	131,589,353		131,589,353	131,589,353
Triumph Bancshares, Inc.	7,366,575		90,036,217	88,486,060

Multiple	17.86	x	146.15%	148.71%

Selected National Mergers Analysis

Southard Financial analyzed publicly available information relating to 19 selected acquisitions of banking institutions with assets between $500 million and $2.5 billion and announced on or after October 1, 2020. In addition, transactions involving banks with unreported book value pricing multiples were excluded. The selected transactions used in the analysis included (buyer/seller):

Enterprise Financial Services Corp/First Choice Bancorp	HPS Investment Partners, LLC/Marlin Business Services Corp.
First Foundation Inc./TGR Financial, Inc.	Bank of Marin Bancorp/American River Bankshares
Peoples Bancorp Inc./Premier Financial Bancorp, Inc.	Virginia National Bankshares Corporation/Fauquier Bankshares, Inc.
First Bancorp/Select Bancorp, Inc.	BancorpSouth Bank/FNS Bancshares, Inc.
United Bankshares, Inc./Community Bankers Trust Corporation	Equity Bancshares, Inc./American State Bancshares, Inc.
Banc of California, Inc./Pacific Mercantile Bancorp	United Community Banks, Inc./Aquesta Financial Holdings, Inc.
VyStar Credit Union/Heritage Southeast Bancorporation Inc.	BancorpSouth Bank/National United Bancshares, Inc.
Nicolet Bankshares, Inc./Mackinac Financial Corporation	Colony Bankcorp, Inc./SouthCrest Financial Group, Inc.
First Busey Corporation/Cummins-American Corp.	Seacoast Banking Corporation of Florida/Legacy Bank of Florida
Stock Yards Bancorp, Inc./Kentucky Bancshares, Inc.

The following operating statistics were compiled for the guideline transaction group and Triumph Bank.

	Triumph	Whole Bank Transactions from S&P Global, Inc.
Financial Metric	Bank *	Low	25th Percent	Median	75th Percent	High
LTM Return on Average Equity	10.10%	0.18%	6.61%	8.82%	10.64%	12.45%
LTM Return on Average Assets	0.98%	0.03%	0.78%	0.91%	1.09%	1.38%
Non-Performing Assets/Total Assets	0.92%	0.00%	0.46%	0.71%	1.16%	2.53%
Total Assets	893,732	533,334	781,809	1,200,539	1,643,199	2,283,115

*	For Triumph Bank, reflects data through March 31, 2021 last twelve months (“LTM”) as reported by S&P Global, Inc.

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The implied Triumph merger multiples and summary whole bank transaction multiples are shown below.

	Transaction		Multiples w/
	Announced		Updated Triumph		Whole Bank Transactions from S&P Global, Inc.
Valuation Metric	By S&P *		Data **		Low		25th Percent		Median		75th Percent		High
Price / Earnings	17.17	x	17.86	x	10.10	x	14.60	x	17.61	x	19.20	x	43.55	x
Price / Book	149.81%		146.15%		85.49%		135.43%		145.18%		154.33%		214.25%
Price / Tangible Book	152.50%		148.71%		85.49%		146.81%		168.21%		181.94%		214.33%

*	For Triumph Bancshares, Inc., reflects multiples as announced by S&P Global, Inc. (reflects Triumph data for the twelve months ended December 31, 2020)
**	For Triumph Bancshares, Inc., based on SFNC closing on June 4, 2021 and Triumph data for twelve months ended May 31, 2021

Based on the review conducted by Southard Financial, the implied Triumph merger pricing ratios are within the range of the whole bank pricing ratios shown above, supporting the fairness of the Triumph merger to the Triumph shareholders. It should be noted that Triumph’s earnings were well above historical levels in 2020 and 2021 year-to-date, largely due to the impact of Triumph Bank’s mortgage origination operations. Despite the substantial increase in earnings and the significant non-core mortgage origination income, Triumph’s implied price/earnings ratio is still near the median of the guideline transaction group reviewed by Southard Financial.

Selected Regional Mergers Analysis

Southard Financial analyzed publicly available information relating to a regional (southeastern United States) subset of the national group above. The 10 transactions used in the analysis included (buyer/seller):

First Foundation Inc./TGR Financial, Inc.	Virginia National Bankshares Corporation/Fauquier Bankshares, Inc.
Peoples Bancorp Inc./Premier Financial Bancorp, Inc.	BancorpSouth Bank/FNS Bancshares, Inc.
First Bancorp/Select Bancorp, Inc.	United Community Banks, Inc./Aquesta Financial Holdings, Inc.
United Bankshares, Inc./Community Bankers Trust Corporation	Colony Bankcorp, Inc./SouthCrest Financial Group, Inc.
VyStar Credit Union/Heritage Southeast Bancorporation Inc.	Seacoast Banking Corporation of Florida/Legacy Bank of Florida

The following operating statistics were compiled for the guideline transaction group and Triumph Bank.

	Triumph	Publicly Traded Bank Data from S&P Global, Inc.
Financial Metric	Bank *	Low	25th Percent	Median	75th Percent	High
LTM Return on Average Equity	10.10%	3.16%	7.44%	9.71%	11.30%	12.45%
LTM Return on Average Assets	0.98%	0.31%	0.79%	0.95%	1.13%	1.28%
Non-Performing Assets/Total Assets	0.92%	0.00%	0.42%	0.63%	0.86%	1.31%
Total Assets	893,732	533,334	760,832	1,205,738	1,798,949	2,273,916

*	For Triumph Bank, reflects data through March 31, 2021 LTM as reported by S&P Global, Inc.

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The implied Triumph merger multiples and summary whole bank transaction multiples are shown below.

	Transaction		Multiples w/
	Announced		Updated Triumph		Whole Bank Transactions from S&P Global, Inc.
Valuation Metric	By S&P *		Data **		Low		25th Percent		Median		75th Percent		High
Price / Earnings	17.17	x	17.86	x	10.10	x	13.24	x	17.61	x	19.05	x	43.55	x
Price / Book	149.81%		146.15%		85.49%		134.84%		146.86%		176.87%		214.25%
Price / Tangible Book	152.50%		148.71%		85.49%		148.04%		174.29%		184.92%		214.33%

*	For Triumph Bancshares, Inc., reflects multiples as announced by S&P Global, Inc. (reflects Triumph data for the twelve months ended December 31, 2020)
**	For Triumph Bancshares, Inc., based on SFNC closing on June 4, 2021 and Triumph data for twelve months ended May 31, 2021

Based on the review conducted by Southard Financial, the implied Triumph merger pricing ratios are within the range of the whole bank pricing ratios shown above, supporting the fairness of the Triumph merger to the Triumph shareholders. It should be noted that Triumph’s earnings were well above historical levels in 2020 and 2021 year-to-date, largely due to the impact of Triumph Bank’s mortgage origination operations. Despite the substantial increase in earnings and the significant non-core mortgage origination income, Triumph’s implied price/earnings ratio is still near the median of the guideline transaction group reviewed by Southard financial.

Comparable Company Analysis

Southard Financial analyzed publicly available information relating to publicly traded banking institutions with the following characteristics: (a) assets between $500 million and $2.5 billion; (b) LTM return on average assets of 0.5% to 1.5%; (c) LTM return on average equity of 5% to 15%; and (d) average daily trading volume of 1,000 shares or more. Further, institutions that are the target of an announced acquisition were excluded from the group. The 30 selected publicly traded banking institutions used in the analysis included:

Auburn National Bancorporation, Inc.	MainStreet Bancshares, Inc.
Bank of South Carolina Corporation	Mountain Commerce Bancorp, Inc.
Bank of the James Financial Group, Inc.	National Bankshares, Inc.
C&F Financial Corporation	New Peoples Bankshares, Inc.
Citizens Bancshares Corporation	Old Point Financial Corporation
Citizens Holding Company	Parkway Acquisition Corp.
Coastal Carolina Bancshares, Inc.	Peoples Bancorp of North Carolina, Inc.
Colony Bankcorp, Inc.	Prime Meridian Holding Company
F & M Bank Corp.	Professional Holding Corp.
First Community Corporation	South Atlantic Bancshares, Inc.
First IC Corporation	The Freedom Bank of Virginia
First National Corporation	Touchstone Bankshares Inc.
FVCBankcorp, Inc.	UB Bancorp
GrandSouth Bancorporation	United Bancorporation of Alabama, Inc.
John Marshall Bancorp, Inc.	Virginia National Bankshares Corporation

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The following operating statistics were compiled for the publicly traded group and Triumph.

	Triumph	Publicly Traded Bank Data from S&P Global, Inc.
Financial Metric	Bank *	Low	25th Percent	Median	75th Percent	High
LTM Return on Average Equity	10.10%	5.68%	7.93%	9.92%	11.52%	14.25%
LTM Return on Average Assets	0.98%	0.54%	0.74%	0.97%	1.12%	1.47%
Non-Performing Assets/Total Assets	0.92%	0.03%	0.14%	0.35%	0.65%	1.33%
Total Assets	893,732	554,099	874,874	1,032,398	1,545,655	2,233,558

*	For Triumph Bank, reflects data through March 31, 2021 LTM as reported by S&P Global, Inc.

The implied Triumph merger multiples and summary market pricing multiples of the guideline group of publicly traded bank stocks are shown below.

	Transaction		Multiples w/
	Announced		Updated Triumph		Publicly Traded Bank Data from S&P Global, Inc.
Valuation Metric	By S&P *		Data **		Low		25th Percent		Median		75th Percent		High
Price / Earnings	17.17	x	17.86	x	5.57	x	11.03	x	12.50	x	14.00	x	18.33	x
Price / Book	149.81%		146.15%		54.21%		101.39%		113.21%		120.68%		209.12%
Price / Tangible Book	152.50%		148.71%		54.59%		105.87%		114.91%		130.56%		209.12%

*	For Triumph Bancshares, Inc., reflects multiples as announced by S&P Global, Inc. (reflects Triumph data for the twelve months ended December 31, 2020)

**	For Triumph Bancshares, Inc., based on SFNC closing on June 4, 2021 and Triumph data for twelve months ended May 31, 2021

Based on the review conducted by Southard Financial, the implied Triumph merger pricing ratios are near the high end of the range of the publicly traded pricing ratios shown above, supporting the fairness of the Triumph merger to the Triumph shareholders.

Present Value Analysis

Southard Financial performed an analysis of the present value of Triumph’s future earnings. The analysis is based on Triumph’s historical and projected financial results on a standalone basis with normalizing adjustments made by Southard Financial. Southard Financial utilized a single period model with earnings in the first year estimated as follows: (a) ongoing pre-tax return on average assets of 1.20% based on historical results and forecasted results, (b) forecasted 2021 average assets, (c) ongoing holding company net pre-tax expenses, and (d) an estimated tax rate of 26%.

Sensitivity Analysis ($000)
	Discount Rate
	11.00%	12.00%	13.00%	14.00%	15.00%
Terminal Value Growth
3.0%	105,437,500	93,712,850	84,350,000	76,674,150	70,263,550
3.5%	112,438,550	99,195,600	88,820,550	80,301,200	73,384,500
4.0%	120,536,150	105,437,500	93,712,850	84,350,000	76,674,150
4.5%	129,730,300	112,438,550	99,195,600	88,820,550	80,301,200
5.0%	140,611,450	120,536,150	105,437,500	93,712,850	84,350,000

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As illustrated in the sensitivity analysis above, the valuation of Triumph ranged from $70.3 million to $140.6 million with a base case scenario valuation of $93.7 million. The consideration to be received by Triumph shareholders (approximately $132 million based on the closing price of Simmons common stock on June 4, 2021) generally represents a premium to the values shown above, supporting the fairness of the Triumph merger to the Triumph shareholders.

Liquidity

The proposed Triumph merger will create liquidity for the Triumph shareholders as the Triumph shareholders will own Simmons common stock following the Triumph merger, which is publicly traded stock with significant volume (median daily volume of approximately 470,000 shares in the year-to-date period ended June 4, 2021). The ability to hold publicly traded shares versus privately held stock is a significant positive factor for the Triumph shareholders.

Additional Considerations

The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Therefore, Southard Financial believes that its analyses must be considered as a whole and that selecting portions of its analyses would create an incomplete view of the process underlying the Southard Financial opinion without considering the analyses taken as a whole. In addition, Southard Financial considered the results of all such analyses and did not assign relative weights to any of the analyses, but instead made qualitative judgments as to the significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Southard Financial as to the actual value of Triumph.

In accordance with recognized professional ethics, Southard Financial’s professional fees for this service are not contingent upon the opinions expressed herein, and neither Southard Financial, nor any of its employees, has a present or intended financial relationship with or interest in Simmons, Triumph or Triumph Bank.

Certain Prospective Financial Information

Simmons and Triumph do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates of any such projections. However, Triumph is including in this proxy statement/prospectus certain unaudited prospective financial information that was made available by Triumph to Southard Financial for the purpose of Southard Financial performing its financial analysis in connection with rendering its opinion to the Triumph board of directors, as described in the section entitled “—Opinion of Triumph’s Financial Advisor.” This unaudited prospective financial information, which we refer to as the Triumph prospective information, was prepared solely by Triumph management and was not prepared, provided to, reviewed or approved by Simmons management or the Simmons board of directors. By inclusion of this information, the respective managements and boards of directors of Triumph and Simmons, and Triumph’s financial advisor, assume no responsibility for the Triumph prospective information. The inclusion of this information should not be regarded as an indication that any of Triumph, Simmons, Southard Financial, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

The Triumph prospective information was prepared solely by Triumph management for internal use and is subjective in many respects. While presented with numeric specificity, the Triumph prospective information reflects numerous estimates and assumptions made solely by Triumph management with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Triumph’s business,

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all of which are difficult to predict and many of which are beyond Triumph’s control. The Triumph prospective information reflects both assumptions solely by Triumph management as to certain business decisions that are subject to change and, in many respects, subjective judgment solely by Triumph management, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the Triumph prospective information and the underlying estimates and assumptions will be realized. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Triumph prospective information to be inaccurate include, but are not limited to, risks and uncertainties relating to Triumph’s business, industry performance, general business and economic conditions, competition, customer requirements and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

The Triumph prospective information was not prepared by Triumph management with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the Triumph prospective information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Triumph’s historical GAAP financial statements. Neither Triumph’s nor Simmons’ independent public accountants nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Triumph prospective information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the Triumph prospective information does not take into account any circumstances or events occurring after the date it was prepared. No assurance can be given that, had the Triumph prospective information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Neither Triumph nor Simmons intends to, and expressly disclaims any obligation to, make publicly available any update or other revision to the Triumph prospective information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The Triumph prospective information does not take into account the possible financial and other effects on Triumph of the Triumph merger and does not attempt to predict or suggest future results of the surviving company. The Triumph prospective information does not give effect to the Triumph merger, including the impact of negotiating or executing the Triumph merger agreement, the expenses that may be incurred in connection with consummating the Triumph merger, the potential synergies that may be achieved by the surviving company as a result of the Triumph merger, the effect on Triumph of any business or strategic decision or action that has been or will be taken as a result of the Triumph merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Triumph merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Triumph merger. Further, the Triumph prospective information does not take into account the effect on Triumph of any possible failure of the Triumph merger to occur.

None of Triumph, Simmons, Southard Financial, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Triumph or Simmons or other persons regarding Triumph’s ultimate performance compared to the information contained in the Triumph prospective information or that the projected results will be achieved. The summary of the Triumph prospective information included below is not being included to influence your decision whether to vote for the Triumph merger proposal, but is being provided solely because it was made available to Southard Financial in connection with the Triumph merger.

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In light of the foregoing, and considering that the Triumph special meeting will be held many months after the Triumph prospective information was prepared, as well as the uncertainties inherent in any forecasted information, Triumph shareholders are cautioned not to place unwarranted reliance on such information, and all Triumph shareholders are urged to review the other information contained elsewhere in this proxy statement/prospectus for a description of Simmons’ and Landmark’s respective businesses as well as Simmons’ most recent SEC filings for a description of Simmons’ reported financial results. See the section entitled “Where You Can Find More Information.”

The following tables present the Triumph prospective information, which was prepared solely by Triumph management and approved for Southard Financial’s use by the Triumph board of directors for Southard Financial’s financial analysis in connection with rendering the Southard Financial opinion to the Triumph board of directors, as described in the section entitled “—Opinion of Triumph’s Financial Advisor.”

	As of or For the Years Ended December 31,
	2021	2022	2023	2024	2025
Triumph Net Income ($ millions)	$8.3	$8.5	$8.9	$9.2	$10.7
Triumph Total Assets ($ billions)	0.98	1.08	1.19	1.30	1.43

			Assumed Long-Term Growth Rates for Triumph
Earnings (%)				6.48%
Total Assets (%)				9.88%

Simmons’ Reasons for the Triumph Merger

In reaching its decision to adopt and approve the Triumph merger agreement, the Triumph merger and the other transactions contemplated by the Triumph merger agreement, the Simmons board of directors evaluated the Triumph merger agreement and the Triumph merger in consultation with Simmons’ management, as well as Simmons’ financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors, which are not presented in order of priority:

•	the anticipation that the Triumph merger is expected to enhance the scale and expand the footprint of the combined company in the attractive Tennessee banking market;
•	each of Simmons’, Triumph’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;
•	the fact that Triumph’s business and operations complement those of Simmons and that the Triumph merger would result in a combined company with a diversified revenue stream from diversified geographic markets, a well-balanced portfolio and an attractive funding base;
•	its existing knowledge of Triumph’s business and its review and discussions with Simmons’ management concerning the additional due diligence examination of Triumph conducted in connection with the Triumph merger;
•	the perceived complementary nature of the cultures and the shared core technology operating systems of the two companies, which Simmons’ management believes should facilitate integration and implementation of the Triumph merger;
•	the complementary branch networks of Simmons and Triumph;
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•	Triumph’s market position within the Tennessee banking market, particularly Triumph’s market share in the Nashville market;
•	its understanding of the current and prospective environment in which Simmons and Triumph operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Simmons both with and without the Triumph merger;
•	the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;
•	the terms of the Triumph merger agreement, including the Triumph merger consideration, expected tax treatment, deal protection and termination fee provisions, which the Simmons board of directors reviewed with Simmons’ management and Simmons’ financial and legal advisors;
•	Simmons’ successful operating and acquisition track record, specifically Simmons’ history of efficiently closing and integrating acquisitions;
•	its belief that the Triumph merger is likely to provide substantial value to Simmons shareholders;
•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Triumph’s business, operations and workforce with those of Simmons;
•	the potential risk of diverting management attention and resources from the operation of Simmons’ business and towards the completion of the Triumph merger;
•	certain anticipated Triumph merger-related costs;
•	the regulatory and other approvals required in connection with the Triumph merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions, including a burdensome condition;
•	the potential risk of losing other acquisition opportunities while Simmons remains focused on completing the Triumph merger; and
•	the nature and amount of payments and other benefits to be received by Triumph management in connection with the Triumph merger.

The foregoing discussion of the information and factors considered by the Simmons board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Simmons board of directors. In reaching its decision to adopt and approve the Triumph merger agreement, the Triumph merger and the other transactions contemplated by the Triumph merger agreement, the Simmons board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Simmons board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination to adopt and approve the Triumph merger agreement and the transactions contemplated thereby, including the Triumph merger.

This explanation of the Simmons board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

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Interests of Triumph’s Directors and Executive Officers in the Triumph Merger

In considering the recommendation of the Triumph board of directors that Triumph shareholders vote “FOR” the Triumph merger proposal, Triumph shareholders should be aware that some of Triumph’s executive officers and directors have interests in the Triumph merger, which may be considered to be different from, or in addition to, the interests of the Triumph shareholders generally. These interests are described below. The Triumph board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Triumph merger agreement, the Triumph merger and the other transactions contemplated by the Triumph merger agreement and to recommend that Triumph shareholders vote “FOR” the Triumph merger proposal.

Employment Agreements

Seven executive officers of Triumph are party to employment agreements with Triumph that contain change of control payments: William J. Chase, Jr., Michael J. McCarver, Scott A. Forman, Steven C. Mitchener, John N. Brignole, David Umsted, and William C. Menkel. Under these employment agreements, the Triumph merger would constitute a change in control, as defined in the agreements. Without a change in control, these seven executives are entitled to certain defined severance benefits if they are terminated by Triumph without cause, as cause is defined in their respective employment agreements. In the event of termination (without a change in control), (i) Messrs. Chase, McCarver, Brignole, Umsted and Menkel would be entitled to receive compensation equal to their annual base salary and 12 months of continued health coverage, and (ii) Messrs. Forman and Mitchener would be entitled to receive compensation equal to one-half of their annual base salary and six months of continued health coverage. In the event of resignation for good reason (without a change in control), (i) Mr. Menkel would be entitled to receive compensation equal to his annual base salary and 12 months of continued health coverage and (ii) Mr. Mitchener would be entitled one-half of his annual base salary and six months of continued health coverage. Upon a change of control, the seven executives may be due certain payments based on the terms and conditions of their employment agreements, as follows.

William J. Chase, Jr., Michael J. McCarver and William C. Menkel. In the event of a change of control, if any of Messrs. Chase, McCarver or Menkel is offered a new employment agreement that contains a “material reduction,” which is defined as (i) a material reduction in the executive’s duties, title, authority or responsibilities, and (ii) a reduction in the base salary of the executive, or (iii) a relocation of the executive’s principal place of work to more than 25 miles from a specified location in Tennessee, then he is due a payment equal to his annual base salary and 12 months of continued health coverage. If any of Messrs. Chase, McCarver or Menkel is terminated in anticipation of the change in control or is not offered a position after the change in control, then he is due a payment equal to two times his annual base salary in the case of Messrs. Chase and McCarver, and equal to his annual base salary in the case of Mr. Menkel, as well as 12 months of continued health coverage. Mr. Chase was offered a position that included a material reduction and as a result he will be eligible for a payment equal to his annual base salary and 12 months of continued health coverage.

David Umsted, Scott A. Forman and John N. Brignole. In the event of a termination without cause or resignation for good reason (either before or after a change of control), each of Messrs. Umsted, Forman and Brignole is entitled to receive 12 months of continued health coverage, Mr. Forman is entitled to receive a payment equal to one-half of his annual base salary and each of Messrs. Umsted and Brignole is entitled to receive a payment equal to his annual base salary. In the event of a change in control, (i) each of Mr. Brignole and Mr. Umsted is due a payment equal to one-half of his annual base salary and 12 months of continued health coverage, unless he is offered employment on at least similar terms and conditions as his current employment and he refuses to accept such employment, in which case, no change in control payment or continued benefits will be due and (ii) Mr. Forman is due a payment equal to one-half of his annual base salary and 12 months of continued health coverage, unless he is offered employment on at least similar terms and conditions as his current employment and he refuses to accept such employment, in which case,

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no change in control payment will be due. If any of Messrs. Umsted, Forman or Brignole is terminated in anticipation of the change in control, then he is due a payment equal to one-half of his annual base salary plus an amount equal to his pro-rata bonus earned through the date of termination and 12 months of continued health coverage.

Steven C. Mitchener. In the event of a change of control, Mr. Mitchener is entitled to receive a payment equal to one-half of his annual base salary if he is terminated in anticipation of the change in control or is not offered a position after the change in control that includes the same base salary, comparable duties, title authority and responsibilities.

As of the date of this proxy statement/prospectus, John Bobango has been offered an advisory position with Simmons for 18 months following the closing of the Triumph merger for a fee of $660,000.

The Triumph merger will also act to trigger accelerated vesting of outstanding options held by the seven executive officers named above (and others) under the Triumph 2006 Incentive and Non-Qualified Stock Option Plan, Triumph 2012 Incentive and Non-Qualified Stock Option Plan, and the Triumph 2017 Incentive and Non-Qualified Stock Option Plan. The amounts of the options will not be affected by the Triumph merger, but the timing of the vesting of the options will be accelerated.

Incentive Plans and Stock Options

The Triumph merger will trigger the vesting of all issued and outstanding options, including any options issued to executives and directors of Triumph, under the Triumph 2006 Incentive and Non-Qualified Stock Option Plan, Triumph 2012 Incentive and Non-Qualified Stock Option Plan, or Triumph 2017 Incentive and Non-Qualified Stock Option Plan.

Under the terms of the Triumph merger agreement, at the Triumph effective time, each Triumph stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Triumph effective time will be canceled and converted into the right to receive from Simmons a cash payment per option share equal to the difference between (1) the fully diluted per share value and (2) the exercise price of such Triumph stock option.

Indemnification

The Triumph merger agreement provides that, for a period of six years after the Triumph effective time, Simmons will indemnify, defend and hold harmless each of the present and former directors or officers of Triumph and its subsidiaries against all liabilities arising out of actions or omissions arising out of such person’s services as director or officer of Triumph, or at Triumph’s request, of another corporation, partnership, joint venture, trust or other enterprise, occurring at or prior to the Triumph effective time to the fullest extent permitted under the Triumph charter and the Triumph bylaws in effect on the date of the Triumph merger agreement (subject to applicable law), including provisions relating to the advancement of expenses incurred in the defense of any litigation, provided that, in the case of an advancement of expenses, any indemnified party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification.

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THE MERGERS

Board of Directors and Management of Simmons and Simmons Bank After the Mergers

The directors and officers of Simmons and Simmons Bank immediately prior to the effective time of each of the mergers will serve as the directors and officers of the surviving corporation and surviving bank from and after the effective time of each of the mergers in accordance with the bylaws of the surviving corporation and surviving bank. Information about the current members of the Simmons board of directors can be found in the documents listed in the section entitled “Where You Can Find More Information.”

Public Trading Markets

Simmons common stock is listed for trading on Nasdaq under the symbol “SFNC.” Neither Landmark common stock nor Triumph common stock is listed for trading on any securities exchange and there is no established public trading market for either Landmark common stock or Triumph common stock.

Under the merger agreements, Simmons will cause the shares of Simmons common stock to be issued in the mergers to be approved for listing on Nasdaq, subject to notice of issuance, and the merger agreements provide that Simmons and Landmark, in the case of the Landmark merger agreement, and Simmons and Triumph, in the case of the Triumph merger agreement, will not be required to complete the applicable merger if such shares have not been authorized for listing on Nasdaq.

Accounting Treatment

The mergers will be accounted for as acquisitions by Simmons using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” The result of this is that (1) the recorded assets and liabilities of Simmons will be carried forward at their recorded amounts, (2) Simmons historical operating results will be unchanged for the prior periods being reported on, and (3) the assets and liabilities of each of Landmark and Triumph will be adjusted to fair value at the respective dates Simmons assumes control of the combined entity, or the respective merger dates. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price for each merger, consisting of the value of cash and shares of Simmons common stock to be issued to former Landmark and Triumph shareholders, respectively, and the value of cash and shares of Simmons common stock to be issued to former holders of Landmark and Triumph equity awards, respectively, exceeds the fair value of the net assets, including identifiable intangibles, of Landmark and Triumph, respectively, at the applicable merger date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of each of Landmark and Triumph being included in the operating results of Simmons from the applicable merger date going forward.

Appraisal and Dissenters’ Rights

Dissenters’ rights with respect to Landmark common stock and Triumph common stock are governed by the TBCA. Under the TBCA, Landmark shareholders as of the Landmark record date and Triumph shareholders as of the Triumph record date have the right to dissent from the Landmark merger or the Triumph merger, respectively, and to receive payment in cash for the fair value of such holders’ shares of Landmark common stock or Triumph common stock, respectively, in lieu of the consideration such holders would otherwise be entitled to pursuant to the applicable merger agreement. These rights are known as “appraisal rights” or “dissenters’ rights.” However, it is a condition to Simmons’ obligations under the Landmark merger agreement and the Triumph merger agreement that holders of not more than five percent of outstanding Landmark common stock or Triumph common stock, respectively, demand, properly and in writing, appraisal for such shares of outstanding common

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stock. No Landmark shareholder or Triumph shareholder dissenting from the applicable merger will be entitled to the applicable merger consideration or any dividends or other distributions unless and until such shareholder fails to perfect or effectively withdraws or loses his or her right to dissent from the applicable merger agreement. Subject to the terms of the merger agreements, the Landmark board of directors or the Triumph board of directors could elect to terminate the applicable merger agreement even if it is approved by shareholders, thus cancelling dissenters’ rights.

The following is intended as a brief summary of the material provisions of the Tennessee statutory procedures required to be followed by a Landmark shareholder or Triumph shareholder in order to dissent from the Landmark merger or the Triumph merger, respectively, and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 48-23-101 through Section 48-23-302 of the TBCA, the full text of which appears in Annex G to this proxy statement/prospectus. Strict compliance with the statutory procedures is required to perfect appraisal rights under the TBCA. Neither Landmark nor Triumph can give any Landmark shareholder or Triumph shareholder legal advice. To completely understand this law, each Landmark shareholder and Triumph shareholder should read carefully Annex G to this proxy statement/prospectus in its entirety, and may want, and Landmark and Triumph encourage any Landmark shareholder or Triumph shareholder, as applicable, seeking to dissent, to consult with such shareholder’s legal advisor. Any Landmark shareholder or Triumph shareholder who wishes to dissent should not send in a signed proxy unless such shareholder marks such shareholder’s proxy to vote against the Landmark merger or the Triumph merger, as applicable, or such shareholder will lose the right to dissent.

In order to perfect dissenters’ rights with respect to the Landmark merger or the Triumph merger, a shareholder must satisfy each of the following conditions:

•	deliver to Landmark or Triumph, as applicable, before the vote at the applicable special meeting is taken, written notice of such shareholder’s intent to demand payment for such shareholder’s shares of Landmark common stock or Triumph common stock if the applicable merger is effectuated;
•	not vote, or cause or permit to be voted, such shareholder’s shares of Landmark common stock or Triumph common stock in favor of the applicable merger; and
•	demand payment and deposit with Simmons such shareholder’s stock certificates representing such shareholder’s shares of Landmark common stock or Triumph common stock, as applicable, in accordance with the terms of the written dissenters’ notice sent by Simmons following the merger, which notice will set forth where and when to send the payment demand.

Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to Landmark, with respect to Landmark shareholders, or Triumph, with respect to Triumph shareholders, at the following respective addresses:

Landmark Community Bank

5880 Ridge Bend Road

Memphis, Tennessee 38120

Attention: James P. “Jake” Farrell

Telephone: (901) 457-3111

Email: jakefarrell@landmarkbanktn.com

or

Attention: Charles E “Buddy” Dickey

Telephone: (901) 457-3123

Email: cdickey@landmarkbanktn.com

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Triumph Bancshares, Inc.

5699 Poplar Avenue

Memphis, Tennessee 38119

Attention: Michael J. McCarver

Telephone: (901) 333-8802

Landmark and Triumph urge any Landmark shareholder or Triumph shareholder, respectively, who wishes to dissent to act carefully. Neither Landmark nor Triumph can, and neither Landmark nor Triumph does, accept the risk of late or undelivered notices or demands. A dissenting Landmark shareholder or Triumph shareholder may call the applicable telephone number above to receive confirmation that such shareholder’s notice or demand has been received. If such shareholder’s notices or demands are not timely received by Landmark or Triumph, as applicable, then such shareholder will not be entitled to exercise his or her dissenters’ rights. Landmark shareholders and Triumph shareholders bear the risk of non-delivery and of untimely delivery. If the applicable merger is completed, a shareholder who fails to satisfy delivery requirements will have no appraisal rights with respect to such holder’s shares of Landmark common stock or Triumph common stock, as applicable.

ANY LANDMARK SHAREHOLDER OR TRIUMPH SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE SUCH SHAREHOLDER’S RIGHT TO DO SO SHOULD REVIEW ANNEX G CAREFULLY AND CONSULT SUCH SHAREHOLDER’S LEGAL ADVISOR. FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS. INVESTMENT BANKER OPINIONS AS TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION PAYABLE IN TRANSACTIONS SUCH AS THE MERGERS ARE NOT OPINIONS AS, AND DO NOT ADDRESS IN ANY RESPECT, FAIR VALUE UNDER THE TBCA.

No later than ten days after the completion of the applicable merger, Simmons, as the surviving corporation of such merger, must deliver to each Landmark shareholder and Triumph shareholder who filed a notice of intent to demand payment for such shareholder’s shares a written appraisal notice and an election form that, among other things:

•	specifies the first date of any public announcement of the principal terms of the applicable proposed merger;
•	requires the dissenting shareholder to certify whether beneficial ownership of their shares of Landmark common stock or Triumph common stock, as applicable, was acquired before the date of the public announcement regarding the applicable merger;
•	requires the dissenting shareholder to certify that such shareholder did not vote in favor of or consent to the applicable merger; and
•	states:
o	where to return the completed appraisal election form and such shareholder’s stock certificates representing such shareholder’s shares of Landmark common stock or Triumph common stock, as applicable, for deposit, and the date by which each must be received by Simmons or its agent, which may not be fewer than 40 nor more than 60 days after the written appraisal notice is sent to shareholders, and that such shareholder shall have waived the right to demand payment with respect to such shares unless the form is received by Simmons or its agent by such specified date;
o	Simmons’s estimate of the fair value of the shares of Landmark common stock or Triumph common stock, as applicable; and
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o	that, if requested in writing, Simmons will provide to the shareholder so requesting, within ten days after the date set for receipt by Simmons of the appraisal election form, the number of Landmark shareholders or Triumph shareholders, as applicable, who return the forms by such date and the total number of shares owned by them;

and would need to be accompanied by a copy of Section 48-23-101 through Section 48-23-302 of the TBCA, if Landmark, Triumph or Simmons, as applicable, had not previously sent a copy of that chapter to the shareholder. The full text of Section 48-23-101 through Section 48-23-302 of the TBCA appears in Annex G to this proxy statement/prospectus.

Upon receipt of such notice, dissenting shareholders would become entitled to receive payment of their shares of Landmark common stock or Triumph common stock, as applicable, when they:

•	demand payment;
•	certify whether such shareholder acquired the shares of Landmark common stock or Triumph common stock, as applicable, prior to the date of the first public announcement of the applicable merger; and
•	deposit with Simmons such shareholder’s stock certificates representing such shareholder’s shares of Landmark common stock or Triumph common stock, as applicable, in accordance with the instructions set forth in the notice.

Such shareholder retains all other rights of a shareholder until these rights are canceled or modified by the effectuation of the applicable merger. A shareholder who does not demand payment or deposit such shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for such shareholder’s Landmark common stock or Triumph common stock, as applicable.

Upon receipt of the payment demand described above or the date the applicable merger is effectuated, whichever is later, Simmons will pay to each Landmark shareholder and Triumph shareholder who complied with the requirements of the TBCA the amount Simmons estimates to be the fair value of each Landmark shareholder’s and Triumph shareholder’s shares, plus accrued interest. The payment will be accompanied by:

•	Simmons’ balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
•	an estimate of the fair value of the shares, which shall equal or exceed the estimate given in the dissenters’ notice;
•	an explanation of how the interest was calculated;
•	a statement of the dissenter’s right to demand payment in case of disagreements between the dissenter and Simmons regarding fair value; and
•	a copy of Section 48-23-101 through Section 48-23-302 of the TBCA, if Landmark, Triumph or Simmons, as applicable, had not previously sent a copy of that chapter to the shareholder. The full text of Section 48-23-101 through Section 48-23-302 of the TBCA is attached as Annex G to this proxy statement/prospectus.
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A shareholder who does not demand payment or deposit the shareholder’s stock certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for such shareholder’s shares. A demand for payment filed by a dissenting shareholder may not be withdrawn without Landmark’s or Triumph’s consent, as applicable, or, after the completion of the applicable merger, Simmons’s consent. Upon valid withdrawal from the appraisal process, the right of such shareholder to be paid the fair value of such shareholder’s shares will cease, and such shareholder will be reinstated as a shareholder and will be entitled to receive the Landmark merger consideration or the Triumph merger consideration, as applicable.

A dissenting shareholder who is dissatisfied with Simmons’s estimate of the fair value of the shares of Landmark common stock or Triumph common stock, as applicable, must notify Simmons of such shareholder’s estimate of the fair value of such shareholder’s shares and demand payment of that estimate plus interest in the appraisal election form within one month after Simmons made or offered payment for such shareholder’s shares. A dissenting shareholder who fails to notify Simmons in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by Simmons in the appraisal election form.

If a demand for payment from a dissenting shareholder who is dissatisfied with Simmons’s estimate of the fair value of such holder’s shares remains unsettled, then within two months after receipt of a payment demand from such shareholder, Simmons must petition a court of record having equity jurisdiction in the county where Simmons’s principal office is located, to determine the fair value of the shares and accrued interest. Simmons will be required to make all dissenting shareholders whose demands remain unsettled, parties to the proceeding. If Simmons does not commence the proceeding within the two-month period, it must pay each dissenting shareholder whose demand remains unsettled the amount demanded by such shareholder.

Failure to strictly comply with the applicable TBCA provisions will result in the loss of the right of appraisal. The right of a dissenting shareholder to be paid the fair value for such shareholder’s shares will also cease if the applicable merger agreement is terminated for any reason.

THE PRECEDING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF THE APPRAISAL PROVISIONS OF TBCA SECTION 48-23-101 THROUGH SECTION 48-23-302. A COPY OF THESE STATUTES IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX G AND IS INCORPORATED HEREIN BY REFERENCE. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND THE APPLICABLE PROVISIONS OF THE TBCA, THE TBCA WILL CONTROL.

Regulatory Approvals Required for the Mergers and the Triumph Bank Merger

Completion of each of the Landmark merger, the Triumph merger, and the Triumph Bank merger is subject to prior receipt of certain approvals and consents required to be obtained from, or waived by, applicable governmental and regulatory authorities, without materially burdensome conditions or requirements being imposed by any governmental authority as part of a regulatory approval. Subject to the terms and conditions of the merger agreements, Simmons and Landmark, in the case of the Landmark merger agreement, and Simmons and Triumph, in the case of the Triumph merger agreement, have agreed to use their reasonable best efforts and cooperate to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreements. These approvals include, among others, approval from the Federal Reserve Board and the ASBD, with respect to each of the Landmark merger and the Triumph Bank merger. No assurance can be given that the necessary regulatory approvals will be received in time to effect the mergers in the fourth quarter of 2021.

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Federal Reserve Board

Under Federal Reserve Board regulations, the transactions contemplated in the Landmark merger agreement are exempt from the requirement to submit an application to the Federal Reserve Board pursuant to the BHC Act.

The transactions contemplated by the Triumph merger agreement are subject to review and approval by the Federal Reserve Board pursuant to the BHC Act. Simmons has submitted to the Federal Reserve Board a request for waiver of this approval requirement with respect to the Triumph merger. If the Federal Reserve Board does not grant this waiver request, Simmons will be required to submit an application under Section 3 of the BHC Act to consummate the Triumph merger.

When acting on applications under Section 3 of the BHC Act, the Federal Reserve Board is required by statute and under its regulations to consider a number of factors. These factors include, but are not limited to, the following: (i) the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders, as well as the pro forma capital ratios) and future prospects of the combined organization; (ii) the supervisory records of the parties and compliance with federal banking laws and regulations (specifically including the effectiveness of the applicant in combatting money laundering); (iii) the ways in which the transaction would satisfy the convenience and needs of the communities served by the parties; (iv) the effect of the transaction on the concentration of deposits on a nationwide basis; (v) the extent to which the transaction would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; (vi) the effect of the transaction on competition or on the concentration of resources in any banking market; and (vii) the record of performance of each of Simmons Bank and Triumph Bank in meeting the credit needs of the respective communities that they serve, including low and moderate income neighborhoods within such communities, under the Community Reinvestment Act. As of their most recent Community Reinvestment Act examinations, Simmons Bank and Triumph Bank each had Community Reinvestment Act ratings of “satisfactory.”

The Landmark merger and the Triumph Bank merger are also subject to review and approval by the Federal Reserve Board under Section 18(c) of the Federal Deposit Insurance Act, or the Bank Merger Act. Specifically, Simmons Bank has submitted applications under the Bank Merger Act seeking the prior approval of the Federal Reserve Board for Landmark to merge with and into Simmons Bank, and for Triumph Bank to merge with and into Simmons Bank. With respect to an application filed under the Bank Merger Act, the Federal Reserve Board is required to consider, among other factors: (i) whether the effect of the applicable transaction in any portion of the country would substantially lessen competition, tend to create a monopoly, or otherwise retrain trade; (ii) the financial and managerial resources and future prospects of the banking organizations, including the effect of the applicable transaction on such resources (including capital and pro forma capital ratios of the combined organization and its management expertise, internal controls and risk management systems); (iii) the supervisory records of the banking organizations, including records of compliance with Bank Secrecy Act and anti-money laundering laws; (iv) the extent to which the applicable transaction would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (v) the effect of the applicable transaction on the convenience and needs of the communities served by the banking organizations, including consideration of the records of performance of the relevant insured banking organizations under the Community Reinvestment Act. As of their most recent Community Reinvestment Act examinations, Simmons Bank, Landmark and Triumph Bank each had Community Reinvestment Act ratings of “satisfactory.”

A transaction approved under the Bank Merger Act or BHC Act generally may not be completed until 30 days after the approval of the appropriate federal banking agency is received (here, the Federal Reserve Board), during which time the Department of Justice, which we refer to as the DOJ, may initiate legal action to prevent consummation of the transaction if the DOJ determines the transaction may have a significantly adverse effect on competition. With the approval of the applicable federal agency and the concurrence of the DOJ, the 30-day waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing either

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of the Landmark merger or the Triumph Bank merger, the DOJ could analyze the applicable merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the transaction’s effects on competition. A determination by the DOJ not to object to either of these mergers may not prevent the filing of antitrust actions by private persons or state attorneys general.

Simmons is required to publish notice of its applications to the Federal Reserve Board and to provide the opportunity for public comment on these applications. The Federal Reserve Board takes into account the views of third-party commenters, particularly on the subject of the convenience and needs of the communities to be served. The Federal Reserve Board may upon request or upon its own initiative hold a public hearing or meeting to clarify facts or issues raised by the applications in order to aid in the Federal Reserve Board’s decision-making process. Any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by the Federal Reserve Board.

State of Arkansas

Although no application is required to be filed with the ASBD in order to complete the Triumph merger, Simmons Bank is required to submit applications to, and receive approval from, the ASBD for the Landmark merger and Triumph Bank merger to complete such mergers. The ASBD will review the applications to determine whether the mergers comply with Arkansas law. Simmons Bank is required to publish notice of its applications to the ASBD and to provide the opportunity for public comment on these applications. The ASBD is required by law to hold a public hearing regarding each application. Any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by the ASBD.

State of Tennessee

Although no application is required to be filed with the TDFI in order to complete the Landmark merger, the Triumph merger or the Triumph Bank merger, the TDFI requires that Simmons Bank notify the TDFI of the proposed mergers not later than the date on which the applications under the Bank Merger Act are filed with the Federal Reserve Board and provide to the TDFI a copy of the applications submitted to the Federal Reserve Board under the Bank Merger Act.

Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

Simmons, Landmark and Triumph believe that the mergers do not raise significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. None of Simmons, Landmark or Triumph can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company.

Simmons, Landmark and Triumph are not aware of any material governmental approvals or actions that are required for completion of the mergers other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

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THE MERGER AGREEMENTS

The following describes certain material provisions of the merger agreements, but does not describe all of the terms of the merger agreements and may not contain all of the information about the merger agreements that is important to you. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The following description of the merger agreements is subject to, and qualified in its entirety by reference to, the Landmark merger agreement, which is attached to this proxy statement/prospectus as Annex A, and the Triumph merger agreement, which is attached to this proxy statement/prospectus as Annex B, each of which is incorporated by reference into this proxy statement/prospectus. We urge you to read each of the merger agreements carefully and in their entirety, as they are the legal document governing the respective mergers.

Structure of the Mergers

Each of the Simmons board of directors, the Simmons Bank board of directors and the Landmark board of directors, and each of the Simmons board of directors and the Triumph board of directors, adopted and approved the Landmark merger agreement and the Triumph merger agreement, respectively. The Landmark merger agreement provides for the merger of Landmark with and into Simmons Bank, with Simmons Bank as the surviving bank in the merger. The Triumph merger agreement provides for (a) the merger of Triumph with and into Simmons, with Simmons as the surviving corporation in the merger and (b) immediately following the Triumph merger, the merger of Triumph Bank with and into Simmons Bank, with Simmons Bank as the surviving bank.

The Merger Consideration

Landmark Consideration

Based on the assumptions set forth below, at the Landmark effective time, each share of Landmark common stock that is issued and outstanding immediately prior to the Landmark effective time (excluding certain specified shares of Landmark common stock held directly or indirectly by Landmark or Simmons and any dissenting shares) will be converted into the right to receive, subject to possible adjustment, the Landmark merger consideration, comprised of (i) approximately 0.2025 shares of Simmons common stock, with cash in lieu of fractional shares, and (ii) $0.29 in cash. In the aggregate, Simmons expects to issue approximately 4,500,000 shares of Simmons common stock and pay approximately $7,000,000 (minus the cash payment for outstanding Landmark stock options) to Landmark shareholders upon completion of the Landmark merger, subject to certain conditions and potential adjustments under the Landmark merger agreement. The Landmark merger consideration is based on the assumption that (i) 22,215,981 shares of Landmark common stock are issued and outstanding and (ii) 218,400 shares of Landmark common stock are subject to outstanding Landmark stock options with a weighted average exercise price of $3.49, in each case, immediately prior to the Landmark effective time. In addition, we have assumed that the Landmark/Simmons average closing price is equal to $27.49, which was the closing sales price of Simmons common stock on July 29, 2021, the last practicable trading day prior to printing this proxy statement/prospectus.

Triumph Consideration

Based on the assumptions set forth below, at the Triumph effective time, each share of Triumph common stock that is issued and outstanding immediately prior to the Triumph effective time (excluding certain specified shares of Triumph common stock held directly or indirectly by Triumph or Simmons and any dissenting shares) will be converted into the right to receive, subject to possible adjustment, the Triumph merger consideration, comprised of (i) approximately 0.9081 shares of Simmons common stock, with cash in lieu of fractional shares, and (ii) $0.36 in cash. In the aggregate, Simmons expects to issue approximately 4,164,839 shares of Simmons common stock and pay approximately $2,645,937.83 (minus the cash payment for outstanding Triumph stock options) to Triumph

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shareholders upon completion of the Triumph merger, subject to certain conditions and potential adjustments under the Triumph merger agreement. See the section entitled “—Triumph Pricing Adjustments” below. The Triumph merger consideration is based on the assumption that (i) 4,586,300 shares of Triumph common stock are issued and outstanding and (ii) 148,763 shares of Triumph common stock are subject to outstanding Triumph stock options with a weighted average exercise price of $18.67, in each case, immediately prior to the Triumph effective time. In addition, we have assumed that the Triumph/Simmons average closing price is equal to $27.49, which was the closing sales price of Simmons common stock on July 29, 2021, the last practicable trading day prior to printing this proxy statement/prospectus.

Triumph Pricing Adjustments

Other than as described in this proxy statement/prospectus, there will be no adjustment to the Landmark merger consideration based upon changes in the market price of Simmons common stock or Landmark common stock prior to the time the Landmark merger is completed, and the Landmark merger agreement cannot be terminated due to a change in the price of Simmons common stock.

If, as of the Triumph determination date, (i) the Triumph/Simmons average closing price is greater than $37.28 and (ii) the difference between the percentage change in the Nasdaq Bank Index and the percentage change in the Triumph/Simmons average closing price exceeds 20%, then the Triumph stock consideration will be adjusted such that the total value of the aggregate Triumph merger consideration is not greater than $157,911,135.75.

In addition, if at any time during the five-day period commencing on the Triumph determination date, (i) the Triumph/Simmons average closing price is less than $24.85 and (ii) the difference between the percentage change in the Nasdaq Bank Index and the percentage change in the Triumph/Simmons average closing price exceeds 20%, then the Triumph board of directors may terminate the Triumph merger agreement; provided, that Simmons may prevent the Triumph merger agreement from being terminated by electing to increase the aggregate Triumph cash consideration such that the total value of the aggregate Triumph merger consideration is not less than $106,142,186.98. See “—Termination of the Merger Agreements” below.

Potential Adjustment to Exchange Ratios

Landmark Adjustments. If the number of shares of Simmons common stock outstanding changes as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock prior to the Landmark effective time, then the Landmark merger consideration will be equitably and proportionately adjusted, if necessary and without duplication, to fully effect such change. If the aggregate Landmark cash consideration less the sum of all Landmark stock option payouts, which we refer to as the Landmark stock option payout, is less than $0, then the aggregate Landmark cash consideration will be increased such that difference between the aggregate Landmark cash consideration and the Landmark stock option payout equals $0 and the Landmark stock consideration will be decreased by an amount of shares of Simmons common stock equal to the quotient of such aggregate cash consideration increase divided by the Landmark/Simmons average closing price (for the avoidance of doubt, if the quotient includes a fractional share, then the quotient shall be rounded up to the next whole share).

Triumph Adjustments. If the number of shares of Simmons common stock outstanding changes as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock prior to the effective times, then the Triumph merger consideration will be equitably and proportionately adjusted, if necessary and without duplication, to fully effect such change. If the aggregate Triumph cash consideration less the sum of all Triumph stock option payouts, which we refer to as the Triumph stock option payout, is less than $0, then the aggregate Triumph cash consideration will be increased such that the difference between the aggregate Triumph cash consideration and the Triumph stock option payout equals $0 and the Triumph stock consideration will be decreased by an amount of shares of Simmons common stock equal to the quotient of such aggregate cash consideration increase divided by the Triumph/Simmons

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average closing price (for the avoidance of doubt, if the quotient includes a fractional share, then the quotient shall be rounded up to the next whole share). The forgoing adjustments, if any, will be applied after giving effect to the price adjustment, if any, as described in the section entitled “—Triumph Pricing Adjustments.”

Fractional Shares

Simmons will not issue any fractional shares of Simmons common stock in the mergers. Instead, Landmark shareholders and Triumph shareholders who otherwise would have been entitled to a fractional share of Simmons common stock will receive, in lieu thereof, an amount in cash, rounded up to the nearest whole cent (without interest), determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Simmons common stock to which such holder would otherwise be entitled by the Landmark/Simmons average closing price or the Triumph/Simmons average closing price, respectively.

Treatment of Equity Awards

Landmark Stock Options

At the Landmark effective time, each Landmark stock option, whether vested or unvested, outstanding immediately prior to the Landmark effective time, will be canceled and converted into the right to receive from Simmons a cash payment equal to the difference, if positive, between (1) the fully diluted per share value and (2) the exercise price of such Landmark stock option, which we refer to as the Landmark stock option payout. Any such Landmark stock option with an exercise price per share that equals or exceeds the amount set forth in (1) will be canceled with no consideration paid to the optionholder less any required withholding for taxes.

Triumph Stock Options

At the Triumph effective time, each Triumph stock option, whether vested or unvested, outstanding immediately prior to the Triumph effective time, will be canceled and converted into the right to receive from Simmons a cash payment equal to the difference, if positive, between (1) the fully diluted per share value and (2) the exercise price of such Triumph stock option, which we refer to as the Triumph stock option payout. Any such Triumph stock option with an exercise price per share that equals or exceeds the amount set forth in (1) will be canceled with no consideration paid to the optionholder less any required withholding for taxes.

Surviving Corporation Governing Documents; Directors and Officers

Landmark

At the Landmark effective time, the articles of agreement and incorporation and bylaws of Simmons Bank in effect immediately prior to the Landmark effective time will be the articles of agreement and incorporation and bylaws of Simmons Bank as the surviving bank, until the same be duly amended or repealed in accordance with its terms and applicable law. The directors and officers of Simmons Bank immediately prior to the Landmark effective time will serve as the directors and officers of Simmons Bank from and after the Landmark effective time in accordance with the bylaws of Simmons Bank.

Triumph

At the Triumph effective time, the Simmons charter and the Simmons bylaws in effect immediately prior to the Triumph effective time will be the charter and bylaws of Simmons as the surviving corporation, until the same be duly amended or repealed in accordance with their terms and applicable law. The directors and officers of Simmons immediately prior to the Triumph effective time will serve as the directors and officers of Simmons from and after the Triumph effective time in accordance with the Simmons bylaws.

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Closing and Effective Time of the Mergers

Each merger will be completed only if all conditions to such merger discussed in this proxy statement/prospectus and set forth in the applicable merger agreement are either satisfied or waived (subject to applicable law). See the section entitled “—Conditions to Consummation of the Mergers” below.

The Landmark merger and the Triumph merger will become effective as of the date and time specified in the applicable articles of merger as duly filed with the Bank Commissioner of the State of Arkansas and the Secretary of State of the State of Arkansas, respectively, and each certificate of merger as duly filed with the Secretary of State of the State of Tennessee, which we refer to as the Landmark effective time or the Triumph effective time, as applicable.

In the merger agreements, Simmons has agreed to cause the Landmark effective time and the Triumph effective time, as applicable, to occur by the later of (i) October 8, 2021 or (ii) a date within 30 days following the satisfaction or waiver (subject to applicable law) of the last of the conditions specified in the applicable merger agreement to occur as determined by Simmons, or on another mutually agreed date. It currently is anticipated that the mergers will close in the fourth quarter of 2021, subject to the receipt of shareholder approvals, regulatory approvals and waivers and other customary closing conditions, but Simmons cannot guarantee when or if the mergers will be completed.

As described below, if either or both of the mergers is not completed by March 1, 2022, then, in the case of the Landmark merger, either Simmons, Simmons Bank or Landmark may choose to terminate the Landmark merger agreement, and in the case of the Triumph merger, either Simmons or Triumph may choose to terminate the Triumph merger agreement, at any time after such date if the failure of the applicable merger to occur on or before such date is not caused by any breach of the applicable merger agreement by the party electing to terminate such merger agreement.

Conversion of Shares; Exchange of Certificates

The conversion of Landmark common stock into the right to receive the Landmark merger consideration, and the conversion of Triumph common stock into the right to receive the Triumph merger consideration, will each occur automatically at the effective time of the applicable merger.

At or promptly after the effective time of each merger, Simmons will deposit with its transfer agent, or another exchange agent acceptable to Simmons, which we refer to as the exchange agent, (1) certificates or, at Simmons’ option, evidence of Simmons common stock in book-entry form equal to the stock consideration for the applicable merger and (2) funds equal to (i) the applicable cash consideration, (ii) the cash payable in lieu of fractional shares in connection with the applicable merger and (iii) after the Landmark effective time or the Triumph effective time, as applicable, and if applicable, any dividends or distributions which the Landmark shareholders or Triumph shareholders, respectively, have the right to receive under the applicable merger agreement.

As soon as reasonably practicable after the effective time of the respective mergers, the exchange agent will mail to holders of record of Landmark common stock and holders of record of Triumph common stock, as applicable, immediately prior to the applicable effective time, transmittal materials, which such shareholder may complete in accordance with the instructions thereto and deliver together with the proper surrender of a certificate to the exchange agent in exchange for the applicable merger consideration, any cash in lieu of fractional shares of Simmons common stock, and any dividends or distributions such shareholder is entitled to receive under the applicable merger agreement.

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Withholding

Simmons, the surviving corporation (in the case of the Triumph merger) or the surviving bank (in the case of the Landmark merger) or the exchange agent, as applicable, will be entitled to deduct and withhold from the applicable merger consideration, payouts in respect of Landmark stock options or Triumph stock options, as applicable, and any other amounts or property otherwise payable or distributable to any person pursuant to the applicable merger agreement to any person such amounts or property (or portions thereof) as it is required to deduct and withhold under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable tax law. Any amounts so deducted, withheld or remitted will be treated for all purposes of the applicable merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

Dividends and Distributions

Whenever a dividend or other distribution is declared by Simmons on Simmons common stock, with a record date after the effective time of each respective merger, the declaration will include dividends or other distributions on all whole shares of Simmons common stock issuable pursuant to each merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such shareholder has duly surrendered its certificate in accordance with the applicable merger agreement. Following surrender of any such certificate (or affidavit or loss and other documentation required by the exchange agent or surviving bank (in the case of the Landmark merger) or surviving corporation (in the case of the Triumph merger) under the applicable merger agreement in lieu thereof), the record holder of the whole shares of Simmons common stock issued in exchange therefor will be paid, without interest, (1) all dividends and other distributions payable in respect of any such whole shares of Simmons common stock with a record date after the effective time of the applicable merger and a payment date on or prior to the date of such surrender and not previously paid and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the applicable merger but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Simmons common stock.

Representations and Warranties

The representations, warranties and covenants described below and included in the merger agreements were made only for purposes of each merger agreement and as of specific dates, are solely for the benefit of Simmons and Landmark, in the case of the Landmark merger agreement, and Simmons and Triumph, in the case of the Triumph merger agreement, and may be subject to limitations, qualifications or exceptions agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of, among other things, allocating contractual risk between the parties to each merger agreement rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Simmons, Landmark, Triumph or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the applicable merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Simmons. For the foregoing reasons, the representations and warranties, other provisions of the merger agreements or any description of these provisions should not be read alone or relied upon as characterizations of the actual state of facts or conditions of Simmons, Landmark or Triumph or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus and the other reports, statements and filings that Simmons publicly files with the SEC. See the section entitled “Where You Can Find More Information.”

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The merger agreements contain customary representations and warranties of each of Simmons and Landmark, in the case of the Landmark merger agreement, and Simmons and Triumph, in the case of the Triumph merger agreement, relating to the parties’ respective businesses. The representations and warranties in the merger agreements do not survive the applicable effective time.

The Landmark merger agreement and Triumph merger agreement contain representations and warranties made by Landmark and Triumph, respectively, to Simmons (and Simmons Bank, with respect to the Landmark merger agreement) with respect to, among other things:

•	the due organization, valid existence, good standing and corporate power and authority of Landmark, in the case of the Landmark merger agreement, and of Triumph and Triumph Bank, in the case of the Triumph merger agreement;
•	Landmark’s and Triumph’s authority to enter into the respective merger agreements and to complete the transactions contemplated thereby (subject to the requisite vote of the shareholders of Landmark or Triumph, as applicable, at the Landmark special meeting or Triumph special meeting, respectively) and the enforceability of the applicable merger agreement against Landmark or Triumph in accordance with its terms;
•	the absence of conflicts with or breaches of (a) the governing documents of Landmark or its subsidiaries, in the case of the Landmark merger agreement, or Triumph or its subsidiaries, in the case of the Triumph merger agreement, (b) certain agreements or (c) applicable laws as a result of entering into the applicable merger agreement and the consummation of the applicable merger and the other transactions contemplated by such merger agreement;
•	the receipt of required consents of regulatory authorities in connection with the transactions contemplated by the respective merger agreements;
•	the capitalization of Landmark, with respect to the Landmark merger agreement, and Triumph and Triumph Bank, with respect to the Triumph merger agreement, including the number of shares of common stock issued and outstanding or reserved for issuance for Landmark or Triumph, as applicable;
•	the amount of outstanding indebtedness for Landmark or Triumph, as applicable;
•	the subsidiaries of Landmark or Triumph, as applicable;
•	the filing and accuracy of reports filed with regulatory authorities;
•	financial statements, internal controls, disclosure controls and procedures with respect to Landmark or Triumph, as applicable, and auditor independence;
•	books and records of Landmark or Triumph, as applicable;
•	the absence of undisclosed liabilities;
•	the absence of certain changes or events;
•	tax matters;
•	ownership of real property and rights with respect to leased property;
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•	intellectual property and privacy matters;
•	environmental matters;
•	compliance with laws, orders and permits;
•	compliance with the Community Reinvestment Act and the regulations promulgated thereunder;
•	compliance with the Foreign Corrupt Practices Act of 1977, as amended, and anti-money laundering laws;
•	labor relations;
•	matters relating to employee benefit plans and the Employee Retirement Income Security Act of 1974, as amended, or ERISA;
•	matters with respect to certain material contracts of Landmark or Triumph, as applicable;
•	agreements with regulatory authorities;
•	investment securities;
•	derivative instruments and transactions entered into for the account of Landmark or Triumph, as applicable, each of their respective subsidiaries or for the account of a customer;
•	legal proceedings;
•	the accuracy of the information supplied by Landmark or Triumph, as applicable, in this proxy statement/prospectus;
•	the inapplicability of state anti-takeover statutes and provisions to the applicable merger;
•	receipt by (a) the Landmark board of directors of the fairness opinion from Olsen Palmer, with respect to the Landmark merger, and (b) the Triumph board of directors of the fairness opinion from Southard Financial, with respect to the Triumph merger;
•	tax and regulatory matters;
•	loan matters;
•	deposits;
•	ALLLs;
•	insurance matters;
•	the absence of sanctions imposed by the U.S. Department of the Treasury’s Office of Foreign Assets Control;
•	the absence of undisclosed brokers’ fees and expenses;
•	affiliate transactions;
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•	neither Landmark nor Triumph, as applicable, nor any of their respective subsidiaries, being required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended, or broker-dealer under the Exchange Act; and
•	neither Landmark nor Triumph, as applicable, nor any of their respective subsidiaries, is conducting insurance operations requiring licensure from any applicable authority.

The Landmark merger agreement and the Triumph merger agreement contain representations and warranties made by Simmons (and Simmons Bank, with respect to the Landmark merger agreement) to Landmark and Triumph, respectively, with respect to, among other things:

•	the due organization, valid existence, good standing and corporate power and authority of Simmons;
•	Simmons’ authority to enter into the applicable merger agreement and to complete the transactions contemplated thereby, and the enforceability of the applicable merger agreement against Simmons in accordance with its terms;
•	the absence of conflicts with or breaches of Simmons’ governing documents, certain agreements or applicable laws as a result of entering into the applicable merger agreement and the consummation of the applicable merger and the other transactions contemplated by such merger agreement;
•	the receipt of required consents of regulatory authorities in connection with the transactions contemplated by the applicable merger agreement;
•	Simmons’ capitalization, including the number of shares of Simmons common stock issued and outstanding or reserved for issuance;
•	the subsidiaries of Simmons;
•	SEC filings, including financial statements contained therein;
•	disclosure controls and procedures and internal controls;
•	reports filed with regulatory authorities other than the SEC;
•	the absence of undisclosed liabilities;
•	the absence of certain changes or events;
•	tax and regulatory matters;
•	compliance with laws, orders and permits;
•	regulatory capitalization;
•	legal proceedings;
•	the accuracy of the information supplied by Simmons in this proxy statement/prospectus; and
•	the absence of undisclosed brokers’ fees and expenses.

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Many of the representations and warranties made by Landmark and Simmons, in the case of the Landmark merger agreement, and by Triumph, Simmons and Simmons Bank, in the case of the Triumph merger agreement, are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material to or have a material adverse effect on either Landmark or Simmons, as applicable, in the case of the Landmark merger agreement, or Triumph or Simmons, as applicable, in the case of the Triumph merger agreement).

Under the merger agreements, a material adverse effect is defined as, with respect to a party and its subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (a) prevents or materially impairs the ability of a party to timely consummate the transactions contemplated by the applicable merger agreement, or (b) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its subsidiaries taken as a whole, but does not include effects to the extent resulting from the following (except, in certain instances, to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate):

•	changes after the date of the applicable merger agreement in GAAP or regulatory accounting requirements;
•	changes after the date of the applicable merger agreement in laws of general applicability to companies in the financial services industry;
•	changes after the date of the applicable merger agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each party, the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry;
•	after the date of the applicable merger agreement, general changes in the credit markets or general downgrades in the credit markets;
•	failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded under the applicable merger agreement, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded under the applicable merger agreement;
•	the public disclosure of either of the applicable merger agreement and the impact thereof on relationships with customers or employees;
•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;
•	changes, after the date of the applicable merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event (including the COVID-19 pandemic and the implementation of any public health measures related to the COVID-19 pandemic) in the jurisdictions in which the parties operate; or
•	actions or omissions taken with the prior written consent of the other party or expressly required by the applicable merger agreement.

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The representations and warranties in the merger agreements do not survive the applicable effective time, and, as described below under “—Effect of Termination,” if the Landmark merger agreement or the Triumph merger agreement is validly terminated, the applicable merger agreement will become void and have no effect (except with respect to designated provisions of such merger agreement, including those related to payment of fees and expenses and the confidential treatment of information), unless a party breached such merger agreement.

Covenants and Agreements

Covenants of the Parties under the Merger Agreements

Landmark and Triumph have each agreed that, prior to the effective time of its respective merger or termination of its respective merger agreement, unless the prior written consent of Simmons has been obtained, it will, and will cause each of its subsidiaries to, (1) operate their business only in the ordinary course, meaning to conduct business in substantially the same manner as such business was operated on the date of the applicable merger agreement, including operations in conformance and consistent with existing practices and procedures, taking into account commercially reasonable action in response to the COVID-19 pandemic and measures related to the pandemic, which we refer to as ordinary course, and (2) use its reasonable best efforts to preserve intact their business organization and maintain their rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with Landmark or Triumph, as applicable, and the services of its officers and key employees. In addition, Landmark and Triumph have each agreed that until the earlier of the effective time of its respective merger or termination of its respective merger agreement, it will use its reasonable best efforts to provide Simmons with prior written notice of any actions it or any of its subsidiaries take with respect to the COVID-19 pandemic that differ from or are inconsistent with actions taken by it with respect to the COVID-19 pandemic prior to the date of the applicable merger agreement.

Additionally, Landmark and Triumph have each agreed that prior to the effective time of its respective merger or termination of its respective merger agreement, unless the prior written consent of Simmons has been obtained and except for certain exceptions and as otherwise expressly contemplated in such merger agreement, it will not, and will not permit any of its respective subsidiaries to, undertake the following actions or commit to undertake the following actions:

•	amend the charter, bylaws or other governing documents of Landmark or Triumph, as applicable, or any of their respective subsidiaries;
•	incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money;
•	(a) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into or exercisable for any shares, of the capital stock of Landmark or Triumph, as applicable, or any of their respective subsidiaries, or (b) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of the common stock or other equity interests of Landmark or Triumph, as applicable;
•	issue, grant sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any contract to issue, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Landmark common stock or Triumph common stock, as applicable, or any other capital stock of Landmark or Triumph, as applicable, or any of their respective subsidiaries, or any stock appreciation rights, or any option, warrant, or other equity rights;
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•	directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of Landmark or Triumph, as applicable, or any of their respective subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Landmark common stock or Triumph common stock, as applicable, or sell, transfer, lease, mortgage, permit any lien on, or otherwise dispose of, discontinue or otherwise encumber, (a) any shares of capital stock or other equity interests of Landmark or Triumph, as applicable, or any of their respective subsidiaries or (b) any asset other than pursuant to contracts in force at the date of the applicable merger agreement or sales of investment securities in the ordinary course;
•	(a) purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital, any person other than a wholly owned subsidiary of Landmark or Triumph, as applicable, or otherwise acquire direct or indirect control over any person, or (b) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Landmark or Triumph, as applicable), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;
•	(a) grant any increase in compensation or benefits to the employees or officers of Landmark or Triumph, as applicable, or any of their respective subsidiaries, (b) pay any (i) severance or termination pay or (ii) any bonus, in either case other than pursuant to Landmark’s or Triumph’s employee benefit plans, as applicable, that are in effect on the date of the applicable merger agreement and in the case of clause (i) subject to receipt of an effective release of claims from the employee, and in the case of clause (ii) to the extent required under the terms of the plan without the exercise of any upward discretion, (c) enter into, amend or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of Landmark or Triumph, as applicable, or any of their respective subsidiaries, (d) grant any increase in fees or other increases in compensation or other benefits to directors of Landmark or Triumph, as applicable, or any of their respective subsidiaries, (e) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability of any equity rights or restricted stock, or authorize cash payments in exchange for any equity rights, (f) fund any rabbi trust or similar arrangement, (g) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $75,000, other than for cause, (h) hire any officer, employee, independent contractor or consultant (who is a natural person) whose annual base compensation is greater than $100,000 or (i) implement or announce any employee layoff that would reasonably be expected to implicate the Worker Adjustment and Retraining Notification Act of 1988;
•	enter into, amend or renew any employment or independent contractor contract between Landmark or Triumph, as applicable, or any of their respective subsidiaries, and any person requiring payments in excess of $25,000 in any 12-month period that Landmark or Triumph, as applicable, or their respective subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time of the applicable merger;
•	except with respect to a benefit plan of Landmark or Triumph, as applicable, that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (a) adopt or establish any plan, policy, program or arrangement that would be considered a benefit plan of Landmark or Triumph, as applicable, if such plan, policy, program or arrangement were in effect as of the date of the applicable merger agreement, or amend in any material respect any existing benefit
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plan of Landmark or Triumph, as applicable, or terminate or withdraw from, or amend, any such plan, (b) make any distributions from such plans, except as required by the terms of such plans, or (c) fund or in any other way secure the payment of compensation or benefits under any such plan;

•	make any change in any accounting principles, practices or methods or systems of internal accounting controls, or make or change any material tax election, tax accounting method, taxable year or period; file any amended material tax return, stop maintaining withholding certificates in respect of any person required to be maintained under the code or the treasury regulations, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of taxes; settle or compromise any tax liability of Landmark or Triumph, as applicable, or any of their respective subsidiaries; enter into any closing agreement with respect to any tax; surrender any right to claim a tax refund; secure a loan under the Paycheck Protection Program as created pursuant to Section 1102 of the Coronavirus Aid, Relief, and Economic Security Act of 2020; or claim any other tax relief or tax benefit under a COVID-19 relief law;
•	commence any litigation other than in the ordinary course, or settle, waive or release or agree or consent to the issuance of any order in connection with any litigation (a) involving any liability of Landmark or Triumph, as applicable, or any of their respective subsidiaries for money damages in excess of $20,000 in the aggregate or that would impose any restriction on the operations, business or assets of Landmark or Triumph, as applicable, or any of their respective subsidiaries, Simmons or the surviving bank or the surviving company, as applicable, or (b) arising out of or relating to the transactions contemplated by the applicable merger agreement;
•	enter into, renew, extend, modify, amend or terminate specified contracts;
•	enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of their capital exposure applicable with respect to their loan portfolio or any segment thereof) or change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans except as required by law or by rules or policies imposed by a regulatory authority;
•	make, or commit to make, any capital expenditures in excess of $20,000 individually or $50,000 in the aggregate;
•	make any material changes in their policies and practices with respect to insurance policies including materially reducing the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;
•	materially change or restructure its investment securities portfolios or their investment securities practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage-related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;
•	alter materially its interest rate or fee pricing policies with respect to depository accounts or waive any material fees with respect thereto;
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•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the applicable merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•	make or acquire any loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan, or amend or modify in any material respect any loan, except for (a) loans or commitments for loans with a principal balance less than $1,000,000 in full compliance with Landmark’s or Triumph’s, as applicable, underwriting policy and related loan policies in effect as of the date of the applicable merger agreement without utilization of an exception such underwriting policy and related loan policies (provided that this exception may not permit Landmark or Triumph or Triumph’s subsidiaries, as applicable, to acquire such loans), (b) loans or commitment for loans with a principal balance equal to or less than $250,000 in full compliance with Landmark’s or Triumph’s, as applicable, underwriting policy and related loan policies in effect as of the date of the applicable merger agreement without utilization of an exception such underwriting policy and related loan policies (provided that this exception may not permit Landmark, Triumph or Triumph’s subsidiaries, as applicable, to acquire such loans), and (c) amendments or modifications of any existing loans (in the case of the Triumph merger agreement, that are not “Criticized Loans,” as defined therein), in full compliance with Landmark’s or Triumph’s, as applicable, underwriting policy and related loan policies in effect as of the date of the applicable merger agreement without utilization of an exception such underwriting policy and related loan policies;
•	repurchase, or provide indemnification relating to, loans in the aggregate in excess of $100,000;
•	cancel, compromise, waive or release any material indebtedness owed to any person or any rights or claims held by any person;
•	permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;
•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity other than on behalf of clients;
•	foreclose upon or take a deed or title to any commercial real estate (other than real estate used solely for agricultural production) without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;
•	take any action that is intended or which could reasonably be expected to (a) impede, adversely affect or consummation of the transactions contemplated by the applicable merger agreement or the receipt of any required regulatory or third-party approvals, (b) result in any of the conditions to the consummation of the applicable merger not being satisfied, or (c) impair the ability of Landmark or Triumph, as applicable, to perform its obligations under its respective merger agreement or to consummate the transactions contemplated thereby; or
•	agree to take, make any commitment to take or adopt any resolutions of the Landmark board of directors or the Triumph board of directors, as applicable, in support of any of the above prohibited actions.

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In addition, every two weeks after the date of the merger agreements, Landmark and Triumph have each agreed to provide Simmons a report describing all of the following which has occurred in the prior two weeks:

•	any new, renewed, extended, modified, amended or terminated contracts that provide for aggregate annual payments of $10,000 or more; and
•	new loans or commitments (including a letter of credit) for loans in excess of $100,000, any renewals or extensions of existing loans or commitments for any loans in excess of $100,000, or any material amendments or modifications to loans in excess of $100,000.

Simmons has agreed that prior to the effective time of each of the mergers or termination of the respective merger agreements, unless the prior written consent of Landmark or Triumph, as applicable, has been obtained and except as otherwise expressly contemplated in applicable merger agreement, Simmons will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions or commit to undertake the following actions:

•	amend the Simmons charter or Simmons bylaws or other governing documents of Simmons or any of its significant subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Landmark or Triumph, as applicable, or their respective shareholders relative to other holders of Simmons common stock;
•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•	take any action that is intended or which could reasonably be expected to (a) impede, adversely affect or delay consummation of the transactions contemplated by the applicable merger agreement or the receipt of any required regulatory or third-party approvals, (b) result in any of the conditions to the consummation of the applicable merger not being satisfied, or (c) impair the ability of Simmons to perform its obligations under the applicable merger agreement or to consummate the transactions contemplated thereby; or
•	agree to take, make any commitment to take or adopt any resolutions of the Simmons board of directors in support of, any of the above prohibited actions.

Certain Additional Covenants

The merger agreements also contain additional covenants, including covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, provision of certain reports, document archiving, consultation prior to issuing press releases or communications related to the mergers, potential shareholder litigation, cooperation for an efficient and orderly combination of Landmark and Simmons, in the case of the Landmark merger, and Triumph and Simmons, in the case of the Triumph merger, takeover laws, Landmark’s or Triumph’s, as applicable, delivery to Simmons of their closing financial statements, the listing of the shares of Simmons common stock to be issued in the mergers and public announcements with respect to the transactions contemplated by the merger agreements.

Regulatory Matters

Simmons and Landmark, in the case of the Landmark merger, and Simmons and Triumph, in the case of the Triumph merger, have agreed to file all reports required to be filed with regulatory authorities between the execution of the merger agreements and the effective time of the applicable merger, and to deliver to the other

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party to the applicable merger agreement copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC or the Federal Reserve Board, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the period then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes.

Simmons and Landmark, in the case of the Landmark merger, and Simmons and Triumph, in the case of the Triumph merger, have agreed to cooperate with each other and use their reasonable best efforts to prepare all documentation, to effect all applications, notices and filings, and to obtain all permits, consents, approvals and authorizations of all regulatory authorities and third parties that are necessary or advisable to consummate the transactions contemplated by the applicable merger agreement, including the mergers, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and regulatory authorities. Each of Simmons and Landmark, in the case of the Landmark merger, and Simmons and Triumph, in the case of the Triumph merger, have agreed to use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the applicable merger agreement or the transactions contemplated thereby under any applicable law or order.

Notwithstanding the foregoing, in no event is Simmons or any of its subsidiaries required, and Landmark and its subsidiaries, in the case of the Landmark merger, and Triumph and its subsidiaries, in the case of the Triumph merger, are not permitted (without Simmons’ prior written consent in its sole discretion), to take any action, or to commit to take any action, or to accept any restriction or condition, involving Simmons or its subsidiaries or Landmark or Triumph, as applicable, or its subsidiaries, which is materially burdensome on Simmons’ business or on the business of Landmark or Triumph or Triumph Bank, as applicable, or, in each case following the closing or which would likely reduce the economic benefits of the transactions contemplated by the applicable merger agreement to Simmons to such a degree that Simmons would not have entered into the applicable merger agreement had such condition or restriction been known to it at the date of the merger agreement, which condition or restriction we refer to as a burdensome condition.

For a more complete discussion of the regulatory approvals required to complete the mergers and the terms of the merger agreements related to regulatory approvals, see the section entitled “The Mergers—Regulatory Approvals Required for the Mergers and the Triumph Bank Merger.”

Tax Matters

Simmons and Landmark, in the case of the Landmark merger, and Simmons and Triumph, in the case of the Triumph merger, have agreed to use their respective reasonable best efforts to cause the applicable merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and to take no action that would cause such merger not to so qualify.

Employee Matters

The merger agreements provide that employees of Landmark or Triumph, as applicable, and its respective subsidiaries, while employed by Simmons following the effective time of the applicable merger, for a period of one year following such effective time, generally will be eligible to receive benefits that are, in the aggregate, substantially comparable to those provided to similarly situated Simmons employees. Additionally, such employees of Landmark, Triumph or its respective subsidiaries generally will receive service credit based on their service with Landmark or Triumph for purposes of determining eligibility to participate in Simmons’ benefit plans and for purposes of determining entitlement to paid time off under Simmons’ or Simmons Bank’s paid time off program, subject to certain specified exceptions.

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If requested by Simmons, prior to the Landmark effective time and the Triumph effective time, Landmark and Triumph, respectively, will (1) terminate Landmark’s or Triumph’s 401(k) plan, respectively, and (2) cooperate with Simmons to amend, freeze, terminate or modify any other benefit plan of Landmark or Triumph, respectively, to the extent and in the matter determined by Simmons to be effective upon the effective time of the applicable merger.

D&O Indemnification and Insurance

The merger agreements provide that, subject to certain exceptions, for six years after the Landmark effective time and the Triumph effective time, as applicable, the surviving bank (in the case of the Landmark merger) or surviving corporation (in the case of the Triumph merger) will indemnify, defend and hold harmless each of the present and former directors and officers of Landmark and Triumph, as applicable, and each of its respective subsidiaries against all liabilities arising out of actions or omissions arising out of such person’s services in such capacities or, at Landmark’s or Triumph’s, as applicable, request, of another corporation, partnership, joint venture, trust or other enterprise, occurring at or prior to the effective time of the applicable merger, to the fullest extent permitted by the governing documents of Landmark or Triumph, as applicable, in effect on the date of the applicable merger agreement (including any provisions relating to the advancement of expenses incurred in the defense of any litigation).

The merger agreements also require the surviving bank (in the case of the Landmark merger) or surviving corporation (in the case of the Triumph merger) to use its reasonable best efforts to maintain for a period of six years after the effective time of the applicable merger Landmark’s and Triumph’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions which are substantially no less advantageous than the current policy (or, with the consent of Landmark or Triumph, as applicable, prior to the effective time of the applicable merger, any other policy), with respect to claims arising from facts or events that occurred prior to the effective time of such merger, and covering such individuals who are currently covered by such insurance, capped at 200% of the annual premium payments currently paid on Landmark’s or Triumph’s, as applicable, current policy. In lieu of the insurance described in the preceding sentence, prior to the effective time of the mergers, Simmons, or Landmark or Triumph, as applicable, in consultation with Simmons, may obtain a six-year “tail” prepaid policy providing coverage equivalent to such insurance.

Agreement Not to Solicit Other Offers

Each of Landmark and Triumph has agreed that it and its respective subsidiaries will not, and will cause their respective representatives not to, directly or indirectly:

•	solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal;
•	engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal;
•	adopt, approve, agree to, accept, endorse or recommend any acquisition proposal;
•	approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement contemplating or otherwise relating to any acquisition transaction; or
•	otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.
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Landmark and Triumph and their respective subsidiaries have agreed to, and will cause their respective representatives to, (1) immediately cease and cause to be terminated all existing activities, discussions, conversations, negotiations and other communications with any person conducted prior to the date of the respective merger agreements with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, (2) request the prompt return or destruction of all confidential information previously furnished to any person (other than Simmons, Simmons Bank and their respective representatives) that has made or indicated an intention to make an acquisition proposal, and (3) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and to strictly enforce any such provisions.

Landmark and Triumph have agreed to, promptly (but in no event more than 24 hours) following receipt of any acquisition proposal or any request for nonpublic information or any inquiry that could reasonably could be expected to lead to any acquisition proposal, advise Simmons in writing of the receipt of such acquisition proposal, request or inquiry, and the terms and conditions of such acquisition proposal, request or inquiry (including, in each case, the identity of the person making any such acquisition proposal, request or inquiry), and to promptly as practicable, provide to Simmons (a) a copy of such acquisition proposal, request or inquiry, if in writing, or (b) a written summary of the material terms of such acquisition proposal, request or inquiry, if oral. Landmark and Triumph have agreed to provide Simmons, as promptly as practicable (but in no event more than 24 hours), with notice setting forth all such information as is necessary to keep Simmons informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such acquisition proposal, request, or inquiry.

For purposes of the merger agreements,

•	an “acquisition agreement” means a term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (whether written or oral, binding or nonbinding);
•	an “acquisition proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Landmark or Triumph, as applicable, or publicly announced to Landmark shareholders or Triumph shareholders, respectively, and whether binding or non-binding) by any person (other than Simmons or its subsidiaries) for an acquisition transaction; and
•	an “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the applicable merger agreement) involving (a) any acquisition or purchase, direct or indirect, by any person (other than Simmons or its subsidiaries) of 20% or more in interest of the total outstanding voting securities of Landmark or Triumph, as applicable, or its respective subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of Landmark or Triumph, as applicable, and its respective subsidiaries, or any tender offer or exchange offer that if consummated would result in any person (other than Simmons or its subsidiaries) beneficially owning 20% or more in interest of the total outstanding voting securities of Landmark or Triumph, as applicable, or its respective subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of Landmark or Triumph, as applicable, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Landmark or Triumph, as applicable, or its respective subsidiaries whose assets, either individually or in the aggregate, constitute more than 25% of the consolidated assets of Landmark or Triumph, as applicable, and its respective subsidiaries; or (b) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated assets of Landmark or Triumph, as applicable, and its respective subsidiaries, taken as a whole.

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Special Meetings and Recommendations of the Board of Directors of Landmark and Triumph

Landmark and Triumph have each agreed to hold a meeting of its respective shareholders as promptly as reasonably practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC for the purpose of obtaining shareholder approval of the Landmark merger and the Triumph merger, respectively. Landmark and Triumph have each agreed that its respective obligation to hold such meeting of its shareholders will not be affected by the commencement, proposal, disclosure or communication to Landmark or Triumph, respectively, of any acquisition proposal or change in recommendation, as described below.

Each of Landmark and Triumph through its respective board of directors has agreed to recommend to its respective shareholders the approval of the applicable merger proposal, to include such recommendation in this proxy statement/prospectus and to use their reasonable best efforts to obtain shareholder approval of the Landmark merger and the Triumph merger, respectively. Landmark and Triumph have each agreed that neither their respective board of directors nor any committee thereof shall (a) withhold, withdraw, qualify or modify such recommendation in any manner adverse to Simmons or Simmons Bank, (b) fail to make the such recommendation or otherwise submit the applicable merger proposal to their respective shareholders without such recommendation, (c) adopt, approve, agree to, accept, recommend or endorse an acquisition proposal, (d) fail to publicly and without qualification (i) recommend against any acquisition proposal or (ii) reaffirm the recommendation of the applicable merger proposal within ten business days (or such fewer number of days remaining prior to the applicable special meeting) after an acquisition proposal is made public or any request by Simmons to do so, (e) take any action or make any public statement, filing or release inconsistent with such recommendation, or (f) publicly propose to do any of the foregoing, which, collectively and individually, we refer to as a change in recommendation.

However, at any time prior to the applicable special meeting, the Landmark board of directors and Triumph board of directors may submit the respective merger agreement without recommendation, if Landmark or Triumph, as applicable, has received a superior proposal (as defined herein) (after giving effect to any revised offer from Simmons) and the Landmark board of directors or the Triumph board of directors, as applicable, has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be a violation of the directors’ fiduciary duties under applicable law to make or continue to make the recommendation to approve the applicable merger proposal; provided, that the Landmark board of directors and Triumph board of directors, as applicable, may not take such actions unless:

•	Landmark or Triumph, as applicable, has complied in all material respects with its respective non-solicit obligations described above;
•	Landmark or Triumph, as applicable, gives Simmons at least five business days’ notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action;
•	during such five business day period, Landmark or Triumph, as applicable, has, and has caused its respective financial advisors and outside legal counsel to, consider and negotiate with Simmons in good faith (to the extent Simmons desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of the applicable merger agreement proposed by Simmons; and
•	the Landmark board of directors or Triumph board of directors, as applicable, has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations described above and giving effect to any proposals, amendments or modifications proposed by Simmons that such superior proposal remains a superior proposal and that it would nevertheless be a violation of the directors’ fiduciary duties under applicable law to make or continue to make the recommendation to approve the applicable merger proposal.

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Any material amendment to any acquisition proposal will require a new determination and notice period.

For purposes of the merger agreements, a “superior proposal” means an unsolicited bona fide written acquisition proposal with respect to which the Landmark board of directors or Triumph board of directors, as applicable, determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to Landmark shareholders or Triumph shareholders, respectively, than the applicable merger and the other transactions contemplated by the applicable merger agreement (as it may be proposed to be amended by Simmons), taking into account all relevant factors (including the acquisition proposal and the applicable merger agreement (including any proposed changes to the applicable merger agreement that may be proposed by Simmons in response to such acquisition proposal)); provided, that for purposes of the definition of superior proposal, the references to “20%” in the definition of acquisition transaction will be deemed to be references to “50%.”

Conditions to Consummation of the Mergers

The respective obligations of each party to consummate the applicable merger and the other transactions contemplated by the applicable merger agreement are subject to the satisfaction or waiver at or prior to the effective time of the applicable merger of the following conditions:

•	the approval of the applicable merger proposal by the Landmark shareholders or Triumph shareholders, as applicable;
•	the receipt of the requisite regulatory approvals, without the imposition of a burdensome condition as determined by Simmons in its sole discretion;
•	the absence of any law or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the consummation of the transactions contemplated by the applicable merger agreement (including the applicable merger);
•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act, and there being no stop order, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement initiated and continuing;
•	the approval of the listing on Nasdaq of the Simmons common stock to be issued pursuant to the applicable merger, subject to official notice of issuance (if such approval is required by Nasdaq);
•	the receipt by each party of a written opinion of Covington in form reasonably satisfactory to such parties to the effect that the applicable merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
•	the accuracy of the representations and warranties of the other party in the applicable merger agreement as of the date of the applicable merger agreement and as of the effective time of the applicable merger, subject to the materiality standards provided in the applicable merger agreement;
•	the performance by the other party in all material respects of all agreements and covenants of such party required to be performed or complied with pursuant to the applicable merger agreement and other agreements contemplated by the applicable merger agreement prior to the effective time of the applicable merger; and
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•	the receipt of (1) a certificate from the other party to the effect that the two conditions described immediately above have been satisfied and (2) certified copies of resolutions duly adopted by the other party’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the applicable merger agreement, and the consummation of the transactions contemplated thereby, all in such reasonable detail as the other party and its counsel may request.

In addition, Simmons’ obligation to consummate the applicable merger and the other transactions contemplated by the applicable merger agreement is subject to the satisfaction or waiver at or prior to the effective time of the applicable merger of the following conditions:

•	as reflected in Landmark’s and Triumph’s, as applicable, closing financial statements, subject to certain exceptions, (a) Landmark and Triumph Bank’s, as applicable, delinquent loans shall not exceed 0.90% and 0.30% of all loans, respectively, (b) Landmark and Triumph Bank’s, as applicable, non-performing loans shall not exceed 1.00% and 0.50% of total loans, respectively, (c) Landmark and Triumph Bank’s, as applicable, ratio of non-performing assets to total assets shall not be in excess of 0.90% and 0.50%, respectively, (d) Landmark’s and Triumph Bank’s, as applicable, ratio of classified assets to Tier 1 capital plus ALLL shall not be in excess of 12.50% and 18.00%, respectively, (e) Landmark and Triumph Bank’s, as applicable, non-performing assets shall not exceed $8,500,000 and $2,000,000, respectively, (f) Landmark and Triumph Bank’s, as applicable, classified assets shall not exceed $14,000,000 and $10,000,000, respectively, and (g) Landmark’s and Triumph Bank’s, as applicable, ALLL to total loans ratio shall exceed 0.75% and 1.50%, respectively;
•	holders of not more than five percent of the outstanding shares of Landmark common stock or Triumph common stock, as applicable, having demanded, properly and in writing, appraisal for such shares under the TBCA;
•	as reflected in Landmark’s and Triumph’s, as applicable, closing financial statements, subject to certain exceptions, (a) Landmark and Triumph Bank, as applicable, being “well capitalized” as defined under applicable law, (b) Landmark and Triumph Bank, as applicable, having a Tier 1 leverage ratio of not less than 9.75% and 9.25%, respectively, (c) Landmark and Triumph Bank, as applicable, having a Tier 1 risked-based capital ratio of not less than 13.75% and 9.50%, respectively, (d) Landmark and Triumph Bank, as applicable, having a total risked-based capital ratio of not less than 14.5% and 11.0%, respectively, (e) Landmark and Triumph Bank, as applicable, having a common equity Tier 1 ratio of not less than 13.75% and 10.00%, respectively, and (f) Landmark and Triumph Bank, as applicable, having not received any notification from the TDFI or FDIC, with respect to Landmark, or the Federal Reserve Board, with respect to Triumph, to the effect that the capital of Landmark or Triumph, respectively, is insufficient to permit it to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a burdensome condition, which condition we refer to as the regulatory capital condition;
•	Landmark and Triumph, as applicable, having delivered evidence satisfactory to Simmons in its discretion that certain contracts have been terminated;
•	no requisite regulatory approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a burdensome condition; and
•	Landmark and Triumph, as applicable, having delivered to Simmons and Simmons Bank, as applicable, a certificate, dated as of the respective closing, and signed on its behalf by its respective chief executive officer and its chief financial officer (and in such reasonable detail as Simmons, Simmons Bank and their counsel shall request), to the effect that it has fulfilled its obligations to archive documents associated with loans or the underwriting, servicing, administration, or monitoring thereof under the merger agreements in all material respects.

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None of Simmons, Landmark or Triumph can be certain of when, or if, the conditions to each of the mergers will be satisfied or waived, or that the mergers will be completed in the fourth quarter of 2021 or at all. As of the date of this proxy statement/prospectus, none of Simmons, Landmark or Triumph has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreements

•	Each of the merger agreements may be terminated and the applicable merger abandoned at any time prior to the effective time of the applicable merger (notwithstanding the approval of the applicable merger agreement by Landmark shareholders or Triumph shareholders, as applicable) by mutual written agreement, or by any applicable party in the following circumstances:
o	(a) any regulatory authority denies a requisite regulatory approval, and such denial has become final, or has advised any party that it will not grant (or intends to rescind or revoke if previously approved) a requisite regulatory approval or (b) any regulatory authority shall have requested that Simmons, Simmons Bank, Landmark or Triumph, as applicable, or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a requisite regulatory approval, unless in each case the failure to obtain the requisite regulatory approval shall be due to the failure of the party seeking to terminate the applicable merger agreement to perform or observe the obligations, covenants and agreements of such party under such merger agreement;
o	any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the applicable merger agreement becomes final and nonappealable, so long as the party seeking to terminate the applicable merger agreement has used its reasonable best efforts to contest, appeal and change or remove such denial, law or order;
o	the Landmark shareholders or Triumph shareholders, as applicable, fail to vote their approval of the respective merger proposal (taking into account any adjournment or postponement thereof as required by the applicable merger agreement), subject to the terminating party’s compliance with its obligation to use reasonable best efforts to restructure the transaction in the event of such failure, which we refer to as a no-vote termination;
o	the applicable merger has not been consummated by March 1, 2022, which we refer to as the outside date, if the failure to consummate the transactions contemplated by the applicable merger agreement on or before such date is not caused by the terminating party’s breach of the applicable merger agreement, which we refer to as an outside date termination; or
o	if there was a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the applicable merger agreement on the part of Landmark or Triumph, as applicable, in the case of a termination by Simmons or Simmons Bank, as applicable, or Simmons or Simmons Bank, as applicable, in the case of a termination by Landmark or Triumph, as applicable, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a Simmons, Simmons Bank, as applicable, or Landmark or Triumph, as applicable, condition to closing, respectively, and is not cured within 45 days following written notice or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the outside date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the applicable merger agreement, which we refer to as a breach termination.
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•	In addition, Simmons or Simmons Bank, as applicable, may terminate the merger agreements if:
o	the Landmark board of directors or Triumph board of directors, as applicable, fails to recommend that Landmark shareholders or Triumph shareholders, respectively, approve the applicable merger proposal, effects a change in recommendation, breaches its non-solicitation obligations with respect to acquisition proposals in any respect adverse to Simmons or Simmons Bank, as applicable, or fails to call, give notice of, convene and/or hold the Landmark special meeting or Triumph special meeting, respectively, in accordance with the applicable merger agreement, which, collectively, we refer to as a board breach termination; or
o	if any regulatory authority grants a requisite regulatory approval but such requisite regulatory approval contains, results or would reasonably be expected to result in, the imposition of a burdensome condition.
•	In addition, Triumph may terminate the Triumph merger agreement if the Triumph board of directors so determines by a vote of at least two-thirds of the members of the entire Triumph board of directors at any time during the five-day period commencing on the Triumph determination date and (i) the Triumph/Simmons average closing price is less than $24.85 and (ii) the difference between the percentage change in the Nasdaq Bank Index and the percentage change in the Triumph/Simmons average closing price exceeds 20%; provided, that Simmons may prevent the Triumph merger agreement from being terminated by electing to increase the aggregate Triumph cash consideration such that the total value of the aggregate Triumph merger consideration is not less than $106,142,186.98.

Effect of Termination

If either merger agreement is terminated or abandoned, it will become void and have no further force or effect and there will be no liability on the part of either Simmons, Simmons Bank, as applicable, Landmark or Triumph, as applicable, for any matters addressed in such merger agreement or other claim relating to such merger agreement and the transactions contemplated thereby, except that (a) designated provisions of such merger agreement will survive the termination, including, but not limited to, those relating to payment of fees and expenses and the confidential treatment of information and (b) Simmons, Simmons Bank, as applicable, Landmark or Triumph, as applicable, will remain liable for any liability resulting from fraud or breach of such merger agreement.

Termination Fees

Landmark and Triumph, as applicable, will pay Simmons a termination fee of $7,000,000 and $6,500,000, respectively, if:

•	(1) any party effects an outside date termination or a no-vote termination, or (2) Simmons effects a breach termination and, in each case, within 12 months of such termination, Landmark or Triumph, as applicable, consummates an acquisition transaction or enters into an acquisition agreement with respect to an acquisition transaction, whether or not such acquisition transaction is subsequently consummated; or
•	Simmons or Simmons Bank, as applicable, effects a board breach termination.

If Landmark or Triumph, as applicable, fails to pay such termination fee when due, then such party must pay to Simmons its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of such fee at the prime rate of Citibank, N.A. from the date such payment was due under the applicable merger agreement until the date of payment.

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Expenses and Fees

Each party will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the merger agreements. The filing fees and the costs and expenses of printing this proxy statement/prospectus will be borne equally by Simmons, Landmark and Triumph.

Amendment and Waivers

To the extent permitted by law, the merger agreements may be amended by a subsequent writing signed by each of the applicable parties upon the approval of each of the applicable parties, whether before or after the applicable shareholder approval is obtained, provided that after obtaining such approval, no amendment may be made that requires further approval by such shareholders.

Prior to or at the effective time of the applicable merger, the parties, acting through their respective board of directors, chief executive officer or other authorized officer, have the right to (i) waive any default in the performance of any term of the applicable merger agreement by the other party, (ii) waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the applicable merger agreement and (iii) waive compliance with any or all of the agreements or satisfaction of any conditions precedent to the obligations of the other party under such merger agreement, except any condition which, if not satisfied, would result in the violation of any law; provided, that after the applicable shareholder approval is obtained, there may not be, without further approval of such shareholders, any extension or waiver of such merger agreement or any portion thereof that requires further approval under applicable law.

Voting Agreements

Each of the directors of Landmark and certain executive officers of Landmark, as well as each of the directors of Triumph and certain executive officers of Triumph, in each case in their capacities as individuals, have separately entered into a Landmark voting agreement or Triumph voting agreement, respectively, in which they have agreed to vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all covered shares as to which they control the right to vote, (1) in favor of the adoption and approval of the applicable merger agreement and the consummation of the transactions contemplated thereby, including the applicable merger, (2) against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of Landmark or Triumph, respectively, under such merger agreement, (3) against any acquisition proposal and (4) against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for vote or written consent of Landmark shareholders or Triumph shareholders, respectively, that is intended or would reasonably be expected to impede, interfere with, prevent, delay, postpone, discourage, disable, frustrate the purposes of or adversely affect such merger or the other transactions contemplated by such merger agreement or the respective voting agreement or the performance by Landmark or Triumph, respectively, of its obligations under the applicable merger agreement or by the such person of his or her obligations under the applicable voting agreement. In addition, the Landmark voting agreements and Triumph voting agreements provide that such shareholders will not sell or transfer any of their shares of Landmark common stock or Triumph common stock, respectively, of which they are a record owner, subject to certain exceptions, until the earlier of the receipt of the Landmark shareholder approval or Triumph shareholder approval, respectively, or the date on which the applicable merger agreement is terminated in accordance with its terms.

Subject to certain exceptions, the Landmark voting agreements and Triumph voting agreements also provide that, for a period of two years following the effective time of the applicable merger, directly or indirectly, either for him or herself or for any other person other than for Simmons or Simmons’ affiliates, such shareholder will not within 50 miles of any branch or other office of Landmark or Triumph or Triumph Bank, as applicable, as of the date of the Landmark voting agreement or Triumph voting agreement, as applicable, participate in any

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business that engages in the business of acting as a commercial, community or retail banking business; provided, that if, as of the date of the Landmark voting agreement or Triumph voting agreement, as applicable, and at all times during such two-year period, such shareholder holds not more than a 5% direct or indirect equity interest in such person, then such shareholder may retain (but not increase) such ownership interest without being deemed to “participate” in the business conducted by such person.

The Landmark voting agreements and Triumph voting agreements will remain in effect until the earlier to occur of the closing of the respective merger and the date of termination of the applicable merger agreement in accordance with its terms; provided, that if such closing occurs, the non-competition provisions described immediately above survive until the second anniversary of such closing date.

As of the Landmark record date and Triumph record date, shares constituting approximately 21.54% of the Landmark common stock entitled to vote at the Landmark special meeting and approximately 44.49% of the Triumph common stock entitled to vote at the Triumph special meeting are subject to Landmark voting agreements or Triumph voting agreements, respectively.

The foregoing description of the Landmark voting agreements and the Triumph voting agreements is subject to, and qualified in its entirety by reference to, the Landmark voting agreements and Triumph voting agreements, respectively, forms of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively, and are incorporated by reference into this proxy statement/prospectus.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following is a general discussion of the material U.S. federal income tax consequences relating to the mergers to a U.S. holder (as defined below) that receives Simmons common stock or cash pursuant to either the Landmark merger or the Triumph merger.

For purposes of this discussion, a “U.S. holder” means any beneficial owner of Landmark common stock or Triumph common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to a U.S. holder who holds its shares of Landmark common stock or Triumph common stock as a capital asset within the meaning of Section 1221 of the Code and exchanges those shares for the applicable merger consideration in the applicable merger. Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that might be relevant to a U.S. holder in light of its particular circumstances and does not apply to a U.S. holder subject to special treatment under the U.S. federal income tax laws (such as, for example, a dealer or broker in securities, commodities or foreign currencies, a trader in securities that elects to apply a mark-to-market method of accounting, a bank or a financial institution of certain other kinds, an insurance company, a regulated investment company or a real estate investment trust, a tax-exempt organization, a holder subject to the alternative minimum tax provisions of the Code, an S corporation, a holder whose functional currency is not the U.S. dollar, a holder who holds shares of Landmark common stock or Triumph common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, a holder who exercises appraisal rights, or a holder required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to Landmark common stock or Triumph common stock as a result of such item being taken into account in an applicable financial statement).

This discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (including any U.S. federal estate, gift, Medicare or alternative minimum taxes) or any U.S. state or local, or non-U.S. tax consequences.

If a partnership (including for this purpose an entity treated as a partnership for U.S. federal income tax purposes) holds Landmark common stock or Triumph common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Landmark common stock or Triumph common stock, and any partners in such partnership, are strongly urged to consult their tax advisors about the tax consequences of the merger transactions to them.

The opinions described below will not be binding on the IRS, or any court. Simmons, Landmark and Triumph have not sought and will not seek any ruling from the IRS regarding any matters relating to the mergers, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the Landmark opinion (as defined below) are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the Landmark merger could be adversely affected, as could the U.S. federal income tax consequences of the Triumph merger if any of the representations or assumptions on which the Triumph opinion (as defined below) is based are inconsistent with the facts.

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This discussion, and the tax opinions referred to below, is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

Determining the actual tax consequences of the Landmark merger or the Triumph merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You are strongly urged to consult with your tax advisor as to the specific tax consequences of the Landmark merger or the Triumph merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state and local, foreign and other tax laws and of changes in those laws.

General

The respective obligations of Simmons and Landmark to complete the Landmark merger are contingent upon Simmons and Landmark receiving a legal opinion from Covington, which we refer to above as the Landmark opinion, that the Landmark merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Similarly, the respective obligations of Simmons and Triumph to complete the Triumph merger are conditioned upon Simmons and Triumph receiving a legal opinion from Covington, which we refer to above as the Triumph opinion, to the effect that the Triumph merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of Simmons, Landmark or Triumph currently intends to waive this condition to the consummation of the Landmark merger or the Triumph merger, as applicable. If any party waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the Landmark merger to Landmark shareholders or of the Triumph merger to Triumph shareholders have materially changed, Simmons and Landmark or Triumph, as applicable, will recirculate appropriate soliciting materials to resolicit the votes of Landmark shareholders or Triumph shareholders.

The opinions of Covington will be based on customary assumptions and representations from Simmons, Landmark, and Triumph, as well as certain covenants and undertakings by Simmons, Landmark, and Triumph. In the case of the Landmark merger, these assumptions and representations include the factual assumption that the total market value, as of the effective time, of Simmons common stock issued to Landmark shareholders will be no less than 40 percent of the sum of (a) the amount of cash paid to Landmark shareholders exercising dissenters’ rights, (b) the amount of the cash consideration paid to Landmark shareholders who do not exercise dissenters’ rights, and (c) the total market value, as of the Landmark effective time, of Simmons common stock issued to Landmark shareholders. In the case of the Triumph merger, these assumptions and representations include the factual assumption that the total market value, as of the effective time, of Simmons common stock issued to Triumph shareholders will be no less than 40 percent of the sum of (a) the amount of cash paid to Triumph shareholders exercising dissenters’ rights, (b) the amount of the cash consideration paid to Triumph shareholders who do not exercise dissenters’ rights, and (c) the total market value, as of the effective time, of Simmons common stock issued to Triumph shareholders. If any of the assumptions, representations, covenants, or undertakings is incorrect, incomplete, inaccurate, or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the mergers could differ materially from those described in this proxy statement/prospectus.

The following discussion assumes that the each of the Landmark merger and the Triumph merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

A U.S. holder of Landmark common stock or Triumph common stock receiving a combination of Simmons common stock and cash in exchange for such Landmark common stock or Triumph common stock will (1) not recognize any loss upon surrendering its Landmark common stock or Triumph common stock and (2) recognize

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gain upon surrendering its Landmark common stock or Triumph common stock equal to the excess, if any, of (a) the sum of any cash consideration received plus the fair market value (determined as of the effective time of the applicable merger) of the Simmons common stock received over (b) such U.S. holder’s aggregate tax basis in the shares of Landmark common stock or Triumph common stock surrendered, but only to the extent of the amount of any cash consideration received.

Cash Instead of Fractional Shares

If a U.S. holder receives cash instead of a fractional share of Simmons common stock, the U.S. holder will be treated as having received such fractional share of Simmons common stock pursuant to the applicable merger and then as having received cash in exchange for such fractional share of Simmons common stock. As a result, such a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the U.S. holder’s basis in the fractional share of Simmons common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the applicable merger, the U.S. holder’s holding period for such fractional share (including the holding period of shares of Landmark common stock or Triumph common stock surrendered therefor) exceeds one year.

Information Reporting and Backup Withholding

A non-corporate U.S. holder of Landmark common stock or Triumph common stock may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24 percent) on any cash payments that it receives. Such a U.S. holder generally will not be subject to backup withholding, however, if it:

•	furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or
•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Certain Reporting Requirements

If a U.S. holder receives Simmons common stock pursuant to the mergers and is considered a “significant holder,” it will be required (1) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the applicable merger, including its tax basis in, and the fair market value of, the Landmark common stock or Triumph common stock that it surrendered, and (2) to retain permanent records of these facts relating to the merger. A holder of Landmark common stock or Triumph common stock is considered a “significant holder” if, immediately before the applicable merger, such holder (a) owned at least 1% (by vote or value) of the outstanding stock of Landmark or Triumph, respectively, or (b) owned Landmark or Triumph securities, respectively, with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and may not be construed as, tax advice. Holders of Landmark common stock or Triumph common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

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COMPARISON OF SHAREHOLDERS’ RIGHTS OF SIMMONS AND LANDMARK

If the Landmark merger is completed, Landmark shareholders will have a right to receive shares of Simmons common stock for their shares of Landmark common stock. Landmark is organized under the laws of Tennessee, and Simmons is organized under the laws of Arkansas. Simmons and Landmark believe that the following summary describes the material differences between (1) the rights of Landmark shareholders as of the date of this proxy statement/prospectus under the TBCA, the Landmark charter and the Landmark bylaws, and (2) the rights of holders of Simmons common stock as of the date of this proxy statement/prospectus under the ACA, the Simmons charter and the Simmons bylaws.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the TBCA, the Arkansas Code Annotated, which we refer to as the ACA, and Landmark’s and Simmons’ governing documents, which we urge Landmark shareholders to read. Copies of Simmons’ governing documents have been filed with the SEC and copies of each company’s governing documents can be found at its respective principal office. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information.”

	Landmark	Simmons
Capitalization:	The Landmark charter authorizes it to issue 50,000,000 shares of common stock, no par value per share, and 500,000 shares of preferred stock, no par value per share.	The Simmons charter authorizes it to issue 175,000,000 shares of Class A Common Stock, par value $0.01 per share, and 40,040,000 shares of preferred stock, par value $0.01 per share.

Voting Rights:	Each share of Landmark common stock carries one vote and has unrestricted voting rights.	Each share of Simmons common stock carries one vote and has unrestricted voting rights.

Dividend Rights:	The Landmark bylaws provide that the Landmark board of directors may, subject to Tennessee law and the Landmark charter, declare and pay dividends on outstanding shares of Landmark stock.	Simmons shareholders are entitled to receive dividends as and when declared by the Simmons board of directors. No dividends can be declared on Simmons common stock unless a like dividend is declared and paid on outstanding shares of Simmons preferred stock.

Under Section 4-27-640 of the ACA, the Simmons board of directors may issue dividends to its shareholders subject to the restrictions in its charter; provided that no distribution will be made if, after giving it effect: (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus (unless otherwise permitted in the charter) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

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	Landmark	Simmons
Number of Outstanding Shares Before the Landmark Merger:	As of July 29, 2021 there were approximately 22,215,981 shares of Landmark common stock and 0 shares of Landmark preferred stock outstanding.	As of July 30, 2021 there were approximately 108,406,248 shares of Simmons common stock and 767 shares of Simmons preferred stock outstanding.

Number of Outstanding Shares After the Landmark Merger:	Immediately after the Landmark merger, Landmark will have no shares of Landmark common stock or preferred stock outstanding.	Immediately after the Landmark merger, Simmons will have 112,906,248 shares of Simmons common stock outstanding and 767 shares of Simmons preferred stock outstanding.

Estimated Voting Percentage After the Landmark Merger:	Upon conclusion of the Landmark merger, it is expected that existing holders of Landmark common stock will own approximately 3.99% of Simmons common stock.	Upon conclusion of the Landmark merger, it is expected that existing Simmons shareholders will own approximately 96.01% of Simmons common stock.

Rights of Holders of Stock Subject to Future Issuance of Capital Stock:	The rights of holders of Landmark common stock may be affected by the future issuance of Simmons common or preferred stock.	The rights of holders of Simmons common stock may be affected by the future issuance of Simmons common or preferred stock.

Pre-Emptive Rights:	The Landmark charter does not provide that any holders of shares of Landmark preferred stock will have any pre-emptive right to purchase, subscribe for or otherwise acquire shares of Landmark stock.	The Simmons charter provides that no holders of any class of shares of Simmons stock have a pre-emptive right to purchase, subscribe for or take any part of any stock issued, optioned, or sold by Simmons.

Quorum:	Under the Landmark bylaws, not less than a majority of voting shares issued and outstanding and entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of the shareholders.	Under the Simmons bylaws, a majority of the votes entitled to be cast, represented in person or by proxy, constitutes a quorum at a meeting of the shareholders.

Notice of Shareholder Meetings:	The Landmark bylaws provide that written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called and the person or persons calling the meeting, will be given not less than 10 days nor more than two months before the date of the meeting, either personally, by mail, or at the direction of the chairman, president, secretary, officer or person calling the meeting, to each shareholder entitled to vote at the meeting. If mailed, such notice will be deemed to have been delivered when deposited in the United States mail addressed to the shareholder at such shareholder’s address as it appears on the stock transfer books of the corporation, with postage thereon prepaid. The person giving such notice shall certify that the notice has been given.	The Simmons bylaws provide that written or printed notice stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than 10 nor more than 60 days before the date of the meeting, unless one of the purposes of the meeting is to increase the authorized capital stock or bond indebtedness of Simmons, in which case the notice must be delivered not less than 60 nor more than 75 days prior to the date of meeting, either personally or by mail, at the direction of the chairman of the Simmons board of directors, the president, the chief executive officer or the secretary or the officer or persons calling the meeting of each shareholder of record entitled to vote at such meeting. If mailed, such notice is deemed to be delivered when deposited in the United States mail, addressed to the shareholder at the address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.

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	Landmark	Simmons
Election, Size and Classification of Board of Directors:

The Landmark bylaws provide that the Landmark board of directors will consist of not less than five nor more than 25 directors, the exact number to be determined by the vote of the majority of directors.

Directors are elected at a shareholders’ meeting at which a quorum is present. Each person appointed or elected as director will hold office until the next annual meeting of the shareholders at which his or her term expires or until a successor is elected and qualified. The candidates receiving the largest number of votes are elected as directors. Landmark shareholders are not entitled to cumulative voting in the election of directors.

Presently, the Landmark board of directors consists of 10 members.

The Simmons charter provides that the Simmons board of directors will consist of not less than five nor more than 25 directors, the exact number to be determined by the vote of the majority of directors or by resolution of the shareholders. The Simmons board of directors has the power, in between annual shareholders’ meetings, to increase the number of directors by two more than the number of directors last elected by shareholders, where such number was 15 or less, and by four more than the number of directors last elected by the shareholders, where such number 16 or more, but in no event may the number of directors exceed 25 without any further action of the shareholders in accordance with the Simmons bylaws.

Directors are elected at an annual shareholders’ meeting, or if the annual meeting is not held, at a special meeting called for the purpose of the election of directors. Each director holds office until the next annual meeting of the shareholders and until a successor is elected and qualified. Directors are elected by a majority of the votes cast by the shareholders present in person or represented by proxy and entitled to vote thereon in an uncontested election. If an election is contested, directors are elected by a plurality of the votes cast by the shareholders present in person or represented by proxy and entitled to vote thereon. Simmons shareholders are not entitled to cumulative voting in the election of directors.

Presently, the Simmons board of directors consists of 16 members.

Board Vacancies:	In case of any vacancy on the Landmark board of directors, or in case of any newly created directorship, the Landmark board of directors, by majority vote of the directors then in office, may elect a person to fill the directorship until the next regular shareholders’ meeting. Section 48-18-110 of the TBCA provides that the shareholders or board of directors may fill a vacancy on the board of directors, unless otherwise provided by the charter.	Any vacancy on the Simmons board of directors, including an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Section 4-27-810 of the ACA provides that the shareholders or board of directors may fill a vacancy on the board of directors, unless otherwise provided by the charter.

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	Landmark	Simmons
Removal of Directors:	The Landmark bylaws provide that any director may be removed for cause (as defined by the TBCA) by a vote of a majority of the full Landmark board of directors, or with or without cause by the Landmark shareholders at a meeting. A director who is disqualified may be removed by the Board or by the Commissioner of the TDFI.	The Simmons charter and Simmons bylaws do not address the removal of directors. Section 4-27-808 of the ACA provides that if cumulative voting is not authorized one or more directors may be removed, with or without cause, only if the number of votes cast to remove the director exceeds the number of votes cast not to remove such director; provided, that, if cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect such director under cumulative voting is voted against his or her removal. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. A director also may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that one of the purposes of the meeting is removal of the director.

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	Landmark	Simmons
Votes on Extraordinary Corporate Transactions:	The Landmark bylaws provide that all matters, except as otherwise provided by law, are decided by the vote of a majority in voting interest of the shareholders present in person or by proxy and entitled to vote there at and thereon. Under Section 48-21-104 of the TBCA, a plan of merger must be adopted by the board of directors of each party to the merger and approved by a majority of all of the votes entitled to be cast by each voting group of the shareholders.	The Simmons charter provides that any merger, sale of substantially all of the Simmons’ assets, liquidation or dissolution, or any reclassification of the corporation’s securities will require the affirmative vote of the holders of at least 80% of the outstanding voting shares, unless such business combination is approved by 80% of the disinterested directors (defined above). Under Section 4-27-1107 of the ACA, a plan of merger may be approved if the board of directors recommends the merger to the shareholders (subject to certain exceptions) and shareholders entitled to vote approve the plan. Section 4-27-1107(g) of the ACA provides that action by the shareholders of the surviving corporation on a plan of merger is not required if: (1) the articles of incorporation of the surviving corporation will not differ (except for certain enumerated amendments) from its articles before the merger; (2) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares or the interest comparable to shares in an entity other than a corporation, with identical designations, preferences, limitations, and relative rights immediately after the merger; (3) the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger; and (4) the number of participating shares outstanding immediately after the merger plus the number of participating shares issuable as a result of the merger either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

Under Section 4-27-1202 of the ACA, a sale of all or substantially all of the corporation’s assets other than in the regular course of business must be proposed by the board of directors and the corporation’s shareholders must approve the proposed transaction.

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	Landmark	Simmons
Consideration of Other Constituencies:	The Landmark charter and Landmark bylaws do not address the consideration of other constituencies and the TBCA does not provide for such a consideration for companies without class of voting stock registered or traded on a national securities exchange or with the SEC.	The Simmons charter provides that after receipt of a tender offer, merger offer, or other acquisitive offer, the Simmons board of directors must consider (i) the impact on Simmons, its subsidiaries, shareholders and employees and the communities served by Simmons, (ii) the timeliness of the proposed transaction considering the business climate and strategic plans of Simmons, (iii) the existence of any legal defects or regulatory issues involved in the proposed transaction, (iv) the possibility of non-consummation of the transaction due to lack of financing, regulatory issues or identified issues, (v) current market price of Simmons common stock and its consolidated assets, (vi) book value of Simmons common stock, (vii) the relationship of the offered price for Simmons common stock to the opinion of the Simmons board of directors of the current value of Simmons in a negotiated transaction, (viii) the relationship of the offered price for Simmons common stock to the opinion of the Simmons board of directors of the future value of Simmons as an independent entity, and (ix) such other criteria as the Simmons board of directors may determine is appropriate.

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	Landmark	Simmons
Charter Amendment:	Under Section 48-20-102 of the TBCA, unless the charter provides otherwise, the board of directors may amend the charter without shareholder action to delete the names and addresses of the initial directors, delete the name and address of the initial registered agent or registered office, if a statement of change is on file with the secretary of state, designate or change the address of the principal office of the corporation, change each issued and unissued authorized share of an outstanding class into a greater number of whole shares if the corporation has only shares of that class outstanding, change the corporate name by substituting the word “corporation,” “incorporated,” “company,” or the abbreviation “corp.,” “inc.,” or “co.,” for a similar word or abbreviation in the name, or by adding, deleting or changing a geographical attribution for the name, designate the street address and zip code of the corporation’s current registered office and the name of its current registered agent at that office, delete the initial principal office, or make any other change expressly permitted therein. Pursuant to Section 48-20-103 of the TBCA, any other amendment to the charter must first be recommended to the shareholders by the board of directors and thereafter be approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights, unless the charter or the board of directors require a greater vote.

The Simmons charter provides that it may be amended by the approval of 80% of the shares entitled to vote on such amendment, unless such amendment has been approved by an affirmative vote of 80% of the Simmons board of directors, or if an interested shareholder is the proponent of such charter amendment, then 80% of the incumbent directors on the date preceding the date when the proponent became an interested shareholder. If the proposed amendment receives the approval of 80% of the Simmons board of directors or the incumbent directors, as the case may be, the amendment must be approved by a majority of the votes entitled to be cast on the amendment at a meeting where a quorum of the Simmons shareholders exists.

Under Section 4-27-1002 of the ACA, the board of directors may amend the charter of a corporation without shareholder approval to extend its duration, change the name of the corporation to include words required by the ACA, declare a forward stock split in a class of shares if there is only one class outstanding, and for certain other ministerial actions. Any other amendment to the charter must first be approved by a majority of the board of directors and thereafter by the affirmative vote of a majority of the votes entitled to be cast on the amendment at a shareholders’ meeting where a quorum exists, by any voting group with respect to which the amendment would create dissenters’ rights, pursuant to Section 4-27-1003 of the ACA.

Notwithstanding the foregoing, pursuant to Section 4-27-1004 of the ACA, if an amendment would adversely affect a particular class of stock, such amendment would require the approval of a majority of the votes of that class, voting as a separate voting group, that are entitled to be cast on the amendment at a shareholders’ meeting where a quorum exists.

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	Landmark	Simmons
Amendment of Bylaws:

The Landmark bylaws provide that any provision of the bylaws may be amended, altered or repealed by the Landmark board of directors except for those provisions relating to the duties, term of office or indemnification of a director, and that any provision may be altered, amended or repealed by the shareholders. The Landmark bylaws provide that all matters to be decided by the Landmark shareholders shall be decided by the vote of a majority in voting interest of the shareholders present in person or by proxy and entitled to vote there at and thereon.

Section 48-20-201 of the TBCA states that a corporation’s board of directors may amend or repeal the corporation’s bylaws unless the charter or the TBCA reserves this power to the shareholders in whole or in part. A corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended by the board of directors.

The Simmons bylaws provide that they may be amended, altered, or repealed, at any meeting of the Simmons board of directors, by a majority vote. Section 4-27-1020 of the ACA provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws unless otherwise stated in the corporation’s charter or the amendment deals with a particular provision that is reserved for shareholders’ approval. A corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended by the board of directors.

Business Combination Involving Interested Shareholders:	The TBCA contains a business combination statute that prohibits a business combination between a corporation and certain shareholders without the consent of the board of directors. Landmark is not subject to this statute and the Landmark charter and Landmark bylaws do not include special provisions regarding business combinations involving interested shareholders.	The Simmons charter and Simmons bylaws do not include special provisions regarding business combinations involving interested shareholders.

Special Meetings of Shareholders:	The Landmark bylaws provide that special meetings of shareholders may be called by the chairman of the board, the president, the Landmark board of directors, or by written demand of the holders of not less than one-tenth of all the shares entitled to vote at such meeting.

The Simmons bylaws provide that special meetings of shareholders may be called by the chairman of the Simmons board of directors, president, chief executive officer or by the majority of the Simmons board of directors, and may be called by the chairman of the Simmons board of directors or president at the request of the holders of not less than one-tenth of all the outstanding shares of Simmons entitled to vote at a meeting.

Under Section 4-27-702 of the ACA, a corporation will hold a special meeting of shareholders if called by the board of directors, the person authorized to do so by the charter or bylaws, or the holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

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	Landmark	Simmons
Shareholder Right to Make Proposals and to Nominate Directors:	The Landmark bylaws do not provide any express provisions regarding a shareholder’s right to make proposals or nominate directors. In practice, the Landmark board of directors may consider any proposals submitted by a Landmark shareholder, including any nomination of directors. Pursuant to the TBCA, the chairman presides shareholder meetings and determines the order or business and rules for shareholder meetings. During Landmark shareholder meetings, shareholders may present proposals, subject to complying with the order and rules of the meeting as may be established by the chairman.

The Simmons bylaws provide that a shareholder of record or a person who holds shares of Simmons stock through a nominee or street name holder of record (provided such person can provide evidence of their authority to vote such stock) may nominate directors and propose new business to be taken up at any annual meeting of the shareholders if such shareholder is entitled to vote on such nomination or proposal. In order for a shareholder to make any such nominations or proposals for an annual meeting, he or she must give notice in writing of such nomination or proposal to the Simmons secretary not less 90 nor more than 120 days prior to the first anniversary of the prior years’ annual meeting of shareholders. If Simmons did not hold an annual meeting the prior year or if the date of the meeting has moved more than 30 days from what it was in the prior year, notice is timely if delivered to Simmons’ secretary no later than 10 days after Simmons announces the date of the current years’ annual meeting or 90 days before the current years’ annual meeting, whichever is later. If a special meeting of shareholders includes the election of directors, a shareholder may provide a nomination not later than 10 days after Simmons publically announces such special meeting.

A shareholder’s notice to the Simmons secretary must include (i) with respect to the nomination of directors, all information relating to such person required to be disclosed in solicitations of proxies for elections of directors under the Exchange Act, (ii) with respect to other business proposals, a brief description of the business proposed, the text of the of the proposal or business, the reasons for conduct such business and any material interest of the shareholder, (iii) the name and address of the proposing shareholder and the beneficial owner, if any, the number of shares of Simmons stock held by such shareholder and other required information related to the shareholder’s interest in Simmons and the business proposed.

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	Landmark	Simmons
Shareholder Ability to Act by Written Consent:	The Landmark bylaws provide that Landmark shareholders may act by written consent if such consent is signed by all of the shareholders or, if permitted by statute, by the number of shareholders which would be sufficient to carry the vote if a meeting were to be held.

The Simmons charter and Simmons bylaws do not address whether Simmons shareholders have the ability to act by written consent.

Generally, under 4-27-704 of the ACA, any action required to be taken at a shareholder meeting may be taken without a meeting if one or more consents, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote are present and voted.

Indemnification of Directors and Officers; Insurance; Personal Liability:

The Landmark charter provides that no director shall be personally liable to Landmark or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under Tennessee law. The Landmark charter also provides that Landmark has the power to indemnify any director, officer, employee, agent, or other person who is serving at the request of Landmark to the fullest extent permitted under Tennessee law.

The Landmark bylaws provide that any director or officer, or any person who at the request of the Landmark board of directors served as directors or officers of another corporation in which Landmark shares of stock or of which it was a creditor, and their respective heirs, administrators, successors, and assigns, who is made party to an action by reason of the fact that he or she was a director or officer of Landmark will be indemnified and held harmless to the fullest extent legally permissible under the TBCA for expenses reasonably incurred in connection with the action, except in relation to matters as to which any such director, officer or other person was adjudged in any action, suit, or proceeding to be liable for his own negligence or misconduct in the performance of his duty.

The Landmark bylaws also provide that no officer or director shall be liable to Landmark for any loss or damage suffered by it on account of any action taken or omitted to be taken by him as a director or officer in good faith, if such person exercised or used the same degree of care and skill as a prudent man would have exercised or used in the circumstances in the conduct of his own affairs.

The Simmons charter and Simmons bylaws provide that any director or officer who is made party to an action by reason of the fact that he or she was a director or officer of Simmons will be indemnified and held harmless to the fullest extent legally permissible under the ACA for expenses reasonably incurred in connection with the action.

Expenses incurred by a director or officer of Simmons in defending a civil or criminal action, suit or proceeding by reason of the fact that person is, or was, a director or officer of Simmons, must be paid by Simmons in advance of the final disposition of such action suit or proceeding upon authorization by the Simmons board of directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding and if such a quorum is unobtainable, if a quorum of disinterested directors so directs, then by independent legal counsel in a written opinion or by the Simmons shareholders.

138

Landmark	Simmons

In connection with an action by or in the right of the corporation, Tennessee law provides indemnification similar to that set forth in the immediately preceding paragraph; except that for indemnification to be proper in any criminal proceeding, the individual must have had no reasonable cause to believe that his or her conduct was unlawful.

Section 48-18-508 of the TBCA permits a corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against liability asserted against or incurred by the individual in that capacity or arising from such status.

Under the Simmons charter and Simmons bylaws, the Simmons board of directors may cause Simmons to purchase and maintain insurance on behalf of any director or officer of Simmons against any liability, whether or not Simmons would have the power to indemnify such person. Section 4-27-850 of the ACA provides that a corporation may indemnify any person who was made a party to a proceeding for the reason he or she is a director, officer or employee of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation must indemnify a director, officer, or employee who has been successful on the merits at a proceeding that he or she was a party because he or she is a director, officer, or employee of the corporation. No indemnification may be made if the person will have been adjudged liable to the corporation unless otherwise specified by the court. The Simmons charter provides, to the fullest extent permitted by the ACA, that a director will not be liable to Simmons or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Section 4-27-830 of the ACA provides that if a director complies with the standard of conduct under the ACA, the director may not be liable for any action taken as a director, or failure to take such action.

139

	Landmark	Simmons
Shareholders’ Rights of Dissent and Appraisal:

Sections 48-23-201–209 of the TBCA provide that any shareholder will be deemed a dissenting shareholder and entitled to appraisal if such shareholder:

(1) owns stock of a corporation as of the record date of the meeting of shareholders at which the plan of merger is submitted to a vote,

(2) files a written objection to the plan of merger before the vote is taken, and

(3) does not vote in favor of the merger proposal.

The surviving corporation must pay to each dissenting shareholder the fair value of his or her shares following a demand for payment and deposit of his or her shares.

Under Section 4-27-1302 of the ACA, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of certain extraordinary corporate actions such as a plan of conversion, merger, share exchange, sale of substantially all of the assets, or certain amendments to the charter.

Sections 4-27-1320 through 4-27-1331 of the ACA provide the process of obtaining payment which consists of the shareholder delivering notice of intent to demand payment, shareholder must not vote his or her shares in favor of the proposed action, certify whether he or she acquired ownership of the shares prior to the corporate action, deposit his or her certificates if shareholder rejects the corporation’s offer, and judicial appraisal of the value of the shares if shareholder rejects the corporation’s offer. The ACA also places certain obligations on the corporation such as providing dissenters’ notice to all shareholders. A shareholder entitled to dissent and obtain payment for the shareholder’s shares may not challenge the corporate action creating the shareholder’s entitlement unless such action is unlawful or fraudulent with respect to the shareholder or the corporation.

Control Share Acquisition:	The Landmark charter does not address the application of Sections 48-103-301–312 of the TBCA to Landmark shares.	No “control share acquisition,” “business combination moratorium,” “fair price” or other form of anti-takeover statute or regulation is applicable to Simmons under Arkansas law.
140

COMPARISON OF SHAREHOLDERS’ RIGHTS OF SIMMONS AND TRIUMPH

If the Triumph merger is completed, Triumph shareholders will have a right to receive shares of Simmons common stock for their shares of Triumph common stock. Triumph is organized under the laws of Tennessee, and Simmons is organized under the laws of Arkansas. Simmons and Triumph believe that the following summary describes the material differences between (1) the rights of Triumph shareholders as of the date of this proxy statement/prospectus under the TBCA, the Triumph charter and the Triumph bylaws, and (2) the rights of holders of Simmons common stock as of the date of this proxy statement/prospectus under the ACA, the Simmons charter and the Simmons bylaws.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the TBCA, the ACA, and Triumph’s and Simmons’ governing documents, which we urge Triumph shareholders to read. Copies of Simmons’ governing documents have been filed with the SEC and copies of each company’s governing documents can be found at its respective principal office. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information.”

	Triumph	Simmons
Capitalization:	The Triumph charter authorizes it to issue 7,000,000 shares of common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share.	The Simmons charter authorizes it to issue 175,000,000 shares of Class A Common Stock, par value $0.01 per share, and 40,040,000 shares of preferred stock, par value $0.01 per share.

Voting Rights:	Each share of Triumph common stock carries one vote and has unrestricted voting rights.	Each share of Simmons common stock carries one vote and has unrestricted voting rights.

Dividend Rights:	The Triumph bylaws provide that the Triumph board of directors may, subject to Tennessee law and the Triumph charter, declare and pay dividends on outstanding shares of Triumph stock.

Simmons shareholders are entitled to receive dividends as and when declared by the Simmons board of directors. No dividends can be declared on Simmons common stock unless a like dividend is declared and paid on outstanding shares of Simmons preferred stock.

Under Section 4-27-640 of the ACA, the Simmons board of directors may issue dividends to its shareholders subject to the restrictions in its charter; provided that no distribution will be made if, after giving it effect: (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus (unless otherwise permitted in the charter) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

141

	Triumph	Simmons
Number of Outstanding Shares Before the Triumph Merger:	As of August 2, 2021 there were approximately 4,586,300 shares of Triumph common stock outstanding, 0 shares of Triumph Series A preferred stock outstanding, and 0 shares of Triumph Series B preferred stock outstanding.	As of July 30, 2021 there were approximately 108,406,248 shares of Simmons common stock and 767 shares of Simmons preferred stock outstanding.

Number of Outstanding Shares After the Triumph Merger:	Immediately after the Triumph merger, Triumph will have no shares of Triumph common stock or preferred stock outstanding.	Immediately after the Triumph merger, Simmons will have 112,571,087 shares of Simmons common stock outstanding and 767 shares of Simmons preferred stock outstanding.

Estimated Voting Percentage After the Triumph Merger:	Upon conclusion of the Triumph merger, it is expected that existing holders of Triumph common stock will own approximately 3.70% of Simmons common stock.	Upon conclusion of the Triumph merger, it is expected that existing Simmons shareholders will own approximately 96.30% of Simmons common stock.

Rights of Holders of Stock Subject to Future Issuance of Capital Stock:	The rights of holders of Triumph common stock may be affected by the future issuance of Simmons common or preferred stock.	The rights of holders of Simmons common stock may be affected by the future issuance of Simmons common or preferred stock.

Pre-Emptive Rights:	The Triumph charter does not provide that any holders of shares of Triumph stock any pre-emptive right to purchase, subscribe for or otherwise acquire shares of Triumph stock.	The Simmons charter provides that no holders of any class of shares of Simmons stock have a pre-emptive right to purchase, subscribe for or take any part of any stock issued, optioned, or sold by Simmons.

Quorum:	Under the Triumph bylaws, a majority of outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of the shareholders.	Under the Simmons bylaws, a majority of the votes entitled to be cast, represented in person or by proxy, constitutes a quorum at a meeting of the shareholders.

Notice of Shareholder Meetings:	The Triumph bylaws provide that written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 60 days before the date of the meeting by any means permitted under the TBCA and the Triumph charter or Triumph bylaws, to each shareholder of record entitled to vote at such meeting. If given by a form of electronic transmission consented to by the shareholder to whom notice is given, such notice will be deemed to have been delivered immediately upon electronic transmission of such notice.	The Simmons bylaws provide that written or printed notice stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than 10 nor more than 60 days before the date of the meeting, unless one of the purposes of the meeting is to increase the authorized capital stock or bond indebtedness of Simmons, in which case the notice must be delivered not less than 60 nor more than 75 days prior to the date of meeting, either personally or by mail, at the direction of the chairman of the Simmons board of directors, the president, the chief executive officer or the secretary or the officer or persons calling the meeting of each shareholder of record entitled to vote at such meeting. If mailed, such notice is deemed to be delivered when deposited in the United States mail, addressed to the shareholder at the address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.

142

	Triumph	Simmons
Election, Size and Classification of Board of Directors:	The Triumph bylaws provide that the number of directors may be determined from time to time by resolution of the Triumph board of directors. The Triumph charter and Triumph bylaws do not provide for cumulative voting.

Directors are elected at annual meetings. Each person appointed or elected as director will hold office until the annual meeting of the shareholders at which such director’s term expires or until a successor is duly elected and qualified.

Presently, the Triumph board of directors consists of 11 members.	The Simmons charter provides that the Simmons board of directors will consist of not less than five nor more than 25 directors, the exact number to be determined by the vote of the majority of directors or by resolution of the shareholders. The Simmons board of directors has the power, in between annual shareholders’ meetings, to increase the number of directors by two more than the number of directors last elected by shareholders, where such number was 15 or less, and by four more than the number of directors last elected by the shareholders, where such number 16 or more, but in no event may the number of directors exceed 25 without any further action of the shareholders in accordance with the Simmons bylaws.

Directors are elected at an annual shareholders’ meeting, or if the annual meeting is not held, at a special meeting called for the purpose of the election of directors. Each director holds office until the next annual meeting of the shareholders and until a successor is elected and qualified. Directors are elected by a majority of the votes cast by the shareholders present in person or represented by proxy and entitled to vote thereon in an uncontested election. If an election is contested, directors are elected by a plurality of the votes cast by the shareholders present in person or represented by proxy and entitled to vote thereon. Simmons shareholders are not entitled to cumulative voting in the election of directors.

Presently, the Simmons board of directors consists of 16 members.

Board Vacancies:	The Triumph bylaws provide that any vacancy occurring in the Triumph board of directors, including vacancies by virtue of removal for cause, may be filled by the vote of a majority of the directors then serving as directors, and any directors so chosen shall hold office until the next annual meeting of the Triumph shareholders or the next special meeting of the shareholders held in connection with the election of directors and until their successors have been duly elected and qualified.	Any vacancy on the Simmons board of directors, including an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Section 4-27-810 of the ACA provides that the shareholders or board of directors may fill a vacancy on the board of directors, unless otherwise provided by the charter.

143

	Triumph	Simmons
Removal of Directors:	The Triumph bylaws provide that a director may be removed at any time and without cause if a majority of the outstanding shares of Triumph are voted in favor of removal and that a director may be removed for cause by a majority of the Triumph board of directors. A director may be removed by the Triumph shareholders or directors only at a meeting called for the purpose of removing such director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of a director or directors.	The Simmons charter and Simmons bylaws do not address the removal of directors. Section 4-27-808 of the ACA provides that if cumulative voting is not authorized one or more directors may be removed, with or without cause, only if the number of votes cast to remove the director exceeds the number of votes cast not to remove such director; provided, that, if cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect such director under cumulative voting is voted against his or her removal. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. A director also may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that one of the purposes of the meeting is removal of the director.

144

	Triumph	Simmons
Votes on Extraordinary Corporate Transactions:	Under Section 48-21-104 of the TBCA, a plan of merger must be adopted by the board of directors of each party to the merger and approved by a majority of all of the votes entitled to be cast by each voting group of the shareholders.

The Simmons charter provides that any merger, sale of substantially all of the Simmons’ assets, liquidation or dissolution, or any reclassification of the corporation’s securities will require the affirmative vote of the holders of at least 80% of the outstanding voting shares, unless such business combination is approved by 80% of the disinterested directors (defined above). Under Section 4-27-1107 of the ACA, a plan of merger may be approved if the board of directors recommends the merger to the shareholders (subject to certain exceptions) and shareholders entitled to vote approve the plan. Section 4-27-1107(g) of the ACA provides that action by the shareholders of the surviving corporation on a plan of merger is not required if: (1) the articles of incorporation of the surviving corporation will not differ (except for certain enumerated amendments) from its articles before the merger; (2) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares or the interest comparable to shares in an entity other than a corporation, with identical designations, preferences, limitations, and relative rights immediately after the merger; (3) the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger; and (4) the number of participating shares outstanding immediately after the merger plus the number of participating shares issuable as a result of the merger either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

Under Section 4-27-1202 of the ACA, a sale of all or substantially all of the corporation’s assets other than in the regular course of business must be proposed by the board of directors and the corporation’s shareholders must approve the proposed transaction.

145

	Triumph	Simmons
Consideration of Other Constituencies:	The Triumph charter and Triumph bylaws do not address the consideration of other constituencies and the TBCA does not provide for such a consideration for companies without a class of voting stock registered or traded on a national securities exchange or with the SEC.	The Simmons charter provides that after receipt of a tender offer, merger offer, or other acquisitive offer, the Simmons board of directors must consider (i) the impact on Simmons, its subsidiaries, shareholders and employees and the communities served by Simmons, (ii) the timeliness of the proposed transaction considering the business climate and strategic plans of Simmons, (iii) the existence of any legal defects or regulatory issues involved in the proposed transaction, (iv) the possibility of non-consummation of the transaction due to lack of financing, regulatory issues or identified issues, (v) current market price of Simmons common stock and its consolidated assets, (vi) book value of Simmons common stock, (vii) the relationship of the offered price for Simmons common stock to the opinion of the Simmons board of directors of the current value of Simmons in a negotiated transaction, (viii) the relationship of the offered price for Simmons common stock to the opinion of the Simmons board of directors of the future value of Simmons as an independent entity, and (ix) such other criteria as the Simmons board of directors may determine is appropriate.

146

	Triumph	Simmons
Charter Amendment:	Under Section 48-20-102 of the TBCA, unless the charter provides otherwise, the board of directors may amend the charter without shareholder action to delete the names and addresses of the initial directors, delete the name and address of the initial registered agent or registered office, if a statement of change is on file with the secretary of state, designate or change the address of the principal office of the corporation, change each issued and unissued authorized share of an outstanding class into a greater number of whole shares if the corporation has only shares of that class outstanding, change the corporate name by substituting the word “corporation,” “incorporated,” “company,” or the abbreviation “corp.,” “inc.,” or “co.,” for a similar word or abbreviation in the name, or by adding, deleting or changing a geographical attribution for the name, designate the street address and zip code of the corporation’s current registered office and the name of its current registered agent at that office, delete the initial principal office, or make any other change expressly permitted therein. Pursuant to Section 48-20-103 of the TBCA, any other amendment to the charter must first be recommended to the shareholders by the board of directors and thereafter be approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights, unless the charter or the board of directors require a greater vote.

The Simmons charter provides that it may be amended by the approval of 80% of the shares entitled to vote on such amendment, unless such amendment has been approved by an affirmative vote of 80% of the Simmons board of directors, or if an interested shareholder is the proponent of such charter amendment, then 80% of the incumbent directors on the date preceding the date when the proponent became an interested shareholder. If the proposed amendment receives the approval of 80% of the Simmons board of directors or the incumbent directors, as the case may be, the amendment must be approved by a majority of the votes entitled to be cast on the amendment at a meeting where a quorum of the Simmons shareholders exists.

Under Section 4-27-1002 of the ACA, the board of directors may amend the charter of a corporation without shareholder approval to extend its duration, change the name of the corporation to include words required by the ACA, declare a forward stock split in a class of shares if there is only one class outstanding, and for certain other ministerial actions. Any other amendment to the charter must first be approved by a majority of the board of directors and thereafter by the affirmative vote of a majority of the votes entitled to be cast on the amendment at a shareholders’ meeting where a quorum exists, by any voting group with respect to which the amendment would create dissenters’ rights, pursuant to Section 4-27-1003 of the ACA.

Notwithstanding the foregoing, pursuant to Section 4-27-1004 of the ACA, if an amendment would adversely affect a particular class of stock, such amendment would require the approval of a majority of the votes of that class, voting as a separate voting group, that are entitled to be cast on the amendment at a shareholders’ meeting where a quorum exists.

Amendment of Bylaws:	The Triumph bylaws provide that such bylaws may be altered, amended or repealed, or new bylaws may be adopted at any meeting of the Triumph board of directors by the affirmative vote of the majority of the directors or at any meeting of the Triumph shareholders if the majority of the outstanding shares of Triumph are voted in favor of the amendment.	The Simmons bylaws provide that they may be amended, altered, or repealed, at any meeting of the Simmons board of directors, by a majority vote. Section 4-27-1020 of the ACA provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws unless otherwise stated in the corporation’s charter or the amendment deals with a particular provision that is reserved for shareholders’ approval. A corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended by the board of directors.

147

	Triumph	Simmons
Business Combination Involving Interested Shareholders:	The TBCA contains a business combination statute that prohibits a business combination between a corporation and certain shareholders without the consent of the board of directors. Triumph is not subject to this statute and the Triumph charter and the Triumph bylaws do not include special provisions regarding business combinations involving interested shareholders.	The Simmons charter and Simmons bylaws do not include special provisions regarding business combinations involving interested shareholders.

Special Meetings of Shareholders:	The Triumph bylaws provide that, except as otherwise provided by law, special meetings of shareholders can may be held at such places and times as may be determined by a majority of the Triumph board of directors, or whenever one or more shareholders who are entitled to vote and who hold at least 10% of the common shares issued and outstanding shall make written application therefore to the secretary stating the time, place and purpose of the meeting to be called.

The Simmons bylaws provide that special meetings of shareholders may be called by the chairman of the Simmons board of directors, president, chief executive officer or by the majority of the Simmons board of directors, and may be called by the chairman of the Simmons board of directors or president at the request of the holders of not less than one-tenth of all the outstanding shares of Simmons entitled to vote at a meeting.

Under Section 4-27-702 of the ACA, a corporation will hold a special meeting of shareholders if called by the board of directors, the person authorized to do so by the charter or bylaws, or the holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

148

	Triumph	Simmons
Shareholder Right to Make Proposals and to Nominate Directors:	The Triumph bylaws do not provide any express provisions regarding a shareholder’s right to make proposals or nominate directors. In practice, the Triumph board of directors may consider any proposals submitted by a Triumph shareholder, including any nomination of directors. Pursuant to the TBCA and Triumph bylaws, the chairman or the designated chair presides over shareholder meetings and determines the order or business and rules for shareholder meetings. During Triumph shareholder meetings, shareholders may present proposals, subject to complying with the order and rules of the meeting as may be established by the chairman or designated chair.

The Simmons bylaws provide that a shareholder of record or a person who holds shares of Simmons stock through a nominee or street name holder of record (provided such person can provide evidence of their authority to vote such stock) may nominate directors and propose new business to be taken up at any annual meeting of the shareholders if such shareholder is entitled to vote on such nomination or proposal. In order for a shareholder to make any such nominations or proposals for an annual meeting, he or she must give notice in writing of such nomination or proposal to the Simmons secretary not less 90 nor more than 120 days prior to the first anniversary of the prior years’ annual meeting of shareholders. If Simmons did not hold an annual meeting the prior year or if the date of the meeting has moved more than 30 days from what it was in the prior year, notice is timely if delivered to Simmons’ secretary no later than 10 days after Simmons announces the date of the current years’ annual meeting or 90 days before the current years’ annual meeting, whichever is later. If a special meeting of shareholders includes the election of directors, a shareholder may provide a nomination not later than 10 days after Simmons publically announces such special meeting.

A shareholder’s notice to the Simmons secretary must include (i) with respect to the nomination of directors, all information relating to such person required to be disclosed in solicitations of proxies for elections of directors under the Exchange Act, (ii) with respect to other business proposals, a brief description of the business proposed, the text of the of the proposal or business, the reasons for conduct such business and any material interest of the shareholder, (iii) the name and address of the proposing shareholder and the beneficial owner, if any, the number of shares of Simmons stock held by such shareholder and other required information related to the shareholder’s interest in Simmons and the business proposed.

149

	Triumph	Simmons
Shareholder Ability to Act by Written Consent:	The Triumph bylaws provide that Triumph shareholders may act by unanimous written consent.	The Simmons charter and Simmons bylaws do not address whether Simmons shareholders have the ability to act by written consent.

Generally, under 4-27-704 of the ACA, any action required to be taken at a shareholder meeting may be taken without a meeting if one or more consents, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote are present and voted.

Indemnification of Directors and Officers; Insurance; Personal Liability:

The Triumph charter and Triumph bylaws provide that any director or officer who is made party to an action (other than one by or in the right of Triumph) by reason of the fact that such person was a director or officer of Triumph, or of another corporation, partnership, joint venture, trust or other enterprise at Triumph’s request, will be indemnified and held harmless for expenses reasonably incurred in connection with the action.

The Triumph charter and Triumph bylaws provide that any director or officer who is made party to an action by or in the right of Triumph by reason of the fact that such person was a director or officer of Triumph will be indemnified and held harmless for expenses reasonably incurred in connection with the action if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of Triumph, except that no indemnification may be made if such person shall has been adjudged to be liable to Triumph, unless the Chancery Court of Tennessee or the court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the court deems proper.

The Simmons charter and Simmons bylaws provide that any director or officer who is made party to an action by reason of the fact that he or she was a director or officer of Simmons will be indemnified and held harmless to the fullest extent legally permissible under the ACA for expenses reasonably incurred in connection with the action.

Expenses incurred by a director or officer of Simmons in defending a civil or criminal action, suit or proceeding by reason of the fact that person is, or was, a director or officer of Simmons, must be paid by Simmons in advance of the final disposition of such action suit or proceeding upon authorization by the Simmons board of directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding and if such a quorum is unobtainable, if a quorum of disinterested directors so directs, then by independent legal counsel in a written opinion or by the Simmons shareholders.

150

Triumph	Simmons

The Triumph bylaws further provide that indemnification will be paid unless a determination is made (a) by a majority of the members of the Triumph board of directors who were not parties to such action, suit or proceeding even if less than a quorum, or (b) if such a majority of the disinterested members of the Triumph board of directors so direct, by independent legal counsel in a written opinion, or (c) by the Triumph shareholders, that such indemnification is not proper in the circumstances because the individual has not met the applicable standard of conduct set forth in the Triumph bylaws.

The Triumph bylaws also provide that Triumph may purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent of Triumph, or who is serving at the request of Triumph in such a position for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against, and incurred by, him or on his behalf arising out of this status.

The Triumph bylaws provide that costs, charges and expenses incurred by a person referred to in defending any civil, criminal, administrative or investigative action, suit or proceeding must be paid by Triumph in advance of the final disposition of such action, suit or proceeding; provided, however, that the payment of such costs may be made only upon receipt of an undertaking by or on behalf of the individual to repay all amounts so advanced in the event that it is ultimately determined that such person is not entitled to be indemnified by Triumph. The majority of the Triumph board of directors may, upon the approval of such person, authorize Triumph’s counsel to represent such person, in any action, suit or proceeding.

Under the Simmons charter and Simmons bylaws, the Simmons board of directors may cause Simmons to purchase and maintain insurance on behalf of any director or officer of Simmons against any liability, whether or not Simmons would have the power to indemnify such person. Section 4-27-850 of the ACA provides that a corporation may indemnify any person who was made a party to a proceeding for the reason he or she is a director, officer or employee of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation must indemnify a director, officer, or employee who has been successful on the merits at a proceeding that he or she was a party because he or she is a director, officer, or employee of the corporation. No indemnification may be made if the person will have been adjudged liable to the corporation unless otherwise specified by the court. The Simmons charter provides, to the fullest extent permitted by the ACA, that a director will not be liable to Simmons or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Section 4-27-830 of the ACA provides that if a director complies with the standard of conduct under the ACA, the director may not be liable for any action taken as a director, or failure to take such action.

151

	Triumph	Simmons
Shareholders’ Rights of Dissent and Appraisal:

Sections 48-23-201–209 of the TBCA provide that any shareholder will be deemed a dissenting shareholder and entitled to appraisal if such shareholder:

(1) owns stock of a corporation as of the record date of the meeting of shareholders at which the plan of merger is submitted to a vote,

(2) files a written objection to the plan of merger before the vote is taken, and

(3) does not vote in favor of the merger proposal.

The surviving corporation must pay to each dissenting shareholder the fair value of his or her shares following a demand for payment and deposit of his or her shares.

Under Section 4-27-1302 of the ACA, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of certain extraordinary corporate actions such as a plan of conversion, merger, share exchange, sale of substantially all of the assets, or certain amendments to the charter.

Sections 4-27-1320 through 4-27-1331 of the ACA provide the process of obtaining payment which consists of the shareholder delivering notice of intent to demand payment, shareholder must not vote his or her shares in favor of the proposed action, certify whether he or she acquired ownership of the shares prior to the corporate action, deposit his or her certificates if shareholder rejects the corporation’s offer, and judicial appraisal of the value of the shares if shareholder rejects the corporation’s offer. The ACA also places certain obligations on the corporation such as providing dissenters’ notice to all shareholders. A shareholder entitled to dissent and obtain payment for the shareholder’s shares may not challenge the corporate action creating the shareholder’s entitlement unless such action is unlawful or fraudulent with respect to the shareholder or the corporation.

Control Share Acquisition:	The Triumph charter does not address the application of Sections 48-103-301–312 of the TBCA to Triumph shares.	No “control share acquisition,” “business combination moratorium,” “fair price” or other form of anti-takeover statute or regulation is applicable to Simmons under Arkansas law.
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SECURITY OWNERSHIP OF LANDMARK DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS OF LANDMARK

The following table sets forth, as of July 29, 2021, the beneficial ownership of Landmark common stock by each of Landmark’s directors and executive officers, by Landmark’s directors and executive officers as a group and by each person or entity known by Landmark to beneficially own or may be deemed to own more than 5% of the outstanding Landmark common stock. Unless otherwise specified, the address of each listed Landmark shareholder is c/o Landmark Community Bank, 5880 Ridge Bend Road, Memphis, Tennessee 38120.

The percentages of beneficial ownership in the following table are calculated in relation to the 22,215,981 shares of Landmark common stock issued and outstanding as of July 29, 2021. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, as well as shares issuable in connection with options, warrants and convertible securities exercisable or convertible within 60 days of July 29, 2021.

Unless otherwise indicated, and subject to the Landmark voting agreements entered into with Simmons in connection with entering into the Landmark merger agreement, to Landmark’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Holder	Title	Number of Shares of Common Stock	Percent of Common Stock
Charles E. Dickey	Chief Financial Officer	444,436	2.00%
Michael L. Ducker (1)	Director	342,542	1.54%
James P. Farrell (2)	Chairman, Chief Executive Officer, President and Director	872,532	3.93%
Al G. Gossett	Director	513,300	2.31%
Hulet T. Gregory	Director	446,571	2.01%
Lewis K. McKee (3)	Director	201,806	0.91%*
M. Michael McLellan	Director	165,324	0.74%*
Lattimore M. Michael (4)	Director	137,048	0.62%*
Joseph T. Nicosia	Director	924,106	4.16%
Jon A. Reeves	Director	562,377	2.53%
Michael B. Russell	Executive Vice President	78,371	0.35%*
John B. Walker (5)	Director	174,560	0.79%*

All directors and executive officers as a group (12 persons)		4,862,973	21.89%

5% Holders
David Skudder (6)		1,977,303	8.90%

*	Less than 1%
(1)	Includes 338,000 shares owned by Cheryl S. Ducker Spousal Lifetime Access Trust.
(2)	Includes 161,178 shares owned by Julie C. Farrell and 75,000 shares held by the James P. Farrell Self-Directed IRA.
(3)	Includes 110,570 shares owned by Leslie R. McKee and 56,035 shares held in the name of the Lewis K. McKee Profit Sharing Plan.
(4)	Includes 137,048 shares owned by the Lattimore M. Michael Living Trust.
(5)	Includes 7,000 shares owned by the Cheryl H. Walker Self-Directed IRA and 58,261 shares held by the John B. Walker Self-Directed IRA.
(6)	Includes 245,120 shares owned by the Skudder Children Lifetime Gift Trust and 1,732,183 shares owned by the David B. Skudder, Jr. Revocable Living Trust.

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SECURITY OWNERSHIP OF TRIUMPH DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS OF TRIUMPH

The following table sets forth, as of August 2, 2021, the beneficial ownership of Triumph common stock by each of Triumph's directors and executive officers, by Triumph's directors and executive officers as a group and by each person or entity known by Triumph to beneficially own or may be deemed to own more than 5% of the outstanding Triumph common stock. Unless otherwise specified, the address of each listed Triumph shareholder is c/o Triumph Bancshares, 5699 Poplar Ave, Memphis, Tennessee 38119.

The percentages of beneficial ownership in the following table are calculated in relation to the 4,586,300 shares of common shares issued and outstanding as of August 2, 2021. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, as well as shares issuable in connection with options, warrants and convertible securities exercisable or convertible within 60 days of the record date for the Triumph special meeting.

Unless otherwise indicated, and subject to the Triumph voting agreements entered into with Simmons in connection with entering into the merger agreement, to Triumph's knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Holder	Title	Number of Common Shares (1)	Percent of Common Shares
John A. Bobango	Director, Triumph and Triumph Bank	26,852	0.585	%*
William J. Chase Jr. (2)	Director, Triumph and Triumph Bank; President and Chief Executive Officer, Triumph and Triumph Bank	80,914	1.761%
Hilliard Crews	Chairman, Triumph and Triumph Bank	39,218	0.855	%*
Jason Crews	Director, Triumph and Triumph Bank	1,256,057	27.387%
Mark Halperin	Director, Triumph and Triumph Bank	118,035	2.574%
J. Kenneth Marston, Jr.	Director, Triumph and Triumph Bank	20,195	0.440	%*
Rick Masson	Director, Triumph and Triumph Bank	34,056	0.743	%*
Michael J. McCarver (3)	Director, Triumph and Triumph Bank; Chief Operating Officer, Triumph Bank	64,865	1.412%
Larry Papasan	Director, Triumph and Triumph Bank	99,366	2.167%
Richard L Powell	Director, Triumph and Triumph Bank	154,865	3.377%
Mitchell Spurlock	Director, Triumph and Triumph Bank	163,940	3.575%
William C. Menkel (4)	Executive Vice President and Nashville Market President, Triumph Bank	20,406	0.443	%*
Richard Smith (5)	Executive Vice President and Chief Credit Review Officer, Triumph Bank	7,675	0.167	%*
David Umsted (6)	Executive Vice President and Mortgage Division President, Triumph Bank	9,750	0.213	%*
Scott Forman	Executive Vice President and Chief Credit Officer, Triumph Bank	1,500	0.033	%*
George Lumm	Senior Vice President and Chief Financial Officer, Triumph Bank	5,000	0.109	%*
All directors and executive officers as a group (16 persons)		2,102,694	45.510%
5% Holders
McGee, Stacy Crews		1,384,619	30.190%

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*	Less than 1%

(1)	Beneficial ownership of Triumph common stock includes shares held directly by the named individual, as well as shares owned jointly with the individual’s spouse, shares owned only by the individual’s spouse or other family members sharing the same household, shares held in trust or a spouse’s trust, and shares owned by an individual or a spouse’s IRA account.
(2)	Includes 9,750 shares that may be acquired upon exercise of Triumph options exercisable as of, or within 60 days after, the date hereof, and also has 14,250 unvested options as of the projected closing date.
(3)	Includes 8,125 shares that may be acquired upon exercise of Triumph options exercisable as of, or within 60 days after, the date hereof, and also has 11,875 unvested options as of the projected closing date.
(4)	Includes 15,000 shares that may be acquired upon exercise of Triumph options exercisable as of, or within 60 days after, the date hereof, and also has 5,000 unvested options as of the projected closing date.
(5)	Includes 375 shares that may be acquired upon exercise of Triumph options exercisable as of, or within 60 days after, the date hereof, and also has 125 unvested options as of the projected closing date.
(6)	Includes 750 shares that may be acquired upon exercise of Triumph options exercisable as of, or within 60 days after, the date hereof, and also has 6,000 unvested options as of the projected closing date.

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LEGAL MATTERS

The validity of the Simmons common stock to be issued in connection with the mergers will be passed upon for Simmons by Friday, Eldredge & Clark, LLP, Little Rock, Arkansas. Certain tax matters relating to the mergers will be passed upon by Covington & Burling LLP.

EXPERTS

The audited annual consolidated financial statements of Simmons appearing in Simmons’ Annual Report on Form 10-K for the year ended December 31, 2020 and the effectiveness of Simmons’ internal control over financial reporting as of such date have been audited by BKD, LLP, an independent registered public accounting firm, as set forth in its reports included therein, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

With respect to the unaudited interim consolidated financial information of Simmons appearing in its Quarterly Report on Form 10-Q for the period ended March 31, 2021 that is incorporated herein by reference, BKD, LLP, Simmons’ independent registered public accounting firm, has applied limited procedures in accordance with professional standards for review of such information. However, as stated in its separate report included therein, BKD, LLP did not audit and it does not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on its reports on such information should be restricted. Pursuant to Rule 436(c) under the Securities Act, this report on Simmons’ unaudited interim consolidated financial information should not be considered a part of the registration statement prepared or certified by its independent registered public accounting firm within the meaning of Sections 7 and 11 of the Securities Act.

OTHER MATTERS

No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the Landmark special meeting or the Triumph special meeting or at any adjournment or postponement of the Landmark special meeting or the Triumph special meeting.

SIMMONS ANNUAL MEETING SHAREHOLDER PROPOSALS

Simmons shareholders who intend to submit proposals pursuant to Rule 14a-8 of the Exchange Act to be presented at Simmons’ 2022 Annual Meeting of Shareholders and included in Simmons’ proxy statement relating to such meeting must have submitted such proposals to the Corporate Secretary of Simmons at Simmons’ principal executive offices no later than December 16, 2021. Such proposals must also comply with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for Simmons’ 2022 Annual Meeting of Shareholders.

In addition, the Simmons bylaws provide that only such business (including, without limitation, the nomination of persons for election to the Simmons board of directors) which is properly brought before a Simmons shareholder meeting will be conducted. For business (including, without limitation, the nomination of persons for election to the Simons board of directors) to be properly brought before an annual meeting of Simmons shareholders by a Simmons shareholder, the shareholder must provide notice to the Corporate Secretary of Simmons at Simmons’ principal executive offices not later than 90 days nor earlier than 120 days prior to the first anniversary of the prior year’s annual meeting of Simmons shareholders. In the event that Simmons did not hold an annual meeting of the shareholders in the prior year or if the first anniversary of the prior year’s annual

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meeting of Simmons shareholders is more than 30 days before or after the date of the current year’s annual meeting of Simmons shareholders, the shareholder’s notice is timely only if it is delivered to the Corporate Secretary of Simmons at the principal executive offices of Simmons no later than the 10th day after Simmons publicly announces the date of the current year’s annual meeting of Simmons shareholders or the 90th day before the date of the current year’s annual meeting of Simmons shareholders, whichever is later. To be in proper written form, a shareholder’s notice to Simmons’ Corporate Secretary must comply with all requirements contained in the Simmons bylaws, a copy of which may be obtained upon written request to the Corporate Secretary of Simmons.

Accordingly, a Simmons shareholder who intended to raise a proposal to be acted upon at Simmons’ 2022 Annual Meeting of Shareholders, but who did not desire to include the same in Simmons’ 2022 proxy statement, must have provided written notice to Simmons’ Corporate Secretary no earlier than January 20, 2022 nor later than February 19, 2022. The persons named as proxies in Simmons’ proxy for Simmons’ 2022 Annual Meeting of Shareholders may exercise their discretionary authority to act upon any proposal which is properly brought before a shareholder meeting, and Simmons reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

LANDMARK ANNUAL MEETING SHAREHOLDER PROPOSALS

Landmark does not anticipate holding a 2022 annual meeting of Landmark shareholders if the Landmark merger is completed by the fourth quarter of 2021. However, if the Landmark merger is not completed within the expected time frame, or at all, Landmark may hold an annual meeting of its shareholders in 2022.

The Landmark bylaws do not provide any express provisions regarding a shareholder’s right to make proposals or nominate directors. In practice, the Landmark board of directors may consider any proposals submitted by a Landmark shareholder, including any nomination of directors. Pursuant to the TBCA, the chairman presides shareholder meetings and determines the order or business and rules for shareholder meetings. During Landmark shareholder meetings, shareholders may present proposals, subject to complying with the order and rules of the meeting as may be established by the chairman.

Any Landmark shareholder proposals should be sent to the attention of Landmark’s head of investor relations.

TRIUMPH ANNUAL MEETING SHAREHOLDER PROPOSALS

Triumph does not anticipate holding a 2022 annual meeting of Triumph shareholders if the Triumph merger is completed by the fourth quarter of 2021. However, if the Triumph merger is not completed within the expected time frame, or at all, Triumph may hold an annual meeting of its shareholders in 2022.

The Triumph bylaws do not provide any express provisions regarding a shareholder’s right to make proposals or nominate directors. In practice, the Triumph board of directors may consider any proposals submitted by a Triumph shareholder, including any nomination of directors. Pursuant to the TBCA, the chairman or designated chair presides shareholder meetings and determines the order or business and rules for shareholder meetings. During Triumph shareholder meetings, shareholders may present proposals, subject to complying with the order and rules of the meeting as may be established by the chairman or designated chair.

All Triumph shareholder proposals should be sent to the attention of Michael J. McCarver of Triumph.

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WHERE YOU CAN FIND MORE INFORMATION

Simmons has filed with the SEC a registration statement under the Securities Act that registers the offer and sale to Landmark shareholders and Triumph shareholders of the shares of Simmons common stock to be issued in connection with the mergers. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Simmons in addition to being a proxy statement for Landmark shareholders and Triumph shareholders. The registration statement, including this proxy statement/prospectus and the attached annexes and exhibits, contains additional relevant information about Simmons and Simmons common stock.

Simmons also files reports, proxy statements and other information with the SEC under the Exchange Act.

The SEC maintains a website that contains reports, proxy statements and other information about issuers, such as Simmons, that file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Simmons with the SEC are also available at Simmons’ website at https://simmonsbank.com/. The website addresses of the SEC and Simmons are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

The SEC allows Simmons to incorporate by reference information into this proxy statement/prospectus. This means that Simmons can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Simmons previously filed with the SEC. They contain important information about the companies and their financial condition.

Simmons SEC Filings (SEC File No. 000-06253)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2020, filed with the SEC on February 25, 2021.

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2021, filed with the SEC on May 6, 2021.

Current Reports on Form 8-K	Filed with the SEC on January 26, 2021, March 3, 2021, April 1, 2021, April 22, 2021, May 21, 2021, May 25, 2021, June 7, 2021 and July 27, 2021 (other than those portions of the documents deemed to be furnished and not filed).

Description of Simmons common stock	The description of the Simmons common stock is contained in Simmons’ prospectus filed pursuant to Rule 424(b)(5) under the Securities Act on March 31, 2021 set forth in the section entitled “Description of Common Stock.”

In addition, Simmons also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date the offerings are terminated, provided that Simmons is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, information contained in this document regarding Simmons has been provided by Simmons, information contained in this document regarding Landmark has been provided by Landmark and information contained in this document regarding Triumph has been provided by Triumph.

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Documents incorporated by reference into this proxy statement/prospectus are available from Simmons, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus or other relevant corporate documents referenced in this proxy statement/prospectus related to Simmons by requesting them in writing or by telephone at the following address and phone number:

Simmons First National Corporation

P.O. Box 7009

Pine Bluff, Arkansas 71611

Attention: George Makris III

Telephone: (870) 541-1000

Neither Landmark nor Triumph has a class of securities registered under Section 12 of the Exchange Act, and therefore neither Landmark nor Triumph is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, neither Landmark nor Triumph files documents or reports with the SEC.

If you are a Landmark or Triumph shareholder and (a) have any questions concerning (i) the Landmark special meeting, the Landmark merger or the Landmark merger agreement, (ii) the Triumph special meeting, the Triumph merger or the Triumph merger agreement or (iii) the proxy statement/prospectus, (b) would like additional copies of the proxy statement/prospectus without charge or (c) need help voting your shares of Landmark common stock or Triumph common stock, please contact Landmark or Triumph, as applicable, at the following address:

Landmark Community Bank

5880 Ridge Bend Road

Memphis, Tennessee 38120

Attention: James P. “Jake” Farrell

Telephone: (901) 457-3111

Email: jakefarrell@landmarkbanktn.com

or

Attention: Charles E “Buddy” Dickey

Telephone: (901) 457-3123

Email: cdickey@landmarkbanktn.com

Triumph Bancshares, Inc.

5699 Poplar Avenue

Memphis, Tennessee 38119

Attention: Michael J. McCarver

Telephone: (901) 333-8802

These documents are available without charge upon written or oral request. To obtain timely delivery of these documents, Landmark shareholders must request them no later than August 30, 2021 in order to receive them before the Landmark special meeting and Triumph shareholders must request them no later than August 30, 2021 in order to receive them before the Triumph special meeting. If you request any documents from Simmons, Landmark or Triumph, then Simmons, Landmark or Triumph (as applicable) will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated August 5, 2021 and you should assume that the information in this document is accurate only as of such date. You should assume that the information

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incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to the shareholders of Landmark or Triumph nor the issuance by Simmons of shares of Simmons common stock in connection with the mergers will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction.

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Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SIMMONS FIRST NATIONAL CORPORATION,

SIMMONS BANK

AND

LANDMARK COMMUNITY BANK

Dated as of June 4, 2021

A-i

A-ii

Exhibit A - Form of Landmark Voting Agreement

Landmark’s Disclosure Memorandum

Simmons’s Disclosure Memorandum

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 4, 2021, by and among Simmons First National Corporation, an Arkansas corporation (“Simmons”), Simmons Bank, an Arkansas state-chartered bank and wholly owned subsidiary of Simmons (“Simmons Bank”) and Landmark Community Bank (“Landmark”), a Tennessee state-chartered bank.

Preamble

The respective boards of directors of Landmark, Simmons and Simmons Bank have approved and adopted this Agreement and determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective companies and their respective shareholders. Under the terms and subject to the conditions of this Agreement and in accordance with applicable provisions of the Arkansas Banking Code of 1997, as amended (the “ABC”), and the Tennessee Banking Act (the “TBA”), Landmark will merge with and into Simmons Bank (the “Merger”), with Simmons Bank as the surviving bank in the Merger (sometimes referred to in such capacity as the “Surviving Bank”).

As a condition and an inducement for Simmons and Simmons Bank to enter into this Agreement, each of the directors and certain executive officers of Landmark has simultaneously with the execution of this Agreement entered into a Support and Non-Competition Agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”) in connection with the Merger, in the form of Exhibit A.

The Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and the Parties intend that this Agreement will be adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Internal Revenue Code.

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1.         Merger.

Under the terms and subject to the conditions of this Agreement, at the Effective Time, Landmark shall be merged with and into Simmons Bank in accordance with applicable provisions of the ABC and the TBA with the effects set forth in the ABC and the TBA. Simmons Bank shall be the surviving bank resulting from the Merger and shall succeed to and assume all the rights and obligations of Landmark in accordance with the ABC and the TBA. Upon consummation of the Merger, the separate corporate existence of Landmark shall terminate.

A-1

1.2.         Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Simmons, located at 601 E. 3rd Street, Little Rock, Arkansas, 72201, or by electronic exchange of documents at 10:00 A.M., Central Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing (the “Closing Date”).

1.3.         Effective Time.

The Merger shall become effective (the “Effective Time”) on the date and at the time specified in the articles of merger to be filed with the Bank Commissioner of the State of Arkansas and the articles of merger to be filed with the Secretary of State of the State of Tennessee. Upon the terms and subject to the conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur by the later of (i) October 8, 2021, or (ii) a date within 30 days following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied or waived at the Effective Time) as determined by Simmons.

1.4.         Charter.

The Articles of Agreement and Incorporation of Simmons Bank in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank until duly amended or repealed in accordance with its terms and applicable Law.

1.5.         Bylaws.

The Bylaws of Simmons Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank until duly amended or repealed in accordance with its terms and applicable Law.

1.6.         Directors and Officers.

The directors of Simmons Bank in office immediately prior to the Effective Time shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the bylaws of the Surviving Bank. The officers of Simmons Bank in office immediately prior to the Effective Time shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the bylaws of the Surviving Bank.

ARTICLE 2
MANNER OF CONVERTING SHARES

2.1.         Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of Simmons, Simmons Bank, Landmark or the shareholders of any of the foregoing, the shares of Landmark and Simmons shall be converted as follows (for the avoidance of doubt, the capital stock of Simmons Bank shall not be affected by the Merger):

(a)             Each share of capital stock of Simmons issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of Simmons from and after the Effective Time and shall not be affected by the Merger.

A-2

(b)            Each share of Landmark capital stock issued and outstanding immediately prior to the Effective Time that is held by Landmark, any Landmark Subsidiary, Simmons or any Simmons Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)             Each share of Landmark Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and the Landmark Dissenting Shares), subject to Section 2.3(b), shall be converted into the right to receive, without interest:

(i)              the Per Share Cash Consideration; and

(ii)            the Per Share Stock Consideration.

(d)            Each share of Landmark Common Stock, when so converted pursuant to Section 2.1(c), shall automatically be canceled and retired and shall cease to exist as of the Effective Time, and each certificate (an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to ownership of shares of Landmark Common Stock (a “Book-Entry Share”)) registered in the transfer books of Landmark that immediately prior to the Effective Time represented shares of Landmark Common Stock shall thereafter cease to have any rights with respect to such Landmark Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE 3.

2.2.         Anti-Dilution Provisions.

In the event Simmons changes the number of shares of Simmons Common Stock issued and outstanding between the date of this Agreement and the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be between the date of this Agreement and the Effective Time, the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.3.         Treatment of Landmark Equity Rights.

(a)             At the Effective Time, each option granted by Landmark to purchase shares of Landmark Common Stock under the Landmark Non-Qualified Stock Option Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Landmark Stock Option”) shall be canceled and converted into the right to receive from Simmons a cash payment (“Landmark Stock Option Payout”) equal to the applicable Landmark Stock Option Amount. Notwithstanding the foregoing, any Landmark Stock Option with an Option Exercise Price that equals or exceeds the Fully Diluted Per Share Value shall be canceled with no consideration being paid to the optionholder with respect to such Landmark Stock Option.

(b)            Notwithstanding anything herein to the contrary, if the Cash Consideration is less than $0.00, then the Aggregate Cash Consideration shall be increased such that the Cash Consideration equals $0.00. The amount by which the Aggregate Cash Consideration is increased shall be referred to as the “Aggregate Cash Increase.” If the Aggregate Cash Consideration is increased, then the Stock Consideration shall be decreased by the number of shares of Simmons Common Stock equal to the quotient obtained by dividing the Aggregate Cash Increase by the Average Closing Price (for the avoidance of doubt, if the quotient includes a fractional share, then the quotient shall be rounded up to the next whole share (for example, if the quotient is 1,000.34, then the quotient shall be rounded up to 1,001)).

A-3

(c)             Without limiting Section 7.8 hereof, the board of directors of Landmark or any committee thereof, as applicable, shall, prior to the Closing and effective as of no later than the day immediately prior to, and contingent upon, the Closing adopt any resolutions and take any actions, and cause any actions to be taken, that are necessary or, in the reasonable determination of Simmons, advisable to effectuate the provisions of this Section 2.3.

2.4.         Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of Simmons Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Simmons Common Stock shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Simmons. Notwithstanding any other provision of this Agreement, each holder of shares of Landmark Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Simmons Common Stock (after taking into account all Old Certificates delivered by such Holder) shall receive, in lieu thereof, a cash payment rounded up to the nearest whole cent (without interest), which payment shall be determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Simmons Common Stock that such holder of shares of Landmark Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(c) by (ii) the Average Closing Price (the “Fractional Share Payment”).

ARTICLE 3
EXCHANGE OF SHARES

3.1.         Exchange Procedures.

(a)             Deposit of Exchange Fund. At or promptly following the Effective Time, Simmons shall deposit, or shall cause to be deposited, with Computershare, Simmons’s transfer agent, or another exchange agent reasonably acceptable to Simmons (the “Exchange Agent”), for the benefit of the holders of record of shares of Landmark Common Stock (excluding the Canceled Shares) issued and outstanding immediately prior to the Effective Time (collectively, the “Holders”), for exchange in accordance with this ARTICLE 3, (i) certificates or, at Simmons’s option, evidence of Simmons Common Stock in book-entry form issuable pursuant to Section 2.1(c) (collectively referred to as “Simmons Certificates”) for shares of Simmons Common Stock equal to the Stock Consideration and (ii) immediately available funds for (A) the Cash Consideration, (B) any Fractional Share Payments to the extent then determinable and (C), after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.1(d) (collectively, the “Exchange Fund”). Simmons shall instruct the Exchange Agent to timely pay the Exchange Fund in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Simmons or the Surviving Bank. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Simmons and the Surviving Bank and shall be paid to Simmons or the Surviving Bank, as Simmons directs. No investment of the Exchange Fund shall relieve Simmons, the Surviving Bank or the Exchange Agent from making the payments required by this Agreement and following any losses from any such investment, Simmons shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Simmons’s obligations hereunder for the benefit of the Holders, which additional funds will be deemed to be part of the Exchange Fund.

(b)            Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder of an Old Certificate (including, for the avoidance of doubt, any Book-Entry Share, if required by the Exchange Agent or at the request of Simmons) a notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Old Certificates (including, for the avoidance of doubt,

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Book-Entry Shares, if applicable), shall pass, only upon proper delivery of the Old Certificates (including, for the avoidance of doubt, Book-Entry Shares, if applicable), and instructions for surrendering the Old Certificates (including, for the avoidance of doubt, Book-Entry Shares, if applicable), to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares). Upon proper surrender of an Old Certificate (including, for the avoidance of doubt, Book-Entry Shares, if applicable), for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Old Certificate shall be entitled to receive in exchange therefor the Merger Consideration and such Old Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration payable upon the surrender of the Old Certificates. The Per Share Stock Consideration delivered to each Holder shall be in non-certificated book-entry form.

(c)             Share Transfer Books. At the Effective Time, the share transfer books of Landmark shall be closed, and thereafter there shall be no further registration of transfers of shares of Landmark Common Stock. From and after the Effective Time, Holders who held shares of Landmark Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Old Certificate (including, for the avoidance of doubt, each Book-Entry Share) theretofore representing shares of Landmark Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in this Agreement in exchange therefor. On or after the Effective Time, any Old Certificates presented to the Exchange Agent, Simmons or the Surviving Bank for any reason shall be canceled and exchanged for the Merger Consideration.

(d)            Dividends with Respect to Simmons Common Stock. No dividends or other distributions declared with respect to Simmons Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Old Certificate with respect to the whole shares of Simmons Common Stock issuable with respect to such Old Certificate in accordance with this Agreement until the surrender of such Old Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Old Certificate (or affidavit of loss and other documentation required by the Exchange Agent, Simmons, or the Surviving Bank hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of Simmons Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Simmons Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Simmons Common Stock.

(e)             Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to Simmons; and any former Holders who have not theretofore received any Merger Consideration to which they are entitled under this Agreement shall thereafter look only to Simmons and the Surviving Bank for payment of their claims with respect thereto.

(f)             No Liability. If any Old Certificates shall not have been surrendered (or canceled) prior to three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of Simmons, free and clear of all claims or interest of any Person previously entitled thereto or their successors, assigns, or personal representatives. None of Simmons, Landmark, the Surviving Bank or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any amount that

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would have otherwise been payable in respect of any Old Certificate from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)             Withholding Rights. Each and any of Simmons, the Surviving Bank or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, Landmark Stock Option Payouts, or any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement, such amounts or property (or portions thereof) as Simmons, the Surviving Bank or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. Any amounts so deducted or withheld and remitted to the appropriate Regulatory Authority by Simmons, the Surviving Bank, or the Exchange Agent, as applicable, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Simmons, the Surviving Bank, or the Exchange Agent, as applicable.

(h)            Lost Old Certificates. If any Old Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Old Certificate, as applicable, to be lost, stolen or destroyed and, if required by the Exchange Agent, Simmons, or the Surviving Bank, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent, Simmons, or the Surviving Bank may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration to which the Holder thereof is entitled pursuant to this Agreement.

(i)              Change in Name on Old Certificate. If any Simmons Certificate is to be issued in a name other than that in which the Old Certificates surrendered (or canceled) in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificates so surrendered (or canceled) shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent, Simmons or the Surviving Bank in advance any transfer or other similar Taxes required by reason of the issuance of a Simmons Certificate in any name other than that of the registered Holder of the Old Certificates surrendered (or canceled), or required for any other reason, or shall establish to the satisfaction of the Exchange Agent, Simmons and the Surviving Bank that such Tax has been paid or is not payable.

3.2.         Dissenting Shareholders.

(a)             Notwithstanding anything in this Agreement to the contrary, shares of Landmark Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any Holder who is entitled to demand and properly demands appraisal of such shares of Landmark Common Stock pursuant to, and who complies in all respects with, the provisions of Section 48-23-101 et seq. of the Tennessee Business Corporation Act (“Section 48-23-101 et seq.”) (the “Landmark Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive any of the consideration as specified in this Agreement (the “Landmark Dissenting Shares”), but instead such Holder shall be entitled to payment of the fair value of such Landmark Dissenting Shares in accordance with the provisions of Section 48-23-101 et seq. At the Effective Time, all Landmark Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each Holder of Landmark Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Landmark Dissenting Shares in accordance with the provisions of Section 48-23-101 et seq. Notwithstanding the foregoing, if any such Holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 48-23-101 et seq., or a court of competent jurisdiction shall determine that such Holder is not entitled to the relief provided by Section 48-23-101 et seq., then the right of such Holder to be paid the fair value of such Holder’s Landmark Dissenting Shares under Section 48-23-101 et seq. shall cease and such Landmark Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration.

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(b)            Landmark shall give Simmons prompt written notice (but in any event within two Business Days) of any demands for appraisal of any shares of Landmark Common Stock and any withdrawals of such demands, and Simmons shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Landmark shall not, except with the prior written consent of Simmons, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF LANDMARK

Except as Previously Disclosed, Landmark hereby represents and warrants to Simmons as follows:

4.1.         Organization, Standing, and Power.

Landmark is duly organized, validly existing and in good standing under the Laws of the State of Tennessee, is authorized under the Laws of the State of Tennessee to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Landmark is authorized by the Tennessee Department of Financial Institutions (“TDFI”) and the Federal Deposit Insurance Corporation (the “FDIC”) to engage in the business of banking as a state-chartered bank. Landmark is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification, except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Landmark. True, complete and correct copies of the Charter and Bylaws of Landmark, each as in effect as of the date of this Agreement, have been delivered or made available to Simmons. The Charter and Bylaws of Landmark comply with applicable Law.

4.2.         Authority of Landmark; No Breach by Agreement.

(a)             Authority. Landmark has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least a majority of the outstanding shares of Landmark Common Stock entitled to vote on this Agreement and the Merger as contemplated by Section 7.1 (the “Landmark Shareholder Approval”) and the Requisite Regulatory Approvals, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Landmark (including approval by and a determination by all of the members of the board of directors of Landmark that this Agreement is advisable and in the best interests of Landmark’s shareholders and directing the submission of this Agreement to a vote at a meeting of shareholders of Landmark), subject to the Landmark Shareholder Approval. This Agreement has been duly executed and delivered by Landmark. Subject to the Landmark Shareholder Approval, and assuming the due authorization, execution and delivery by Simmons and Simmons Bank, this Agreement represents a legal, valid, and binding obligation of Landmark, enforceable against Landmark in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions”)).

(b)            No Conflicts. Subject to the receipt of the Landmark Shareholder Approval, neither the execution and delivery of this Agreement by Landmark nor the consummation by Landmark of the transactions contemplated hereby, nor compliance by Landmark with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Charter, Bylaws or other governing instruments of Landmark, or any

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resolution adopted by the board of directors or the shareholders of any Landmark Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) violate any Law applicable to any Landmark Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, or result in the creation of any Lien upon any of the respective Assets of any Landmark Entity under any of the terms, conditions or provisions of any Contract or Permit of any Landmark Entity or under which any of their respective Assets may be bound, except in the case of clause (y) above where such violations, conflicts or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Landmark and subject to the receipt of the consents of counterparties to the Contracts listed in Section 4.2 of Landmark’s Disclosure Memorandum (the “Contract Consents”).

(c)             Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the TBA, the ABC, the Federal Deposit Insurance Act (the “FDIA”), the BHC Act, the Requisite Regulatory Approvals, and the Contract Consents, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Landmark of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Landmark has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger on a timely basis.

(d)             Landmark Debt. Landmark has no debt that is secured by Landmark capital stock.

4.3.         Capitalization of Landmark.

(a)             Ownership. The authorized capital stock of Landmark consists of 50,000,000 shares of Landmark Common Stock, no par value per share. As of the close of business on June 3, 2021, (i) 21,447,380 shares of Landmark Common Stock (excluding treasury shares) were issued and outstanding and (ii) no shares of Landmark Common Stock were held by Landmark in its treasury, (iii) except as otherwise provided in this Section 4.3(a), no shares of Landmark Common Stock were reserved for issuance upon the exercise of outstanding Equity Rights of Landmark and (iv) 1,763,250 shares of Landmark Common Stock were reserved for issuance upon the exercise of outstanding Landmark Stock Options. As of the Effective Time, no more than (A) 23,210,630 shares of Landmark Common Stock will be issued and outstanding (excluding treasury shares), (B) 0 shares of Landmark Common Stock will be held by Landmark in its treasury, and (C) except as otherwise provided in this Section 4.3(a), 0 shares of Landmark Common Stock will be reserved for issuance upon the exercise of outstanding Equity Rights of Landmark; and as of immediately prior to the Effective Time, there will be no more than 1,763,250 Landmark Stock Options Outstanding. Additionally, as of immediately prior to the Effective Time, there will be, in the aggregate, no more than 23,210,630 shares of Landmark Common Stock that are either issued and outstanding or reserved for issuance upon the exercise of Landmark Stock Options.

(b)            Other Rights or Obligations. All of the issued and outstanding shares of capital stock (and other equity interest, including Landmark Stock Options) of Landmark are duly authorized and validly issued and outstanding, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock (or other equity interest, including Landmark Stock Options) of Landmark has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Landmark. The deposits in Landmark are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Landmark, threatened.

(c)             Outstanding Equity Rights. Other than the Landmark Stock Options outstanding as of the date of this Agreement and set forth in Sections 4.3(a)(iii) and 4.3(a)(iv), there are no (i) existing Equity

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Rights with respect to the securities of Landmark, (ii) Contracts under which Landmark is or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Landmark, (iii) Contracts under which Landmark is or may become obligated to register shares of Landmark’s capital stock or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Landmark is a party or of which Landmark has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Landmark or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Landmark may vote. No Landmark Subsidiary owns any capital stock of Landmark.

4.4.         Landmark Subsidiaries.

(a)             Ownership. Each Landmark Subsidiary is duly organized, validly existing and in good standing under the Laws of the State of its organization, is authorized under applicable Laws to engage in its business as now conducted and otherwise has the corporate (or comparable) power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted. Landmark does not have any Subsidiaries nor own any equity interests in any other Person other than the entities set forth in Section 4.4 of Landmark’s Disclosure Memorandum.

(b)            Other Rights or Obligations. Landmark owns all of the issued and outstanding shares of capital stock (and other equity interests) of the Landmark Subsidiaries. All of the issued and outstanding shares of capital stock (and other equity interests) of each Landmark Subsidiary are duly authorized and validly issued and outstanding, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned by Landmark free and clear of any Lien. None of the outstanding shares of capital stock (or other equity interests) of each Landmark Subsidiary has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders or equity interest holder of each Landmark Subsidiary. The articles of incorporation or association, certificate of organization, bylaws, or other governing documents of each Landmark Subsidiary comply with applicable Law.

(c)             Outstanding Equity Rights. There are no (i) existing Equity Rights with respect to the securities of any Landmark Subsidiary, (ii) Contracts under which any Landmark Subsidiary are or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of any Landmark Subsidiary, (iii) Contracts under which any Landmark Subsidiary is or may become obligated to register shares of any Landmark Subsidiary’s capital stock or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which any Landmark Subsidiary is a party or of which Landmark has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of any Landmark Subsidiary, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of any Landmark Subsidiary may vote.

4.5.         Regulatory Reports.

Landmark has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with the TDFI, the FDIC, the Federal Reserve, and any other applicable Regulatory Authority, as the case may be, all reports, returns, filings, information, data, registrations, submissions, and statements, required to be filed under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Subject to Section 10.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory

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Authority with respect to any report or statement relating to any examinations, inspections or investigations of any Landmark Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Landmark Entity. Subject to Section 10.15 and except for normal examinations conducted by a Regulatory Authority in the Ordinary Course, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Landmark, investigation into the business or operations of Landmark and the Landmark Entities since December 31, 2016, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Landmark.

4.6.         Financial Matters.

(a)             Financial Statements. Landmark has made available to Simmons the Landmark Financial Statements. The Landmark Financial Statements with respect to periods ending prior to the date of this Agreement (i) are true, complete and correct in all material respects, and have been prepared from, and are in accordance with, the Books and Records of the Landmark Entities, (ii) have been prepared in accordance with GAAP and regulatory accounting principles, as applicable to Landmark, in each case, consistently applied, except as may be otherwise indicated in the notes thereto and except with respect to the unaudited financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the Landmark Entities as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of the Landmark Entities for the respective periods set forth therein. The consolidated Landmark Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, complete and correct in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles, as applicable to Landmark, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes and year-end adjustments, and (C) will fairly present in all material respects the consolidated financial condition of Landmark as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Landmark for the respective periods set forth therein, subject in the case of unaudited financial statements to the omission of footnotes and year-end adjustments.

(b)            Call Reports. The financial statements contained in the Call Reports of Landmark for all of the periods ending after December 31, 2016 (i) are true, complete and correct in all material respects, (ii) have been prepared in accordance with GAAP (except to the extent applicable Law requires otherwise) and regulatory accounting principles consistently applied, and (iii) fairly present in all material respects the financial condition of Landmark as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Landmark to be prepared after the date of this Agreement and prior to the Closing (A) will be true, complete and correct in all material respects, (B) will have been prepared in accordance with GAAP (except to the extent applicable Law requires otherwise) and regulatory accounting principles consistently applied, and (C) will fairly present in all material respects the financial condition of Landmark as of the respective dates set forth therein and the results of operations and shareholders’ equity of Landmark for the respective periods set forth therein, subject to year-end adjustments.

(c)             Systems and Processes. Landmark has in place sufficient systems and processes that are customary for a financial institution of the size of Landmark and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Landmark Financial Statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to Landmark’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Landmark Financial Statements, including the Call Reports, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority, (iii) ensure access to Landmark’s Assets is permitted only in accordance with management’s authorization and (iv) ensure the reporting of such Assets is compared with existing

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Assets at regular intervals. Since December 31, 2016, neither Landmark nor, to Landmark’s Knowledge, any Representative of any Landmark Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Landmark Financial Statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Landmark Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Landmark or any Landmark Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing any Landmark Entity, whether or not employed by any Landmark Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Landmark or any of its officers, directors or employees to the board of directors of Landmark or any committee thereof or to any director or officer of Landmark. To Landmark’s Knowledge, there has been no instance of fraud by any Landmark Entity, whether or not material, that occurred during any period covered by Landmark Financial Statements.

(d)            Records. The records, systems, controls, data and information of the Landmark Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of a Landmark Entity or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Landmark. Landmark has disclosed, based on its most recent evaluation prior to the date of this Agreement, to their outside auditors and the audit committee of the board of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect their ability to record, process, summarize or report financial data and have disclosed to their auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in their internal controls.

(e)             Auditor Independence. During the periods covered by the Landmark Financial Statements, Landmark’s outside auditor was independent of Landmark and its management. As of the date hereof, the outside auditor for Landmark has not resigned or been dismissed as a result of or in connection with any disagreements with Landmark on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7.         Books and Records.

The Books and Records of Landmark have been and are being maintained in the Ordinary Course in accordance and compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Landmark.

4.8.         Absence of Undisclosed Liabilities.

No Landmark Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2020, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Landmark as of December 31, 2020 included in the Landmark Financial Statements at and for the period ending December 31, 2020.

4.9.         Absence of Certain Changes or Events.

(a)             Since December 31, 2020, there has not been a Material Adverse Effect on Landmark.

(b)            Since December 31, 2020, (i) the Landmark Entities have carried on their respective businesses only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with

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respect to any material Asset owned, leased or otherwise used by any Landmark Entity whether or not covered by insurance and (iii) none of the Landmark Entities have taken any action that would be prohibited by Section 6.2 if taken after the date hereof.

4.10.        Tax.

(a)             All Landmark Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Landmark Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the Landmark Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Landmark Entities. No claim has ever been made in writing by an authority in a jurisdiction where any Landmark Entity does not file a Tax Return that such Landmark Entity may be subject to Taxes by that jurisdiction.

(b)            None of the Landmark Entities has received any written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Landmark Entity or the Assets of any Landmark Entity. None of the Landmark Entities has waived any statute of limitations in respect of any Taxes.

(c)             Each Landmark Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d)            The unpaid Taxes of each Landmark Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Landmark Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Landmark Entities in filing their Tax Returns.

(e)             None of the Landmark Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Landmark Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Landmark Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Landmark) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which is or was Landmark), or as a transferee or successor.

(f)             During the two-year period ending on the date hereof, none of the Landmark Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the Landmark Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(g)             Each Landmark Benefit Plan, employment agreement, or other compensation arrangement of Landmark that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Internal

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Revenue Code has been written, executed, and operated in compliance with Section 409A of the Internal Revenue Code and the regulations thereunder. No Landmark Entity has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Internal Revenue Code. All Landmark Stock Options were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each Landmark Stock Option is exempt from Section 409A of the Internal Revenue Code.

(h)            None of the Landmark Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Landmark Entities have participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(i)              All Landmark Entities have (i) to the extent deferred, properly complied in all material respects with all applicable Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, eligible, and claimed, or intended to be claimed, properly complied in all material respects with all Laws and duly accounted for any available Tax credits under Sections 7001 through 7004 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, (iii) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Internal Revenue Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Internal Revenue Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with any U.S. presidential memorandum or executive order, and (iv) not sought a PPP Loan.

4.11.       Assets.

(a)             Each Landmark Entity has good and marketable title to those Assets reflected in the most recent Landmark Financial Statements as being owned by such Landmark Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets (collectively, “Permitted Liens”). Landmark is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent Landmark Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable, and each such lease is valid without Default thereunder by the lessee or, to the Knowledge of Landmark, the lessor. There are no pending or, to the Knowledge of Landmark, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Landmark. The Landmark Entities own or lease all properties as are necessary to their operations as now conducted and no Person has any option or right to acquire or purchase any ownership interest in the owned real property or any portion thereof.

(b)            Section 4.11(b) of Landmark’s Disclosure Memorandum sets forth a complete and correct list of all street addresses and fee owners of all real property owned, leased or licensed by any Landmark Entity or otherwise occupied by a Landmark Entity or used or held for use by any Landmark Entity (collectively, the “Real Property”). Other than as set forth on Section 4.11(b) of Landmark’s Disclosure Memorandum, there are no Persons in possession of any portion of any of the Real Property owned or leased by any Landmark Entity other than such Landmark Entity, and no Person other than a Landmark Entity has the right to use or occupy for any purpose any portion of any of the Real Property owned, leased or licensed by a Landmark Entity. Landmark

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or a Landmark Subsidiary has good and marketable fee title to all Real Property owned by it free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned Real Property.

(c)             All leases of Real Property under which any Landmark Entity, as lessee, leases Real Property, are valid, binding and enforceable in accordance with their respective terms and Landmark or such Landmark Subsidiary has good and marketable leasehold interests to all Real Property leased by them. There is not under any such lease any material existing Default by any Landmark Entity or, to Landmark’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such lease have been paid.

(d)            The Assets reflected in the most recent Landmark Financial Statements which are owned or leased by the Landmark Entities, and in combination with the Real Property, the Intellectual Property of any Landmark Entity, and contractual benefits and burdens of the Landmark Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Landmark Entities to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

4.12.       Intellectual Property; Privacy.

(a)             Each Landmark Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Landmark Entity as it is currently conducted. Each Landmark Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Landmark Entity in connection with its business operations, and such Landmark Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Landmark Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Landmark threatened, which challenge the rights of any Landmark Entity with respect to Intellectual Property used, sold or licensed by such Landmark Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. The conduct of the business of each Landmark Entity and the use of any Intellectual Property by each Landmark Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. No Person has asserted to Landmark in writing that any Landmark Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Landmark Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the “Landmark Community Bank” trademark will be transferred to Simmons or Simmons Bank in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Simmons shall have right and title to the “Landmark Community Bank” trademark and trade name. All of the Landmark Entities’ right to the use of and title to the name “Landmark Community Bank” will be transferred to Simmons in connection with the completion of the transactions contemplated by this Agreement.

(b)            (i) The computer, information technology and data processing systems, facilities and services used by the Landmark Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of the Landmark Entities as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Landmark Entities as currently conducted. To Landmark’s Knowledge, no third party or Representative has gained unauthorized access to any Systems owned or controlled by any Landmark Entity, and each Landmark Entity has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that

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permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each Landmark Entity has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the Landmark Entities in all material respects. Each Landmark Entity has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(c)             Each Landmark Entity has (i) complied with all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of the personal data or information of customers or other individuals (“Personally Identifiable Information”) and similar Laws governing data privacy, and with all of Landmark’s published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of Personally Identifiable Information and (ii) taken commercially reasonable measures to ensure that all Personally Identifiable Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Landmark’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personally Identifiable Information by any Landmark Entity or any other Person.

4.13.       Environmental Matters.

(a)             Each Landmark Entity, its Participation Facilities, and its Operating Properties are, and have been since December 31, 2016, in compliance, in all material respects, with all Environmental Laws.

(b)            There is no Litigation pending or, to the Knowledge of Landmark, threatened before Regulatory Authority or other forum in which any Landmark Entity or any of its Operating Properties or Participation Facilities (or Landmark in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Landmark Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence. No Landmark Entity is subject to any Order imposing any Liability or obligation with respect to any Environmental Law that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Landmark, nor is any such order threatened.

4.14.       Compliance with Laws.

(a)             Each Landmark Entity has, and since December 31, 2016 has had, in effect all Permits necessary for it to lawfully own, lease, or operate its material Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith). There has occurred no Default under any such Permit and to the Knowledge of Landmark no suspension or cancellation of any such Permit is threatened. None of the Landmark Entities:

(i)              is in Default under any of the provisions of its Charter or Bylaws (or other governing instruments);

(ii)            is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

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(iii)          subject to Section 10.15, has since December 31, 2016 received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Landmark Entity is not in compliance with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or in troubled condition.

(b)            Each Landmark Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, Consents, Permits, Orders, or conditions imposed in writing by a Regulatory Authority, to which they or their Assets may be subject.

(c)             To the Knowledge of Landmark, each director, officer, shareholder, manager, and employee of the Landmark Entities that has been engaged at any time in the development, use or operation of the Landmark Entities and their respective Assets, and each Independent Contractor, is and has been in compliance in all material respects with all applicable Laws relating to the development, use or operation of the Landmark Entities and their respective Assets. No proceeding or notice has been filed, given, commenced or, to the Knowledge of Landmark, threatened against any of the Landmark Entities or any of their respective directors, officers, members, Affiliates, managers, employees or Independent Contractors alleging any failure to so comply with all applicable Laws.

(d)            Landmark (i) has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the United States Internal Revenue Service (“IRS”), and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable Laws.

(e)             Subject to Section 10.15, Landmark is “well-capitalized” and “well managed” (as those terms are defined in applicable Laws).

(f)             Since December 31, 2016, each Landmark Entity has properly administered, in all material respects, all accounts for which it acts as a fiduciary, including accounts for which any Landmark Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. Since December 31, 2014, no Landmark Entity, or, to Landmark’s Knowledge, any director, officer, or employee of any Landmark Entity, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, complete and correct and accurately reflect the assets of such fiduciary account.

4.15.       Foreign Corrupt Practices.

(a)             No Landmark Entity, or, to the Knowledge of Landmark, any director, officer, employee, agent or other Person acting on behalf of Landmark Entity has, directly or indirectly, (i) used any funds of any Landmark Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of any Landmark Entity, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other Assets of any Landmark Entity, (v) made any fraudulent entry on the Books and Records of any Landmark Entity, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for any Landmark Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any

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Landmark Entity, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, or (vii) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any Landmark Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Landmark, threatened. Each Landmark Entity has been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Landmark Entity has established and maintained a system of internal controls designed to ensure compliance by the Landmark Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

4.16.       Community Reinvestment Act Performance.

Landmark is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder and has received a Community Reinvestment Act of 1977 rating of “satisfactory” or better in its most recently completed performance evaluation, and Landmark has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Landmark having its current rating lowered such that it is no longer “satisfactory” or better.

4.17.       Labor Relations.

(a)             No Landmark Entity is the subject of any pending or threatened Litigation asserting that it or any other Landmark Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Landmark Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment. No Landmark Entity, predecessor, or Affiliate of a Landmark Entity is or has ever been a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Landmark’s relationship or dealings with its employees, any labor organization or any other employee representative, and no Landmark Entity is currently negotiating any collective bargaining agreement. There is no strike, slowdown, lockout or other job action or labor dispute involving any Landmark Entity pending or threatened and there have been no such actions or disputes since December 31, 2016. To the Knowledge of Landmark, since December 31, 2016, there has not been any attempt by any Landmark Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Landmark Entity. The employment of each employee of each Landmark Entity is terminable at will by the relevant Landmark Entity without any penalty, liability or severance obligation incurred by any Landmark Entity.

(b)            Section 4.17(b) of Landmark’s Disclosure Memorandum separately sets forth all of Landmark’s employees, including for each such employee: name, job title, hire date, full- or part-time status, status as a regular, temporary or contract employee, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.18(a) of Landmark’s Disclosure Memorandum), bonuses, incentives, or commissions paid the past three years, and visa and permanent resident card or “Green Card” application status. To Landmark’s Knowledge, no employee of any Landmark Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. Each current and former employee of the Landmark Entities who has contributed to the creation or development of any Intellectual Property owned by any Landmark Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Landmark Entities vesting all rights in work product created by the employee during the employee’s employment or affiliation with the Landmark Entities. No Key Employee of

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any Landmark Entity has provided written notice to a Landmark Entity of his or her intent to terminate his or her employment with the applicable Landmark Entity as of the date hereof, and, as of the date hereof, to Landmark’s Knowledge, no Key Employee intends to terminate his or her employment with Landmark before Closing. The Landmark Entities have properly classified all employees for purposes of eligibility for overtime pursuant to the Fair Labor Standards Act and any other applicable Law.

(c)             Section 4.17(c) of Landmark’s Disclosure Memorandum contains a complete and accurate listing of the name and contact information of each individual who has provided personal services to any Landmark Entity as an independent contractor, consultant, freelancer or other service provider (collectively, “Independent Contractors”) of more than $25,000 on an annual basis during the prior three years. A copy of each Contract relating to the services provided by any such Independent Contractor to a Landmark Entity has been made available to Simmons prior to the date hereof. Each Independent Contractor ever retained by the Landmark Entities who has contributed to the creation or development of any Intellectual Property owned by any Landmark Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Landmark Entities and the Landmark Entities are the owner of all rights in and to all Intellectual Property created by each Independent Contractor in performing services for the Landmark Entities vesting all rights in work product created in the Landmark Entities. The Landmark Entities have no obligation or liability with respect to any Taxes (or the withholding thereof) in connection with any Independent Contractor. The Landmark Entities have properly classified, pursuant to the Internal Revenue Code, and any other applicable Law, and under Landmark Benefit Plans, all Independent Contractors used by the Landmark Entities, or other individuals who provided services as non-employees to any Landmark Entity, at any point. The engagement of each Independent Contractor of each Landmark Entity is terminable at will by the relevant Landmark Entity without any penalty, liability or severance obligation incurred by any Landmark Entity.

(d)            The Landmark Entities have no “leased employees” within the meaning of Internal Revenue Code Section 414(n).

(e)             The Landmark Entities have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date. Each of the Landmark Entities is and at all times has been in material compliance with all Law governing the employment of labor and the withholding of Taxes, including all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes.

(f)             There have not been any wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any current, former or prospective employee of any Landmark Entity since December 31, 2016, nor, to Landmark’s Knowledge, are there any such claims or charges currently threatened by any current, former or prospective employee of any Landmark Entity. To the Knowledge of Landmark, there are no governmental investigations open with or under consideration by the United States Department of Labor (“DOL”), Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related Laws.

(g)             All of the Landmark Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. The Landmark Entities have completed a Form I-9 (Employment Eligibility Verification) for each employee, and each such Form I-9 has since been updated as required by applicable Law and is correct and complete in all material respects.

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(h)            Since December 31, 2016, none of the Landmark Entities has implemented any plant closing or mass layoff, as defined under the WARN Act, without providing notice in accordance with the WARN Act, and no such actions are currently contemplated, planned or announced.

(i)              The Landmark Entities have (i) implemented, to the extent required, policies and procedures to enable social distancing and remote working environments for employees of the Landmark Entities, (ii) taken commercially reasonable steps to ensure regular disinfection and cleaning of work areas, including offices, restrooms, common areas and all high-touch surfaces in the workplace, and (iii) required all employees who report experiencing symptoms of COVID-19 (including cough, shortness of breath or fever) to either stay home or to go home immediately, as applicable. The Landmark Entities have complied in all material respects with all applicable Laws related to the Pandemic, including “shelter in place,” “essential business” and similar Pandemic Measures and applicable Laws concerning employee leaves of absence. Section 4.17(i) of Landmark’s Disclosure Memorandum lists all of the following for the Landmark Entities since March 1, 2020, or otherwise in response to or in connection with the Pandemic or business circumstances related thereto: (i) employee furloughs; (ii) reductions in employee salary, other compensation, benefits or hours; (iii) employee lay-offs or terminations; or (iv) other material changes in employee policies, practices or terms and conditions.

(j)              Since December 31, 2016, to the Knowledge of Landmark, no allegations of sexual or other misconduct, harassment or discrimination have been made against any employee of any Landmark Entity. No Landmark Entity has entered into any settlement agreement related to allegations of sexual or other misconduct, harassment or discrimination by any employee.

4.18.       Employee Benefit Plans.

(a)             Landmark has made available to Simmons prior to the execution of this Agreement, true, complete and correct copies of each Employee Benefit Plan (including all amendments thereto), that has been adopted, maintained, sponsored in whole or in part by, or contributed to or required to be contributed to by any Landmark Entity or Landmark ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Landmark or any Landmark ERISA Affiliate has or may have any obligation or Liability (each, a “Landmark Benefit Plan”). For the avoidance of doubt, the term “Landmark Benefit Plans” includes plans, programs, policies, and arrangements sponsored or maintained by a third-party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, Independent Contractors, or other beneficiaries of a Landmark Entity or any of its affiliates are eligible to participate. Section 4.18(a) of Landmark’s Disclosure Memorandum has a complete and accurate list of all Landmark Benefit Plans. No Landmark Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. Landmark has made available to Simmons prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Landmark Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by the IRS, the DOL or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Landmark Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) any correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding a Landmark Benefit Plan, and (vi) all actuarial valuations of Landmark Benefit Plans.

(b)            Each Landmark Benefit Plan is and has been maintained in compliance with the terms of such Landmark Benefit Plan, and in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No Landmark Benefit Plan is required to be amended within the 90-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code,

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and other applicable Law. Each Landmark Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Landmark Benefit Plan and on which such Landmark Benefit Plan is entitled to rely. Nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such Landmark Benefit Plan. Within the past three years, no Landmark Entity has taken any action to take material corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Regulatory Authority with respect to any Landmark Benefit Plan. All assets of each Landmark Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

(c)             There are no threatened or pending claims or disputes under the terms of, or in connection with, the Landmark Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material liability to any Landmark Entity, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any Landmark Benefit Plan.

(d)            Neither Landmark nor any Affiliate of Landmark has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, with respect to any Landmark Benefit Plan and no prohibited transaction has occurred with respect to any Landmark Benefit Plan that would be reasonably expected to result in any Liability or excise Tax under ERISA or the Internal Revenue Code. No Landmark Entity, Landmark Entity employee, nor any committee of which any Landmark Entity employee is a member has breached his or her fiduciary duty with respect to a Landmark Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Landmark Benefit Plan. To Landmark’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not Landmark Entity or any Landmark Entity employee, has breached his or her fiduciary duty with respect to a Landmark Benefit Plan or otherwise has any Liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Landmark Benefit Plan. The treatment of the awards of Landmark Equity Rights as required under Section 2.3 of this Agreement is permitted by applicable Law and the terms of the applicable plan and award agreement.

(e)             Neither Landmark nor any Landmark ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any Liability with respect to, or would reasonably be expected to have any such obligation to contribute to or Liability with respect to: (i) a plan subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Internal Revenue Code; (ii) a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); (iii) a “multiple employer plan” (as defined in 29 C.F.R. § 4001.2) or a plan subject to Section 413(c) of the Internal Revenue Code; (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state law); (v) a self-funded health or welfare benefit plan; or (vi) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code).

(f)             Each Landmark Benefit Plan or other arrangement of a Landmark Entity that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code has a plan document that satisfies the requirements of Section 409A of the Internal Revenue Code and has been operated in compliance with the terms of such plan document and the requirements of Section 409A of the Internal Revenue Code, in each case such that no Tax is or has been due or payable under Section 409A of the Internal Revenue Code.

(g)             Each Landmark Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010. No Landmark Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Landmark Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary

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thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. No Tax under Internal Revenue Code Sections 4980, 4980B through 4980I, or 5000 has been incurred with respect to any Landmark Benefit Plan and no circumstance exists which could give rise to such Tax.

(h)            None of the Landmark Benefit Plans are subject to Title IV of ERISA.

(i)              All contributions required to be made to any Landmark Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Landmark Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of Landmark.

(j)              Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Landmark Entity, or result in any (a) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (b) limitation on the right of any Landmark Entity to amend, merge, terminate or receive a reversion of assets from any Landmark Benefit Plan or related trust, (c) acceleration of the time of payment or vesting of any such payment, right, compensation or benefit, or (d) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Landmark Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Section 4.18(j) of Landmark’s Disclosure Memorandum sets forth accurate and complete data with respect to each individual who has a contractual right to severance pay or benefits (or increase in severance pay or benefits, including the acceleration of any payment or vesting) triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Internal Revenue Code. No Landmark Benefit Plan provides for, and no Landmark Entity has any obligation or commit to provide, the gross-up or reimbursement of Taxes under Internal Revenue Code Section 4999 or 409A, or otherwise.

4.19.       Material Contracts.

(a)             None of the Landmark Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, any Contract (whether written or oral), (i) that is either material to any Landmark Entity or that would be required to be filed as an exhibit to a Form 10-K filed by any Landmark Entity with the SEC if the Landmark Entity were required to file or voluntarily filed such Form 10-K, (ii) that is an employment, severance, termination, consulting, or retirement Contract, (iii) relating to the borrowing of money by any Landmark Entity or the guarantee by any Landmark Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, advances and loans from the Federal Home Loan Bank, and trade payables, in each case in the Ordinary Course) in excess of $10,000, including any sale and leaseback transactions and other similar financing arrangements, (iv) which prohibits or restricts any Landmark Entity (and/or, following consummation of the transactions contemplated by this Agreement, any Simmons Entity) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (v) relating to the purchase or sale of any goods or services by a Landmark Entity (other than Contracts entered into in the Ordinary

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Course and involving payments under any individual Contract not in excess of $30,000 over its remaining term or involving Loans, borrowings or guarantees originated or purchased by any Landmark Entity in the Ordinary Course), (vi) which obligates any Landmark Entity to conduct business with any third party on an exclusive or preferential basis, or requires referrals of business or any Landmark Entity to make available investment opportunities to any Person on a priority or exclusive basis, (vii) which limits the payment of dividends by any Landmark Entity, (viii) pursuant to which any Landmark Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (ix) pursuant to which any Landmark Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (x) which relates to Intellectual Property of Landmark, (xi) between any Landmark Entity, on the one hand, and (A) any officer or director of any Landmark Entity, or (B) to the Knowledge of Landmark, any (1) record or beneficial owner of five percent or more of the voting securities of Landmark, (2) Affiliate or family member of any such officer, director or record or beneficial owner or (3) any other Affiliate of Landmark, on the other hand, except those of a type available to employees of Landmark generally, (xii) that provides for payments to be made by any Landmark Entity upon a change in control thereof, (xiii) that may not be canceled by Simmons, Landmark or any of their respective Subsidiaries (A) at their convenience (subject to no more than 90 days’ prior written notice), or (B) without payment of a penalty or termination fee equal to or greater than $25,000 (assuming such Contract was terminated on the Closing Date), (xiv) containing any standstill or similar agreement pursuant to which Landmark has agreed not to acquire Assets or equity interests of another Person, (xv) that provides for indemnification by any Landmark Entity of any Person, except for non-material Contracts entered into in the Ordinary Course, (xvi) with or to a labor union or guild (including any collective bargaining agreement), (xvii) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of any Landmark Entity, taken as a whole, (xviii) that would be terminable other than by a Landmark Entity or under which a material payment obligation would arise or be accelerated, in each case as a result of the Merger or the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), (xix) any other Contract or amendment thereto that is material to any Landmark Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course, (xx) any Landmark Benefit Plans, pursuant to which any of the benefits thereunder will be increased, or the vesting of the benefits will be accelerated, by the occurrence of the execution or delivery of this Agreement, the obtainment of the Landmark Shareholder Approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of benefits under which will be calculated on the basis of any of the transactions contemplated by this Agreement, (xxi) that is a settlement, consent or similar Contract and contains any material continuing obligations of any Landmark Entity, or (xxii) that is a consulting Contract or data processing, software programming or licensing Contract involving the payment of more than $20,000 per annum (other than any such contracts which are terminable by any Landmark Entity on 30 days or less notice without any required payment or other conditions, other than the condition of notice). Each Contract of the type described in this Section 4.19(a), whether or not set forth in Landmark’s Disclosure Memorandum together with all Contracts referred to in Sections 4.12 and 4.18(a), are referred to herein as the “Landmark Contracts.”

(b)            With respect to each Landmark Contract: (i) the Landmark Contract is legal, valid and binding on a Landmark Entity and is in full force and effect and is enforceable in accordance with its terms; (ii) no Landmark Entity is in Default thereunder; (iii) no Landmark Entity has repudiated or waived any material provision of any such Landmark Contract; (iv) no other party to any such Landmark Contract is, to the Knowledge of Landmark, in Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of Landmark, threatened cancellations of any Landmark Contract.

(c)             Landmark has made available true, complete and correct copies of each Landmark Contract in effect as of the date hereof. All of the indebtedness of any Landmark Entity for money borrowed is prepayable at any time by such Landmark Entity without penalty or premium.

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4.20.       Agreements with Regulatory Authorities.

Subject to Section 10.15, no Landmark Entity is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any Contract with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business, or Landmark’s acceptance of brokered deposits (each, whether or not set forth in Landmark’s Disclosure Memorandum, a “Landmark Regulatory Agreement”), nor has any Landmark Entity been advised in writing or, to Landmark’s Knowledge, orally, since December 31, 2016, by any Regulatory Authority that Landmark is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Landmark Regulatory Agreement.

4.21.       Investment Securities.

(a)             Each Landmark Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course and in accordance with prudent banking practices to secure obligations of a Landmark Entity. Such securities are valued on the books of Landmark in accordance with GAAP.

(b)            Each Landmark Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Landmark believes are prudent and reasonable in the context of their respective businesses, and each Landmark Entity has, since December 31, 2016, been in compliance with such policies, practices and procedures in all material respects.

4.22.       Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any Landmark Entity or for the account of a customer of any Landmark Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Landmark Entity party thereto and, to the Knowledge of Landmark, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms. Landmark Entities and, to the Knowledge of Landmark, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of Landmark, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Landmark Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Landmark Entities in accordance with GAAP.

4.23.       Legal Proceedings.

(a)             There is no Litigation instituted or pending, or, to the Knowledge of Landmark, threatened, against any Landmark Entity or against any current or former director, officer or employee of a Landmark Entity in their capacities as such or Employee Benefit Plan of any Landmark Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Landmark Entity or the Assets of any

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Landmark Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any Landmark Entity.

(b)            Section 4.23(b)(i) of Landmark’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Landmark Entity is a party. Section 4.23(b)(ii) of Landmark’s Disclosure Memorandum sets forth a list of all Orders to which any Landmark Entity is subject.

4.24.       Statements True and Correct.

(a)             None of the information supplied or to be supplied by any Landmark Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Simmons with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement/Prospectus relating to the Landmark Entities and other portions within the reasonable control of the Landmark Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy Statement/Prospectus is filed with the SEC and first mailed.

(b)            None of the information supplied or to be supplied by any Landmark Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement/Prospectus, and any other documents to be filed by a Landmark Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Landmark, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of Landmark’s Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Landmark’s Shareholders’ Meeting.

4.25.       State Takeover Statutes and Takeover Provisions.

Landmark has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Statutes”). No Landmark Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Simmons entitled to vote in the election of Simmons’s directors.

4.26.       Opinion of Financial Advisor.

Landmark has received the opinion of Olsen Palmer LLC, which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the Holders of Landmark Common Stock in the Merger is fair, from a financial point of view, to such Holders. Such opinion has not been amended or rescinded.

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4.27.       Tax and Regulatory Matters.

No Landmark Entity or, to the Knowledge of Landmark, any Affiliate thereof has taken or agreed to take any action, and Landmark does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.28.       Loan Matters.

(a)             No Landmark Entity is a party to any written or oral Loan in which any Landmark Entity is a creditor which as of March 31, 2021, had an outstanding balance of $25,000 or more and under the terms of which the obligor was, as of March 31, 2021, over 90 days or more delinquent in payment of principal or interest and not on a non-accrual status. Except as such disclosure may be limited by any applicable Law, Section 4.28(a) of Landmark’s Disclosure Memorandum sets forth a true, complete and correct list of all of the Loans of the Landmark Entities that, as of March 31, 2021, had an outstanding balance of $25,000 or more and were (i) on a non-accrual status, (ii) classified by Landmark as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, or (iii) subject to a deferral or payment modification (including the date on which such Loans are to return to the contractual payment schedule in place prior to the deferral or payment modification), in any case (i), (ii) or (iii), together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of March 31, 2021.

(b)            Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by a Landmark Entity and are complete and correct in all material respects.

(c)             Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, Landmark’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d)            None of the Contracts pursuant to which any Landmark Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Each Loan included in a pool of Loans originated, securitized or acquired by any Landmark Entity (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to Landmark and its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e)             (i) Section 4.28(e) of Landmark’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Landmark to any directors, executive officers and principal shareholders (as such terms are

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defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215) (“Regulation O”)) of any Landmark Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance with all applicable Laws.

(f)             Subject to Section 10.15, no Landmark Entity is now nor has it ever been since December 31, 2016, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

4.29.       Deposits.

All of the deposits held by Landmark (including the records and documentation pertaining to such deposits) have been established and are held in compliance with (a) all applicable policies, practices and procedures of Landmark and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed persons requirements.

4.30.       Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the Landmark Financial Statements was, as of the date of each of the Landmark Financial Statements, in compliance with Landmark’s existing methodology for determining the adequacy of the ALLL and in compliance with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and is adequate.

4.31.       Insurance.

Landmark Entities are insured with reputable insurers against such risks and in such amounts as the management of Landmark reasonably has determined to be prudent and consistent with industry practice. Section 4.31 of Landmark’s Disclosure Memorandum contains a true, complete and correct list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies in force on the date hereof with respect to the business and Assets of the Landmark Entities, correct and complete copies of which policies have been provided to Simmons prior to the date hereof. The Landmark Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Landmark Entities is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. To Landmark’s Knowledge, no Landmark Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Landmark’s Knowledge, is the termination of any such policies threatened.

4.32.       OFAC; Sanctions.

No Landmark Entity nor any director or officer or, to the Knowledge of Landmark, any Representative or other Person acting on behalf of any Landmark Entity has (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals of the U.S. Department of the Treasury’s Office of Foreign

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Assets Control, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) is located, organized or resident in any Sanctioned Country.

4.33.       Brokers and Finders.

Except for Olsen Palmer LLC, neither Landmark nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.34.       Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions, including extensions of credit, between any Landmark Entity, on the one hand, and (a) any officer, director or record or beneficial owner of five percent or more of the voting securities of any Landmark Entity, (b) to Landmark’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of Landmark or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Landmark, on the other hand, except those, in each case, of a type available to employees of Landmark generally and, in the case of Landmark, that are in compliance with Regulation O and Regulation W.

4.35.       No Investment Adviser Subsidiary.

No Landmark Entity provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

4.36.       No Broker-Dealer Subsidiary.

No Landmark Entity is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.37.       No Insurance Subsidiary.

No Landmark Entity conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SIMMONS

Except as Previously Disclosed, Simmons and Simmons Bank, as applicable, hereby represent and warrant to Landmark as follows:

5.1.         The Standard.

No representation or warranty of Simmons or Simmons Bank contained in ARTICLE 5 shall be deemed untrue or incorrect, and neither Simmons nor Simmons Bank shall be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the condition set forth in Section 8.3(a), as a consequence or result of the existence or absence of any fact, circumstance, change or event unless such fact,

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circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in ARTICLE 5 has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons or Simmons Bank.

5.2.         Organization, Standing, and Power.

(a)             Status of Simmons. Simmons is a corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas, is authorized under the Laws of the State of Arkansas to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its material Assets and to conduct its business in the manner in which its business is now being conducted. Simmons is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons. Simmons is a bank holding company duly registered with the Federal Reserve under the BHC Act and has elected to be, and qualifies as, a financial holding company under the BHC Act.

(b)            Status of Simmons Bank. Simmons Bank is a direct, wholly owned Subsidiary of Simmons, is duly organized, validly existing and in good standing under the Laws of the State of Arkansas, is authorized under the Laws of the State of Arkansas to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its material Assets and to conduct its business in the manner in which its business is now being conducted. Simmons Bank is authorized by the Arkansas State Bank Department (“SBD”) and the Federal Reserve to engage in the business of banking as a commercial bank. Simmons Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification, except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons Bank.

5.3.         Authority of Simmons and Simmons Bank; No Breach by Agreement.

(a)             Authority. Each of Simmons and Simmons Bank has the corporate power and authority necessary to execute, deliver, and, subject to the Requisite Regulatory Approvals, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Simmons and Simmons Bank (including, approval by, and a determination by the board of directors of Simmons that this Agreement is advisable and in the best interests of Simmons’s shareholders and approval by, and a determination by the board of directors of Simmons Bank that this Agreement is advisable and in the best interests of Simmons Bank’s sole shareholder, and approval, by Simmons as sole shareholder, of this Agreement at a duly held meeting or by unanimous written consent). This Agreement has been duly executed and delivered by Simmons and Simmons Bank. Subject to the Landmark Shareholder Approval, and assuming the due authorization, execution and delivery by Simmons, this Agreement represents a legal, valid, and binding obligation of Simmons and Simmons Bank, enforceable against Simmons and Simmons Bank in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)            No Conflicts. Neither the execution and delivery of this Agreement by Simmons, nor the consummation by Simmons and Simmons Bank of the transactions contemplated hereby, nor compliance by Simmons and Simmons Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Amended and Restated Articles of Incorporation, By-laws or other governing instruments of Simmons, or the Articles of Agreement and Incorporation, Bylaws or other governing instruments of Simmons Bank and any other Simmons Entity or any resolution adopted by the board of directors or the shareholders of any Simmons Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) violate any Law

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applicable to any Simmons Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, or result in the creation of any Lien upon any of the respective Assets of any Simmons Entity under any of the terms, conditions or provisions of any Contract or Permit of any Simmons Entity or under which any of their respective Assets may be bound, except in the case of clause (y) above where such violations, conflicts or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons.

(c)             Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the ABC, the TBA, the Laws of the States of Arkansas and Tennessee, the FDIA, the BHC Act, the Requisite Regulatory Approvals, and the Contract Consents, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Simmons or Simmons Bank, as applicable, of the Merger and the other transactions contemplated by this Agreement.

5.4.         Capitalization of Simmons.

(a)             Ownership. The authorized capital stock of Simmons consists of (i) 175,000,000 shares of Simmons Common Stock, of which 108,360,636 shares are issued and outstanding as of June 2, 2021, and (ii) 40,040,000 shares of preferred stock, par value $0.01 per share of Simmons, of which 767 shares are issued and outstanding as of June 2, 2021. As of June 2, 2021, no more than 7,000,000 shares of Simmons Common Stock are subject to Simmons Stock Options or other Equity Rights in respect of Simmons Common Stock, and no more than 7,000,000 shares of Simmons Common Stock were reserved for future grants under the Simmons Stock Plans. Upon any issuance of any shares of Simmons Common Stock in accordance with the terms of the Simmons Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b)            Other Rights or Obligations. All of the issued and outstanding shares of capital stock (or other equity interest) of Simmons are duly authorized and validly issued and outstanding, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock (or other equity interest) of Simmons has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Simmons.

(c)             Outstanding Equity Rights. Other than the Simmons Stock Options and the Simmons Restricted Stock Awards, in each case, outstanding as of the date of this Agreement, there are no existing Equity Rights with respect to the securities of Simmons or Simmons Bank as of the date of this Agreement.

5.5.         Simmons Subsidiaries.

Simmons or a Simmons Subsidiary owns all of the issued and outstanding shares of capital stock (and other equity interests) of the Simmons Subsidiaries. The deposits in Simmons Bank are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Simmons, threatened.

5.6.         Regulatory Reports.

(a)             Simmons’s Reports. Simmons has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Authority, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority, since December 31, 2016.

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(b)            Simmons’s SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any Simmons Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2016 (the “Simmons SEC Reports”) is publicly available. No such Simmons SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Simmons SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Simmons has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Simmons SEC Reports.

(c)             Simmons Bank’s Reports. Each of Simmons and Simmons Bank has duly filed with SBD, the Federal Reserve, and any other applicable Regulatory Authority, as the case may be, all reports, returns, filings, information, data, registrations, submissions, and statements, required to be filed under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Subject to Section 10.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any Simmons Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Simmons Entity.

5.7.         Financial Matters.

(a)             Financial Statements. The Simmons Financial Statements included or incorporated by reference in the Simmons SEC Reports (i) have been prepared from, and are in accordance with, the Books and Records of the Simmons Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the Simmons Entities as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of the Simmons Entities for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments. The consolidated Simmons Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will have been prepared in accordance with GAAP, regulatory accounting principles and applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (B) will fairly present in all material respects the consolidated financial condition of Simmons as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Simmons for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)            Call Reports. The financial statements contained in the Call Reports of Simmons Bank for the periods ending December 31, 2016 (i) have been prepared in accordance with GAAP (except to the extent applicable Law requires otherwise) and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (ii) fairly present in all material respects the financial condition of Simmons Bank as of the respective dates set forth therein and the

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results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Simmons Bank to be prepared after the date of this Agreement and prior to the Closing (A) will have been prepared in accordance with GAAP (except to the extent applicable Law requires otherwise) and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (B) will fairly present in all material respects the financial condition of Simmons Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Simmons Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)             Systems and Processes. Each of Simmons and Simmons Bank has in place sufficient systems and processes that are customary for a financial institution of the size of Simmons and Simmons Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Simmons Financial Statements and Simmons Bank’s financial statements, including the Call Report and (ii) in a timely manner accumulate and communicate to Simmons’s and Simmons Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Simmons Financial Statements and Simmons Bank’s financial statements, including the Call Report, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority. Neither Simmons nor Simmons Bank nor, to Simmons’s Knowledge, any Representative of any Simmons Entity has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Simmons Financial Statements, the Simmons Bank’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Simmons Entity or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Simmons Entity has engaged in questionable accounting or auditing practices. No attorney representing any Simmons Entity, whether or not employed by any Simmons Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Simmons or any of its officers, directors or employees to the board of directors of Simmons or Simmons Bank or any committee thereof or to any director or officer of Simmons or Simmons Bank. To Simmons’s Knowledge, there has been no instance of fraud by any Simmons Entity, whether or not material, that occurred during any period covered by the Simmons Financial Statements.

5.8.         Absence of Undisclosed Liabilities.

No Simmons Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2020, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Simmons as of December 31, 2020 included in the Simmons Financial Statements at and for the period ending December 31, 2020.

5.9.         Absence of Certain Changes or Events.

Since December 31, 2020, there has not been a Material Adverse Effect on Simmons.

5.10.       Tax.

(a)             All Simmons Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Simmons Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the Simmons Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due

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and payable) on any of the Assets of any of the Simmons Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any Simmons Entity does not file a Tax Return that such Simmons Entity may be subject to Taxes by that jurisdiction.

(b)            None of the Simmons Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Simmons Entity or the Assets of any Simmons Entity. None of the Simmons Entities has waived any statute of limitations in respect of any Taxes.

(c)             Each Simmons Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

5.11.       Compliance with Laws.

(a)             Each Simmons Entity has, and since December 31, 2016, has had, in effect all Permits necessary for it to lawfully own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons. There has occurred no material Default under any such Permit and to the Knowledge of Simmons no suspension or cancellation of any such Permit is threatened. None of the Simmons Entities:

(i)              is in material Default under any of the provisions of its articles of incorporation or association or bylaws (or other governing instruments);

(ii)            is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii)          subject to Section 10.15, has since December 31, 2016 received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Simmons Entity is not in compliance in any material respect with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or troubled condition.

(b)            Each of Simmons and Simmons Bank is in compliance in all material respects with all applicable Laws, regulatory capital requirements, Orders, or conditions imposed in writing by a Regulatory Authority, to which they or their Assets may be subject.

5.12.       Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Simmons, threatened against any Simmons Entity, or against any current or former director, officer or employee of a Simmons Entity in their capacities as such or Employee Benefit Plan of any Simmons Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Simmons Entity or the Assets of any Simmons Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any Simmons Entity.

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5.13.       Statements True and Correct.

None of the information supplied or to be supplied by any Simmons Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Simmons with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy/Prospectus relating to Simmons Entities and other portions within the reasonable control of Simmons Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy Statement/Prospectus is filed with the SEC and first mailed.

5.14.       Tax and Regulatory Matters.

No Simmons Entity or, to the Knowledge of Simmons, any Affiliate thereof has taken or agreed to take any action, and Simmons does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.15.       Brokers and Finders.

Except for Stephens Inc., neither Simmons nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1.         Affirmative Covenants of Landmark.

(a)             From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Simmons shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.1 of Landmark’s Disclosure Memorandum, Landmark shall, and shall cause each of the Landmark Subsidiaries to, (i) operate its business only in the Ordinary Course, (ii) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and Key Employees. Notwithstanding anything to the contrary set forth in this Section 6.1 or Section 6.2, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Landmark will use its reasonable best efforts to provide Simmons with prior written notice of any actions Landmark or any Landmark Subsidiary takes with respect to the Pandemic, including Pandemic Measures, that differ from or are inconsistent with actions taken by Landmark with respect to the Pandemic prior to the date of this Agreement.

(b)            Beginning on the date that is two weeks after the date hereof, and every two weeks thereafter, Landmark shall provide to Simmons Bank a report describing all of the following which has occurred in the prior two weeks:

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(i)              new, renewed, extended, modified, amended or terminated Contracts that provide for aggregate annual payments of $10,000 or more (provided that, if a Contract has a term of 12 months or less, it must be included only if it provides for aggregate payments of $25,000 or more); and

(ii)            new Loans or commitments (including a letter of credit) for Loans in excess of $100,000, any renewals or extensions of existing Loans or commitments for any Loans in excess of $100,000, or any material amendments or modifications to Loans in excess of $100,000.

(c)             Beginning with the month of June 2021, Landmark shall provide to Simmons Bank a monthly report and attestation, in a form acceptable to Simmons Bank, concerning Landmark’s asset quality. Such report and attestation shall reflect information as of the end of the relevant month and shall be provided to Simmons Bank no later than the tenth day after such month end (for example, the June 2021 report and attestation shall reflect information as of June 30, 2021, and shall be provided to Simmons Bank no later than July 10, 2021).

6.2.         Negative Covenants of Landmark.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Simmons shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.2 of Landmark’s Disclosure Memorandum, Landmark covenants and agrees that it will not do or agree or commit to do, or cause or permit any of the Landmark Subsidiaries to do or agree or commit to do, any of the following:

(a)             amend the charter, bylaws or other governing instruments of any Landmark Entity;

(b)            incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank, or sales of certificates of deposits, in each case incurred in the Ordinary Course);

(c)             (i) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Landmark Entity, or (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Landmark’s capital stock or other equity interests (except that (A) Landmark may make, declare, and pay one dividend to holders of Landmark Common Stock as of June 30, 2021, at a rate not in excess of $0.05 per share of Landmark Common Stock, provided that (1) such dividend shall be paid no later than July 30, 2021, and (2) Landmark shall not make, declare, or pay any such dividend if, as of the date of its action, Landmark would be unable to satisfy the conditions outlined in Section 8.2(f), and (B) only if the Closing Date is later than December 31, 2021, Landmark may make, declare, and pay one dividend to holders of Landmark Common Stock as of December 31, 2021, at a rate not in excess of $0.05 per share of Landmark Common Stock, provided that (1) such dividend shall be paid no later than January 14, 2022, and (2) Landmark shall not make, declare, or pay any such dividend if, as of the date of its action, Landmark would be unable to satisfy the conditions outlined in Section 8.2(f));

(d)            issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Landmark Common Stock or any other capital stock of any Landmark Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right (other than issuances of Landmark Common Stock in connection with the exercise of Landmark Stock Options that were outstanding as of the close of business on June 3, 2021; provided that such issuances of Landmark Common Stock occur prior to the Determination Date);

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(e)             directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Landmark Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Landmark Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Landmark Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to one of the Landmark Entities) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(f)             (i) purchase any securities or make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than a wholly owned Subsidiary of Landmark, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation or dissolution (other than consolidations, mergers or reorganizations solely among wholly owned Landmark Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g)             (i) grant any increase in compensation or benefits to the employees or officers of any Landmark Entity, except as required by Law or increases in base salary for non-officers (not to exceed 3.5% for any non-officer) as part of the historic process of annual performance and compensation reviews performed on or soon after a non-officer’s anniversary date, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a Landmark Benefit Plan in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the Landmark Benefit Plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Landmark Entity, (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any Landmark Entity, (v) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $75,000, other than for cause, (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual compensation greater than $100,000, or (ix) implement or announce any employee layoff that would reasonably be expected to implicate the WARN Act;

(h)            enter into, amend or renew any employment or Independent Contractor Contract between any Landmark Entity and any Person requiring payments thereunder in excess of $25,000 in any 12-month period that the Landmark Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)              except with respect to a Landmark Benefit Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any plan, policy, program or arrangement that would be considered a Landmark Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing Landmark Benefit Plan, terminate or withdraw from, or amend, any Landmark Benefit Plan, (ii) make any distributions from such Landmark Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any Landmark Benefit Plan;

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(j)              except in each case as may be required to conform to changes in Tax Laws, regulatory accounting requirements or GAAP, as applicable, make any change in any accounting principles, practices or methods or systems of internal accounting controls; or make or change any material Tax election, Tax accounting method, taxable year or period; file any amended material Tax Return, stop maintaining withholding certificates in respect of any person required to be maintained under the Internal Revenue Code or the Treasury Regulations, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes; settle or compromise any Tax liability of any Landmark Entity; enter into any closing agreement with respect to any Tax; surrender any right to claim a Tax refund; secure a PPP Loan; or claim any other Tax relief or Tax benefit under a COVID-19 Relief Law;

(k)            commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Landmark Entity for money damages in excess of $20,000 in the aggregate or that would impose any restriction on the operations, business or Assets of any Landmark Entity, Simmons or the Surviving Bank or (ii) arising out of or relating to the transactions contemplated hereby;

(l)              (i) enter into, renew, extend, modify, amend or terminate any (A) Contract (1) with a term longer than one year or (2) that calls for aggregate payments of $25,000 or more, (B) Landmark Contract or any Contract which would be a Landmark Contract if it were in existence on the date hereof, (C) Contract referred to in Section 4.33 (or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement), or (D) Contract, plan, arrangement or other transaction of the type described in Section 4.34 or (ii) waive, release, compromise or assign any material rights or claims under any Contract described in the foregoing clause (i);

(m)          (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by rules or policies imposed by a Regulatory Authority;

(n)            make, or commit to make, any capital expenditures in excess of $20,000 individually or $50,000 in the aggregate (except for reasonable capital expenditures associated with the construction/renovation of Landmark’s new branch located at 400 S. Main Street, Memphis, Tennessee 38103);

(o)            except as required by applicable Law or Regulatory Authorities, make any material changes in its policies and practices with respect to insurance policies including materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

(p)            materially change or restructure its investment securities portfolios, its investment securities practice or policies, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(q)            alter materially its interest rate or fee pricing policies with respect to depository accounts or waive any material fees with respect thereto;

(r)              take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

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(s)             make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Landmark), except (i) Loans or commitments for Loans with a principal balance less than $1,000,000 in full compliance with Landmark’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related Loan policies (provided that this exception shall not permit Landmark to acquire such Loans), (ii) Loans or commitments for Loans with a principal balance equal to or less than $250,000 in full compliance with Landmark’s underwriting policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such underwriting policy and related Loan policies that is reasonable in light of the underwriting of the borrower for such Loan or commitment (provided that this exception shall not permit Landmark to acquire such Loans), and (iii) amendments or modifications of any existing Loan in full compliance with Landmark’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related loan policies;

(t)              other than in the Ordinary Course, repurchase, or provide indemnification relating to, Loans in the aggregate in excess of $100,000;

(u)            cancel, compromise, waive, or release any material indebtedness owed to any Person or any rights or claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement;

(v)            permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(w)           enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(x)            foreclose upon or take a deed or title to any commercial real estate (excluding real estate used solely for agricultural production) without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material;

(y)            notwithstanding any other provision hereof, take any action that is intended or which could reasonably be expected to (i) impede, adversely affect or delay consummation of the transactions contemplated by this Agreement or the receipt of any approvals of any Regulatory Authority or third party referenced in Section 7.4(a), (ii) result in any of the conditions set forth in ARTICLE 8 not being satisfied, or (iii) impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or

(z)             agree to take, make any commitment to take, or adopt any resolutions of Landmark’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3.         Covenants of Simmons.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Simmons shall have been obtained (which consent shall not be unreasonably withheld, delayed, or conditioned), and except as expressly contemplated herein or as set forth in

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Section 6.3 of Simmons’s Disclosure Memorandum, Simmons covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)             amend the Amended and Restated Articles of Incorporation, By-laws or other governing instruments of Simmons or the articles of incorporation or association, bylaws or other governing documents of any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Landmark or the holders of Landmark Common Stock adversely relative to other holders of Simmons Common Stock;

(b)            take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c)             take any action that is intended or which could reasonably be expected to (i) impede, adversely affect or delay consummation of the transactions contemplated by this Agreement or the receipt of any approvals of any Regulatory Authority or third party referenced in Section 7.4(a), (ii) result in any of the conditions set forth in ARTICLE 8 not being satisfied, or (iii) impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(d)            agree to take, make any commitment to take, or adopt any resolutions of Simmons’s board of directors in support of, any of the actions prohibited by this Section 6.3.

6.4.         Reports.

Each Party and its Subsidiaries shall file all reports, including Call Reports, required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC and with respect to the financial statements in the Call Reports, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles (with respect to the financial statements contained in the Call Reports) consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes. Notwithstanding the above, no Party shall be obligated to disclose to any other Party any reports to the extent such reports contain confidential supervisory information or other information the disclosure of which would be prohibited by applicable Law.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1.         Registration Statement; Proxy Statement/Prospectus; Shareholder Approvals.

(a)             Simmons and Landmark shall promptly prepare and file with the SEC, a proxy statement/prospectus in definitive form (including any amendments thereto, the “Proxy Statement/Prospectus”) and Simmons shall prepare and file with the SEC the Registration Statement (including the Proxy Statement/Prospectus constituting a part thereof and all related documents) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. Simmons and Landmark agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of Simmons and Landmark agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably

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practicable after filing thereof, and Landmark shall thereafter mail or deliver the Proxy Statement/Prospectus to its shareholders promptly following the date of effectiveness of the Registration Statement. Simmons also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Landmark shall furnish all information concerning Landmark and the holders of Landmark Common Stock as may be reasonably requested in connection with any such action.

(b)            Landmark shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (“Landmark’s Shareholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Landmark Shareholder Approval and, if so desired and mutually agreed, such other matters of the type customarily brought before an annual or special meeting of shareholders. Landmark agrees that its obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, proposal, disclosure, or communication to Landmark of any Acquisition Proposal.

(c)             Landmark shall (i) through its board of directors unanimously recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby (the “Landmark Recommendation”), (ii) include such Landmark Recommendation in the Proxy Statement/Prospectus and (iii) use its reasonable best efforts to obtain the Landmark Shareholder Approval. Neither the board of directors of Landmark nor any committee thereof shall (A) withhold, withdraw, qualify or modify in a manner adverse to Simmons or Simmons Bank the Landmark Recommendation, (B) fail to make the Landmark Recommendation or otherwise submit this Agreement to Landmark’s shareholders without recommendation, (C) adopt, approve, agree to, accept, recommend or endorse an Acquisition Proposal, (D) fail to publicly and without qualification (1) recommend against any Acquisition Proposal or (2) reaffirm the Landmark Recommendation within ten Business Days (or such fewer number of days as remains prior to Landmark’s Shareholders’ Meeting) after an Acquisition Proposal is made public or any request by Simmons to do so, (E) take any action, or make any public statement, filing or release inconsistent with the Landmark Recommendation, or (F) publicly propose to do any of the foregoing (any of the foregoing being a “Change in the Landmark Recommendation”).

(d)            Landmark shall adjourn or postpone Landmark’s Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Landmark Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Landmark shall also adjourn or postpone Landmark’s Shareholders’ Meeting if, as of the time for which Landmark’s Shareholders’ Meeting is scheduled, Landmark has not recorded proxies representing a sufficient number of shares necessary to obtain the Landmark Shareholder Approval. If requested by Simmons, Landmark shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Simmons in connection with obtaining the Landmark Shareholder Approval. Notwithstanding anything to the contrary herein, Landmark’s Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of Landmark at Landmark’s Shareholders’ Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Landmark of such obligation.

7.2.         Acquisition Proposals.

(a)             No Landmark Entity shall, and it shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (iii) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal, (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to,

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accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction, or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Landmark shall constitute a breach of this Section 7.2 by Landmark. In addition to the foregoing, Landmark shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)            Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, Landmark shall advise Simmons in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Landmark shall as promptly as practicable provide to Simmons (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Landmark shall provide Simmons as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep Simmons informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.

(c)             Notwithstanding anything herein to the contrary, at any time prior to Landmark’s Shareholders’ Meeting, the board of directors of Landmark may submit this Agreement to Landmark’s shareholders without recommendation (although the resolution approving this Agreement as of the date hereof may not be rescinded or amended), if (i) Landmark has received a Superior Proposal (after giving effect to the terms of any revised offer by Simmons pursuant to this Section 7.2(c)), and (ii) the board of directors of Landmark has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be a violation of the directors’ fiduciary duties under applicable Law to make or continue to make the Landmark Recommendation; provided, that the board of directors of Landmark may not take the actions set forth in this Section 7.2(c) unless:

(i)              Landmark has complied in all material respects with this Section 7.2;

(ii)            Landmark has provided Simmons at least five Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including all necessary information under Section 7.2(b));

(iii)          during such five Business Day period, Landmark has and has caused its financial advisors and outside legal counsel to consider and negotiate with Simmons in good faith (to the extent Simmons desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by Simmons; and

(iv)          the board of directors of Landmark has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed to by Simmons, if any, that such Superior Proposal remains a Superior Proposal and that it would nevertheless be a violation of the director’s fiduciary duties under applicable Law to make or continue to make the Landmark Recommendation.

Any material amendment to any Acquisition Proposal, will be deemed to be a new Acquisition Proposal for purposes of this Section 7.2(c) and will require a new determination and notice period as referred to in this Section 7.2(c).

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(d)            Landmark and Landmark Subsidiaries shall, and Landmark shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than Simmons, Simmons Bank and their Representatives) that has made or indicated an intention to make an Acquisition Proposal, (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

7.3.         Exchange Listing.

Simmons shall use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq, subject to official notice of issuance, the shares of Simmons Common Stock to be issued to the holders of Landmark Common Stock pursuant to this Agreement, and Simmons shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

7.4.         Consents of Regulatory Authorities.

(a)             The Parties and their respective Subsidiaries shall cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions, and filings and to obtain all Permits and Consents of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such Permits and Consents. Each of the Parties shall use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby by any Regulatory Authority or under any applicable Law or Order. Notwithstanding the foregoing, in no event shall any Simmons Entities be required, and the Landmark Entities shall not be permitted (without Simmons’s prior written consent in its sole discretion), to take any action, or commit to take any action, or to accept any restriction or condition, involving the Simmons Entities or the Landmark Entities, which is materially burdensome on Simmons’s or Simmons Bank’s business or on the business of Landmark, in each case following the Closing, or which would likely reduce the economic benefits of the transactions contemplated by this Agreement to Simmons or Simmons Bank to such a degree that Simmons would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”).

(b)            Each of the Parties shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement; provided, that Landmark shall not have the right to review portions of material filed by Simmons or Simmons Bank with a Regulatory Authority that contain competitively sensitive business or other proprietary information or confidential supervisory information. In exercising the foregoing rights, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of such Requisite Regulatory Approval may be materially delayed.

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(c)             Each Party agrees, upon request, subject to applicable Laws, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, Proxy/Prospectus or any other statement, filing, notice or application made by or on behalf of Simmons, Landmark or any of their respective Subsidiaries to any third party and/or Regulatory Authority in connection with the transactions contemplated by this Agreement.

7.5.         Access to Information; Confidentiality and Notification of Certain Matters.

(a)             Landmark shall promptly advise Simmons and Simmons Bank of any fact, change, event, effect, condition, occurrence, development or circumstance (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Landmark or (ii) which Landmark believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(a) or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.5(a) shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to Simmons or Simmons Bank.

(b)            Prior to the Effective Time, Landmark shall permit the Representatives of Simmons and Simmons Bank to make or cause to be made such investigation of the business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information of it and its Subsidiaries and of their respective financial and legal conditions as Simmons and Simmons Bank reasonably request and furnish to Simmons and Simmons Bank promptly all other information concerning its business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information as Simmons and Simmons Bank may reasonably request, provided that such investigation or requests shall not interfere unnecessarily with normal operations of Landmark. No investigation by Simmons or Simmons Bank shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of Landmark in this Agreement, or the conditions of such Party’s obligation to consummate the transactions contemplated by this Agreement. Neither Simmons nor Landmark nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Simmons’s or Landmark’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Without limiting the foregoing, and for the avoidance of doubt, subject to applicable Law, Landmark shall permit the Representatives of Simmons and Simmons Bank to observe meetings of committees or similar groups established to review and approve potential Loans or similar matters.

(c)             Each Party shall, and shall cause its Subsidiaries and Representatives to, hold any information obtained in connection with this Agreement in accordance with the terms of the Mutual Nondisclosure Agreement, dated February 3, 2021, between Simmons and Landmark (the “Confidentiality Agreement”).

(d)            Prior to the Effective Time, Landmark shall promptly notify Simmons and Simmons Bank of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any material Litigation (or communications indicating that the same may be

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contemplated), or the institution or the threat of a material Litigation involving Landmark or any other Landmark Entity. In addition, Landmark shall engage third parties reasonably satisfactory to Landmark, Simmons and Simmons Bank, at Simmons’s or Simmons Bank’s expense, to conduct such reviews of Landmark’s regulatory compliance program as Simmons or Simmons Bank may reasonably request, and, subject to Section 10.15, Landmark shall disclose the results of those reviews to Simmons and Simmons Bank.

7.6.         Press Releases.

The Parties shall consult with each other before issuing any press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby and shall not issue such press release or other public disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure as may upon the advice of the Party’s outside counsel be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7.         Tax Treatment.

(a)             Each of the Parties intends, and undertakes and agrees to use its respective reasonable best efforts to cause, the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income Tax purposes, and none of the Parties shall take any action that would cause the Merger to not so qualify. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinion. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354, 361 and 368 of the Internal Revenue Code.

(b)            Each of the Parties shall use its respective reasonable best efforts to cause their appropriate officers to execute and deliver to Covington certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to Covington, at such time or times as may be reasonably requested by Covington, including as of the effective date of the Proxy Statement/Prospectus and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger.

(c)             Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each Party shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

(d)            Prior to Closing, Landmark shall (i) deliver to Simmons and mail to the IRS in accordance with Treasury Regulation Section 1.897-2(h) (1) a statement, in form and substance satisfactory to Simmons, certifying that every Landmark Entity is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code, a “United States real property holding company” within the meaning of Section 897(c)(2) of the Internal Revenue Code, which statement shall satisfy the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), together with (2) a notice prepared and executed in accordance with Treasury Regulations Section 1.897-2(h) to the IRS; and (ii) together therewith, furnish to Simmons proof of mailing the items described in subclause (i).

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7.8.         Employee Benefits and Contracts.

(a)             For a period of one year following the Effective Time, except as contemplated by this Agreement, Simmons or Simmons Bank shall provide generally to employees who are actively employed by a Landmark Entity on the Closing Date (“Covered Employees”) while employed by Simmons or Simmons Bank following the Closing Date employee benefits under Simmons Benefit Plans, on terms and conditions which are, in the aggregate, substantially comparable to those provided by Simmons Entities to their similarly situated employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Simmons Entity. Until such time as Simmons or Simmons Bank shall cause the Covered Employees to participate in the applicable Simmons Benefit Plans, the continued participation of the Covered Employees in the Landmark Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Simmons Benefit Plans may commence at different times with respect to each of Simmons Benefit Plans). For purposes of determining eligibility to participate and vesting under Simmons Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under Simmons’s or Simmons Bank’s paid time off program, the service of the Covered Employees with a Landmark Entity prior to the Effective Time shall be treated as service with a Simmons Entity participating in such Simmons Benefit Plans, to the same extent that such service was formally recognized by the Landmark Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of Simmons Entities do not receive credit for prior service, (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

(b)            Prior to the Closing Date, the Landmark Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, any Landmark Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k) (a “401(k) Plan”). Landmark shall provide Simmons with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans in advance and give Simmons a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Landmark shall provide Simmons with the final documentation evidencing that the 401(k) Plans have been terminated.

(c)             Upon request by Simmons in writing prior to the Closing Date, the Landmark Entities shall cooperate in good faith with Simmons prior to the Closing Date to amend, freeze, terminate or modify any other Landmark Benefit Plan to the extent and in the manner determined by Simmons effective upon the Closing Date (or at such different time mutually agreed to by the Parties) and consistent with applicable Law. Landmark shall provide Simmons with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(c), as applicable, and give Landmark a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Landmark shall provide Simmons with the final documentation evidencing that the actions contemplated herein have been effectuated.

(d)            Without limiting the generality of Section 10.4, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, including any current or former employee, officer, director or consultant of Landmark or any of its Subsidiaries or Affiliates, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Landmark Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Simmons, Landmark or any of their respective Affiliates; (ii) alter or limit the ability of the Surviving Bank, Simmons or any

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of their Subsidiaries or Affiliates to amend, modify or terminate any Landmark Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant of Landmark or any of its Subsidiaries or Affiliates, any right to employment or continued employment or continued service with Simmons or any Simmons Subsidiaries, the Surviving Bank or the Landmark Entities, or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Bank, Landmark, Simmons or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Landmark or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause.

(e)             On the Closing Date, Landmark shall provide Simmons with a list of employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days preceding the Closing Date or had a reduction in hours of a least 50% in the 180 days preceding the Closing Date, each identified by date of employment loss or reduction in hours, employing entity and facility location.

7.9.         Indemnification.

(a)             For a period of six years after the Effective Time, the Surviving Bank shall indemnify, defend and hold harmless the present and former directors or officers of the Landmark Entities (each, an “Indemnified Party”), against all Liabilities incurred in connection with any Litigation arising out of or pertaining to, the fact that such person is or was a director or officer of the Landmark Entities or, at Landmark’s request, of another corporation, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the Charter and Bylaws of Landmark as in effect as of the date of this Agreement (subject to applicable Law), including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)            The Surviving Bank shall use its reasonable best efforts (and Landmark shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Landmark’s existing directors’ and officers’ liability insurance policy (provided that the Surviving Bank may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured or (ii) with the consent of Landmark given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time; provided, that the Surviving Bank shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Landmark’s directors and officers, 200% of the annual premium payments currently paid on Landmark’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Bank shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Simmons, or Landmark in consultation with Simmons, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Simmons or Landmark in consultation with Simmons may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Simmons and the Surviving Bank shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

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(c)             Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Claim, shall promptly notify the Surviving Bank thereof. In the event of any such Claim (whether arising before or after the Effective Time): (i) Simmons or the Surviving Bank shall have the right to assume the defense thereof and Simmons and the Surviving Bank shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Simmons or the Surviving Bank elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Simmons or the Surviving Bank and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Simmons or the Surviving Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties as required under, and in accordance with, the Charter and Bylaws of Landmark as in effect as of the date of this Agreement (subject to applicable Law); provided, that Simmons or the Surviving Bank shall be obligated pursuant to this Section 7.9(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Claim; and (iii) Simmons and the Surviving Bank shall not be liable for any settlement effected without its prior written consent; and provided, further, that Simmons and the Surviving Bank shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law or not required by the Charter and Bylaws of Landmark as in effect as of the date of this Agreement (subject to applicable Law).

(d)            If the Surviving Bank or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if the Surviving Bank (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Bank shall assume the obligations set forth in this Section 7.9.

(e)             The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

(f)             Notwithstanding anything in this Section 7.9 to the contrary, no indemnification payments will be made to an Indemnified Party with respect to an administrative proceeding or civil action initiated by any federal banking agency unless all of the following conditions are met: (i) the Simmons Bank’s board of directors determines in writing that the Indemnified Party acted in good faith and in the best interests of Landmark; (ii) the Simmons Bank’s board of directors determines that the payment will not materially affect the Simmons Bank’s safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iv) the Indemnified Party agrees in writing to reimburse Simmons Bank, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Regulatory Authority results in a final order or settlement in which the Indemnified Party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

7.10.       Landmark Operating Functions.

Landmark shall cooperate with Simmons and Simmons Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of the Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Simmons may decide. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or the other Party). Prior to Effective Time, each Party shall exercise, consistent with terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

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7.11.       Shareholder Litigation.

Each of Landmark and Simmons shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Landmark or Simmons, as applicable, threatened against Landmark, Simmons or any of their respective Subsidiaries or Representatives that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Landmark, Simmons or their respective Subsidiaries with respect hereto or thereto or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Landmark shall give Simmons prompt notice of any shareholder litigation against Landmark or its directors or officers relating to the transactions contemplated by this Agreement and shall give Simmons every opportunity to participate in the defense or settlement of such litigation, provided that no such settlement shall be agreed to by any Landmark Entity without Simmons’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

7.12.       Legal Conditions to Merger; Additional Agreements.

Subject to Sections 7.1 and 7.4 of this Agreement, each of Landmark and Simmons shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any Permit or Consent by, any Regulatory Authority and any other third party that is required to be obtained by Landmark or Simmons or any of their respective Subsidiaries in connection with, or to effect, the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of Simmons, on the one hand, and a Subsidiary of Landmark, on the other hand) or to vest the Surviving Bank with full title to all Assets, rights, Consents, Permits, immunities and franchises of any of the Parties to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Simmons.

7.13.       Closing Financial Statements.

At least eight Business Days prior to the Effective Time, Landmark shall provide Simmons with Landmark’s consolidated financial statements presenting the financial condition of Landmark and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time and Landmark’s results of operations, cash flows, and shareholders’ equity for the period from January 1, 2021, through the close of business on the last day of the last month ended prior to the Effective Time (the “Closing Financial Statements”); provided, that if the Effective Time occurs on or before the 15th Business Day of the month, Landmark shall have provided consolidated financial statements as of and through the second month preceding the Effective Time. Such Closing Financial Statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such Closing Financial Statements shall also reflect as of their date (a) accruals for all fees, costs and expenses incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) in connection (directly or indirectly) with the transactions contemplated by this Agreement, (b) the capital ratios set forth in Section 8.2(f), and (c) the asset quality metrics set forth in Section 8.2(d) and shall be accompanied by a certificate of Landmark’s chief financial officer, dated as of the date of such delivery of the Closing Financial Statements, to the effect that such financial statements meet the requirements of this Section 7.13 and continue to reflect accurately, as of the date of such certificate, the consolidated financial condition, results of operations, cash flows and shareholders’ equity of Landmark in all material respects (which certification shall be reaffirmed in the certificates required to be delivered pursuant to Section 8.2(c)).

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7.14.       Dividends.

After the date of this Agreement, each of Simmons and Landmark shall coordinate with the other regarding the declaration of any dividends in respect of Simmons Common Stock and Landmark Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that, Holders of Landmark Common Stock shall not receive two or more dividends, or fail to receive one dividend, attributable to any particular quarter with respect to their shares of Landmark Common Stock and any shares of Simmons Common Stock any such Holder receives in exchange therefor in the Merger. For the avoidance of doubt, the Parties acknowledge and agree that the dividends by Landmark expressly contemplated in Section 6.2(c) will not be counted as two or more dividends if Holders of Landmark Common Stock are eligible to receive a dividend for shares of Simmons Common Stock attributable to the third quarter of 2021 or the first quarter of 2022.

7.15.       Change of Method.

Simmons may at any time prior to the Effective Time change the method or structure of effecting the combination of Landmark and Simmons Bank (including by providing for the merger of Landmark with a wholly owned Subsidiary of Simmons) if and to the extent requested by Simmons or Simmons Bank, and Landmark agrees to enter into such amendments to this Agreement as Simmons or Simmons Bank may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Landmark’s shareholders, or (iii) materially delay or impede the consummation of the transactions contemplated by this Agreement.

7.16.       Restructuring Efforts.

If Landmark shall have failed to obtain the Landmark Shareholder Approval at the duly convened Landmark’s Shareholders’ Meeting, or any adjournment or postponement thereof, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that no Party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such Party or its shareholders or adversely affect the Tax treatment of the Merger with respect to Landmark’s shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 7.16) to Landmark’s shareholders for approval.

7.17.       Takeover Statutes.

None of Simmons, Simmons Bank or Landmark or their respective board of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Simmons, Simmons Bank and Landmark and the members of their respective board of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

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7.18.       Document Archiving.

Landmark shall, prior to the Closing Date, (i) electronically archive and index copies of all documents associated with Loans or the underwriting, servicing, administration, or monitoring thereof, to the extent requested by Simmons or Simmons Bank, (ii) archive in a central location all physical documents associated with Loans or the underwriting, servicing, administration, or monitoring thereof, to the extent requested by Simmons or Simmons Bank, and (iii) comply with any other reasonable requests by Simmons or Simmons Bank regarding documents associated with Loans or the underwriting, servicing, administration, or monitoring thereof.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1.         Conditions to Obligations of Each Party.

The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)             Shareholder Approval. The Landmark Shareholder Approval shall have been obtained.

(b)            Regulatory Approvals. (i) All required regulatory Permits or Consents from the Federal Reserve, the SBD, the TDFI, the FDIC, and any other Regulatory Authority and (ii) any other regulatory Permits or Consents contemplated by Section 7.4 the failure of which to obtain has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons, Simmons Bank and Landmark (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided that no such Requisite Regulatory Approval shall impose a Burdensome Condition as determined by Simmons in its sole discretion.

(c)             Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement (including the Merger).

(d)            Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)             Exchange Listing. The shares of Simmons Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance (if such approval is required by Nasdaq).

(f)             Tax Matters. The Parties shall have received a written opinion of Covington, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Landmark and Simmons reasonably satisfactory in form and substance to such counsel.

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8.2.         Conditions to Obligations of Simmons and Simmons Bank.

The obligations of Simmons and Simmons Bank to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Simmons pursuant to Section 10.6:

(a)             Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Landmark set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Landmark set forth in Sections 4.1, 4.2, 4.3(a), 4.3(c), 4.4(b), 4.4(c), 4.9(a), 4.14, 4.15, 4.20, and 4.34 shall be true and correct. The representations and warranties of Landmark set forth in Sections 4.3(b), 4.4(a), 4.5, 4.6, 4.24, 4.26, and 4.27 shall be true and correct in all material respects; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications. The representations and warranties set forth in each other section in ARTICLE 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)            Performance of Agreements and Covenants. Landmark shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c)             Certificates. Landmark shall have delivered to Simmons (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Landmark and in Sections 8.2(a) and 8.2(b) have been satisfied and (ii) certified copies of resolutions duly adopted by Landmark’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Simmons and its counsel shall request.

(d)            Asset Quality. In each case as reflected in the Closing Financial Statements, (i) Delinquent Loans shall not exceed 0.90% of total Loans, (ii) Non-Performing Loans shall not exceed 1.00% of total Loans, (iii) the calculation of Non-Performing Assets to total Assets shall not be in excess of 0.90%, (iv) Landmark’s Classified Assets to Tier 1 capital plus ALLL ratio shall not be in excess of 12.50%, (v) Non-Performing Assets shall not exceed $8,500,000, (vi) Classified Assets shall not exceed $14,000,000, and (vii) Landmark’s ALLL to total Loans shall exceed 0.75%.

(e)             Dissenting Shares. Holders of not more than five percent of the outstanding shares of Landmark Common Stock shall have demanded, properly and in writing, appraisal for such shares of Landmark Common Stock held by each such holder under Section 48-23-101 et seq.

(f)             Regulatory Capital. In each case as reflected in the Closing Financial Statements, (i) Landmark shall be “well capitalized” as defined under applicable Law, (ii) Landmark’s Tier 1 leverage ratio shall be no less than 9.75%, (iii) Landmark’s Tier 1 risked-based capital ratio shall be no less than 13.75%, (iv) Landmark’s total risked-based capital ratio shall be no less than 14.5%, (v) Landmark’s common equity Tier 1 ratio shall be no less than 13.75%, and (vi) Landmark shall not have received any notification from TDFI or FDIC to the effect that the

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capital of Landmark is insufficient to permit Landmark to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a Burdensome Condition.

(g)             Termination of Contracts. Landmark shall have delivered to Simmons evidence satisfactory to Simmons in its discretion that each Contract listed in Section 8.2(g) of Landmark’s Disclosure Memorandum and Section 8.2(g) of Simmons’s Disclosure Memorandum has been terminated in its entirety.

(h)            Burdensome Condition. No Requisite Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

(i)              Document Archiving. Landmark shall have delivered to Simmons and Simmons Bank a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer (and in such reasonable detail as Simmons, Simmons Bank and their counsel shall request), to the effect that it has fulfilled its obligations under Section 7.18 in all material respects.

8.3.         Conditions to Obligations of Landmark.

The obligations of Landmark to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Landmark pursuant to Section 10.6:

(a)             Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Simmons and Simmons Bank set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Simmons and Simmons Bank set forth in Sections 5.4(a), 5.4(c) and 5.9 shall be true and correct (except for inaccuracies which are de minimis in amount) (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). The representations and warranties of Simmons and Simmons Bank set forth in Sections 5.4(b), 5.13 and 5.14 shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). Subject to the standard set forth in Section 5.1, the representations and warranties set forth in each other section in ARTICLE 5 shall be true and correct in all respects.

(b)            Performance of Agreements and Covenants. Simmons shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c)             Certificates. Simmons shall have delivered to Landmark (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Simmons and in Sections 8.3(a) and 8.3(b) have been satisfied and (ii) certified copies of resolutions duly adopted by Simmons’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Landmark and its counsel shall request.

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ARTICLE 9
TERMINATION

9.1.         Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Landmark, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)             by mutual written agreement of Simmons, Simmons Bank and Landmark.

(b)            by any of Simmons, Simmons Bank or Landmark, by written notice to the other Parties, in the event (i) (A) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final, or has advised any Party that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval or (B) any Regulatory Authority shall have requested that Simmons, Simmons Bank, Landmark or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval, unless in each case the failure to obtain the Requisite Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein, (ii) subject to the terminating Party’s compliance with Section 7.16, the shareholders of Landmark fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at Landmark’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement), or (iii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order;

(c)             by any of Simmons, Simmons Bank or Landmark, by written notice to the other Parties, in the event that the Merger shall not have been consummated by March 1, 2022, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d)            by Simmons or Simmons Bank, by written notice to Landmark, in the event that the board of directors of Landmark has (i) failed to make the Landmark Recommendation or otherwise effected a Change in the Landmark Recommendation, (ii) breached the terms of Section 7.2 in any respect adverse to Simmons or Simmons Bank, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold Landmark’s Shareholders’ Meeting in accordance with Section 7.1;

(e)             by any of Simmons, Simmons Bank or Landmark, by written notice to the other Parties (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Landmark, in the case of a termination by Simmons or Simmons Bank, or Simmons or Simmons Bank, in the case of a termination by Landmark, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by Simmons or Simmons Bank, or Section 8.3, in the case of a termination by Landmark, and which is not cured within 45 days following written notice to Landmark, in the case of a termination by Simmons or Simmons Bank, or Simmons or Simmons Bank, in the case of a termination by Landmark, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c)); or

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(f)             by Simmons or Simmons Bank, if any Regulatory Authority has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

9.2.         Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no further force or effect and there shall be no Liability on the part of any Party for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby, except that (i) the provisions of this Section 9.2, Section 7.5(c), and ARTICLE 10, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any fraud or breach by that Party of this Agreement.

9.3.         Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and ARTICLE 1, ARTICLE 2, ARTICLE 3, and ARTICLE 10, which shall survive in accordance with their respective terms.

ARTICLE 10
MISCELLANEOUS

10.1.       Definitions.

(a)             Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (whether written or oral, binding or nonbinding).

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Landmark or publicly announced to Landmark’s shareholders and whether binding or non-binding) by any Person (other than a Simmons Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person (other than a Simmons Entity) of 20% or more in interest of the total outstanding voting securities of any Landmark Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of Landmark, or any tender offer or exchange offer that if consummated would result in any Person (other than a Simmons Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of any Landmark Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of Landmark, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Landmark Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of Landmark; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of the Landmark Entities, taken as a whole.

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“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; and, in the case of any Person that is not a natural person, “control” means (i) the ownership, control, or power to vote 25 percent or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the possession, directly or indirectly, of the power to exercise a controlling influence over the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Aggregate Cash Consideration” means cash in the amount of $7,000,000.

“Aggregate Cash Equivalent Consideration” means the product of the Stock Consideration and the Average Closing Price.

“Aggregate Stock Option Payout” means the sum of all Landmark Stock Option Payouts.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” means the average of the daily closing prices for the shares of Simmons Common Stock for the twenty consecutive full trading days on which such shares are actually traded on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified Person or relating to the business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Landmark or Simmons Bank.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)).

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“Cash Consideration” means the Aggregate Cash Consideration less the Aggregate Stock Option Payout.

“Classified Assets” means all Classified Loans, plus OREO and other repossessed assets.

“Classified Loans” means all of the Loans of the Landmark Entities that were classified by a Landmark Entity as “Substandard,” “Doubtful,” “Loss,” or words of similar import.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, non-objection, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, mortgage, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“COVID-19” means the disease caused by the SARS-CoV-2 virus, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks related thereto.

“COVID-19 Relief Law” means any Law released, issued or promulgated by a Regulatory Authority that grants to any Person the ability (i) to defer, reduce or eliminate any Taxes, (ii) to borrow or otherwise secure financing (including any PPP Loans), (iii) to obtain grants or other financial benefits, in each case as a result of, or in connection with, the effects of COVID-19, including the CARES Act, the Families First Coronavirus Response Act, and the Consolidated Appropriations Act, 2021.

“Covington” means Covington & Burling LLP, headquartered at One CityCenter, 850 10th St NW, Washington, DC.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Delinquent Loans” means all Loans with principal or interest that are 30-89 days past due.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

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“Determination Date” means the tenth Business Day prior to the Closing Date, provided that if shares of the Simmons Common Stock are not actually traded on Nasdaq on such day, the Determination Date shall be the immediately preceding day to the tenth Business Day prior to the Closing Date on which shares of Simmons Common Stock actually trade on Nasdaq.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Party making the representation or warranty, and (iii) any disclosures made with respect to a section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (A) any other section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced and (B) other sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, units, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person

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or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“Fully Diluted Per Share Value” means the quotient obtained by dividing the Total Dilution Consideration by the Fully Diluted Landmark Shares Outstanding.

“Fully Diluted Landmark Shares Outstanding” means the sum of the Landmark Shares Outstanding and the Landmark Stock Options Outstanding.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls, and (iii) any other substance which has been, is, or may be the subject of regulatory action by any government authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Key Employee” means an employee of any Landmark Entity having the position of Vice President or above.

“Knowledge” as used with respect to a Person means the actual knowledge of the chairman, president, chief executive officer, chief financial officer, chief risk officer, chief compliance officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, human resources manager, or any senior executive of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

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“Landmark Common Stock” means the no par value common stock of Landmark.

“Landmark Entities” means, collectively, Landmark and all Landmark Subsidiaries.

“Landmark ERISA Affiliate” means any entity which together with a Landmark Entity would be, at the relevant time, treated as a single employer under Internal Revenue Code Section 414.

“Landmark Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Landmark as of December 31, 2020, and as of December 31, 2019, 2018 and 2017 and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the year ended December 31, 2020, and for each of the three fiscal years ended December 31, 2019, 2018 and 2017, as filed by Landmark in the Call Reports and (ii) the consolidated statements of condition of Landmark (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in the Call Reports filed with respect to periods ended subsequent to December 31, 2020.

“Landmark Shares Outstanding” means the total number of shares of Landmark Common Stock outstanding immediately prior to the Effective Time.

“Landmark Subsidiary” means the Subsidiaries of Landmark, the entities set forth on Schedule 4.4(a) and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Landmark after the date hereof and held as a Subsidiary by Landmark at the Effective Time.

“Landmark Stock Option Amount” means the Fully Diluted Per Share Value less the Option Exercise Price.

“Landmark Stock Options Outstanding” means the total number of shares of Landmark Common Stock underlying the Landmark Stock Options as of immediately prior to the Effective Time.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

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“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which any Landmark Entity is party as a creditor.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special, punitive and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Landmark, Simmons Bank and Simmons, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (H) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event (including the Pandemic and the implementation of the Pandemic Measures) in the jurisdictions in which Landmark or Simmons Bank operate or (I) actions or omissions taken with the prior written consent of the other Party or expressly required by this

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Agreement; except, with respect to clauses (A), (B), (C), (D), (G) and (H), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby; provided, further, that the application of the conditions in Section 8.2(d) and Section 8.2(f) is independent of the definition of Material Adverse Effect and the satisfaction or lack of satisfaction of the requirements therein is not determinative of whether a Material Adverse Effect has otherwise occurred.

“Merger Consideration” means the sum of (A) the Per Share Cash Consideration, (B) the Per Share Stock Consideration, (C) the Fractional Share Payment (if any), and (D) any dividends or distributions (if any) pursuant to Section 3.1(d).

“Nasdaq” means the Nasdaq Global Select Market.

“Non-Performing Assets” means (i) Non-Performing Loans and (ii) OREO and other repossessed Assets. Non-Performing Assets shall be reflected in the Closing Financial Statements.

“Non-Performing Loans” means (i) all Loans with principal and/or interest that are at least 90 days past due and still accruing and (ii) all Loans with principal and/or interest that are nonaccruing.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Option Exercise Price” means the exercise price of a Landmark Stock Option.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of the Party, in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with the Party’s practices and procedures prior to and as of such date. For purposes of this Agreement, the term “Ordinary Course,” with respect to any Party, shall take into account the commercially reasonable action or inaction by such Party and its Subsidiaries in response to the Pandemic to comply with the Pandemic Measures to the extent disclosed to the other Party prior to the date hereof or as otherwise generally consistent with those actions taken by banks generally.

“OREO” means “other real estate owned” or words of similar import as reflected in the Landmark Financial Statements.

“Pandemic” means any outbreaks, epidemics or pandemics relating to COVID-19, or any evolutions or mutations thereof.

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“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other Laws or directives, guidelines or recommendations promulgated by any Regulatory Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means any of Landmark, Simmons or Simmons Bank, and “Parties” means Landmark, Simmons and Simmons Bank.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Per Share Cash Consideration” means the quotient obtained by dividing the Cash Consideration by the Landmark Shares Outstanding.

“Per Share Stock Consideration” means the quotient obtained by dividing the Stock Consideration by the Landmark Shares Outstanding.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“PPP Loan” means (i) any covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, or (ii) any loan that is an extension or expansion of, or is similar to, any covered loan described in clause (i).

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its SEC Documents that were filed after December 31, 2016, but prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Simmons under the Securities Act with respect to the shares of Simmons Common Stock to be issued to the shareholders of Landmark pursuant to this Agreement.

“Regulatory Authorities” means, collectively, the SEC, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory

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organizations, the Federal Reserve, the FDIC, the SBD, the TDFI, the Consumer Financial Protection Bureau, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, auditor, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by any Simmons Entities with the SEC on or after December 31, 2016, or by any Landmark Entities with the SEC on or after December 31, 2016, as applicable.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Simmons Benefit Plan” means each Employee Benefit Plan currently adopted (including all amendments thereto), maintained by, sponsored in whole or in part by, or contributed to by any Simmons Entity or Simmons ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Simmons or any Simmons ERISA Affiliate has or may have any obligation or Liability.

“Simmons Common Stock” means the $0.01 par value common stock of Simmons.

“Simmons Entities” means, collectively, Simmons and all Simmons Subsidiaries.

“Simmons ERISA Affiliate” means any entity which together with a Simmons Entity would be treated, at the relevant time, as a single employer under Internal Revenue Code Section 414.

“Simmons Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Simmons as of December 31, 2020, and as of December 31, 2019 and 2018 and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the year ended December 31, 2020, and for each of the two fiscal years ended December 31, 2019 and 2018 as filed by Simmons in SEC Documents and (ii) the consolidated statements of condition of Simmons (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) including in SEC Documents filed with respect to periods ended subsequent to December 31, 2020.

“Simmons Restricted Stock Award” means each award of shares of Simmons Common Stock or other Equity Right to shares of Simmons Common Stock subject to vesting, repurchase or other lapse restriction granted under a Simmons Stock Plan.

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“Simmons Stock Options” means each option or other Equity Right to purchase shares of Simmons Common Stock pursuant to stock options or stock appreciation rights.

“Simmons Stock Plans” means the existing stock option and other stock-based compensation plans of Simmons designated as follows: Simmons Executive Stock Incentive Plan – 2006; Simmons Outside Director Stock Incentive Plan – 2006; Simmons Executive Stock Incentive Plan – 2010; Simmons Outside Director Stock Incentive Plan – 2014; and the Second Amended and Restated Simmons First National Corporation 2015 Incentive Plan.

“Simmons Subsidiaries” means the Subsidiaries of Simmons, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Simmons after the date hereof and held as a Subsidiary by Simmons at the Effective Time.

“Stock Consideration” means 4,500,000 shares of Simmons Common Stock.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Landmark determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to Landmark’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Simmons or Simmons Bank), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by Simmons or Simmons Bank in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Transaction shall be deemed to be references to “50%.”

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, escheat, unclaimed property, registration, ad valorem, value added, goods and services, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto (including any such interest, penalties, or additions imposed as a result of a failure to timely, correctly or completely file any Tax Return.

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“Tax Return” means any report, return, information return, or other document supplied to, or required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment, attachment, or schedule thereto.

“Total Dilution Consideration” means the sum of (i) the Aggregate Cash Consideration, (ii) the Aggregate Cash Equivalent Consideration, and (iii) the product obtained by multiplying the Weighted Average Option Exercise Price by the Landmark Stock Options Outstanding.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Internal Revenue Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs or plant closings).

“Weighted Average Option Exercise Price” means the weighted average Option Exercise Price for all the Landmark Stock Options Outstanding.

10.2.       Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan	A-44
ABC	A-1
Aggregate Cash Increase	A-3
Agreement	A-1
ALLL	A-26
Bankruptcy and Equity Exceptions	A-7
Book-Entry Share	A-3
Burdensome Condition	A-41
Canceled Shares	A-3
Change in the Landmark Recommendation	A-39
Chosen Courts	A-69
Claim	A-45
Closing	A-2
Closing Date	A-2
Closing Financial Statements	A-47
Confidentiality Agreement	A-44
Contract Consents	A-8
Covered Employees	A-44
DOL	A-18
Effective Time	A-2
ESOP	A-3
Exchange Agent	A-4
Exchange Fund	A-4
FDIA	A-8
FDIC	A-7
Fractional Share Payment	A-4

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Holders	A-4
Indemnified Party	A-45
Independent Contractors	A-18
IRS	A-16
Landmark	A-1
Landmark Benefit Plan	A-19
Landmark Contracts	A-22
Landmark Dissenting Shareholders	A-6
Landmark Dissenting Shares	A-6
Landmark Recommendation	A-39
Landmark Regulatory Agreement	A-23
Landmark Shareholder Approval	A-7
Landmark Stock Option	A-3
Landmark Stock Option Payout	A-3
Landmark’s Shareholders’ Meeting	A-39
Maximum Amount	A-45
Merger	A-1
Money Laundering Laws	A-17
Old Certificate	A-3
PBGC	A-19
Permitted Liens	A-13
Personally Identifiable Information	A-15
Pool	A-25
Proxy Statement/Prospectus	A-38
Real Property	A-13
Regulation O	A-26
Requisite Regulatory Approvals	A-49
Sanctioned Countries	A-26
Sanctions	A-27
SBD	A-28
Section 48-23-101 et seq.	A-6
Simmons	A-1
Simmons Bank	A-1
Simmons Certificates	A-4
Simmons SEC Reports	A-30
Surviving Bank	A-1
Systems	A-14
Takeover Statutes	A-24
Tax Opinion	A-49
TBA	A-1
TDFI	A-7
Termination Fee	A-66
Voting Agreement	A-1

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument

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also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to the other Party or its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuous basis without subsequent modification) of a Party at least two Business Days prior to the date hereof, or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3.       Expenses.

(a)             Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

(b)             Notwithstanding the foregoing, if:

(i)              (A) any of Landmark, Simmons or Simmons Bank terminates this Agreement pursuant to (1) Section 9.1(b)(ii) or (2) Section 9.1(c), or (B) Simmons or Simmons Bank terminates this Agreement pursuant to Section 9.1(e), and, in each case, within 12 months of such termination Landmark shall either (x) consummate an Acquisition Transaction or (y) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated; or

(ii)            Simmons or Simmons Bank shall terminate this Agreement pursuant to Section 9.1(d),

then Landmark shall pay to Simmons an amount equal to $7,000,000 (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

(c)             The payment of the Termination Fee by Landmark pursuant to Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of Simmons, in the event of termination of this Agreement pursuant to Sections 9.1(b)(ii), 9.1(c), 9.1(d) or 9.1(e). The Parties acknowledge that the agreements contained in Section 10.3(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Landmark fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Landmark shall pay to

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Simmons its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

10.4.        Entire Agreement; No Third Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of Landmark and Simmons, the Exhibits, the schedules, and the other documents and instruments referred to herein) together with the Confidentiality Agreement and the Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Section 7.9. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5.       Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Landmark Shareholder Approval has been obtained; provided, that after obtaining the Landmark Shareholder Approval, there shall be made no amendment that requires further approval by such Landmark shareholders.

10.6.       Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the Landmark Shareholder Approval has been obtained, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

10.7.       Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

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10.8.       Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Simmons or Simmons Bank:	Simmons First National Corporation
Simmons Bank 501 Main Street Pine Bluff, AR 71601 Facsimile Number: (501) 558-3145 Attention: George Makris, Jr. Email: george.makris@simmonsbank.com

With a Copy to:	Simmons First National Corporation
Simmons Bank 601 E. 3rd Street, 12th Floor Little Rock, AR 72201 Facsimile Number: (501) 558-3145 Attention: George Makris III Email: george.a.makris@simmonsbank.com

Copy to Counsel:	Covington & Burling LLP

One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;

Attention: Christopher J. DeCresce

Email: cdecresce@cov.com;

Attention: Charlotte May

Email: cmay@cov.com

Landmark:	Landmark Community Bank 5880 Ridge Bend Road Memphis, TN 38120 Facsimile Number: (901) 260-2525 Attention: James P. Farrell Email: jakefarrell@landmarkbanktn.com

Copy to Counsel:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 165 Madison Avenue, Suite 2000 Memphis, TN 38103 Facsimile Number: (901) 577-2303 Attention: Jackie G. Prester Email: jprester@bakerdonelson.com

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10.9.       Governing Law; Jurisdiction; Waiver of Jury Trial

(a)             The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Arkansas without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction (except that matters relating to the fiduciary duties of the board of directors of Landmark shall be subject to the Laws of the State of Tennessee).

(b)            Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Arkansas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c)             EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10.    Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

10.11.    Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

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10.12.    Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.13.    Enforcement of Agreement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

10.14.    Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15.    Confidential Supervisory Information.

Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5 (g)(8) of a Regulatory Authority by any Party to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[Signatures on following page.]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr.
Name: George A. Makris, Jr.
Title: Chairman and Chief Executive Officer

SIMMONS BANK

By:	/s/ George A. Makris, Jr.
Name: George A. Makris, Jr.
Title: Chairman and Chief Executive Officer

LANDMARK COMMUNITY BANK

By:	/s/ James P. Farrell
Name: James P. Farrell
Title: Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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Annex B

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

SIMMONS FIRST NATIONAL CORPORATION

AND

TRIUMPH BANCSHARES, INC.

Dated as of June 4, 2021

TABLE OF CONTENTS

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B-ii

Exhibit A - Form of Triumph Voting Agreement

Triumph’s Disclosure Memorandum

Simmons’s Disclosure Memorandum

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 4, 2021, by and between, Simmons First National Corporation, an Arkansas corporation (“Simmons”), and Triumph Bancshares, Inc., a Tennessee corporation (“Triumph”).

Preamble

The respective boards of directors of Triumph and Simmons have approved and adopted this Agreement and determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective companies and their respective shareholders. Under the terms and subject to the conditions of this Agreement and in accordance with applicable provisions of the Arkansas Business Corporation Act of 1987 (the “ABCA”) and the Tennessee Business Corporation Act (the “TBCA”), Triumph will merge with and into Simmons (the “Merger”), with Simmons as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

As a condition and an inducement for Simmons to enter into this Agreement, certain of the directors and executive officers of Triumph have simultaneously with the execution of this Agreement entered into a Support and Non-Competition Agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”) in connection with the Merger, in substantially the form of Exhibit A.

The Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and the Parties intend that this Agreement will be adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Internal Revenue Code.

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1	Merger.

Under the terms and subject to the conditions of this Agreement, at the Effective Time, Triumph shall be merged with and into Simmons in accordance with applicable provisions of the ABCA and the TBCA with the effects set forth in the ABCA and the TBCA. Simmons shall be the surviving corporation resulting from the Merger and shall succeed to and assume all the rights and obligations of Triumph in accordance with the ABCA and the TBCA. Upon consummation of the Merger, the separate corporate existence of Triumph shall terminate.

1.2	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Simmons, located at 601 E. 3rd Street, Little Rock, Arkansas, 72201, or by electronic exchange of documents at 10:00 A.M., Central Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing (the “Closing Date”).

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1.3	Effective Time.

The Merger shall become effective (the “Effective Time”) on the date and at the time specified in the articles of merger to be filed with the Secretary of State of the State of Arkansas and the articles of merger to be filed with the Secretary of State of the State of Tennessee. Upon the terms and subject to the conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur by the later of (i) October 8, 2021, or (ii) a date within 30 days following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied or waived at the Effective Time) as determined by Simmons.

1.4	Charter.

The Amended and Restated Articles of Incorporation of Simmons in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.5	Bylaws.

The Bylaws of Simmons in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.6	Directors and Officers.

The directors of Simmons in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of Simmons in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

1.7	Bank Merger.

Immediately following the Merger, Triumph Bank will merge with and into Simmons Bank (the “Bank Merger”). Simmons Bank shall be the surviving bank (“Surviving Bank”) in the Bank Merger. Following the Bank Merger, the separate corporate existence of Triumph Bank shall terminate. The Parties agree that the Bank Merger shall become effective immediately following the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger (the “Subsidiary Plan of Merger”). In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval of the Bank Merger: (i) Triumph shall cause Triumph Bank to approve the Subsidiary Plan of Merger, Triumph, as the sole shareholder of Triumph Bank, shall approve the Subsidiary Plan of Merger and Triumph shall cause the Subsidiary Plan of Merger to be duly executed by Triumph Bank and delivered to Simmons Bank and (ii) Simmons shall cause Simmons Bank to approve the Subsidiary Plan of Merger, Simmons, as the sole shareholder of Simmons Bank, shall approve the Subsidiary Plan of Merger and Simmons shall cause Simmons Bank to duly execute and deliver the Subsidiary Plan of Merger to Triumph Bank. Prior to the Effective Time, Triumph shall cause Triumph Bank, and Simmons shall cause Simmons Bank, to execute and file such articles of merger, required merger certificates, and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time.

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ARTICLE 2
MANNER OF CONVERTING SHARES

2.1	Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of Simmons, Triumph or the shareholders of either of the foregoing, the shares of Triumph and Simmons shall be converted as follows:

(a)                Each share of capital stock of Simmons issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of Simmons from and after the Effective Time and shall not be affected by the Merger.

(b)               Each share of Triumph capital stock issued and outstanding immediately prior to the Effective Time that is held by Triumph, any Triumph Subsidiary, Simmons or any Simmons Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)                Each share of Triumph Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and the Triumph Dissenting Shares), subject to Sections 2.3(b), 2.5, and 9.1(g), shall be converted into the right to receive, without interest:

(i)	the Per Share Cash Consideration; and
(ii)	the Per Share Stock Consideration.

(d)               Each share of Triumph Common Stock, when so converted pursuant to Section 2.1(c), shall automatically be canceled and retired and shall cease to exist as of the Effective Time, and each certificate (an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to ownership of shares of Triumph Common Stock (a “Book-Entry Share”)) registered in the transfer books of Triumph that immediately prior to the Effective Time represented shares of Triumph Common Stock shall thereafter cease to have any rights with respect to such Triumph Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE 3.

2.2	Anti-Dilution Provisions.

In the event Simmons changes the number of shares of Simmons Common Stock issued and outstanding between the date of this Agreement and the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be between the date of this Agreement and the Effective Time, the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.3	Treatment of Triumph Equity Rights.

(a)                At the Effective Time, each option granted by Triumph to purchase shares of Triumph Common Stock under the (i) Triumph 2006 Incentive and Non-Qualified Stock Option Plan, (ii) Triumph 2012 Incentive and Non-Qualified Stock Option Plan, or (iii) Triumph 2017 Incentive and Non-Qualified Stock Option Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time

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(a “Triumph Stock Option”) shall be canceled and converted into the right to receive from Simmons a cash payment (“Triumph Stock Option Payout”) equal to the applicable Triumph Stock Option Amount. Notwithstanding the foregoing, any Triumph Stock Option with an Option Exercise Price that equals or exceeds the Fully Diluted Per Share Value shall be canceled with no consideration being paid to the optionholder with respect to such Triumph Stock Option.

(b)               Notwithstanding anything herein to the contrary, if the Cash Consideration is less than $0.00, then the Aggregate Cash Consideration shall be increased such that the Cash Consideration equals $0.00. The amount by which the Aggregate Cash Consideration is increased shall be referred to as the “Aggregate Cash Increase” If the Aggregate Cash Consideration is increased, then the Stock Consideration shall be decreased by the number of shares of Simmons Common Stock equal to the quotient obtained by dividing the Aggregate Cash Increase by the Average Closing Price (for the avoidance of doubt, if the quotient includes a fractional share, then the quotient shall be rounded up to the next whole share (for example, if the quotient is 1,000.34, then the quotient shall be rounded up to 1,001)). For the avoidance of doubt, any adjustments in the Aggregate Cash Consideration or the Stock Consideration pursuant to this Section 2.3(b) shall be independent of, and shall be applied after giving effect to, any adjustments pursuant to Sections 2.5 or 9.1(g) (if applicable).

(c)                Without limiting Section 7.8 hereof, the board of directors of Triumph or any committee thereof, as applicable, shall, prior to the Closing and effective as of no later than the day immediately prior to, and contingent upon, the Closing, adopt any resolutions and take any actions, and cause any actions to be taken, that are necessary or, in the reasonable determination of Simmons, advisable to effectuate the provisions of this Section 2.3.

2.4	Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of Simmons Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Simmons Common Stock shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Simmons. Notwithstanding any other provision of this Agreement, each holder of shares of Triumph Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Simmons Common Stock (after taking into account all Old Certificates delivered by such Holder) shall receive, in lieu thereof, a cash payment rounded up to the nearest whole cent (without interest), which payment shall be determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Simmons Common Stock that such holder of shares of Triumph Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(c) by (ii) the Average Closing Price (the “Fractional Share Payment”).

2.5	Pricing Adjustments.

(a)                If, as of the Determination Date, both of the following conditions are satisfied:

(i)	the Average Closing Price is greater than $37.28; and
(ii)	the difference between (A) the quotient obtained by dividing (1) the Average Closing Price by (2) $31.07 and (B) the quotient obtained by dividing (1) the average of the closing prices of the Nasdaq Bank Index (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Simmons) for the 20 consecutive full trading days ending on and including the Determination Date by (2) $4,489.83, is greater than 0.20 (or 20%),

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then the Stock Consideration shall be decreased by the number of whole shares of Simmons Common Stock so that, as a result of such adjustment, the sum of (i) the product obtained by multiplying the Stock Consideration by the Average Closing Price and (ii) the Aggregate Cash Consideration shall be no more than the Maximum Merger Consideration. “Maximum Merger Consideration” shall be the sum of (i) the product of (x) $37.28 and (y) the Stock Consideration and (ii) the Aggregate Cash Consideration.

(b)               In lieu of the adjustment described in paragraph (a) of this section, Simmons may make such other adjustments to the Aggregate Cash Consideration and the Stock Consideration as it deems appropriate, so long as, following such adjustments, the sum of (i) the product obtained by multiplying the Stock Consideration by the Average Closing Price and (ii) the Aggregate Cash Consideration shall be no more than the Maximum Merger Consideration.

ARTICLE 3
EXCHANGE OF SHARES

3.1	Exchange Procedures.

(a)                Deposit of Exchange Fund. At or promptly following the Effective Time, Simmons shall deposit, or shall cause to be deposited, with Computershare, Simmons’s transfer agent, or another exchange agent reasonably acceptable to Simmons (the “Exchange Agent”), for the benefit of the holders of record of shares of Triumph Common Stock (excluding the Canceled Shares) issued and outstanding immediately prior to the Effective Time (collectively, the “Holders”), for exchange in accordance with this ARTICLE 3, (i) certificates or, at Simmons’s option, evidence of Simmons Common Stock in book-entry form issuable pursuant to Section 2.1(c) (collectively referred to as “Simmons Certificates”) for shares of Simmons Common Stock equal to the Stock Consideration and (ii) immediately available funds for (A) the Cash Consideration, (B) any Fractional Share Payments to the extent then determinable and (C), after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.1(d) (collectively, the “Exchange Fund”). Simmons shall instruct the Exchange Agent to timely pay the Exchange Fund in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Simmons or the Surviving Corporation. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Simmons and the Surviving Corporation and shall be paid to Simmons or the Surviving Corporation, as Simmons directs. No investment of the Exchange Fund shall relieve Simmons, the Surviving Corporation or the Exchange Agent from making the payments required by this Agreement and following any losses from any such investment, Simmons shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Simmons’s obligations hereunder for the benefit of the Holders, which additional funds will be deemed to be part of the Exchange Fund.

(b)               Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder of an Old Certificate (including, for the avoidance of doubt, any Book-Entry Share, if required by the Exchange Agent or at the request of Simmons) a notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Old Certificates (including, for the avoidance of doubt, Book-Entry Shares, if applicable), shall pass, only upon proper delivery of the Old Certificates (including, for the avoidance of doubt, Book-Entry Shares, if applicable), and instructions for surrendering the Old Certificates (including, for the avoidance of doubt, Book-Entry Shares, if applicable), to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares). Upon proper surrender of an Old Certificate (including, for the avoidance of doubt, Book-Entry Shares, if applicable), for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Old Certificate shall be entitled to receive in exchange therefor the Merger Consideration and such Old Certificate so surrendered shall

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forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration payable upon the surrender of the Old Certificates. The Per Share Stock Consideration delivered to each Holder shall be in non-certificated book-entry form.

(c)                Share Transfer Books. At the Effective Time, the share transfer books of Triumph shall be closed, and thereafter there shall be no further registration of transfers of shares of Triumph Common Stock. From and after the Effective Time, Holders who held shares of Triumph Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Old Certificate (including, for the avoidance of doubt, each Book-Entry Share) theretofore representing shares of Triumph Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in this Agreement in exchange therefor. On or after the Effective Time, any Old Certificates presented to the Exchange Agent, Simmons or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration.

(d)               Dividends with Respect to Simmons Common Stock. No dividends or other distributions declared with respect to Simmons Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Old Certificate with respect to the whole shares of Simmons Common Stock issuable with respect to such Old Certificate in accordance with this Agreement until the surrender of such Old Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Old Certificate (or affidavit of loss and other documentation required by the Exchange Agent, Simmons, or the Surviving Corporation hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of Simmons Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Simmons Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Simmons Common Stock.

(e)                Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to Simmons; and any former Holders who have not theretofore received any Merger Consideration to which they are entitled under this Agreement shall thereafter look only to Simmons and the Surviving Corporation for payment of their claims with respect thereto.

(f)                No Liability. If any Old Certificates shall not have been surrendered (or canceled) prior to three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of Simmons, free and clear of all claims or interest of any Person previously entitled thereto or their successors, assigns, or personal representatives. None of Simmons, Triumph, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any amount that would have otherwise been payable in respect of any Old Certificate from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)                Withholding Rights. Each and any of Simmons, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, Triumph Stock Option Payouts, or any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement, such amounts or property (or portions thereof) as Simmons, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of

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applicable Tax Law. Any amounts so deducted or withheld and remitted to the appropriate Regulatory Authority by Simmons, the Surviving Corporation, or the Exchange Agent, as applicable, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Simmons, the Surviving Corporation, or the Exchange Agent, as applicable.

(h)               Lost Old Certificates. If any Old Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Old Certificate, as applicable, to be lost, stolen or destroyed and, if required by the Exchange Agent, Simmons, or the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent, Simmons, or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration to which the Holder thereof is entitled pursuant to this Agreement.

(i)                 Change in Name on Old Certificate. If any Simmons Certificate is to be issued in a name other than that in which the Old Certificates surrendered (or canceled) in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificates so surrendered (or canceled) shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent, Simmons or the Surviving Corporation in advance any transfer or other similar Taxes required by reason of the issuance of a Simmons Certificate in any name other than that of the registered Holder of the Old Certificates surrendered (or canceled), or required for any other reason, or shall establish to the satisfaction of the Exchange Agent, Simmons and the Surviving Corporation that such Tax has been paid or is not payable.

3.2	Dissenting Shareholders.

(a)                Notwithstanding anything in this Agreement to the contrary, shares of Triumph Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any Holder who is entitled to demand and properly demands appraisal of such shares of Triumph Common Stock pursuant to, and who complies in all respects with, the provisions of Section 48-23-101 et seq. of the TBCA (“Section 48-23-101 et seq.”) (the “Triumph Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive any of the consideration as specified in this Agreement (the “Triumph Dissenting Shares”), but instead such Holder shall be entitled to payment of the fair value of such Triumph Dissenting Shares in accordance with the provisions of Section 48-23-101 et seq. At the Effective Time, all Triumph Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each Holder of Triumph Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Triumph Dissenting Shares in accordance with the provisions of Section 48-23-101 et seq. Notwithstanding the foregoing, if any such Holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 48-23-101 et seq., or a court of competent jurisdiction shall determine that such Holder is not entitled to the relief provided by Section 48-23-101 et seq., then the right of such Holder to be paid the fair value of such Holder’s Triumph Dissenting Shares under Section 48-23-101 et seq. shall cease and such Triumph Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration.

(b)               Triumph shall give Simmons prompt written notice (but in any event within 48 hours) of any demands for appraisal of any shares of Triumph Common Stock and any withdrawals of such demands, and Simmons shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Triumph shall not, except with the prior written consent of Simmons, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF TRIUMPH

Except as Previously Disclosed, Triumph hereby represents and warrants to Simmons as follows:

4.1	Organization, Standing, and Power.

(a)                Status of Triumph. Triumph is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee, is authorized under the Laws of the State of Tennessee to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Triumph is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Triumph. Triumph is duly registered with the Federal Reserve as a bank holding company under the BHC Act. True, complete and correct copies of the charter and bylaws of Triumph, each as in effect as of the date of this Agreement, have been delivered or made available to Simmons. The charter and bylaws of Triumph comply with applicable Law.

(b)               Status of Triumph Bank. Triumph Bank is a direct, wholly owned Triumph Subsidiary, is duly organized, validly existing and in good standing under the Laws of the State of Tennessee, is authorized under the Laws of the State of Tennessee to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Triumph Bank is authorized by the Tennessee Department of Financial Institutions (“TDFI”) to engage in the business of banking as a state-chartered bank. Triumph Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification, except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Triumph or Triumph Bank. True, complete and correct copies of the charter and bylaws of Triumph Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Simmons. The charter and bylaws of Triumph Bank comply with applicable Law.

4.2	Authority of Triumph; No Breach by Agreement.

(a)                Authority. Triumph has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least a majority of the outstanding shares of Triumph Common Stock entitled to vote on this Agreement and the Merger as contemplated by Section 7.1 (the “Triumph Shareholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Triumph (including approval by and a determination by all of the members of the board of directors of Triumph that this Agreement is advisable and in the best interests of Triumph’s shareholders and directing the submission of this Agreement to a vote at a meeting of shareholders of Triumph), subject to the Triumph Shareholder Approval. This Agreement has been duly executed and delivered by Triumph. Subject to the Triumph Shareholder Approval, and assuming the due authorization, execution and delivery by Simmons, this Agreement represents a legal, valid, and binding obligation of Triumph, enforceable against Triumph in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights

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generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions”)).

(b)               No Conflicts. Subject to the receipt of the Triumph Shareholder Approval, neither the execution and delivery of this Agreement by Triumph nor the consummation by Triumph of the transactions contemplated hereby, nor compliance by Triumph with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Triumph’s charter, bylaws or other governing instruments, or the charter, bylaws, or other governing instruments of Triumph Bank or any other Triumph Subsidiary, or any resolution adopted by the board of directors or the shareholders of any Triumph Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) violate any Law applicable to any Triumph Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, or result in the creation of any Lien upon any of the respective Assets of any Triumph Entity under any of the terms, conditions or provisions of any Contract or Permit of any Triumph Entity or under which any of their respective Assets may be bound, except in the case of clause (y) above where such violations, conflicts or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Triumph.

(c)                Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state Laws, the rules of Nasdaq, the TBCA, the ABCA, the Federal Deposit Insurance Act (the “FDIA”), the BHC Act, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Triumph of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Triumph has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger on a timely basis.

(d)               Triumph Debt. Triumph has no debt that is secured by Triumph Bank capital stock.

4.3	Capitalization of Triumph.

(a)                Ownership. The authorized capital stock of Triumph consists of 7,000,000 shares of Triumph Common Stock, $1.00 par value per share, and 1,000,000 shares of Triumph Preferred Stock, with no par value. As of the close of business on June 3, 2021, (i) 4,474,845 shares of Triumph Common Stock (excluding treasury shares) were issued and outstanding, (ii) 569,732 shares of Triumph Common Stock were held by Triumph in its treasury, (iii) except as otherwise provided in this Section 4.3(a), no shares of Triumph Common Stock were reserved for issuance upon the exercise of outstanding Equity Rights of Triumph, (iv) 262,305 shares of Triumph Common Stock were reserved for issuance upon the exercise of outstanding Triumph Stock Options, and (v) 0 shares of Triumph Preferred Stock were issued and outstanding. As of the Effective Time, no more than (A) 4,737,150 shares of Triumph Common Stock will be issued and outstanding (excluding treasury shares), (B) 569,732 shares of Triumph Common Stock will be held by Triumph in its treasury, (C) 0 shares of Triumph Preferred Stock will be issued and outstanding and (D) except as otherwise provided in this Section 4.3(a), no shares of Triumph Common Stock will be reserved for issuance upon the exercise of outstanding Equity Rights of Triumph; and as of immediately prior to the Effective Time, there will be no more than 241,105 Triumph Stock Options Outstanding. Additionally, as of immediately prior to the Effective Time, there will be, in the aggregate, no more than 4,737,150 shares of Triumph Common Stock that are either issued and outstanding or reserved for issuance upon the exercise of Triumph Stock Options.

(b)               Other Rights or Obligations. All of the issued and outstanding shares of capital stock (and other equity interest, including Triumph Stock Options) of Triumph are duly authorized and validly issued and outstanding, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock (or other equity interest, including Triumph Stock Options) of Triumph has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Triumph.

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(c)                Outstanding Equity Rights. Other than the Triumph Stock Options outstanding as of the date of this Agreement and set forth in Sections 4.3(a)(iii) and 4.3(a)(iv), there are no (i) existing Equity Rights with respect to the securities of Triumph, (ii) Contracts under which Triumph is or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Triumph, (iii) Contracts under which Triumph is or may become obligated to register shares of Triumph’s capital stock or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Triumph is a party or of which Triumph has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Triumph or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Triumph may vote. No Triumph Subsidiary owns any capital stock of Triumph.

4.4	Triumph Bank.

(a)                Capitalization of Triumph Bank. The authorized capital stock of Triumph Bank consists of 5,000,000 shares of Triumph Bank Common Stock. 1,879,000 shares of Triumph Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Triumph Bank Capital Stock are directly and beneficially owned and held by Triumph.

(b)               Other Rights or Obligations. All of the issued and outstanding shares of Triumph Bank Capital Stock (and other equity interests in Triumph Bank) are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Triumph Bank Capital Stock (or other equity interests in Triumph Bank) has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Triumph Bank.

(c)                Subsidiaries of Triumph Bank. Triumph Bank does not have any Subsidiaries nor own any equity interests in any other Person other than the entities set forth in Section 4.4(c) of Triumph’s Disclosure Memorandum.

4.5	Triumph Subsidiaries.

(a)                Ownership. Triumph or Triumph Bank owns all of the issued and outstanding shares of capital stock (and other equity interests) of the Triumph Subsidiaries. Each Triumph Subsidiary is duly organized, validly existing and in good standing under the Laws of the State of its organization, is authorized under applicable Laws to engage in its business as now conducted and otherwise has the corporate (or comparable) power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted. Triumph does not have any direct or indirect Subsidiaries nor own any equity interests in any other Person other than Triumph Bank and the entities set forth in Section 4.5 of Triumph’s Disclosure Memorandum and indirect ownership through Triumph Bank of the entities set forth in Section 4.4(c) of Triumph’s Disclosure Memorandum.

(b)               Other Rights or Obligations. All of the issued and outstanding shares of capital stock (and other equity interests) of each Triumph Subsidiary are duly authorized and validly issued and outstanding, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned by Triumph or Triumph Bank free and clear of any Lien. None of the outstanding shares of capital stock (or other equity interests) of each Triumph Subsidiary has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders or equity interest holder of each Triumph Subsidiary. The charter, bylaws, or other governing documents of each Triumph Subsidiary comply with applicable Law.

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(c)                Outstanding Equity Rights. There are no (i) existing Equity Rights with respect to the securities of any Triumph Subsidiary, (ii) Contracts under which any Triumph Subsidiary are or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of any Triumph Subsidiary, (iii) Contracts under which any Triumph Subsidiary is or may become obligated to register shares of any Triumph Subsidiary’s capital stock or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which any Triumph Subsidiary is a party or of which Triumph has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of any Triumph Subsidiary, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of any Triumph Subsidiary may vote.

4.6	Regulatory Reports.

Since December 31, 2016, each Triumph Entity has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with the TDFI, the Federal Deposit Insurance Corporation (“FDIC”), the Federal Reserve, and any other applicable Regulatory Authority, as the case may be. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed under any applicable Law, including any and all federal and state banking Laws, were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Subject to Section 10.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any form, filing, registration, submission, statement, certification, return, information, data, report or document relating to any examinations, inspections or investigations of any Triumph Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Triumph Entity. Subject to Section 10.15 and except for normal examinations conducted by a Regulatory Authority in the Ordinary Course, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Triumph, investigation into the business or operations of Triumph or the Triumph Subsidiaries since December 31, 2016, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Triumph or the Triumph Subsidiaries.

4.7	Financial Matters.

(a)                Financial Statements. Triumph has made available to Simmons the Triumph Financial Statements. The Triumph Financial Statements with respect to periods ending prior to the date of this Agreement (i) are true, complete and correct in all material respects, and have been prepared from, and are in accordance with, the Books and Records of the Triumph Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and other applicable accounting requirements, in each case, consistently applied, except, in each case, as may be otherwise indicated in the notes thereto and except with respect to the unaudited financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the Triumph Entities as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of the Triumph Entities for the respective periods set forth therein. The consolidated Triumph Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, complete and correct in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and other applicable accounting requirements, in each case, consistently applied except, in each case, as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes and year-end adjustments, and (C) will fairly present in all material respects the consolidated financial condition of Triumph as of the respective dates set forth therein and the results of operations, shareholders’ equity (except with respect to unaudited financial statements), and cash flows (except with respect to unaudited financial statements) of Triumph for the respective

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periods set forth therein, subject in the case of unaudited financial statements to the omission of footnotes and year-end adjustments.

(b)               Call Reports. The financial statements contained in the Call Reports of Triumph Bank for all of the periods ending after December 31, 2016 (i) are true, complete and correct in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except, in each case, as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Triumph Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Triumph Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, complete and correct in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except, in each case, as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (C) will fairly present in all material respects the financial condition of Triumph Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Triumph Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)                Systems and Processes. Each of Triumph and Triumph Bank has in place sufficient systems and processes that are customary for a financial institution of the size of Triumph and Triumph Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Triumph Financial Statements and Triumph Bank’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to Triumph and Triumph Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Triumph Financial Statements and Triumph Bank’s financial statements, including the Call Reports, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority, (iii) ensure access to Triumph and Triumph Bank’s Assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals. Since December 31, 2016, neither Triumph nor Triumph Bank nor, to Triumph’s Knowledge, any Representative of any Triumph Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Triumph Financial Statements, Triumph Bank’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Triumph Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Triumph or any Triumph Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing any Triumph Entity, whether or not employed by any Triumph Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by any Triumph Entity or any of its officers, directors or employees to the board of directors of any Triumph Entity or any committee thereof or to any director or officer of any Triumph Entity. To Triumph’s Knowledge, there has been no instance of fraud by any Triumph Entity, whether or not material, that occurred during any period covered by Triumph Financial Statements.

(d)               Records. The records, systems, controls, data and information of the Triumph Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of a Triumph Entity or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Triumph or Triumph Bank. Triumph and Triumph Bank have disclosed, based on their most recent evaluation prior to the date of this Agreement, to their outside auditors and the audit committee of the Triumph board of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect their ability to record, process,

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summarize or report financial data and have disclosed to their auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in their internal controls.

(e)                Auditor Independence. During the periods covered by the Triumph Financial Statements, Triumph’s outside auditor was independent of Triumph, Triumph Bank and their respective management. As of the date hereof, the outside auditor for Triumph and Triumph Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Triumph or Triumph Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.8	Books and Records.

The Books and Records of Triumph and Triumph Bank have been and are being maintained in the Ordinary Course in accordance and compliance in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Triumph and Triumph Bank.

4.9	Absence of Undisclosed Liabilities.

No Triumph Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2020, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Triumph as of December 31, 2020 included in the Triumph Financial Statements at and for the period ending December 31, 2020.

4.10	Absence of Certain Changes or Events.

(a)                Since December 31, 2020, there has not been a Material Adverse Effect on Triumph.

(b)               Since December 31, 2020, (i) the Triumph Entities have carried on their respective businesses only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any Triumph Entity whether or not covered by insurance and (iii) none of the Triumph Entities have taken any action that would be prohibited by Section 6.2 if taken after the date hereof.

4.11	Tax.

(a)                All Triumph Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Triumph Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course and automatically granted). All material Taxes of the Triumph Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Triumph Entities. No claim has ever been made in writing by an authority in a jurisdiction where any Triumph Entity does not file a Tax Return that such Triumph Entity may be subject to Taxes by that jurisdiction.

(b)               None of the Triumph Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Triumph Entity or the Assets of any Triumph Entity. None of the Triumph Entities has waived any statute of limitations in respect of any Taxes.

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(c)                Each Triumph Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d)               The unpaid Taxes of each Triumph Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Triumph Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Triumph Entities in filing their Tax Returns.

(e)                None of the Triumph Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Triumph Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Triumph Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Triumph) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group the common parent of which is or was Triumph), or as a transferee or successor.

(f)                During the two-year period ending on the date hereof, none of the Triumph Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the Triumph Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(g)                Each Triumph Benefit Plan or other arrangement of a Triumph Entity that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code has a plan document that satisfies the requirements of Section 409A of the Internal Revenue Code and has been operated in compliance with the terms of such plan document and the requirements of Section 409A of the Internal Revenue Code, and the regulations thereunder, in each case such that no Tax is or has been due or payable under Section 409A of the Internal Revenue Code. No Triumph Entity has any obligation to gross-up or otherwise reimburse any person for any Tax incurred by such person pursuant to Section 409A, Section 280G or Section 4999 of the Internal Revenue Code or otherwise. All Triumph Stock Options were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each Triumph Stock Option is exempt from Section 409A of the Internal Revenue Code.

(h)               None of the Triumph Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Triumph Entities have participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(i)                 All Triumph Entities have, to the extent applicable, (i) to the extent deferred, properly complied in all material respects with all applicable Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, eligible, and claimed, or intended to be claimed, properly complied in all material respects with all Laws and duly accounted for any available Tax credits under Sections 7001 through 7004 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, (iii) not deferred any payroll Tax obligations (including those imposed by

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Sections 3101(a) and 3201 of the Internal Revenue Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Internal Revenue Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with any U.S. presidential memorandum or executive order, and (iv) not sought a PPP Loan.

4.12	Assets.

(a)                Each Triumph Entity has good and marketable title to those Assets reflected in the most recent Triumph Financial Statements as being owned by such Triumph Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets (collectively, “Permitted Liens”). Triumph is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent Triumph Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable, and each such lease is valid without Default thereunder by the lessee or, to the Knowledge of Triumph, the lessor. There are no pending or, to the Knowledge of Triumph, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Triumph. The Triumph Entities own or lease all properties as are necessary to their operations as now conducted and no Person has any option or right to acquire or purchase any ownership interest in the owned real property or any portion thereof.

(b)               Section 4.12(b) of Triumph’s Disclosure Memorandum sets forth a complete and correct list of all street addresses and fee owners of all real property owned, leased or licensed by any Triumph Entity or otherwise occupied by a Triumph Entity or used or held for use by any Triumph Entity (collectively, the “Real Property”). Other than as set forth on Section 4.12(b) of Triumph’s Disclosure Memorandum, there are no Persons in possession of any portion of any of the Real Property owned or leased by any Triumph Entity other than such Triumph Entity, and no Person other than a Triumph Entity has the right to use or occupy for any purpose any portion of any of the Real Property owned, leased or licensed by a Triumph Entity. Triumph or a Triumph Subsidiary has good and marketable fee title to all Real Property owned by it free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned Real Property.

(c)                All leases of Real Property under which any Triumph Entity, as lessee, leases Real Property, are valid, binding and enforceable in accordance with their respective terms and Triumph or such Triumph Subsidiary has good and marketable leasehold interests to all Real Property leased by them. There is not under any such lease any material existing Default by any Triumph Entity or, to Triumph’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such lease have been paid.

(d)               The Assets reflected in the most recent Triumph Financial Statements which are owned or leased by the Triumph Entities, and in combination with the Real Property, the Intellectual Property of any Triumph Entity, and contractual benefits and burdens of the Triumph Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Triumph Entities to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

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4.13	Intellectual Property; Privacy.

(a)                Each Triumph Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Triumph Entity as it is currently conducted. Each Triumph Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Triumph Entity in connection with its business operations, and such Triumph Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Triumph Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Triumph threatened, which challenge the rights of any Triumph Entity with respect to Intellectual Property used, sold or licensed by such Triumph Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. The conduct of the business of each Triumph Entity and the use of any Intellectual Property by each Triumph Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. No Person has asserted to Triumph in writing that any Triumph Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Triumph Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the “Triumph Bancshares, Inc.” and “Triumph Bank” trademarks will be transferred to Simmons or Simmons Bank in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Simmons shall have right and title to the “Triumph Bancshares, Inc.” and “Triumph Bank” trademarks and trade names. All of the Triumph Entities’ right to the use of and title to the names “Triumph Bancshares, Inc.” and “Triumph Bank” will be transferred to Simmons in connection with the completion of the transactions contemplated by this Agreement.

(b)               (i) The computer, information technology and data processing systems, facilities and services used by the Triumph Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of the Triumph Entities as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Triumph Entities as currently conducted. To Triumph’s Knowledge, no third party or Representative has gained unauthorized access to any Systems owned or controlled by any Triumph Entity, and each Triumph Entity has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each Triumph Entity has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards applicable to such Triumph Entity and sufficient to reasonably maintain the operation of the respective businesses of the Triumph Entities in all material respects. Each Triumph Entity has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(c)                Each Triumph Entity has (i) complied in all material respects with all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of the personal data or information of customers or other individuals (“Personally Identifiable Information”) and similar Laws governing data privacy, and with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of Personally Identifiable Information and (ii) taken commercially reasonable measures to ensure that all Personally Identifiable Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Triumph’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personally Identifiable Information by any Triumph Entity or any other Person.

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4.14	Environmental Matters.

(a)                Each Triumph Entity, its Participation Facilities, and its Operating Properties are, and have been since December 31, 2016, in compliance, in all material respects, with all Environmental Laws.

(b)               There is no Litigation pending or, to the Knowledge of Triumph, threatened before Regulatory Authority or other forum in which any Triumph Entity or any of its Operating Properties or Participation Facilities (or Triumph in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Triumph Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence. No Triumph Entity is subject to any Order imposing any Liability or obligation with respect to any Environmental Law that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Triumph, nor is any such order threatened.

4.15	Compliance with Laws.

(a)                Each Triumph Entity has, and since December 31, 2016 has had, in effect all Permits necessary for it to lawfully own, lease, or operate its material Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith). There has occurred no material Default under any such Permit and to the Knowledge of Triumph no suspension or cancellation of any such Permit is threatened. None of the Triumph Entities:

(i)	is in Default under any of the provisions of its charter or bylaws (or other governing instruments);
(ii)	is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or
(iii)	subject to Section 10.15, has since December 31, 2016 received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Triumph Entity is not in compliance with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or in troubled condition.

(b)               Each Triumph Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, Consents, Permits, Orders, or conditions imposed in writing by a Regulatory Authority, to which they or their Assets may be subject.

(c)                To the Knowledge of Triumph, each director, officer, shareholder, manager, and employee of the Triumph Entities that has been engaged at any time in the development, use or operation of the Triumph Entities and their respective Assets, and each Independent Contractor, is and has been in compliance with all applicable Laws relating to the development, use or operation of the Triumph Entities and their respective Assets. No proceeding or notice has been filed, given, commenced or, to the Knowledge of Triumph, threatened against any of the Triumph Entities or any of their respective directors, officers, members, Affiliates, managers, employees or Independent Contractors alleging any failure to so comply with all applicable Laws.

(d)               Triumph Bank (i) has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite

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Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the United States Internal Revenue Service (“IRS”), and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable Laws.

(e)                Subject to Section 10.15, Triumph and Triumph Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable Laws).

(f)                Since December 31, 2016, each Triumph Entity has properly administered, in all material respects, all accounts for which it acts as a fiduciary, including accounts for which any Triumph Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. Since December 31, 2014, no Triumph Entity, or, to Triumph’s Knowledge, any director, officer, or employee of any Triumph Entity, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, complete and correct and accurately reflect the assets of such fiduciary account.

4.16	Foreign Corrupt Practices.

(a)                No Triumph Entity, or, to the Knowledge of Triumph, any director, officer, employee, agent or other Person acting on behalf of a Triumph Entity has, directly or indirectly, (i) used any funds of any Triumph Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of any Triumph Entity, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other Assets of any Triumph Entity, (v) made any fraudulent entry on the Books and Records of any Triumph Entity, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for any Triumph Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any Triumph Entity, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, or (vii) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any Triumph Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Triumph, threatened. Each Triumph Entity has been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Triumph Entity has established and maintained a system of internal controls designed to ensure compliance by the Triumph Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

4.17	Community Reinvestment Act Performance.

Triumph Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder and has received a Community Reinvestment Act of 1977 rating of “satisfactory” or better in its most recently completed performance evaluation, and Triumph has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Triumph Bank having its current rating lowered such that it is no longer “satisfactory” or better.

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4.18	Labor Relations.

(a)                No Triumph Entity is the subject of any pending or, to the Knowledge of Triumph, threatened Litigation asserting that it or any other Triumph Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Triumph Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment. No Triumph Entity, predecessor, or Affiliate of a Triumph Entity is or has ever been a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to any Triumph Entity’s relationship or dealings with its employees, any labor organization or any other employee representative, and no Triumph Entity is currently negotiating any collective bargaining agreement. There is no strike, slowdown, lockout or other job action or labor dispute involving any Triumph Entity pending or, to the Knowledge of Triumph, threatened and there have been no such actions or disputes since December 31, 2016. To the Knowledge of Triumph, since December 31, 2016, there has not been any attempt by any Triumph Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Triumph Entity. The employment of each employee of each Triumph Entity is terminable at will by the relevant Triumph Entity without any penalty, liability or severance obligation incurred by any Triumph Entity.

(b)               Section 4.18(b) of Triumph’s Disclosure Memorandum separately sets forth all of Triumph’s employees, including for each such employee: name, job title, hire date, full- or part-time status, status as a regular, temporary or contract employee, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.19(a) of Triumph’s Disclosure Memorandum), bonuses, incentives, or commissions paid the past three years, and visa and permanent resident card or “Green Card” application status. To Triumph’s Knowledge, no employee of any Triumph Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. Each current and former employee of the Triumph Entities who has contributed to the creation or development of any Intellectual Property owned by any Triumph Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Triumph Entities vesting all rights in work product created by the employee during the employee’s employment or affiliation with the Triumph Entities. No Key Employee of any Triumph Entity has provided written notice to a Triumph Entity of his or her intent to terminate his or her employment with the applicable Triumph Entity as of the date hereof, and, as of the date hereof, to Triumph’s Knowledge, no Key Employee intends to terminate his or her employment with Triumph before Closing. The Triumph Entities have properly classified all employees for purposes of eligibility for overtime pursuant to the Fair Labor Standards Act and any other applicable Law.

(c)                Section 4.18(c) of Triumph’s Disclosure Memorandum contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each individual who has provided personal services to any Triumph Entity as an independent contractor, consultant, freelancer or other similar service provider (collectively, “Independent Contractors”) during the prior two years and which have been paid over $30,000 in any 12-month period. A copy of each Contract relating to the services provided by any such Independent Contractor to a Triumph Entity has been made available to Simmons prior to the date hereof. Each Independent Contractor ever retained by the Triumph Entities who has contributed to the creation or development of any Intellectual Property owned by any Triumph Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Triumph Entities and the Triumph Entities are the owner of all rights in and to all Intellectual Property created by each Independent Contractor in performing services for the Triumph Entities vesting all rights in work product created in the Triumph Entities. The Triumph Entities have no obligation or liability with respect to any Taxes (or the withholding thereof) in connection with any Independent Contractor. The Triumph Entities have properly

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classified, pursuant to the Internal Revenue Code, and any other applicable Law, and under Triumph Benefit Plans, all Independent Contractors used by the Triumph Entities, or other individuals who provided services as non-employees to any Triumph Entity, at any point. The engagement of each Independent Contractor of each Triumph Entity is terminable at will by the relevant Triumph Entity without any penalty, liability or severance obligation incurred by any Triumph Entity.

(d)               The Triumph Entities have no “leased employees” within the meaning of Internal Revenue Code Section 414(n).

(e)                The Triumph Entities have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date. Each of the Triumph Entities is and at all times has been in material compliance with all Law governing the employment of labor and the withholding of Taxes, including all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes.

(f)                There have not been any wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any current, former or prospective employee of any Triumph Entity since December 31, 2016, nor, to Triumph’s Knowledge, are there any such claims or charges currently threatened by any current, former or prospective employee of any Triumph Entity. To the Knowledge of Triumph, there are no governmental investigations open with or under consideration by the United States Department of Labor (“DOL”), Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related Laws.

(g)                All of the Triumph Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. The Triumph Entities have completed a Form I-9 (Employment Eligibility Verification) for each employee, and each such Form I-9 has since been updated as required by applicable Law and is correct and complete in all material respects.

(h)               Since December 31, 2016, none of the Triumph Entities has implemented any plant closing or mass layoff, as defined under the WARN Act, without providing notice in accordance with the WARN Act, and no such actions are currently contemplated, planned or announced.

(i)                 The Triumph Entities have (i) implemented, to the extent required, policies and procedures to enable social distancing and remote working environments for employees of the Triumph Entities, (ii) taken commercially reasonable steps to ensure regular disinfection and cleaning of work areas, including offices, restrooms, common areas and all high-touch surfaces in the workplace, and (iii) required all employees who report experiencing symptoms of COVID-19 (including cough, shortness of breath or fever) to either stay home or to go home immediately, as applicable. The Triumph Entities have complied in all material respects with all applicable Laws related to the Pandemic, including “shelter in place,” “essential business” and similar Pandemic Measures and applicable Laws concerning employee leaves of absence. Section 4.18(i) of Triumph’s Disclosure Memorandum lists all of the following for the Triumph Entities since March 1, 2020, or otherwise in response to or in connection with the Pandemic or business circumstances related thereto: (i) employee furloughs; (ii) reductions in employee salary, other compensation, benefits or hours; (iii) employee lay-offs or terminations; or (iv) other material changes in employee policies, practices or terms and conditions.

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(j)                 Since December 31, 2016, to the Knowledge of Triumph, no allegations of sexual or other misconduct, harassment or discrimination have been made against any employee of any Triumph Entity. No Triumph Entity has entered into any settlement agreement related to allegations of sexual or other misconduct, harassment or discrimination by any employee.

4.19	Employee Benefit Plans.

(a)                Triumph has made available to Simmons prior to the execution of this Agreement, true, complete and correct copies of each Employee Benefit Plan (including all amendments thereto), that has been adopted, maintained, sponsored in whole or in part by, or contributed to or required to be contributed to by any Triumph Entity or Triumph ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Triumph or any Triumph ERISA Affiliate has or may have any obligation or Liability (each, a “Triumph Benefit Plan”). For the avoidance of doubt, the term “Triumph Benefit Plans” includes plans, programs, policies, and arrangements sponsored or maintained by a third-party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, Independent Contractors, or other beneficiaries of a Triumph Entity or any of its affiliates are eligible to participate. Section 4.19(a) of Triumph’s Disclosure Memorandum has a complete and accurate list of all Triumph Benefit Plans. No Triumph Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. Triumph has made available to Simmons prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Triumph Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by the IRS, the DOL or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Triumph Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) any correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding a Triumph Benefit Plan, and (vi) all actuarial valuations of Triumph Benefit Plans.

(b)               Each Triumph Benefit Plan is and has been maintained in all material respects in compliance with the terms of such Triumph Benefit Plan, and in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No Triumph Benefit Plan is required to be amended within the 90-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code, and other applicable Law. Each Triumph Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Triumph Benefit Plan and on which such Triumph Benefit Plan is entitled to rely. Nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such Triumph Benefit Plan. Within the past three years, no Triumph Entity has taken any action to take material corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Regulatory Authority with respect to any Triumph Benefit Plan. All assets of each Triumph Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

(c)                There are no pending, or, to the Knowledge of Triumph, threatened claims or disputes under the terms of, or in connection with, the Triumph Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material liability to any Triumph Entity, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any Triumph Benefit Plan.

(d)               No Triumph Entity or any Affiliate of Triumph has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, with respect to any Triumph Benefit Plan and no prohibited transaction has occurred with respect

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to any Triumph Benefit Plan that would be reasonably expected to result in any Liability or excise Tax under ERISA or the Internal Revenue Code. No Triumph Entity, Triumph Entity employee, nor any committee of which any Triumph Entity employee is a member has breached his or her fiduciary duty with respect to a Triumph Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Triumph Benefit Plan. To Triumph’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not a Triumph Entity or any Triumph Entity employee, has breached his or her fiduciary duty with respect to a Triumph Benefit Plan or otherwise has any Liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Triumph Benefit Plan. The treatment of the awards of Triumph Equity Rights as required under Section 2.3 of this Agreement is permitted by applicable Law and the terms of the applicable plan and award agreement.

(e)                Neither Triumph nor any Triumph ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any Liability with respect to, or would reasonably be expected to have any such obligation to contribute to or Liability with respect to: (i) a plan subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Internal Revenue Code; (ii) a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); (iii) a “multiple employer plan” (as defined in 29 C.F.R. § 4001.2) or a plan subject to Section 413(c) of the Internal Revenue Code; (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state law); (v) a self-funded health or welfare benefit plan; or (vi) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code).

(f)                Each Triumph Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010. No Triumph Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Triumph Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. No Tax under Internal Revenue Code Sections 4980, 4980B through 4980I, or 5000 has been incurred with respect to any Triumph Benefit Plan and no circumstance exists which could give rise to such Tax.

(g)                All contributions required to be made to any Triumph Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Triumph Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of Triumph. None of the Triumph Benefit Plans are subject to Title IV of ERISA.

(h)               Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Triumph Entity, or result in any (a) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (b) limitation on the right of any Triumph Entity to amend, merge, terminate or receive a reversion of assets from any Triumph Benefit Plan or related trust, (c) acceleration of the time of payment or vesting of any such payment, right, compensation or benefit, or (d) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Triumph Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Section 4.19(h) of Triumph’s Disclosure Memorandum sets forth accurate and complete data with respect to each individual who has a contractual right to severance pay or benefits (or increase in severance pay or benefits, including the acceleration of any payment or vesting) triggered

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by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Internal Revenue Code.

4.20	Material Contracts.

(a)                None of the Triumph Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or receives benefits under, any Contract (whether written or oral), (i) that is either material to any Triumph Entity or that would be required to be filed as an exhibit to a Form 10-K filed by any Triumph Entity with the SEC if the Triumph Entity were required to file or voluntarily filed such Form 10-K, (ii) that is an employment, severance, termination, consulting, or retirement Contract, (iii) relating to the borrowing of money by any Triumph Entity or the guarantee by any Triumph Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, advances and loans from the Federal Home Loan Bank, and trade payables, in each case in the Ordinary Course) in excess of $10,000, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, (iv) which prohibits or restricts any Triumph Entity (and/or, following consummation of the transactions contemplated by this Agreement, any Simmons Entity) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (v) relating to the purchase or sale of any goods or services by a Triumph Entity (other than Contracts entered into in the Ordinary Course and involving payments under any individual Contract not in excess of $30,000 over its remaining term or involving Loans, borrowings or guarantees originated or purchased by any Triumph Entity in the Ordinary Course), (vi) which obligates any Triumph Entity to conduct business with any third party on an exclusive or preferential basis, or requires referrals of business or any Triumph Entity to make available investment opportunities to any Person on a priority or exclusive basis, (vii) which limits the payment of dividends by any Triumph Entity, (viii) pursuant to which any Triumph Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (ix) pursuant to which any Triumph Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (x) which relates to Intellectual Property of Triumph, (xi) between any Triumph Entity, on the one hand, and (A) any officer or director of any Triumph Entity, or (B) to the Knowledge of Triumph, any (1) record or beneficial owner of five percent or more of the voting securities of Triumph, (2) Affiliate or family member of any such officer, director or record or beneficial owner or (3) any other Affiliate of Triumph, on the other hand, except those of a type available to employees of Triumph generally, (xii) that provides for payments to be made by any Triumph Entity upon a change in control thereof, (xiii) that may not be canceled by Simmons, Triumph or any of their respective Subsidiaries (A) at their convenience (subject to no more than 90 days’ prior written notice), or (B) without payment of a penalty or termination fee equal to or greater than $25,000 (assuming such Contract was terminated on the Closing Date), (xiv) containing any standstill or similar agreement pursuant to which Triumph has agreed not to acquire Assets or equity interests of another Person, (xv) that provides for indemnification by any Triumph Entity of any Person, except for non-material Contracts entered into in the Ordinary Course, (xvi) with or to a labor union or guild (including any collective bargaining agreement), (xvii) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of any Triumph Entity, taken as a whole, (xviii) that would be terminable other than by a Triumph Entity or under which a material payment obligation would arise or be accelerated, in each case as a result of the Merger or the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), (xix) any other Contract or amendment thereto that is material to any Triumph Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course, (xx) any Triumph Benefit Plans, pursuant to which any of the benefits thereunder will be increased, or the vesting of the benefits will be accelerated, by the occurrence of the execution or delivery of this

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Agreement, the obtainment of the Triumph Shareholder Approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of benefits under which will be calculated on the basis of any of the transactions contemplated by this Agreement, (xxi) that is a settlement, consent or similar Contract and contains any material continuing obligations of any Triumph Entity, or (xxii) that is a consulting Contract or data processing, software programming or licensing Contract involving the payment of more than $20,000 per annum (other than any such contracts which are terminable by any Triumph Entity on 30 days or less notice without any required payment or other conditions, other than the condition of notice). Each Contract of the type described in this Section 4.20(a), whether or not set forth in Triumph’s Disclosure Memorandum together with all Contracts referred to in Sections 4.13 and 4.19(a), are referred to herein as the “Triumph Contracts.”

(b)               With respect to each Triumph Contract: (i) the Triumph Contract is legal, valid and binding on a Triumph Entity and is in full force and effect and is enforceable in accordance with its terms; (ii) no Triumph Entity is in Default thereunder; (iii) no Triumph Entity has repudiated or waived any material provision of any such Triumph Contract; (iv) no other party to any such Triumph Contract is, to the Knowledge of Triumph, in Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of Triumph, threatened cancellations of any Triumph Contract.

(c)                Triumph has made available true, complete and correct copies of each Triumph Contract in effect as of the date hereof. All of the indebtedness of any Triumph Entity for money borrowed is prepayable at any time by such Triumph Entity without penalty or premium.

4.21	Agreements with Regulatory Authorities.

Subject to Section 10.15, no Triumph Entity is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any Contract with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business, or Triumph Bank’s acceptance of brokered deposits (each, whether or not set forth in Triumph’s Disclosure Memorandum, a “Triumph Regulatory Agreement”), nor has any Triumph Entity been advised in writing or, to Triumph’s Knowledge, orally, since December 31, 2016, by any Regulatory Authority that Triumph Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Triumph Regulatory Agreement.

4.22	Investment Securities.

(a)                Each Triumph Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course and in accordance with prudent banking practices to secure obligations of a Triumph Entity. Such securities are valued on the books of Triumph in accordance with GAAP in all material respects.

(b)               Each Triumph Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Triumph believes are prudent and reasonable in the context of their respective businesses, and each Triumph Entity has, since December 31, 2016, been in compliance with such policies, practices and procedures in all material respects.

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4.23	Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any Triumph Entity or for the account of a customer of any Triumph Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and in all material respects with all applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Triumph Entity party thereto and, to the Knowledge of Triumph, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms. The Triumph Entities and, to the Knowledge of Triumph, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of Triumph, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Triumph Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Triumph Entities in accordance with GAAP.

4.24	Legal Proceedings.

(a)                There is no Litigation instituted or pending, or, to the Knowledge of Triumph, threatened, against any Triumph Entity or against any current or former director, officer or employee of a Triumph Entity in their capacities as such or against any Employee Benefit Plan of any Triumph Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Triumph Entity or the Assets of any Triumph Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any Triumph Entity.

(b)               There is no Litigation as of the date of this Agreement to which any Triumph Entity is a party. There is no Order imposed upon any Triumph Entity (or that, upon consummation of the Merger, would apply to any Triumph Entity).

4.25	Statements True and Correct.

(a)                None of the information supplied or to be supplied by any Triumph Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Simmons with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement/Prospectus relating to the Triumph Entities and other portions within the reasonable control of the Triumph Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy Statement/Prospectus is filed with the SEC and first mailed.

(b)               None of the information supplied or to be supplied by any Triumph Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement/Prospectus, and any other documents to be filed by a Triumph Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Triumph, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of Triumph’s Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Triumph’s Shareholders’ Meeting.

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4.26	State Takeover Statutes and Takeover Provisions.

Triumph has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Statutes”). No Triumph Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Simmons entitled to vote in the election of Simmons’s directors.

4.27	Opinion of Financial Advisor.

Triumph has received the opinion of Southard Financial, LLC, which, has been initially rendered verbally and will be confirmed by a written opinion, dated the date of this Agreement (and received by Triumph prior to June 30, 2021), to the effect that, as of the date of this Agreement, and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of review undertaken by Southard Financial, LLC, as set forth therein, the consideration to be paid to the Holders of Triumph Common Stock in the Merger is fair, from a financial point of view, to such Holders. Such opinion has not been amended or rescinded.

4.28	Tax and Regulatory Matters.

No Triumph Entity or, to the Knowledge of Triumph, any Affiliate thereof has taken or agreed to take any action, and Triumph does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.29	Loan Matters.

(a)                No Triumph Entity is a party to any written or oral Loan in which any Triumph Entity is a creditor which as of March 31, 2021, had an outstanding balance of $25,000 or more and under the terms of which the obligor was, as of March 31, 2021, over 90 days or more delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, Section 4.29(a) of Triumph’s Disclosure Memorandum sets forth a true, complete and correct list of all of the Loans of the Triumph Entities that, as of March 31, 2021, had an outstanding balance of $25,000 or more and were (i) on a non-accrual status, (ii) classified by the Triumph Entity as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, or (iii) subject to a deferral or payment modification (including the date on which such Loans are to return to the contractual payment schedule in place prior to the deferral or payment modification), in any case (i), (ii) or (iii), together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of March 31, 2021.

(b)               Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Triumph Entity and are complete and correct in all material respects.

(c)                Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being

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maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the Triumph Entity’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d)               None of the Contracts pursuant to which any Triumph Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Each Loan included in a pool of Loans originated, securitized or acquired by any Triumph Entity (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to Triumph and the Triumph Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e)                (i) Section 4.29(e) of Triumph’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by a Triumph Entity to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215) (“Regulation O”)) of any Triumph Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f)                Subject to Section 10.15, no Triumph Entity is now nor has it ever been since December 31, 2016, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

4.30	Deposits.

All of the deposits held by Triumph Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance with (a) all applicable policies, practices and procedures of Triumph Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed persons requirements. All of the deposits held by Triumph Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Triumph, threatened.

4.31	Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the Triumph Financial Statements was, as of the date of each of the Triumph Financial Statements, in compliance with Triumph’s existing methodology for determining the adequacy of the ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and is adequate.

4.32	Insurance.

Triumph Entities are insured with reputable insurers against such risks and in such amounts as the management of Triumph reasonably has determined to be prudent and consistent with industry practice. Section 4.32 of Triumph’s Disclosure Memorandum contains a true, complete and correct list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies in force on the date hereof with respect to the business and Assets of the Triumph Entities, correct and complete copies of

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which policies have been provided to Simmons prior to the date hereof. The Triumph Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Triumph Entities, Triumph or Triumph Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. To Triumph’s Knowledge, no Triumph Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Triumph’s Knowledge, is the termination of any such policies threatened.

4.33	OFAC; Sanctions.

No Triumph Entity nor any director or officer or, to the Knowledge of Triumph, any Representative or other Person acting on behalf of any Triumph Entity has (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals of the U.S. Department of the Treasury’s Office of Foreign Assets Control, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) is located, organized or resident in any Sanctioned Country.

4.34	Brokers and Finders.

Except for Southard Financial, LLC, neither Triumph nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.35	Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions, including extensions of credit, between any Triumph Entity, on the one hand, and (a) any officer, director or record or beneficial owner of five percent or more of the voting securities of any Triumph Entity, (b) to Triumph’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of Triumph or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Triumph, on the other hand, except those, in each case, of a type available to employees of Triumph generally and, in the case of Triumph Bank, that are in compliance with Regulation O and Regulation W.

4.36	No Investment Adviser Subsidiary.

No Triumph Entity provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

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4.37	No Broker-Dealer Subsidiary.

No Triumph Entity is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.38	No Insurance Subsidiary.

No Triumph Entity conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SIMMONS

Except as Previously Disclosed, Simmons hereby represents and warrants to Triumph as follows:

5.1	The Standard.

No representation or warranty of Simmons contained in ARTICLE 5 shall be deemed untrue or incorrect, and Simmons shall not be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the condition set forth in Section 8.3(a), as a consequence or result of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in ARTICLE 5 has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons.

5.2	Organization, Standing, and Power.

(a)                Status of Simmons. Simmons is a corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas, is authorized under the Laws of the State of Arkansas to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its material Assets and to conduct its business in the manner in which its business is now being conducted. Simmons is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons. Simmons is a bank holding company duly registered with the Federal Reserve under the BHC Act and has elected to be, and qualifies as, a financial holding company under the BHC Act.

(b)               Status of Simmons Bank. Simmons Bank is a direct, wholly owned Subsidiary of Simmons, is duly organized, validly existing and in good standing under the Laws of the State of Arkansas, is authorized under the Laws of the State of Arkansas to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its material Assets and to conduct its business in the manner in which its business is now being conducted. Simmons Bank is authorized by the Arkansas State Bank Department (“SBD”) to engage in the business of banking as a commercial bank. Simmons Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification, except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons Bank.

5.3	Authority; No Breach by Agreement.

(a)                Authority. Simmons has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The

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execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Simmons (including, approval by, and a determination by the board of directors of Simmons that this Agreement is advisable and in the best interests of Simmons’s shareholders). This Agreement has been duly executed and delivered by Simmons. Subject to the Triumph Shareholder Approval, and assuming the due authorization, execution and delivery by Triumph, this Agreement represents a legal, valid, and binding obligation of Simmons, enforceable against Simmons in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)               No Conflicts. Neither the execution and delivery of this Agreement by Simmons, nor the consummation by Simmons of the transactions contemplated hereby, nor compliance by Simmons with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Simmons’s articles of incorporation, bylaws or other governing instruments, or any resolution adopted by the board of directors or the shareholders of any Simmons Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) violate any Law applicable to any Simmons Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, or result in the creation of any Lien upon any of the respective Assets of any Simmons Entity under any of the terms, conditions or provisions of any Contract or Permit of any Simmons Entity or under which any of their respective Assets may be bound, except in the case of clause (y) above where such violations, conflicts or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons.

(c)                Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the TBCA, the ABCA, the FDIA, the Laws of the States of Arkansas and Tennessee, the BHC Act, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Simmons of the Merger and the other transactions contemplated by this Agreement.

5.4	Capitalization of Simmons.

(a)                Ownership. The authorized capital stock of Simmons consists of (i) 175,000,000 shares of Simmons Common Stock, of which 108,360,636 shares are issued and outstanding as of June 2, 2021, and (ii) 40,040,000 shares of preferred stock, par value $0.01 per share of Simmons, of which 767 shares are issued and outstanding as of June 2, 2021. As of June 2, 2021, no more than 7,000,000 shares of Simmons Common Stock are subject to Simmons Stock Options or other Equity Rights in respect of Simmons Common Stock, and no more than 7,000,000 shares of Simmons Common Stock were reserved for future grants under the Simmons Stock Plans. Upon any issuance of any shares of Simmons Common Stock in accordance with the terms of the Simmons Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b)               Other Rights or Obligations. All of the issued and outstanding shares of capital stock (and other equity interest) of Simmons are, and all shares of Simmons Common Stock to be issued in exchange for shares of Triumph Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly authorized and validly issued and outstanding, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock (or other equity interest) of Simmons has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Simmons.

(c)                Outstanding Equity Rights. Other than the Simmons Stock Options and the Simmons Restricted Stock Awards, in each case, outstanding as of the date of this Agreement, there are no existing Equity Rights with respect to the securities of Simmons or Simmons Bank as of the date of this Agreement.

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5.5	Simmons Subsidiaries.

Simmons or a Simmons Subsidiary owns all of the issued and outstanding shares of capital stock (and other equity interests) of the Simmons Subsidiaries. The deposits in Simmons Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Simmons, threatened.

5.6	Regulatory Reports.

(a)                Simmons’s Reports. Simmons has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Authority, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority, since December 31, 2016.

(b)               Simmons’s SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any Simmons Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2016 (the “Simmons SEC Reports”) is publicly available. No such Simmons SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Simmons SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Simmons has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Simmons SEC Reports.

(c)                Simmons Bank’s Reports. Each of Simmons and Simmons Bank has duly filed with SBD, the Federal Reserve, and any other applicable Regulatory Authority, as the case may be, all reports, forms, returns, filings, information, data, registrations, submissions, statements, certifications, and documents required to be filed or furnished by each under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Subject to Section 10.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any Simmons Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Simmons Entity.

5.7	Financial Matters.

(a)                Financial Statements. The Simmons Financial Statements included or incorporated by reference in the Simmons SEC Reports (i) have been prepared from, and are in accordance with, the Books and Records of the Simmons Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the Simmons Entities as of the respective dates set forth therein and the

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consolidated results of operations, shareholders’ equity and cash flows of the Simmons Entities for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments. The consolidated Simmons Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will have been prepared in accordance with GAAP, regulatory accounting principles and applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (B) will fairly present in all material respects the consolidated financial condition of Simmons as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Simmons for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)               Call Reports. The financial statements contained in the Call Reports of Simmons Bank for the periods ending December 31, 2016 (i) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (ii) fairly present in all material respects the financial condition of Simmons Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Simmons Bank to be prepared after the date of this Agreement and prior to the Closing (A) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (B) will fairly present in all material respects the financial condition of Simmons Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Simmons Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)                Systems and Processes. Each of Simmons and Simmons Bank has in place sufficient systems and processes that are customary for a financial institution of the size of Simmons and Simmons Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Simmons Financial Statements and Simmons Bank’s financial statements, including the Call Report and (ii) in a timely manner accumulate and communicate to Simmons’s and Simmons Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Simmons Financial Statements and Simmons Bank’s financial statements, including the Call Report, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority. Neither Simmons nor Simmons Bank nor, to Simmons’s Knowledge, any Representative of any Simmons Entity has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Simmons Financial Statements, the Simmons Bank’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Simmons Entity or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Simmons Entity has engaged in questionable accounting or auditing practices. No attorney representing any Simmons Entity, whether or not employed by any Simmons Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Simmons or any of its officers, directors or employees to the board of directors of Simmons or Simmons Bank or any committee thereof or to any director or officer of Simmons or Simmons Bank. To Simmons’s Knowledge, there has been no instance of fraud by any Simmons Entity, whether or not material, that occurred during any period covered by the Simmons Financial Statements.

5.8	Absence of Undisclosed Liabilities.

No Simmons Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2020, (b) incurred in connection with this Agreement and the transactions contemplated

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hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Simmons as of December 31, 2020 included in the Simmons Financial Statements at and for the period ending December 31, 2020.

5.9	Absence of Certain Changes or Events.

Since December 31, 2020, there has not been a Material Adverse Effect on Simmons.

5.10	Tax.

(a)                All Simmons Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Simmons Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course and automatically granted). All material Taxes of the Simmons Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Simmons Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any Simmons Entity does not file a Tax Return that such Simmons Entity may be subject to Taxes by that jurisdiction.

(b)               None of the Simmons Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Simmons Entity or the Assets of any Simmons Entity. None of the Simmons Entities has waived any statute of limitations in respect of any Taxes.

(c)                Each Simmons Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

5.11	Compliance with Laws.

(a)                Each Simmons Entity has, and since December 31, 2016, has had, in effect all Permits necessary for it to lawfully own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons. There has occurred no material Default under any such Permit and to the Knowledge of Simmons no suspension or cancellation of any such Permit is threatened. None of the Simmons Entities:

(i)	is in material Default under any of the provisions of its articles of incorporation or association or bylaws (or other governing instruments);
(ii)	is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or
(iii)	subject to Section 10.15, has since December 31, 2016 received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Simmons Entity is not in compliance in any material respect with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or troubled condition.

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(b)               Each of Simmons and Simmons Bank is in compliance in all material respects with all applicable Laws, regulatory capital requirements, Orders, or conditions imposed in writing by a Regulatory Authority, to which they or their Assets may be subject.

5.12	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Simmons, threatened against any Simmons Entity, or against any current or former director, officer or employee of a Simmons Entity in their capacities as such or Employee Benefit Plan of any Simmons Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Simmons Entity or the Assets of any Simmons Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any Simmons Entity.

5.13	Statements True and Correct.

(a)                None of the information supplied or to be supplied by any Simmons Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Simmons with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy/Prospectus relating to Simmons Entities and other portions within the reasonable control of Simmons Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy Statement/Prospectus is filed with the SEC and first mailed.

(b)               None of the information supplied or to be supplied by any Simmons Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement/Prospectus to be mailed to Triumph’s shareholders in connection with Triumph’s Shareholders’ Meeting, and any other documents to be filed by any Simmons Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Triumph, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of Triumph’s Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact, in light of the circumstances under which they were made, necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Triumph’s Shareholders’ Meeting.

5.14	Tax and Regulatory Matters.

No Simmons Entity or, to the Knowledge of Simmons, any Affiliate thereof has taken or agreed to take any action, and Simmons does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.15	Brokers and Finders.

Except for Stephens Inc., neither Simmons nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

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ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1	Affirmative Covenants of Triumph.

(a)                From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Simmons shall have been obtained (such consent shall not be unreasonably withheld, delayed, or conditioned), and except as required by Law, as otherwise expressly contemplated herein or as set forth in Section 6.1 of Triumph’s Disclosure Memorandum, Triumph shall, and shall cause each of the Triumph Subsidiaries to, (i) operate its business only in the Ordinary Course, and (ii) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage) and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and Key Employees. Notwithstanding anything to the contrary set forth in this Section 6.1 or Section 6.2, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Triumph will use its reasonable best efforts to provide Simmons with prior written notice of any actions Triumph or any Triumph Subsidiary takes with respect to the Pandemic, including Pandemic Measures, that differ from or are inconsistent with actions taken by Triumph with respect to the Pandemic prior to the date of this Agreement.

(b)               Beginning on the date that is two weeks after the date hereof, and every two weeks thereafter, Triumph shall provide, and shall cause Triumph Bank also to provide, to Simmons a report describing all of the following which has occurred in the prior two weeks:

(i)	new, renewed, extended, modified, amended or terminated Contracts that provide for aggregate annual payments of $10,000 or more; and
(ii)	new Loans or commitments (including a letter of credit) for Loans in excess of $100,000, any renewals or extensions of existing Loans or commitments for any Loans in excess of $100,000, or any material amendments or modifications to Loans in excess of $100,000.

(c)                Beginning with the month of June 2021, Triumph shall provide, and shall cause Triumph Bank also to provide, to Simmons a monthly report and attestation, in a form acceptable to Simmons, concerning Triumph’s and Triumph Bank’s asset quality. Such report and attestation shall reflect information as of the end of the relevant month and shall be provided to Simmons no later than the tenth day after such month end (for example, the June 2021 report and attestation shall reflect information as of June 30, 2021, and shall be provided to Simmons no later than July 10, 2021).

6.2	Negative Covenants of Triumph.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Simmons shall have been obtained (such consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise expressly contemplated herein or as set forth in Section 6.2 of Triumph’s Disclosure Memorandum, Triumph covenants and agrees that it will not do or agree or commit to do, or cause or permit any Triumph Subsidiary to do or agree or commit to do, any of the following:

(a)                amend the charter, bylaws or other governing instruments of any Triumph Entity;

(b)               incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of Triumph to

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Triumph Bank or of Triumph Bank to Triumph, or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank, or sales of certificates of deposits, in each case incurred in the Ordinary Course);

(c)                (i) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Triumph Entity, or (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Triumph’s capital stock or other equity interests;

(d)               issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Triumph Common Stock or any other capital stock of any Triumph Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right (other than issuances of Triumph Common Stock in connection with the exercise of Triumph Stock Options that were outstanding as of the close of business on June 3, 2021; provided that such issuances of Triumph Common Stock occur prior to the Determination Date);

(e)                directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Triumph Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Triumph Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Triumph Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to one of the Triumph Entities) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(f)                (i) purchase any securities or make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than Triumph Bank, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation or dissolution (other than consolidations, mergers or reorganizations solely among wholly owned Triumph Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g)                (i) grant any increase in compensation or benefits to the employees or officers of any Triumph Entity, except as required by Law, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a Triumph Benefit Plan in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the Triumph Benefit Plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Triumph Entity, (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any Triumph Entity, (v) waive any stock repurchase rights, or grant, accelerate, amend (except to the extent necessary to comply with Section 2.3(c)) or change the period of exercisability of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $75,000, other than for cause, (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) whose annual base compensation is greater than $100,000, or (ix) implement or announce any employee layoff that would reasonably be expected to implicate the WARN Act;

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(h)               enter into, amend or renew any employment or Independent Contractor Contract between any Triumph Entity and any Person requiring payments thereunder in excess of $25,000 in any 12-month period that the Triumph Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)                 except with respect to a Triumph Benefit Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any plan, policy, program or arrangement that would be considered a Triumph Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing Triumph Benefit Plan, terminate or withdraw from, or amend, any Triumph Benefit Plan, (ii) make any distributions from such Triumph Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any Triumph Benefit Plan;

(j)                 except in each case as may be required to conform to changes in Tax Laws, regulatory accounting requirements or GAAP, as applicable, make any change in any accounting principles, practices or methods or systems of internal accounting controls; or make or change any material Tax election, Tax accounting method, taxable year or period; file any amended material Tax Return, stop maintaining withholding certificates in respect of any person required to be maintained under the Internal Revenue Code or the Treasury Regulations, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes; settle or compromise any Tax liability of any Triumph Entity; enter into any closing agreement with respect to any Tax; surrender any right to claim a Tax refund; secure a PPP Loan; or claim any other Tax relief or Tax benefit under a COVID-19 Relief Law;

(k)               commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Triumph Entity for money damages in excess of $20,000 in the aggregate or that would impose any restriction on the operations, business or Assets of any Triumph Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby;

(l)                 (i) enter into, renew, extend, modify, amend or terminate any (A) Contract (1) with a term longer than one year or (2) that calls for aggregate payments of $25,000 or more, (B) Triumph Contract or any Contract which would be a Triumph Contract if it were in existence on the date hereof, (C) Contract referred to in Section 4.34 (or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement), or (D) Contract, plan, arrangement or other transaction of the type described in Section 4.35 or (ii) waive, release, compromise or assign any material rights or claims under any Contract described in the foregoing clause (i);

(m)             (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by rules or policies imposed by a Regulatory Authority;

(n)               make, or commit to make, any capital expenditures in excess of $20,000 individually or $50,000 in the aggregate;

(o)               except as required by applicable Regulatory Authorities, make any material changes in its policies and practices with respect to insurance policies including materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

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(p)               materially change or restructure its investment securities portfolios, its investment securities practice or policies, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(q)               alter materially its interest rate or fee pricing policies with respect to depository accounts of any Triumph Subsidiary or waive any material fees with respect thereto;

(r)                 take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(s)                make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Triumph Bank), except (i) Loans or commitments for Loans with a principal balance less than $1,000,000 in full compliance with Triumph Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related Loan policies (provided that this exception shall not permit any Triumph Entity to acquire such Loans), (ii) Loans or commitments for Loans with a principal balance equal to or less than $250,000 in full compliance with Triumph Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such underwriting policy and related Loan policies that is reasonable in light of the underwriting of the borrower for such Loan or commitment (provided that this exception shall not permit any Triumph Entity to acquire such Loans), and (iii) amendments or modifications of any existing Loan that is not a Criticized Loan in full compliance with Triumph Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related loan policies;

(t)                 other than in the Ordinary Course, repurchase, or provide indemnification relating to, Loans in the aggregate in excess of $100,000;

(u)               cancel, compromise, waive, or release any material indebtedness owed to any Person or any rights or claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement;

(v)               permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(w)              enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(x)               foreclose upon or take a deed or title to any commercial real estate (excluding real estate used solely for agricultural production) without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material;

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(y)               notwithstanding any other provision hereof, take any action that is intended or which could reasonably be expected to (i) impede, adversely affect or delay consummation of the transactions contemplated by this Agreement or the receipt of any approvals of any Regulatory Authority or third party referenced in Section 7.4(a), (ii) result in any of the conditions set forth in ARTICLE 8 not being satisfied, or (iii) impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or

(z)                agree to take, make any commitment to take, or adopt any resolutions of Triumph’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3	Covenants of Simmons.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Triumph shall have been obtained (which consent shall not be unreasonably withheld, delayed, or conditioned), and except as expressly contemplated herein or as set forth in Section 6.3 of Simmons’s Disclosure Memorandum, Simmons covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)                amend the articles of incorporation, bylaws or other governing instruments of Simmons or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) of Simmons in a manner that would adversely affect Triumph or the holders of Triumph Common Stock adversely relative to other holders of Simmons Common Stock;

(b)               take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c)                take any action that is intended or which could reasonably be expected to (i) impede, adversely affect or delay consummation of the transactions contemplated by this Agreement or the receipt of any approvals of any Regulatory Authority or third party referenced in Section 7.4(a), (ii) result in any of the conditions set forth in ARTICLE 8 not being satisfied, or (iii) impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(d)               agree to take, make any commitment to take, or adopt any resolutions of Simmons’s board of directors in support of, any of the actions prohibited by this Section 6.3.

6.4	Reports.

Each Party and its Subsidiaries shall file all reports, including Call Reports, required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC and with respect to the financial statements in the Call Reports, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles (with respect to the financial statements contained in the Call Reports) consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes. Notwithstanding the above, neither Party shall be obligated to disclose to the other Party any reports to the extent such reports contain confidential supervisory information or other information the disclosure of which would be prohibited by applicable Law.

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ARTICLE 7
ADDITIONAL AGREEMENTS

7.1	Registration Statement; Proxy Statement/Prospectus; Shareholder Approvals.

(a)                Simmons and Triumph shall promptly prepare and file with the SEC, a proxy statement/prospectus in definitive form (including any amendments thereto, the “Proxy Statement/Prospectus”) and Simmons shall prepare and file with the SEC the Registration Statement (including the Proxy Statement/Prospectus constituting a part thereof and all related documents) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. Simmons and Triumph agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of Simmons and Triumph agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and Triumph shall thereafter mail or deliver the Proxy Statement/Prospectus to its shareholders promptly following the date of effectiveness of the Registration Statement. Simmons also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Triumph shall furnish all information concerning Triumph and the holders of Triumph Common Stock as may be reasonably requested in connection with any such action.

(b)               Triumph shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (“Triumph’s Shareholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Triumph Shareholder Approval and, if so desired and mutually agreed, such other matters of the type customarily brought before an annual or special meeting of shareholders. Triumph agrees that its obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, proposal, disclosure, or communication to Triumph of any Acquisition Proposal.

(c)                Triumph shall (i) through its board of directors unanimously recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby (the “Triumph Recommendation”), (ii) include such Triumph Recommendation in the Proxy Statement/Prospectus and (iii) use its reasonable best efforts to obtain the Triumph Shareholder Approval. If requested by Simmons, Triumph shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Simmons in connection with obtaining the Triumph Shareholder Approval. Neither the board of directors of Triumph nor any committee thereof shall (A) withhold, withdraw, qualify or modify in a manner adverse to Simmons the Triumph Recommendation, (B) fail to make the Triumph Recommendation or otherwise submit this Agreement to Triumph’s shareholders without recommendation, (C) adopt, approve, agree to, accept, recommend or endorse an Acquisition Proposal, (D) fail to publicly and without qualification (1) recommend against any Acquisition Proposal or (2) reaffirm the Triumph Recommendation within ten Business Days (or such fewer number of days as remains prior to Triumph’s Shareholders’ Meeting) after an Acquisition Proposal is made public or any request by Simmons to do so, (E) take any action, or make any public statement, filing or release inconsistent with the Triumph Recommendation, or (F) publicly propose to do any of the foregoing (any of the foregoing being a “Change in the Triumph Recommendation”).

(d)               Triumph shall adjourn or postpone Triumph’s Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Triumph Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Triumph shall also adjourn or postpone Triumph’s Shareholders’ Meeting if, as of the time for which Triumph’s Shareholders’ Meeting is scheduled, Triumph has not recorded proxies representing a sufficient number of shares necessary to obtain the Triumph Shareholder Approval. Notwithstanding anything to the contrary herein,

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Triumph’s Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of Triumph at Triumph’s Shareholders’ Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Triumph of such obligation.

7.2	Acquisition Proposals.

(a)                No Triumph Entity shall, and it shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (iii) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal, (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction, or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Triumph shall constitute a breach of this Section 7.2 by Triumph. In addition to the foregoing, Triumph shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)               Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, Triumph shall advise Simmons in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Triumph shall as promptly as practicable provide to Simmons (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Triumph shall provide Simmons as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep Simmons informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.

(c)                Notwithstanding anything herein to the contrary, at any time prior to Triumph’s Shareholders’ Meeting, the board of directors of Triumph may submit this Agreement to Triumph’s shareholders without recommendation (although the resolution approving this Agreement as of the date hereof may not be rescinded or amended), if (i) Triumph has received a Superior Proposal (after giving effect to the terms of any revised offer by Simmons pursuant to this Section 7.2(c)), and (ii) the board of directors of Triumph has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be a violation of the directors’ fiduciary duties under applicable Law to make or continue to make the Triumph Recommendation; provided, that the board of directors of Triumph may not take the actions set forth in this Section 7.2(c) unless:

(i)	Triumph has complied in all material respects with this Section 7.2;
(ii)	Triumph has provided Simmons at least five Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including all necessary information under Section 7.2(b));
(iii)	during such five Business Day period, Triumph has and has caused its financial advisors and outside legal counsel to consider and negotiate with Simmons in
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good faith (to the extent Simmons desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by Simmons; and

(iv)	the board of directors of Triumph has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed to by Simmons, if any, that such Superior Proposal remains a Superior Proposal and that it would nevertheless be a violation of the director’s fiduciary duties under applicable Law to make or continue to make the Triumph Recommendation.

Any material amendment to any Acquisition Proposal, will be deemed to be a new Acquisition Proposal for purposes of this Section 7.2(c) and will require a new determination and notice period as referred to in this Section 7.2(c).

(d)               Triumph and Triumph Subsidiaries shall, and Triumph shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than Simmons, Simmons Bank and their Representatives) that has made or indicated an intention to make an Acquisition Proposal, (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

7.3	Exchange Listing.

Simmons shall use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq, subject to official notice of issuance, the shares of Simmons Common Stock to be issued to the holders of Triumph Common Stock pursuant to this Agreement, and Simmons shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

7.4	Consents of Regulatory Authorities.

(a)                The Parties and their respective Subsidiaries shall cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions, and filings and to obtain all Permits and Consents of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such Permits and Consents. Each of the Parties shall use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby by any Regulatory Authority or under any applicable Law or Order. Notwithstanding the foregoing, in no event shall any Simmons Entities be required, and the Triumph Entities shall not be permitted (without Simmons’s prior written consent in its sole discretion), to take any action, or commit to take any action, or to accept any restriction or condition, involving the Simmons Entities or the Triumph Entities, which is materially burdensome on Simmons’s or Simmons Bank’s business or on the business of Triumph or Triumph Bank, in each case following the Closing, or which would likely reduce the economic benefits of the transactions contemplated by this Agreement to Simmons to such a degree that Simmons would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”).

(b)               Each of the Parties shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with

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respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement; provided, that Triumph shall not have the right to review portions of material filed by Simmons or Simmons Bank with a Regulatory Authority that contain competitively sensitive business or other proprietary information or confidential supervisory information. In exercising the foregoing rights, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of such Requisite Regulatory Approval may be materially delayed. Subject to Section 10.15, except for non-material routine communications between counsel and a Regulatory Authority relating to the regulatory approval process or status, each Party shall consult with the other in advance of any meeting or conference with any Regulatory Authority in connection with the transactions contemplated by this Agreement.

(c)                Each Party agrees, upon request, subject to Section 10.15 and applicable Laws, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, Proxy/Prospectus or any other statement, filing, notice or application made by or on behalf of Simmons, Triumph or any of their respective Subsidiaries to any third party and/or Regulatory Authority in connection with the transactions contemplated by this Agreement.

7.5	Access to Information; Confidentiality and Notification of Certain Matters.

(a)                Triumph shall promptly advise Simmons of any fact, change, event, effect, condition, occurrence, development or circumstance (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Triumph or (ii) which Triumph believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(a) or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.5(a) shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to Simmons.

(b)               Prior to the Effective Time, Triumph shall permit the Representatives of Simmons to make or cause to be made such investigation of the business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information of it and its Subsidiaries and of their respective financial and legal conditions as Simmons reasonably requests and furnish to Simmons promptly all other information concerning its business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information as Simmons may reasonably request, provided that such investigation or requests shall not interfere unnecessarily with normal operations of Triumph. No investigation by Simmons shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of Triumph in this Agreement, or the conditions of such Party’s obligation to consummate the transactions contemplated by this Agreement. Neither Simmons nor Triumph nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Simmons’s or Triumph’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution

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in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement or to the extent that Triumph may impose any reasonable restrictions with respect to in-person access in light of the Pandemic or the Pandemic Measures, including the health and safety of its employees. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Without limiting the foregoing, and for the avoidance of doubt, subject to applicable Law, Triumph shall permit the Representatives of Simmons and Simmons Bank to observe meetings of committees or similar groups established to review and approve potential Loans or similar matters.

(c)                Each Party shall, and shall cause its Subsidiaries and Representatives to, hold and use any information obtained in connection with this Agreement and in pursuit of the transactions contemplated hereby in accordance with the terms of the Confidentiality and Nondisclosure Agreement, dated March 29, 2021, between Simmons and Triumph (the “Confidentiality Agreement”).

(d)               Prior to the Effective Time, Triumph shall promptly notify Simmons of any material change in the normal course of its or its Subsidiaries’ business or in the operation of its or its Subsidiaries’ properties and, to the extent permitted by applicable Law, of any material Litigation (or communications indicating that the same may be contemplated), or the institution or the threat of a material Litigation involving Triumph or any other Triumph Entity.

7.6	Press Releases.

The Parties shall consult with each other before issuing any press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby and shall not issue such press release or other public disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure as may upon the advice of the Party’s outside counsel be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7	Tax Treatment.

(a)                Each of the Parties intends, and undertakes and agrees to use its respective reasonable best efforts to cause, the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income Tax purposes, and none of the Parties shall take any action that would cause the Merger to not so qualify. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinion. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354, 361 and 368 of the Internal Revenue Code.

(b)               Each of the Parties shall use its respective reasonable best efforts to cause their appropriate officers to execute and deliver to Covington certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to Covington, at such time or times as may be reasonably requested by Covington, including as of the effective date of the Proxy Statement/Prospectus and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger.

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(c)                Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each Party shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

(d)               Prior to Closing, Triumph shall (i) deliver to Simmons and mail to the IRS in accordance with Treasury Regulation Section 1.897-2(h) (1) a statement, in form and substance satisfactory to Simmons, certifying that every Triumph Entity is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code, a “United States real property holding company” within the meaning of Section 897(c)(2) of the Internal Revenue Code, which statement shall satisfy the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), together with (2) a notice prepared and executed in accordance with Treasury Regulations Section 1.897-2(h) to the IRS; and (ii) together therewith, furnish to Simmons proof of mailing the items described in subclause (i).

7.8	Employee Benefits and Contracts.

(a)                For a period of one year following the Effective Time, except as contemplated by this Agreement, any Simmons Entity shall provide generally to employees who are actively employed by a Triumph Entity on the Closing Date (“Covered Employees”) while employed by such Simmons Entity following the Closing Date employee benefits under Simmons Benefit Plans, on terms and conditions which are, in the aggregate, substantially comparable to those provided by Simmons Entities to their similarly situated employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Simmons Entity. Until such time as Simmons shall cause the Covered Employees to participate in the applicable Simmons Benefit Plans, the continued participation of the Covered Employees in the Triumph Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Simmons Benefit Plans may commence at different times with respect to each of Simmons Benefit Plans). For purposes of determining eligibility to participate and vesting under Simmons Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under the applicable Simmons Entity’s paid time off program, the service of the Covered Employees with a Triumph Entity prior to the Effective Time shall be treated as service with a Simmons Entity participating in such Simmons Benefit Plans, to the same extent that such service was formally recognized by the Triumph Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of Simmons Entities do not receive credit for prior service, (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

(b)               Prior to the Closing Date, the Triumph Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, any Triumph Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k) (a “401(k) Plan”). Triumph shall provide Simmons with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans in advance and give Simmons a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Triumph shall provide Simmons with the final documentation evidencing that the 401(k) Plans have been terminated.

(c)                Upon request by Simmons in writing prior to the Closing Date, the Triumph Entities shall cooperate in good faith with Simmons prior to the Closing Date to amend, freeze, terminate or modify any other Triumph Benefit Plan to the extent and in the manner determined by Simmons effective upon the Closing Date (or at such different time mutually agreed to by the Parties) and consistent with applicable Law. Triumph

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shall provide Simmons with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(c), as applicable, and give Triumph a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Triumph shall provide Simmons with the final documentation evidencing that the actions contemplated herein have been effectuated.

(d)               Without limiting the generality of Section 10.4, nothing in this Agreement, expressed or implied, is intended to confer upon any Person (other than the Parties or their respective successors), including any current or former employee, officer, director or consultant of Triumph or any of its Subsidiaries or Affiliates, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Triumph Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Simmons, Triumph or any of their respective Affiliates; (ii) alter or limit the ability of the Surviving Corporation, Simmons or any of their Subsidiaries or Affiliates to amend, modify or terminate any Triumph Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant of Triumph or any of its Subsidiaries or Affiliates, any right to employment or continued employment or continued service with Simmons or any Simmons Subsidiaries, the Surviving Corporation or the Triumph Entities, or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Triumph, Simmons or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Triumph or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause.

(e)                On the Closing Date, Triumph shall provide Simmons with a list of employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days preceding the Closing Date or had a reduction in hours of a least 50% in the 180 days preceding the Closing Date, each identified by date of employment loss or reduction in hours, employing entity and facility location.

7.9	Indemnification.

(a)                For a period of six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors or officers of the Triumph Entities (each, an “Indemnified Party”), against all Liabilities incurred in connection with any Litigation arising out of or pertaining to, the fact that such person is or was a director or officer of the Triumph Entities or, at Triumph’s request, of another corporation, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Triumph’s charter and bylaws as in effect as of the date of this Agreement (subject to applicable Law), including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)               The Surviving Corporation shall use its reasonable best efforts (and Triumph shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Triumph’s existing directors’ and officers’ liability insurance policy (provided that the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured or (ii) with the consent of Triumph given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time; provided, that the Surviving Corporation shall not be obligated to make aggregate premium

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payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Triumph’s directors and officers, 200% of the annual premium payments currently paid on Triumph’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Simmons, or Triumph in consultation with Simmons, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Simmons or Triumph in consultation with Simmons may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Simmons and the Surviving Corporation shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c)                Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Claim, shall promptly notify the Surviving Corporation thereof. In the event of any such Claim (whether arising before or after the Effective Time): (i) Simmons or the Surviving Corporation shall have the right to assume the defense thereof and Simmons and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Simmons or the Surviving Corporation elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Simmons or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Simmons or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties as required under, and in accordance with, Triumph’s charter and bylaws as in effect as of the date of this Agreement (subject to applicable Law); provided, that Simmons or the Surviving Corporation shall be obligated pursuant to this Section 7.9(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Claim; and (iii) Simmons and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided, further, that Simmons and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law or not required by Triumph’s charter and bylaws as in effect as of the date of this Agreement (subject to applicable Law).

(d)               If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if the Surviving Corporation (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.9.

(e)                The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

(f)                Notwithstanding anything in this Section 7.9 to the contrary, no indemnification payments will be made to an Indemnified Party with respect to an administrative proceeding or civil action initiated by any federal banking agency unless all of the following conditions are met: (i) the Simmons’s board of directors determines in writing that the Indemnified Party acted in good faith and in the best interests of Triumph or Triumph Bank; (ii) the Simmons’s board of directors determines that the payment will not materially affect the Simmons’s or Simmons Bank’s safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iv) the Indemnified Party agrees in writing to

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reimburse Simmons, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Regulatory Authority results in a final order or settlement in which the Indemnified Party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

7.10	Triumph Operating Functions.

Triumph and Triumph Bank shall cooperate with Simmons and Simmons Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of the Surviving Corporation and the Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Simmons may decide. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, nondisclosure and similar agreements with such service providers or the other Party). Prior to Effective Time, each Party shall exercise, consistent with terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.11	Shareholder Litigation.

Each of Triumph and Simmons shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Triumph or Simmons, as applicable, threatened against Triumph, Simmons or any of their respective Subsidiaries or Representatives that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Triumph, Simmons or their respective Subsidiaries with respect hereto or thereto or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Triumph shall give Simmons prompt notice of any shareholder litigation against Triumph or its directors or officers relating to the transactions contemplated by this Agreement and shall give Simmons every opportunity to participate in the defense or settlement of such litigation, provided that no such settlement shall be agreed to by any Triumph Entity without Simmons’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

7.12	Legal Conditions to Merger; Additional Agreements.

Subject to Sections 7.1 and 7.4 of this Agreement, each of Triumph and Simmons shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and Bank Merger and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any Permit or Consent by, any Regulatory Authority and any other third party that is required to be obtained by Triumph or Simmons or any of their respective Subsidiaries in connection with, or to effect, the Merger, the Bank Merger, and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of Simmons, on the one hand, and a Subsidiary of Triumph, on the other hand) or to vest the Surviving Corporation and the Surviving Bank with full title to all Assets, rights, Consents, Permits, immunities and franchises of any of the Parties to the Merger and Bank Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Simmons.

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7.13	Closing Financial Statements.

At least eight Business Days prior to the Effective Time, Triumph shall provide Simmons with Triumph’s consolidated financial statements presenting the financial condition of Triumph and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time and Triumph’s consolidated results of operations, cash flows, and shareholders’ equity for the period from January 1, 2021, through the close of business on the last day of the last month ended prior to the Effective Time (the “Closing Financial Statements”); provided, that if the Effective Time occurs on or before the 15th Business Day of the month, Triumph shall have provided consolidated financial statements as of and through the second month preceding the Effective Time. Such Closing Financial Statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such Closing Financial Statements shall also reflect as of their date (a) accruals for all fees, costs and expenses incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) in connection (directly or indirectly) with the transactions contemplated by this Agreement, (b) the capital ratios set forth in Section 8.2(f), and (c) the asset quality metrics set forth in Section 8.2(d) and shall be accompanied by a certificate of Triumph’s chief financial officer, dated as of the date of such delivery of the Closing Financial Statements, to the effect that such financial statements meet the requirements of this Section 7.13 and continue to reflect accurately, as of the date of such certificate, the consolidated financial condition, results of operations, cash flows and shareholders’ equity of Triumph in all material respects (which certification shall be reaffirmed in the certificates required to be delivered pursuant to Section 8.2(c)).

7.14	Dividends.

After the date of this Agreement, each of Simmons and Triumph shall coordinate with the other regarding the declaration of any dividends in respect of Simmons Common Stock and (to the extent permitted by this Agreement) Triumph Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that, Holders of Triumph Common Stock shall not receive two or more dividends, or fail to receive one dividend, attributable to any particular quarter with respect to their shares of Triumph Common Stock and any shares of Simmons Common Stock any such Holder receives in exchange therefor in the Merger.

7.15	Change of Method.

Simmons may at any time prior to the Effective Time change the method or structure of effecting the combination of Triumph and Simmons (including by providing for the merger of Triumph with a wholly owned Subsidiary of Simmons) if and to the extent requested by Simmons, and Triumph agrees to enter into such amendments to this Agreement as Simmons may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Triumph’s shareholders, or (iii) materially delay or impede the consummation of the transactions contemplated by this Agreement.

7.16	Restructuring Efforts.

If Triumph shall have failed to obtain the Triumph Shareholder Approval at the duly convened Triumph’s Shareholders’ Meeting, or any adjournment or postponement thereof, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such Party or its shareholders or adversely affect the Tax treatment of the Merger with respect to Triumph’s shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 7.16) to Triumph’s shareholders for approval.

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7.17	Takeover Statutes.

Neither Simmons or Triumph or their respective board of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Simmons and Triumph and the members of their respective board of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.18	Document Archiving.

Triumph shall, prior to the Closing Date, (i) electronically archive and index copies of all documents associated with Loans or the underwriting, servicing, administration, or monitoring thereof, to the extent requested by Simmons, (ii) archive in a central location all physical documents associated with Loans or the underwriting, servicing, administration, or monitoring thereof, to the extent requested by Simmons, and (iii) comply with any other reasonable requests by Simmons regarding documents associated with Loans or the underwriting, servicing, administration, or monitoring thereof.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1	Conditions to Obligations of Each Party.

The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)                Shareholder Approval. The Triumph Shareholder Approval shall have been obtained.

(b)               Regulatory Approvals. (i) All required regulatory Permits or Consents from the Federal Reserve, the SBD, the TDFI, the FDIC, and any other Regulatory Authority and (ii) any other regulatory Permits or Consents contemplated by Section 7.4 the failure of which to obtain has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons and Triumph (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided that no such Requisite Regulatory Approval shall impose a Burdensome Condition as determined by Simmons in its sole discretion.

(c)                Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement (including the Merger).

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(d)               Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)                Exchange Listing. The shares of Simmons Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance (if such approval is required by Nasdaq).

(f)                Tax Matters. The Parties shall have received a written opinion of Covington, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Triumph and Simmons reasonably satisfactory in form and substance to such counsel.

8.2	Conditions to Obligations of Simmons.

The obligations of Simmons to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Simmons pursuant to Section 10.6:

(a)                Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Triumph set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Triumph set forth in Sections 4.1, 4.2, 4.3(a), 4.3(c), 4.4(a), 4.4(c), 4.5, 4.10(a), 4.15, 4.16, 4.21, and 4.35 shall be true and correct. The representations and warranties of Triumph set forth in Sections 4.3(b), 4.4(b), 4.6, 4.7, 4.25, 4.27, and 4.28 shall be true and correct in all material respects; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications. The representations and warranties set forth in each other section in ARTICLE 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)               Performance of Agreements and Covenants. Triumph shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                Certificates. Triumph shall have delivered to Simmons (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Triumph and in Sections 8.2(a) and 8.2(b) have been satisfied and (ii) certified copies of resolutions duly adopted by Triumph’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Simmons and its counsel shall request.

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(d)               Asset Quality. In each case as reflected in the Closing Financial Statements (and as further described in Section 8.2(d) of Simmons’s Disclosure Memorandum), (i) Delinquent Loans shall not exceed 0.30% of total Loans, (ii) Non-Performing Loans shall not exceed 0.50% of total Loans, (iii) the calculation of Non-Performing Assets to total Assets shall not be in excess of 0.50%, (iv) Classified Assets to Tier 1 capital plus ALLL ratio shall not be in excess of 18.00%, (v) Non-Performing Assets shall not exceed $2,000,000, (vi) Classified Assets shall not exceed $10,000,000, and (vii) ALLL to total Loans shall exceed 1.50%.

(e)                Dissenting Shares. Holders of not more than five percent of the outstanding shares of Triumph Common Stock shall have demanded, properly and in writing, appraisal for such shares of Triumph Common Stock held by each such holder under Section 48-23-101 et seq.

(f)                Regulatory Capital. In each case as reflected in the Closing Financial Statements, (i) Triumph Bank shall be “well capitalized” as defined under applicable Law, (ii) Triumph’s Tier 1 leverage ratio shall be no less than 9.25%, (iii) Triumph’s Tier 1 risked-based capital ratio shall be no less than 9.50%, (iv) Triumph’s total risked-based capital ratio shall be no less than 11.00%, (v) Triumph’s common equity Tier 1 ratio shall be no less than 10.00%, and (vi) Triumph Bank shall not have received any notification from TDFI or Federal Reserve to the effect that the capital of Triumph Bank is insufficient to permit Triumph Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a Burdensome Condition.

(g)                Termination of Contracts. Triumph shall have delivered to Simmons evidence satisfactory to Simmons in its discretion that each Contract listed in Section 8.2(g) of Triumph’s Disclosure Memorandum has been terminated in its entirety.

(h)               Burdensome Condition. No Requisite Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

(i)                 Document Archiving. Triumph shall have delivered to Simmons a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer (and in such reasonable detail as Simmons and their counsel shall request), to the effect that it has fulfilled its obligations under Section 7.18 in all material respects.

8.3	Conditions to Obligations of Triumph.

The obligations of Triumph to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Triumph pursuant to Section 10.6:

(a)                Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Simmons set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Simmons set forth in Sections 5.4(a), 5.4(c) and 5.9 shall be true and correct (except for inaccuracies which are de minimis in amount) (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). The representations and warranties of Simmons set forth in Sections 5.4(b), 5.13 and 5.14 shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). Subject to the standard set forth in Section 5.1, the representations and warranties set forth in each other section in ARTICLE 5 shall be true and correct in all respects.

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(b)               Performance of Agreements and Covenants. Simmons shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                Certificates. Simmons shall have delivered to Triumph (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Simmons and in Sections 8.3(a) and 8.3(b) have been satisfied and (ii) certified copies of resolutions duly adopted by Simmons’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Triumph and its counsel shall request.

ARTICLE 9
TERMINATION

9.1	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Triumph, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)                by mutual written agreement of Simmons and Triumph;

(b)               by either Party, by written notice to the other Party, in the event (i) (A) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final, or has advised any Party that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval or (B) any Regulatory Authority shall have requested that Simmons, Triumph or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval, unless in each case the failure to obtain the Requisite Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein, (ii) subject to the terminating Party’s compliance with Section 7.16, the shareholders of Triumph fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at Triumph’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement), or (iii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order;

(c)                by either Party, by written notice to the other Party, in the event that the Merger shall not have been consummated by March 1, 2022 if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d)               by Simmons, by written notice to Triumph, in the event that the board of directors of Triumph has (i) failed to make the Triumph Recommendation or otherwise effected a Change in the Triumph Recommendation, (ii) breached the terms of Section 7.2 in any respect adverse to Simmons, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold Triumph’s Shareholders’ Meeting in accordance with Section 7.1;

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(e)                by either Party, by written notice to the other Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Triumph, in the case of a termination by Simmons, or Simmons, in the case of a termination by Triumph, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by Simmons, or Section 8.3, in the case of a termination by Triumph, and which is not cured within 45 days following written notice to Triumph, in the case of a termination by Simmons, or Simmons, in the case of a termination by Triumph, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c));

(f)                by Simmons, by written notice to Triumph, if any Regulatory Authority has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition; or

(g)                By Triumph, if the board of directors of Triumph so determines by a vote of at least two-thirds of the members of the entire board of directors of Triumph at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)	the Average Closing Price is less than $24.85; and
(ii)	the difference between (A) the quotient obtained by dividing (1) the average of the closing prices of the Nasdaq Bank Index (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Simmons) for the 20 consecutive full trading days ending on and including the Determination Date by (2) $4,489.83 and (B) the quotient obtained by dividing (1) the Average Closing Price by (2) $31.07, is greater than 0.20 (or 20%), subject, however, to the following three sentences. If Triumph elects to terminate this Agreement pursuant to this Section 9.1(g), it shall give written notice to Simmons (provided that such notice of termination may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Simmons shall have the option to, in its sole and absolute discretion, elect to increase the Aggregate Cash Consideration by an amount in cash so that, as a result of such adjustment, the sum of (i) the Aggregate Cash Consideration and (ii) the Stock Consideration multiplied by the Average Closing Price shall be no less than the Minimum Merger Consideration. If Simmons so elects within such five-day period, it shall give prompt written notice to Triumph of such election and the revised Aggregate Cash Consideration, whereupon no termination shall have occurred pursuant to this Section 9.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Aggregate Cash Consideration shall have been so modified). “Minimum Merger Consideration” shall be the sum of (i) the product of (x) $24.85 and (y) the Stock Consideration and (ii) the Aggregate Cash Consideration.

9.2	Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no further force or effect and there shall be no Liability on the part of any Party for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby, except that (i) the provisions of this Section 9.2, Section 7.5(c), and ARTICLE 10, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any fraud or breach by that Party of this Agreement.

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9.3	Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and ARTICLE 1, ARTICLE 2, ARTICLE 3, and ARTICLE 10, which shall survive in accordance with their respective terms.

ARTICLE 10
MISCELLANEOUS

10.1	Definitions.

(a)                Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (whether written or oral, binding or nonbinding).

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Triumph or publicly announced to Triumph’s shareholders and whether binding or non-binding) by any Person (other than a Simmons Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person (other than a Simmons Entity) of 20% or more in interest of the total outstanding voting securities of any Triumph Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Triumph Entities, or any tender offer or exchange offer that if consummated would result in any Person (other than a Simmons Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of any Triumph Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Triumph Entities, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Triumph Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Triumph Entities; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of the Triumph Entities, taken as a whole.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, including, in the case of any Person that is not a natural person, and “control” means (i) the ownership, control, or power to vote 25 percent or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the possession, directly or indirectly, of the power to exercise a controlling influence over the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Aggregate Cash Consideration” means cash in the amount of $2,645,937.83.

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“Aggregate Cash Equivalent Consideration” means the product of the Stock Consideration and the Average Closing Price.

“Aggregate Stock Option Payout” means the sum of all Triumph Stock Option Payouts.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” means the average of the daily closing prices for the shares of Simmons Common Stock for the twenty consecutive full trading days on which such shares are actually traded on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified Person or relating to the business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Triumph Bank or Simmons Bank.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)).

“Cash Consideration” means the Aggregate Cash Consideration less the Aggregate Stock Option Payout.

“Classified Assets” means all Classified Loans, plus OREO and other repossessed assets.

“Classified Loans” means all of the Loans of the Triumph Entities that were classified by a Triumph Entity as “Substandard,” “Doubtful,” “Loss,” or words of similar import.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, non-objection, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

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“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, mortgage, obligation, plan, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“COVID-19” means the disease caused by the SARS-CoV-2 virus, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks related thereto.

“COVID-19 Relief Law” means any Law released, issued or promulgated by a Regulatory Authority that grants to any Person the ability (i) to defer, reduce or eliminate any Taxes, (ii) to borrow or otherwise secure financing (including any PPP Loans), (iii) to obtain grants or other financial benefits, in each case as a result of, or in connection with, the effects of COVID-19, including the CARES Act, the Families First Coronavirus Response Act, and the Consolidated Appropriations Act, 2021.

“Covington” means Covington & Burling LLP, headquartered at One CityCenter, 850 10th St NW, Washington, DC.

“Criticized Loans” means all of the Loans of the Triumph Entities that were classified by a Triumph Entity as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Delinquent Loans” means all Loans with principal or interest that are 30-89 days past due.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” means the tenth (10th) Business Day prior to the Closing Date, provided that if shares of the Simmons Common Stock are not actually traded on Nasdaq on such day, the Determination Date shall be the immediately preceding day to the tenth Business Day prior to the Closing Date on which shares of Simmons Common Stock actually trade on Nasdaq.

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“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Party making the representation or warranty, and (iii) any disclosures made with respect to a section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (A) any other section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced and (B) other sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, units, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“Fully Diluted Per Share Value” means the quotient obtained by dividing the Total Dilution Consideration by the Fully Diluted Triumph Shares Outstanding.

“Fully Diluted Triumph Shares Outstanding” means the sum of the Triumph Shares Outstanding and the Triumph Stock Options Outstanding.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls, and (iii) any other substance which has been, is, or may be the subject of regulatory action by any government authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Key Employee” means an employee of any Triumph Entity having the position of Senior Vice President or above.

“Knowledge” as used with respect to a Person means the actual knowledge of the chairman, president, chief executive officer, chief financial officer, chief risk officer (to the extent applicable to such Person), chief compliance officer, chief accounting officer (to the extent applicable to such Person), chief operating officer, chief credit officer, general counsel (to the extent applicable to such Person), any assistant or deputy general counsel (to the extent applicable to such Person), human resources manager, or any senior executive of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

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“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest-bearing assets) to which any Triumph Entity is party as a creditor.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special, punitive and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or applicable regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Triumph and Simmons, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal

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financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (H) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event (including the Pandemic and the implementation of the Pandemic Measures) in the jurisdictions in which Triumph or Simmons Bank operate or (I) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D), (G) and (H), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby; provided, further, that the application of the conditions in Section 8.2(d) and Section 8.2(f) is independent of the definition of Material Adverse Effect and the satisfaction or lack of satisfaction of the requirements therein is not determinative of whether a Material Adverse Effect has otherwise occurred.

“Merger Consideration” means the sum of (A) the Per Share Cash Consideration, (B) the Per Share Stock Consideration, (C) the Fractional Share Payment (if any), and (D) any dividends or distributions (if any) pursuant to Section 3.1(d).

“Nasdaq” means the Nasdaq Global Select Market.

“Non-Performing Assets” means (i) Non-Performing Loans and (ii) OREO and other repossessed Assets. Non-Performing Assets shall be reflected in the Closing Financial Statements.

“Non-Performing Loans” means (i) all Loans with principal and/or interest that are at least 90 days past due and still accruing and (ii) all Loans with principal and/or interest that are nonaccruing.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Option Exercise Price” means the exercise price of a Triumph Stock Option.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of the Party, in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with the Party’s practices and procedures prior to and as of such date. For purposes of this Agreement, the term “Ordinary Course,” with respect to any Party, shall take into account the commercially reasonable action or inaction by such Party and its

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Subsidiaries in response to the Pandemic to comply with the Pandemic Measures to the extent disclosed to the other Party prior to the date hereof.

“OREO” means “other real estate owned” or words of similar import as reflected in the Triumph Financial Statements.

“Pandemic” means any outbreaks, epidemics or pandemics relating to COVID-19, or any evolutions or mutations thereof.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other Laws or directives, guidelines or recommendations promulgated by any Regulatory Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Triumph or Simmons, and “Parties” means Triumph and Simmons.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Per Share Cash Consideration” means the quotient obtained by dividing the Cash Consideration by the Triumph Shares Outstanding.

“Per Share Stock Consideration” means the quotient obtained by dividing the Stock Consideration by the Triumph Shares Outstanding.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“PPP Loan” means (i) any covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, or (ii) any loan that is an extension or expansion of, or is similar to, any covered loan described in clause (i).

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its SEC Documents that were filed after December 31, 2016, but prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be

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filed with the SEC by Simmons under the Securities Act with respect to the shares of Simmons Common Stock to be issued to the shareholders of Triumph pursuant to this Agreement.

“Regulatory Authorities” means, collectively, the SEC, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the SBD, the TDFI, the Consumer Financial Protection Bureau, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, auditor, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by any Simmons Entities with the SEC on or after December 31, 2016, or by any Triumph Entities with the SEC on or after December 31, 2016, as applicable.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Simmons Bank” means Simmons Bank, a state-chartered bank under the laws of Arkansas and a wholly owned Simmons Subsidiary.

“Simmons Benefit Plan” means each Employee Benefit Plan currently adopted (including all amendments thereto), maintained by, sponsored in whole or in part by, or contributed to by any Simmons Entity or Simmons ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Simmons or any Simmons ERISA Affiliate has or may have any obligation or Liability.

“Simmons Common Stock” means the $0.01 par value common stock of Simmons.

“Simmons Entities” means, collectively, Simmons and all Simmons Subsidiaries.

“Simmons ERISA Affiliate” means any entity which together with a Simmons Entity would be treated, at the relevant time, as a single employer under Internal Revenue Code Section 414.

“Simmons Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Simmons as of December 31, 2020, and as of December 31, 2019 and 2018 and the related statements of operations, changes in shareholders’ equity,

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and cash flows (including related notes and schedules, if any) for the year ended December 31, 2020, and for each of the two fiscal years ended December 31, 2019 and 2018 as filed by Simmons in SEC Documents and (ii) the consolidated statements of condition of Simmons (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) including in SEC Documents filed with respect to periods ended subsequent to December 31, 2020.

“Simmons Restricted Stock Award” means each award of shares of Simmons Common Stock or other Equity Right to shares of Simmons Common Stock subject to vesting, repurchase or other lapse restriction granted under a Simmons Stock Plan.

“Simmons Stock Options” means each option or other Equity Right to purchase shares of Simmons Common Stock pursuant to stock options or stock appreciation rights.

“Simmons Stock Plans” means the existing stock option and other stock-based compensation plans of Simmons designated as follows: Simmons Executive Stock Incentive Plan – 2006; Simmons Outside Director Stock Incentive Plan – 2006; Simmons Executive Stock Incentive Plan – 2010; Simmons Outside Director Stock Incentive Plan – 2014; and the Second Amended and Restated Simmons First National Corporation 2015 Incentive Plan.

“Simmons Subsidiaries” means the Subsidiaries of Simmons, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Simmons after the date hereof and held as a Subsidiary by Simmons at the Effective Time.

“Stock Consideration” means 4,164,839 shares of Simmons Common Stock.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Triumph determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to Triumph’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Simmons), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by Simmons in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Transaction shall be deemed to be references to “50%.”

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including

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income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, escheat, unclaimed property, registration, ad valorem, value added, goods and services, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto (including any such interest, penalties, or additions imposed as a result of a failure to timely, correctly or completely file any Tax Return).

“Tax Return” means any report, return, information return, or other document supplied to, or required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment, attachment, or schedule thereto.

“Total Dilution Consideration” means the sum of (i) the Aggregate Cash Consideration, (ii) the Aggregate Cash Equivalent Consideration, and (iii) the product obtained by multiplying the Weighted Average Option Exercise Price by the Triumph Stock Options Outstanding.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Internal Revenue Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Triumph Bank” means Triumph Bank, a state-chartered bank under the laws of Tennessee and a wholly owned Triumph Subsidiary.

“Triumph Bank Capital Stock” means, collectively, Triumph Bank Common Stock and any other class or series of capital stock of Triumph Bank.

“Triumph Bank Common Stock” means the common stock, par value $1 per share, of Triumph Bank.

“Triumph Common Stock” means the $1.00 par value common stock of Triumph. “Triumph Entities” means, collectively, Triumph and all Triumph Subsidiaries.

“Triumph ERISA Affiliate” means any entity which together with a Triumph Entity would be, at the relevant time, treated as a single employer under Internal Revenue Code Section 414.

“Triumph Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Triumph as of December 31, 2020, and as of December 31, 2019, 2018 and 2017 and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the year ended December 31, 2020, and for each of the three fiscal years ended December 31, 2019, 2018 and 2017, and (ii) the consolidated statements of condition of Triumph (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2020.

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“Triumph Preferred Stock” means the preferred stock, with no par value per share, including the Mandatory Convertible Non-Voting Preferred Stock, Class A and the 5% Cumulative Mandatory Convertible Non-Voting Preferred Stock, Class B of Triumph.

“Triumph Shares Outstanding” means the total number of shares of Triumph Common Stock outstanding immediately prior to the Effective Time.

“Triumph Stock Option Amount” means the Fully Diluted Per Share Value less the Option Exercise Price.

“Triumph Stock Options Outstanding” means the total number of shares of Triumph Common Stock underlying the Triumph Stock Options as of immediately prior to the Effective Time.

“Triumph Subsidiary” means the Subsidiaries of Triumph, which shall include Triumph Bank, the entities set forth on Schedules 4.4(c) and 4.5(a) and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Triumph after the date hereof and held as a Subsidiary by Triumph at the Effective Time.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs or plant closings).

“Weighted Average Option Exercise Price” means the weighted average Option Exercise Price for all the Triumph Stock Options Outstanding.

10.2	Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan	B-45
ABCA	B-1
Aggregate Cash Increase	B-4
Agreement	B-1
ALLL	B-27
Bank Merger	B-2
Bankruptcy and Equity Exceptions	B-9
Book-Entry Share	B-3
Burdensome Condition	B-42
Canceled Shares	B-3
Change in the Triumph Recommendation	B-40
Chosen Courts	B-71
Claim	B-46
Closing	B-2
Closing Date	B-2
Closing Financial Statements	B-49
Confidentiality Agreement	B-44
Covered Employees	B-45
DOL	B-20
Effective Time	B-2

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ESOP	B-4
Exchange Agent	B-5
Exchange Fund	B-5
FDIA	B-9
FDIC	B-11
Fractional Share Payment	B-4
Holders	B-5
Indemnified Party	B-46
Independent Contractors	B-19
IRS	B-18
Maximum Amount	B-47
Maximum Merger Consideration	B-5
Merger	B-1
Minimum Merger Consideration	B-54
Money Laundering Laws	B-18
Old Certificate	B-3
PBGC	B-21
Per Share Cash Consideration	B-3
Permitted Liens	B-15
Personally Identifiable Information	B-16
Pool	B-27
Proxy Statement/Prospectus	B-40
Real Property	B-15
Regulation O	B-27
Requisite Regulatory Approvals	B-50
Sanctioned Countries	B-28
Sanctions	B-28
SBD	B-29
Section 48-23-101 et seq.	B-7
Simmons	B-1
Simmons Certificates	B-5
Simmons SEC Reports	B-31
Subsidiary Plan of Merger	B-2
Surviving Bank	B-2
Surviving Corporation	B-1
Systems	B-16
Takeover Statutes	B-26
Tax Opinion	B-51
TBCA	B-1
TDFI	B-8
Termination Fee	B-69
Triumph	B-1
Triumph Benefit Plan	B-21
Triumph Contracts	B-24
Triumph Dissenting Shareholders	B-7
Triumph Dissenting Shares	B-7
Triumph Recommendation	B-40
Triumph Regulatory Agreement	B-24
Triumph Shareholder Approval	B-8
Triumph Stock Option	B-4

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Triumph Stock Option Payout	B-4
Triumph’s Shareholders’ Meeting	B-40
Voting Agreement	B-1
Voting Agreements	B-1

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to the other Party or its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuous basis without subsequent modification) of a Party at least two Business Days prior to the date hereof, or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3	Expenses.

(a)                Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

(b)               Notwithstanding the foregoing, if:

(i)	(A) either Triumph or Simmons terminates this Agreement pursuant to (1) Section 9.1(b)(ii) or (2) Section 9.1(c), or (B) Simmons terminates this Agreement pursuant to Section 9.1(e), and, in each case, within 12 months of such termination Triumph shall either (x) consummate an Acquisition Transaction or (y) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated; or
(ii)	Simmons shall terminate this Agreement pursuant to Section 9.1(d),

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then Triumph shall pay to Simmons an amount equal to $6,500,000 (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

(c)                The payment of the Termination Fee by Triumph pursuant to Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of Simmons, in the event of termination of this Agreement pursuant to Sections 9.1(b)(ii), 9.1(c), 9.1(d) or 9.1(e). The Parties acknowledge that the agreements contained in Section 10.3(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Triumph fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Triumph shall pay to Simmons its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

10.4	Entire Agreement; No Third-Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of Triumph and Simmons, the Exhibits, the schedules, and the other documents and instruments referred to herein) together with the Confidentiality Agreement and the Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Section 7.9. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5	Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Triumph Shareholder Approval has been obtained; provided, that after obtaining the Triumph Shareholder Approval, there shall be made no amendment that requires further approval by such Triumph shareholders.

10.6	Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the Triumph Shareholder

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Approval has been obtained, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

10.7	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Simmons:	Simmons First National Corporation
501 Main Street
Pine Bluff, AR 71601
Facsimile Number: (501) 558-3145
Attention: George Makris, Jr.
Email: george.makris@simmonsbank.com

With a Copy to:	Simmons First National Corporation
601 E. 3rd Street, 12th Floor
Little Rock, AR 72201
Facsimile Number: (501) 558-3145
Attention: George Makris III
Email: george.a.makris@simmonsbank.com

Copy to Counsel:	Covington & Burling LLP

One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;

Attention: Christopher J. DeCresce

Email: cdecresce@cov.com;

Attention: Charlotte May

Email: cmay@cov.com

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Triumph:	Hilliard R. Crews, Jr.
10001 E. Holmes Rd.
Collierville, TN 38017
Email: hilliard@crewsinc.com

Copy to Counsel:	Farris Bobango PLC
999 South Shady Grove Road, Suite 500 Memphis, TN 38120 Facsimile Number: (901) 259-7180 Attention: John A. Bobango Email: jab@farris-law.com

10.9	Governing Law; Jurisdiction; Waiver of Jury Trial

(a)                The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Arkansas without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction (except that matters relating to the fiduciary duties of the board of directors of Triumph shall be subject to the Laws of the State of Tennessee).

(b)                Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Arkansas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10	Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be

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considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

10.11	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12	Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.13	Enforcement of Agreement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

10.14	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15	Confidential Supervisory Information.

Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information as defined in 12 C.F.R. § 261.2(b) of a Regulatory Authority by any Party to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[Signatures on following page.]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr.
Name: George A. Makris, Jr.
Title: Chairman and Chief Executive Officer

TRIUMPH BANCSHARES, INC.

By:	/s/ Hilliard Crews
Name: Hilliard Crews
Title: Chairman

[Signature Page to Agreement and Plan of Merger]

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ANNEX C

SUPPORT AND NON-COMPETITION AGREEMENT

This SUPPORT AND NON-COMPETITION AGREEMENT, dated as of [●], 2021 (this “Agreement”), by and among Simmons First National Corporation, an Arkansas corporation (“Simmons”), Simmons Bank, an Arkansas state-chartered bank and wholly owned subsidiary of Buyer (“Simmons Bank”), Landmark Community Bank (“Landmark”), a Tennessee state-chartered bank, and the undersigned [shareholder][officer][director] (the “Individual”) of Landmark.

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Simmons, Simmons Bank and Landmark are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Landmark will merge with and into Simmons Bank, with Simmons Bank as the surviving bank (the “Merger”);

WHEREAS, as of the date hereof, the Individual is a [shareholder][officer][director] of Landmark and has Beneficial Ownership of, in the aggregate, those shares of common stock, no par value, of Landmark (“Landmark Common Stock”) specified on Schedule 1 attached hereto, which, by virtue of the Merger, will be converted into the right to receive shares of common stock, $0.01 par value per share, of Simmons (“Simmons Common Stock”), and therefore the Merger is expected to be of substantial benefit to the Individual;

WHEREAS, as a material inducement to Simmons and Simmons Bank entering into the Merger Agreement, Simmons has requested that the Individual agree, and the Individual has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein; and

WHEREAS, other individuals, as a material inducement to Simmons and Simmons Bank entering into the Merger Agreement, will enter into and abide by the covenants and obligations set forth in substantially similar support and non-competition agreements.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
General

1.1.          Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

“Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities

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and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided, that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Business” means the business of acting as a commercial, community or retail banking business, including but not limited to entities which lend money and take deposits.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative Contract with respect to such security, entering into or acquiring a futures or forward Contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership of any security.

“Covered Shares” means, with respect to the Individual, the Individual’s Existing Shares, together with any shares of Landmark Common Stock or other capital stock of Landmark and any securities convertible into or exercisable or exchangeable for shares of Landmark Common Stock or other capital stock of Landmark, in each case that the Individual acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under securities Laws.

“Existing Shares” means, with respect to the Individual, all shares of Landmark Common Stock Beneficially Owned by the Individual as specified on Schedule 1 hereto.

“Permitted Transfer” means a Transfer (i) as the result of the death of the Individual by the Individual to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Individual, (ii) Transfers to Affiliates (including trusts) and family members in connection with estate and tax planning purposes, and (iii) Transfers to any other shareholder and director and/or executive officer of Landmark who has executed a copy of this Agreement or a support and non-competition agreement identical to this Agreement on the date hereof; provided, that in each case prior to the effectiveness of such Transfer, such transferee executes and delivers to Simmons and Landmark an agreement that is identical to this Agreement or such other written agreement, in form and substance acceptable to Simmons and Landmark, to assume all of Individual’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as the Individual is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares Transferred as the Individual shall have made hereunder.

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“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Representatives” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, auditor, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“Restricted Period” has the meaning set forth in Section 2.3(a) hereof.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of an Encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or Beneficial Ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing (other than a proxy for the purpose of voting the Individual’s Covered Shares in accordance with Section 2.1 hereof).

ARTICLE II
COVENANTS OF INDIVIDUAL

2.1.         Agreement to Vote. The Individual hereby irrevocably and unconditionally agrees that during the term of this Agreement, at Landmark’s Shareholders’ Meeting or at any other meeting of the shareholders of Landmark, however called, including any adjournment or postponement thereof, and in connection with any written consent of the shareholders of Landmark, the Individual shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Individual and that the Covered Shares are entitled to vote thereon or consent thereto:

(a)            appear at each such meeting or otherwise cause the Covered Shares as to which the Individual controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b)            vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Individual controls the right to vote:

(i)             in favor of the adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and any actions required in furtherance thereof;

(ii)            against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of Landmark under the Merger Agreement;

(iii)           against any Acquisition Proposal; and

(iv)           against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for the vote or written consent of the shareholders of Landmark that is intended or would reasonably be expected to impede, interfere with, prevent, delay, postpone, discourage, disable, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by

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Landmark of its obligations under the Merger Agreement or by the Individual of his or her obligations under this Agreement.

2.2.          No Inconsistent Agreements. The Individual hereby covenants and agrees that, except for this Agreement, the Individual (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust or any other Contract with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, Consent or power of attorney with respect to the Covered Shares, (c) will not commit any act, except for Permitted Transfers, that could restrict or affect his or her legal power, authority and right to vote any of the Covered Shares then held of record or Beneficially Owned by the Individual or otherwise prevent or disable the Individual from performing any of his or her obligations under this Agreement, and (d) has not taken and shall not take any action that would make any representation or warranty of the Individual contained herein untrue or incorrect or have the effect of impeding, interfering with, preventing, delaying, postponing, discouraging, disabling or adversely affecting the Individual’s performance of any of his or her obligations under this Agreement.

2.3.          Non-Competition.

(a)            The Individual hereby covenants and agrees that, for a period commencing on the Closing Date and terminating on the second anniversary of the Closing Date (the “Restricted Period”), such Individual shall not within 50 miles of any branch or other office of Landmark in operation as of the date of this Agreement, directly or indirectly, either for him or herself or for any other Person other than for Simmons or its Affiliates, participate in any business (including, without limitation, any division, group or franchise of a larger organization) that engages (or proposes to engage) in the Business; provided, that if as of the date hereof the Individual holds not more than a 5% direct or indirect equity interest in such Person, then the Individual may retain (but not increase) such ownership interest without being deemed to “participate” in the Business conducted by such Person. For purposes of this Agreement, the term “participate” shall mean having more than 5% direct or indirect ownership interest in any Person, whether as a sole proprietor, investor, owner, equity holder, partner, member, manager, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as a director, officer, manager, member, supervisor, employee, agent, consultant or otherwise), with respect to the Business.

(b)            The Individual covenants and agrees that during the Restricted Period, the Individual shall not directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without Simmons’s prior written consent (other than for the benefit of Simmons or its Affiliates), solicit, call upon, communicate with or attempt to communicate (whether by mail, telephone, electronic mail, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of Landmark or any of its Affiliates) with any Person that is or was a customer of Landmark or any of its Affiliates during the one-year period preceding the Closing Date for the purpose of engaging in opportunities related to the Business or contracts related to the Business or, except in the ordinary course of conducting the business described in Schedule 2, interfere with or damage (or attempt to interfere with or damage) any relationship between Landmark or its Affiliates and any such customers.

(c)            The Individual covenants and agrees that during the Restricted Period, such Individual shall not directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without Simmons’ prior written consent, employ, engage, recruit, hire, solicit or induce, or cause others to solicit or induce, for employment or engagement, any employee of Landmark or its Affiliates (excluding general solicitations of the public that are not based on any list of, or directed at, employees of Landmark or its Affiliates).

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ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1.          Representations and Warranties of the Individual. The Individual hereby represents and warrants to Landmark and Simmons as follows:

(a)            Organization; Authorization; Validity of Agreement; Necessary Action. The Individual has the requisite power, capacity and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Individual and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Individual, enforceable against him or her in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)            Ownership. Except for the Covered Shares, the Individual is not the Beneficial Owner or registered owner of any other shares of Landmark Common Stock or rights to acquire Landmark Common Stock. The Existing Shares are, and all of the Covered Shares owned by the Individual from the date hereof through and on the Closing Date will be, Beneficially Owned and owned of record by the Individual except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. From the date hereof through and on the Closing Date, the Individual has and will have good and marketable title to the Existing Shares, free and clear of any Encumbrances. As of the date hereof, the Individual has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in ARTICLE II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Individual’s Existing Shares and with respect to all of the Covered Shares owned by the Individual at all times through the Closing Date. The Individual has possession of an outstanding certificate or outstanding certificates representing all of the Covered Shares (other than Covered Shares held in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

(c)            No Violation. The execution and delivery of this Agreement by the Individual does not, and the performance by the Individual of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, (i) conflict with or violate, or require any Consent pursuant to any Law or Order applicable to the Individual or by which any of his or her Assets is bound, or (ii) conflict with, result in any Default, require any Consent pursuant to or result in the creation of any Encumbrance on the Assets of the Individual pursuant to, any Contract to which the Individual is a party or by which the Individual or any of his or her Assets or Covered Shares are bound.

(d)            Consents and Approvals. No Consent of the Individual’s spouse is necessary under any “community property” or other Laws in order for the Individual to enter into and perform his or her obligations under this Agreement.

(e)            Legal Proceedings. There is no Litigation pending or, to the knowledge of the Individual, threatened against or affecting the Individual or any of his or her Affiliates that could reasonably be expected to impair the ability of the Individual to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)             Reliance by Simmons. The Individual understands and acknowledges that Simmons and Simmons Bank are entering into the Merger Agreement in reliance upon the Individual’s execution and delivery of this Agreement and the representations and warranties of Individual contained herein.

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ARTICLE IV
OTHER COVENANTS

4.1.          Prohibition on Transfers; Other Actions.

(a)            Until the earlier of the receipt of the Landmark Shareholder Approval or the date on which the Merger Agreement is terminated in accordance with its terms, the Individual hereby agrees not to (i) Transfer any of the Covered Shares or any other interest specifically in the Covered Shares unless such Transfer is a Permitted Transfer; (ii) enter into any Contract with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Individual’s representations, warranties, covenants and obligations under this Agreement; (iii) except as otherwise permitted by this Agreement or by Order, take any action that could restrict or otherwise affect the Individual’s legal power, authority and right to vote all of the Covered Shares then Beneficially Owned by him or her in accordance with this Agreement, or otherwise comply with and perform his or her covenants and obligations under this Agreement; or (iv) publicly announce any intention to do any of the foregoing. Any Transfer in violation of this provision shall be void. Following the date hereof, Landmark shall notify its transfer agent that there is a stop transfer order with respect to all of the Covered Shares until the termination of this Agreement and that this Agreement places limits on the voting of the Covered Shares subject to the provisions of this Agreement.

(b)            The Individual understands and agrees that if the Individual attempts to Transfer, vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, Landmark shall not, and the Individual hereby unconditionally and irrevocably instructs Landmark to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until the Individual shall have complied with the terms of this Agreement.

(c)            Statements. The Individual shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of Landmark should not support the Merger.

4.2.          Certain Events. The Individual agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership of the Covered Shares shall pass, whether by operation of Law or otherwise, including the Individual’s successors or assigns. In the event of a stock split, stock dividend, merger (other than the Merger), exchange, reorganization, recapitalization or distribution, or any change in the capital structure of Landmark affecting the Landmark Common Stock, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such additional securities of Landmark and any securities into which or for which any or all of such securities may be changed or exchanged or which are received in such transaction.

4.3.          Notice of Acquisitions, etc. The Individual hereby agrees to notify Landmark as promptly as practicable (and in any event within two Business Days after receipt) in writing of (i) the number of any additional shares of Landmark Common Stock or other securities of Landmark of which the Individual acquires Beneficial Ownership on or after the date hereof and (ii) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest specifically therein.

4.4.          Non-Solicit. In his or her capacity as a shareholder of Landmark, and not in his or her capacity as a [director][officer] of Landmark, the Individual shall not, and shall use his or her reasonable best efforts to cause his or her Affiliates and each of their respective Representatives not to, directly or indirectly, (a) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (b) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any information or data in connection with, or take any other action to facilitate any

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inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (c) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Landmark’s shareholders with respect to an Acquisition Proposal, (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Landmark that takes any action in support of an Acquisition Proposal, or (g) approve, endorse, recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction.

4.5.          Waiver of Appraisal Rights. To the fullest extent permitted by applicable Law, the Individual hereby waives any rights of appraisal he or she may have under applicable Law.

4.6.          Further Assurances. From time to time, at the request of Simmons and Landmark and without further consideration, the Individual shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Individual hereby authorizes Simmons, Simmons Bank and Landmark to publish and disclose in any announcement or disclosure related to the Merger Agreement, including the Proxy Statement/Prospectus, the Individual’s identity and Beneficial Ownership of the Covered Shares and the nature of the Individual’s obligations under this Agreement.

ARTICLE V
MISCELLANEOUS

5.1.         Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms; provided, that (i) if the Closing occurs, the provisions of Section 2.3 shall survive until the end of the Restricted Period, and (ii) the provisions of ARTICLE V shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for fraud, or willful or intentional breach of this Agreement.

5.2.         No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Simmons or Landmark any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares, if any, shall remain vested in and belong to the Individual, and Simmons or Landmark shall not have any authority to direct the Individual in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3.          Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

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(a)            Simmons Simmons or Simmons Bank:

Simmons First National Corporation

Simmons Bank

501 Main Street

Pine Bluff, AR 71601

Facsimile Number: (501) 558-3145

Attention: George Makris, Jr.

Email: george.makris@simmonsbank.com

With a Copy to:

Simmons First National Corporation

Simmons Bank

601 E. 3rd Street, 12th Floor

Little Rock, AR 72201

Facsimile Number: (501) 558-3145

Attention: George Makris III

Email: george.a.makris@simmonsbank.com

Copy to counsel:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Facsimile Number: (202) 778-5988

Attention: Frank M. Conner III

Email: rconner@cov.com;

Attention: Christopher J. DeCresce

Email: cdecresce@cov.com;

Attention: Charlotte May

Email: cmay@cov.com

(b)           Landmark:

Landmark Community Bank

5880 Ridge Bend Road

Memphis, TN 38120

Facsimile Number: (901) 260-2525

Attention: James P. Farrell

Email: jakefarrell@landmarkbanktn.com

Copy to Counsel:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

165 Madison Avenue, Suite 2000

Memphis, TN 38103

Facsimile Number: (901) 577-2303

Attention: Jackie G. Prester

Email: jprester@bakerdonelson.com

(c)            if to the Individual, to those persons indicated on Schedule 1.

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5.4.          Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties hereto acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties hereto and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

5.5.          Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

5.6.          Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral.

5.7.          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            The parties hereto agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Arkansas without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(b)            Each party hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Arkansas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.3.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

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AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8.         Amendment; Waiver. To the extent permitted by Law, this Agreement may be amended or waived by a subsequent writing signed by each of the parties hereto upon the approval of each of the parties hereto.

5.9.          Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the parties hereto shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto waives any defense in any action for specific performance that a remedy at law would be adequate.

5.10.        Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.11.       Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

5.12.        No Third Party Beneficiaries. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

5.13.       [Individual Capacity. The Individual is signing this Agreement solely in his or her capacity as a Beneficial Owner of Nile Common Stock, and nothing herein shall prohibit, prevent or preclude the Individual from taking or not taking any action in the Individual’s capacity as an [officer][director] of Nile to the extent permitted by the Merger Agreement.]

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

Simmons First National Corporation

By:
Name:
Title:

SIMMONS BANK

By:
Name:
Title:

Landmark Community Bank

By:
Name:
Title:

INDIVIDUAL

Name:

[Signature Page to Support Agreement]

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Schedule 1

Number of Existing Shares and Notice Information

Name	Existing Shares

Address for notice:

Name:

Street:

City, State:

ZIP Code:

Telephone:

Fax:

Email:

Schedule 2

[None.]

ANNEX D

SUPPORT AND NON-COMPETITION AGREEMENT

This SUPPORT AND NON-COMPETITION AGREEMENT, dated as of [●], 2021 (this “Agreement”), by and among Simmons First National Corporation, an Arkansas corporation (“Simmons”), Triumph Bancshares, Inc. (“Triumph”), a Tennessee corporation, and the undersigned [shareholder][officer][director] (the “Individual”) of Triumph.

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Simmons and Triumph are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Triumph will merge with and into Simmons, with Simmons as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, the Individual is a [shareholder][officer][director] of Triumph or Triumph Bank and has Beneficial Ownership of, in the aggregate, those shares of common stock, $1.00 par value, of Triumph (“Triumph Common Stock”) specified on Schedule 1 attached hereto, which, by virtue of the Merger, will be converted into the right to receive shares of common stock, $0.01 par value per share, of Simmons (“Simmons Common Stock”), and therefore the Merger is expected to be of substantial benefit to the Individual;

WHEREAS, as a material inducement to Simmons entering into the Merger Agreement, Simmons has requested that the Individual agree, and the Individual has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein; and

WHEREAS, other individuals, as a material inducement to Simmons entering into the Merger Agreement, will enter into and abide by the covenants and obligations set forth in substantially similar support and non-competition agreements.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
General

1.1.          Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

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“Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided, that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Business” means the business of acting as a commercial, community or retail banking business, including but not limited to entities which lend money and take deposits.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative Contract with respect to such security, entering into or acquiring a futures or forward Contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership of any security.

“Covered Shares” means, with respect to the Individual, the Individual’s Existing Shares, together with any shares of Triumph Common Stock or other capital stock of Triumph and any securities convertible into or exercisable or exchangeable for shares of Triumph Common Stock or other capital stock of Triumph, in each case that the Individual acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under Securities Laws.

“Existing Shares” means, with respect to the Individual, all shares of Triumph Common Stock Beneficially Owned by the Individual as specified on Schedule 1 hereto.

“Permitted Transfer” means a Transfer (i) as the result of the death of the Individual by the Individual to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Individual, (ii) Transfers to Affiliates (including trusts) and family members in connection with estate and tax planning purposes, and (iii) Transfers to any other shareholder and director and/or executive officer of Triumph who has executed a copy of this Agreement or a support and non-competition agreement identical to this Agreement on the date hereof; provided, that in each case of the foregoing clauses (i) and (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to Simmons and Triumph an agreement that is identical to this Agreement or such other written agreement, in form and substance acceptable to Simmons and Triumph, to assume all of Individual’s obligations hereunder in respect of the Covered Shares subject to such

D-2

Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as the Individual is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares Transferred as the Individual shall have made hereunder.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Representatives” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, auditor, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“Restricted Period” has the meaning set forth in Section 2.3(a) hereof.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of an Encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or Beneficial Ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing (other than a proxy for the purpose of voting the Individual’s Covered Shares in accordance with Section 2.1 hereof).

ARTICLE II
COVENANTS OF INDIVIDUAL

2.1.         Agreement to Vote. The Individual hereby irrevocably and unconditionally agrees that during the term of this Agreement, at Triumph’s Shareholders’ Meeting or at any other meeting of the shareholders of Triumph, however called, including any adjournment or postponement thereof, and in connection with any written consent of the shareholders of Triumph, the Individual shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Individual and that the Covered Shares are entitled to vote thereon or consent thereto:

(a)            appear at each such meeting or otherwise cause the Covered Shares as to which the Individual controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b)            vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Individual controls the right to vote:

(i)             in favor of the adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and any actions required in furtherance thereof;

(ii)            against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of Triumph under the Merger Agreement;

(iii)           against any Acquisition Proposal; and

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(iv)           against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for the vote or written consent of the shareholders of Triumph that is intended or would reasonably be expected to impede, interfere with, prevent, delay, postpone, discourage, disable, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Triumph of its obligations under the Merger Agreement or by the Individual of his or her obligations under this Agreement.

2.2.          No Inconsistent Agreements. The Individual hereby covenants and agrees that, except for this Agreement, the Individual (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust or any other Contract with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, Consent or power of attorney in contravention of the obligations of the Individual under this Agreement with respect to the Covered Shares, (c) will not commit any act, except for Permitted Transfers, that could restrict or affect his or her legal power, authority and right to vote any of the Covered Shares then held of record or Beneficially Owned by the Individual or otherwise prevent or disable the Individual from performing any of his or her obligations under this Agreement, and (d) has not taken and shall not take any action that would make any representation or warranty of the Individual contained herein untrue or incorrect or have the effect of impeding, interfering with, preventing, delaying, postponing, discouraging, disabling or adversely affecting the Individual’s performance of any of his or her obligations under this Agreement.

2.3.          Non-Competition.

(a)            The Individual hereby covenants and agrees that, for a period commencing on the Closing Date and terminating on the second anniversary of the Closing Date (the “Restricted Period”), such Individual shall not within 50 miles of any branch or other office of Triumph or Triumph Bank in operation as of the date of this Agreement, directly or indirectly, either for him or herself or for any other Person other than for Simmons or its Affiliates, participate in any business (including, without limitation, any division, group or franchise of a larger organization) that engages (or proposes to engage) in the Business; provided, that if as of the date hereof the Individual holds not more than a 5% direct or indirect equity interest in such Person, then the Individual may retain (but not increase) such ownership interest without being deemed to “participate” in the Business conducted by such Person and provided, further, nothing in this Section 2.3(a) shall prevent the Individual from engaging as a customer of any Person. For purposes of this Agreement, the term “participate” shall mean having more than 5% direct or indirect ownership interest in any Person, whether as a sole proprietor, investor, owner, equity holder, partner, member, manager, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as a director, officer, manager, member, supervisor, employee, agent, consultant or otherwise), with respect to the Business. Further notwithstanding the foregoing, the limitations set forth above shall not be effective with regard to service by the Individual with respect to consulting or other professional (but not banking) services in a manner that is consistent with the same kinds of consulting or other professional services provided by the Individual at any time during the three years prior to the date of this Agreement.

(b)            The Individual covenants and agrees that during the Restricted Period, the Individual shall not directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without Simmons’s prior written consent (other than for the benefit of Simmons or its Affiliates), solicit, call upon, communicate with or attempt to communicate (whether by mail, telephone, electronic mail, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of Triumph or any of its Affiliates, including Triumph Bank) with any Person that is or was a customer of Triumph or any of its Affiliates (including Triumph Bank) during the one-year period preceding the Closing Date for the purpose of engaging in opportunities related to the Business or contracts related to the Business or, except in the ordinary course of conducting the business described in Schedule 2, interfere with or damage (or attempt to interfere with or damage) any relationship between Triumph or its Affiliates (including Triumph Bank) and any such customers.

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(c)            The Individual covenants and agrees that during the Restricted Period, such Individual shall not directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without Simmons’s prior written consent, employ, engage, recruit, hire, solicit or induce, or cause others to solicit or induce, for employment or engagement, any employee of Triumph or its Affiliates (including Triumph Bank) (excluding general solicitations of the public that are not based on any list of, or directed at, employees of Triumph or its Affiliates (including Triumph Bank)).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1.          Representations and Warranties of the Individual. The Individual hereby represents and warrants to Triumph and Simmons as follows:

(a)            Authorization; Validity of Agreement; Necessary Action. The Individual has the requisite power, capacity and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Individual and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Individual, enforceable against him or her in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)            Ownership. Except for the Covered Shares, the Individual is not the Beneficial Owner or registered owner of any other shares of Triumph Common Stock or rights to acquire Triumph Common Stock. The Existing Shares are, and all of the Covered Shares owned by the Individual from the date hereof through and on the Closing Date will be, Beneficially Owned and owned of record by the Individual except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. From the date hereof through and on the Closing Date, the Individual has and will have good and marketable title to the Existing Shares, free and clear of any Encumbrances other than those created by this Agreement or imposed by applicable Securities Laws. As of the date hereof, the Individual has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in ARTICLE II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Individual’s Existing Shares and with respect to all of the Covered Shares owned by the Individual at all times through the Closing Date. The Individual has possession of an outstanding certificate or outstanding certificates representing all of the Covered Shares (other than Covered Shares held in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

(c)            No Violation. The execution and delivery of this Agreement by the Individual does not, and the performance by the Individual of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, (i) conflict with or violate, or require any Consent pursuant to any Law or Order applicable to the Individual or by which any of his or her Assets is bound, or (ii) conflict with, result in any Default, require any Consent pursuant to or result in the creation of any Encumbrance on the Assets of the Individual pursuant to, any Contract to which the Individual is a party or by which the Individual or any of his or her Assets or Covered Shares are bound.

D-5

(d)            Consents and Approvals. No Consent of the Individual’s spouse is necessary under any “community property” or other Laws in order for the Individual to enter into and perform his or her obligations under this Agreement.

(e)            Legal Proceedings. There is no Litigation pending or, to the knowledge of the Individual, threatened against or affecting the Individual or any of his or her Affiliates that could reasonably be expected to impair the ability of the Individual to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)             Reliance by Simmons. The Individual understands and acknowledges that Simmons is entering into the Merger Agreement in reliance upon the Individual’s execution and delivery of this Agreement and the representations and warranties of Individual contained herein.

ARTICLE IV
OTHER COVENANTS

4.1.          Prohibition on Transfers; Other Actions.

(a)            Until the earlier of the receipt of the Triumph Shareholder Approval or the date on which the Merger Agreement is terminated in accordance with its terms, the Individual hereby agrees not to (i) Transfer any of the Covered Shares or any other interest specifically in the Covered Shares unless such Transfer is a Permitted Transfer; (ii) enter into any Contract with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Individual’s representations, warranties, covenants and obligations under this Agreement; (iii) except as otherwise permitted by this Agreement or by Order, take any action that could restrict or otherwise affect the Individual’s legal power, authority and right to vote all of the Covered Shares then Beneficially Owned by him or her in accordance with this Agreement, or otherwise comply with and perform his or her covenants and obligations under this Agreement; or (iv) publicly announce any intention to do any of the foregoing. Any Transfer in violation of this provision shall be void. Following the date hereof, Triumph shall notify its transfer agent that there is a stop transfer order with respect to all of the Covered Shares until the termination of this Agreement and that this Agreement places limits on the voting of the Covered Shares subject to the provisions of this Agreement.

(b)            The Individual understands and agrees that if the Individual attempts to Transfer, vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, Triumph shall not, and the Individual hereby unconditionally and irrevocably instructs Triumph to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until the Individual shall have complied with the terms of this Agreement.

(c)            Statements. The Individual shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of Triumph should not support the Merger.

4.2.          Certain Events. The Individual agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership of the Covered Shares shall pass, whether by operation of Law or otherwise, including the Individual’s successors or assigns. In the event of a stock split, stock dividend, merger (other than the Merger), exchange, reorganization, recapitalization or distribution, or any change in the capital structure of Triumph affecting the Triumph Common Stock, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such additional securities of Triumph and any securities into which or for which any or all of such securities may be changed or exchanged or which are received in such transaction.

D-6

4.3.          Notice of Acquisitions, etc. The Individual hereby agrees to notify Triumph as promptly as practicable (and in any event within two Business Days after receipt) in writing of (i) the number of any additional shares of Triumph Common Stock or other securities of Triumph of which the Individual acquires Beneficial Ownership on or after the date hereof and (ii) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest specifically therein.

4.4.          Non-Solicit. In his or her capacity as a shareholder of Triumph, and not in his or her capacity as a [director][officer] of Triumph, the Individual shall not, and shall use his or her reasonable best efforts to cause his or her Affiliates and each of their respective Representatives not to, directly or indirectly, (a) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (b) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (c) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Triumph’s shareholders with respect to an Acquisition Proposal, (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Triumph that takes any action in support of an Acquisition Proposal, or (g) approve, endorse, recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction.

4.5.          Waiver of Appraisal Rights. To the fullest extent permitted by applicable Law, the Individual hereby waives any rights of appraisal he or she may have under applicable Law.

4.6.          Further Assurances. From time to time, at the request of Simmons and Triumph and without further consideration, the Individual shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Individual hereby authorizes Simmons and Triumph to publish and disclose in any announcement or disclosure required by applicable Law related to the Merger Agreement, including the Proxy Statement/Prospectus, the Individual’s identity and Beneficial Ownership of the Covered Shares and the nature of the Individual’s obligations under this Agreement.

ARTICLE V
MISCELLANEOUS

5.1.          Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Closing, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the termination of this Agreement by mutual written consent of the parties hereto; provided, that (i) if the Closing occurs, the provisions of Section 2.3 shall survive until the end of the Restricted Period, and (ii) the provisions of ARTICLE V shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for fraud, or willful or intentional breach of this Agreement.

D-7

5.2.          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Simmons or Triumph any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares, if any, shall remain vested in and belong to the Individual, and Simmons or Triumph shall not have any authority to direct the Individual in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3.          Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

(a)            Simmons:

Simmons First National Corporation

501 Main Street

Pine Bluff, AR 71601

Facsimile Number: (501) 558-3145

Attention: George Makris, Jr.

Email: george.makris@simmonsbank.com

with a copy to:

Simmons First National Corporation

601 E. 3rd Street, 12th Floor

Little Rock, AR 72201

Facsimile Number: (501) 558-3145

Attention: George Makris III

Email: george.a.makris@simmonsbank.com

Copy to counsel:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Facsimile Number: (202) 778-5988

Attention: Frank M. Conner III

Email: rconner@cov.com;

Attention: Christopher J. DeCresce

Email: cdecresce@cov.com;

Attention: Charlotte May

Email: cmay@cov.com

D-8

(b)            Triumph:

Hilliard R. Crews, Jr.

10001 E. Holmes Rd.

Collierville, TN 38017

Email: Hilliard@crewsinc.com

Copy to Counsel:

Farris Bobango PLC

999 South Shady Grove Road, Suite 500

Memphis, TN 38120

Facsimile Number: (901) 259-7180

Attention: John A. Bobango

Email: jab@farris-law.com

(c)            if to the Individual, to those persons indicated on Schedule 1.

5.4.          Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties hereto acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties hereto and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

5.5.          Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

5.6.          Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral.

5.7.          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            The parties hereto agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Arkansas without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

D-9

(b)            Each party hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Arkansas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.3.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8.         Amendment; Waiver. To the extent permitted by Law, this Agreement may be amended or waived by a subsequent writing signed by each of the parties hereto upon the approval of each of the parties hereto.

5.9.          Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the parties hereto shall be entitled to seek, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto waives any defense in any action for specific performance that a remedy at law would be adequate.

5.10.        Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.11.       Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by merger, consolidation or otherwise by operation of Law or otherwise) without the prior written consent of the other parties hereto. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

D-10

5.12.        No Third Party Beneficiaries. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

5.13.       [Individual Capacity. Notwithstanding anything to the contrary contained in this Agreement, the Individual is signing this Agreement solely in his or her capacity as a Beneficial Owner of Triumph Common Stock, and nothing herein (a) will limit or affect any actions or omissions taken by Individual in Individual’s capacity as such a director or officer, as applicable, of Triumph or its Affiliates, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit, restrict, prevent or preclude the Individual from taking or not taking any action in the Individual’s fiduciary duties as an [officer][director] of Triumph or its Affiliates or their respective shareholders to the extent permitted by the Merger Agreement.]

[Remainder of this page intentionally left blank]

D-11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

Simmons First National Corporation

By:
Name:
Title:

Triumph Bancshares, Inc.

By:
Name:
Title:

INDIVIDUAL

Name:

[Signature Page to Support Agreement]

D-12

Schedule 1

Number of Existing Shares and Notice Information

Name	Existing Shares

Address for notice:

Name:

Street:

City, State:

ZIP Code:

Telephone:

Fax:

Email:

Schedule 2

[None.]

Annex E

June 4, 2021

Board of Directors

Landmark Community Bank

1015 West Poplar Avenue

Collierville, TN 38017

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Landmark Community Bank (“Landmark” or the “Company”) of the Merger Consideration (as defined below) to be received by the shareholders of the Company in the proposed merger transaction (the “Transaction”) with Simmons First National Corporation (“SFNC”) whereby pursuant to the Agreement and Plan of Merger to be dated June 4, 2021 (“the Agreement”), SFNC will acquire all of the issued and outstanding shares of common stock of Landmark. At the Effective Time, Company shall be merged with and into Simmons Bank (“Buyer Bank”) with Buyer Bank as the surviving bank in the Transaction. Capitalized terms used herein without definition have the meanings assigned to them in the Agreement.

“Nile Common Stock” means the no par value common stock of Landmark Community Bank.

We understand that each share of Nile Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and Nile Dissenting Shares), subject to Section 2.3(b), shall be converted into the right to receive, without interest the Per Share Cash Consideration and the Per Share Stock Consideration.

“Merger Consideration” means the sum of (A) the Per Share Cash Consideration, (B) the Per Share Stock Consideration, (C) the Fractional Share Payment (if any), and (D) any dividends or distributions (if any) pursuant to Section 3.1(d).

“Per Share Cash Consideration” means the quotient obtained by dividing the Cash Consideration by the Nile Shares Outstanding.

“Per Share Stock Consideration” means the quotient obtained by dividing the Stock Consideration by the Nile Shares Outstanding.

“Stock Consideration” means 4,500,000 shares of Buyer Common Stock.

“Aggregate Cash Consideration” means cash in the amount of $7,000,000.

Notwithstanding anything herein to the contrary, if the Cash Consideration is less than $0.00, then the Aggregate Cash Consideration shall be increased such that the Cash Consideration equals $0.00. The amount by which the Aggregate Cash Consideration is increased shall be referred to as the “Aggregate Cash Increase.” If the Aggregate Cash Consideration is increased, then the Stock Consideration shall be decreased by the number

1501 M Street, NW │ Suite 250│ Washington, D.C. 20005

202.808.3306 │ www.olsenpalmer.com

E-1

Board of Directors

Landmark Community Bank

June 4, 2021

of shares of Buyer Common Stock equal to the quotient obtained by dividing the Aggregate Cash Increase by the Average Closing Price (for the avoidance of doubt, if the quotient includes a fractional share, the quotient shall be rounded up to the next whole share (for example, if the quotient is 1,000.34, the quotient shall be rounded up to 1,001)).

“Cash Consideration” means the Aggregate Cash Consideration less the Aggregate Stock Option Payout.

Olsen Palmer LLC is an investment banking firm that has acted as financial advisor to the Company in connection with the Transaction. Olsen Palmer LLC, as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. We will receive a fee for our services pursuant to the terms of our engagement with the Company, a substantial portion of which is contingent upon consummation of the Transaction. We will also receive a fee for rendering this opinion. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement.

Olsen Palmer LLC has not provided investment banking and financial advisory services to the Company or SFNC during the two-year period prior to the date hereof, except with respect to the Transaction. Olsen Palmer LLC may provide investment banking, financial advisory and other financial services to the Company and/or SFNC in the future, for which Olsen Palmer LLC may receive compensation.

In connection with this opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

(i)	a draft version of the Agreement dated May 31, 2021;
(ii)	certain financial statements and other historical financial information of the Company and SFNC that we deemed relevant;
(iii)	internal financial projections for the Company for the year ending December 31, 2021 and estimated long-term annual earnings and balance sheet growth rates for the years ending December 31, 2022, December 31, 2023, December 31, 2024, December 31, 2025, and December 31, 2026 as provided by the Company;
(iv)	publicly available consensus analyst earnings per share estimates for SFNC for the years ending December 31, 2021, December 31, 2022, and December 31, 2023, as well as estimated dividends per share and long term earnings per share and asset growth rates for the years thereafter, as discussed with and confirmed by representatives of SFNC;
(v)	a comparison of certain financial information for the Company with similar institutions for which publicly available information is available;
(vi)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
(vii)	an analysis of the relative contribution that the Company and SFNC will make to the combined company;

(viii)	an estimated range of the intrinsic value of the Company based on internal financial projections for the Company as provided by the Company;
(ix)	the estimated pro forma financial impact of the merger on SFNC, based on assumptions relating to transaction expenses, acquisition accounting adjustments, and cost savings as communicated to Olsen Palmer LLC by representatives of SFNC;
(x)	the current market environment generally and the banking industry in particular; and
(xi)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

E-2

Board of Directors

Landmark Community Bank

June 4, 2021

We also discussed with certain members of senior management of the Company and its representatives the business, financial condition, results of operations and prospects of the Company. Olsen Palmer LLC had similar discussions with certain members of senior management of SFNC and its representatives regarding the business, financial condition, results of operations, and prospects of SFNC.

In performing our review, and for purposes of rendering our opinion, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or SFNC or their representatives or that was otherwise reviewed by us and have assumed, without independent verification, such accuracy and completeness of all such information. We have further relied on the assurances of the management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of any assets, the collateral securing any assets or the liabilities (contingent or otherwise) of the Company or any of its subsidiaries and no such evaluation or appraisal was provided to us. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company, or the combined entity after the Transaction and we have not reviewed any individual credit files relating to SFNC or the Company. We have assumed, with your consent, that the allowance for loan losses for both SFNC and the Company is adequate to cover such losses. We are not experts in the evaluation of allowances for loan and lease losses and have not independently verified such allowances or reviewed or examined any individual loan or credit files. We assumed, with your consent, that the respective allowances for loan and lease losses set forth in the financial statements of SFNC and the Company are adequate to cover such losses and comply fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.

We have assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and all related agreements will perform, in all material respects, all of the covenants required to be performed by such party thereunder, that the conditions precedent in the Agreement are not waived and that the Transaction is lawful. We have also assumed that in the course of obtaining any necessary regulatory approvals for the consummation of the Transaction, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the version of the Agreement identified above. Finally, with your consent, we have relied upon the advice the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Transaction and the other transactions contemplated by the Agreement, and we have assumed that all such advice was correct.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

E-3

Board of Directors

Landmark Community Bank

June 4, 2021

Our opinion is directed solely to the Board of Directors of the Company (solely in its capacity as such) in connection with its consideration of the Transaction and may not be relied upon by any other person or entity (including, without limitation, security holders, creditors or other constituencies of the Company) or used for any other purpose without our prior written consent. This Opinion does not constitute a recommendation to the Board of Directors of the Company or to any shareholder of either the Company or SFNC as to how any such member of such board or any shareholder should vote at any meeting called to consider and vote upon the Transaction. We express no opinion as to the fairness of the Merger Consideration to the creditors or other constituencies of the Company. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of the Company and does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any other alternative business strategies that might exist for the Company. This opinion should not be construed as creating any fiduciary duty on the part of Olsen Palmer LLC to any party or person. This opinion shall not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, or used for any other purposes, without Olsen Palmer LLC’s prior written consent. This Opinion was not reviewed or issued by a fairness opinion committee. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Merger Consideration or otherwise.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company for all of the shares of the Nile Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Olsen Palmer LLC

Olsen Palmer LLC

E-4

Annex F

FAIRNESS OPINION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

SIMMONS FIRST NATIONAL CORPORATION

AND

TRIUMPH BANCSHARES, INC.

Report Dated

June 4, 2021

F-1

June 4, 2021

Board of Directors of Triumph Bancshares, Inc.

c/o Mr. Hilliard R. Crews, Jr., Chairman

5699 Poplar Avenue

Memphis, TN 38119

Board of Directors:

Southard Financial, LLC (“Southard Financial”) was retained by the Board of Directors (the “Board” or the “Client”) of Triumph Bancshares, Inc., a Tennessee corporation and bank holding company in connection with the merger of Triumph Bancshares, Inc. with Simmons First National Corporation. Triumph Bancshares, Inc. (“TBI”, the “Company”, or the “Seller”) is a party to an Agreement and Plan of Merger (the “Merger Agreement”) with Simmons First National Corporation (“SFNC” or the “Purchaser”). TBI will merge with and into SFNC (the “Merger” or the “Transaction”), with SFNC as the surviving corporation of the Merger. Simultaneously with the Merger, Triumph Bank (“Triumph” or the “Bank”) will be merged with and into Simmons Bank (“Simmons”), a subsidiary of the Purchaser. The Bank is domiciled in Memphis, Tennessee, while Simmons is domiciled in Pine Bluff, Arkansas.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. You have requested our Opinion as to the fairness, from a financial point of view, of the consideration offered to holders of TBI common stock. Southard Financial, as part of its valuation advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Southard Financial reviewed the financial terms of the Merger. Under the terms of the Merger Agreement, holders of TBI common stock are entitled to receive, in exchange for all outstanding shares of TBI common stock, subject to adjustments outlined in the Merger Agreement, consideration equal to 4,164,839 shares of SFNC common stock. An additional cash payment of $2,645,938 (in the aggregate, rounded) will be made to optionholders of TBI. The aggregate implied deal value as of June 4, 2021 (date Merger Agreement was signed and as reported by S&P Global, Inc.) is shown below.

Total Consideration	Announced*
Buyer Shares	4,164,839
SFNC Price Per Share	$30.96

SFNC Share Consideration	128,943,415
Cash Consideration	2,645,938

Deal Value	131,589,353

* Based on Closing Price as of June 4, 2021

F-2

Board of Directors

Triumph Bancshares, Inc.

The Merger Agreement provides that if, as of the Determination Date, both of the following conditions are satisfied:

(i)	the Average Closing Price is greater than $37.28; and
(ii)	the difference between (A) the quotient obtained by dividing (1) the Average Closing Price by (2) $31.07 and (B) the quotient obtained by dividing (1) the average of the closing prices of the Nasdaq Bank Index (as reported in The Wall Street Journal or if not reported thereby, another alternative source as chosen by Buyer) for the 20 consecutive full trading days ending on and including the Determination Date by (2) $4,489.83, is greater than 0.20 (or 20%), then the Stock Consideration shall be decreased by the number of whole shares of Buyer Common Stock so that, as a result of such adjustment, the sum of (i) the product obtained by multiplying the Stock Consideration by the Average Closing Price and (ii) the Aggregate Cash Consideration shall be no more than the Maximum Merger Consideration (defined as the sum of (i) the product of (x) $37.28 and (y) the Stock Consideration and (ii) the Aggregate Cash Consideration).

Further, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by TBI, if the Board so determines by a vote of at least two-thirds of the members of the entire Board at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)	the Average Closing Price is less than $24.85; and
(ii)	the difference between (A) the quotient obtained by dividing (1) the average of the closing prices of the Nasdaq Bank Index (as reported in The Wall Street Journal or if not reported thereby, another alternative source as chosen by Buyer) for the 20 consecutive full trading days ending on and including the Determination Date by (2) $4,489.83 and (B) the quotient obtained by dividing (1) the Average Closing Price by (2) $31.07, is greater than 0.20 (or 20%), subject, however, to the following three sentences. If TBI elects to terminate the Merger Agreement, it shall give written notice to SFNC (provided that such notice of termination may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, SFNC shall have the option to, in its sole and absolute discretion, elect to increase the Aggregate Cash Consideration by an amount in cash so that, as a result of such adjustment, the sum of (i) the Aggregate Cash Consideration and (ii) the Stock Consideration multiplied by the Average Closing Price shall be no less than the Minimum Merger Consideration. If SFNC so elects within such five-day period, it shall give prompt written notice to TBI of such election and the revised Aggregate Cash Consideration, whereupon no termination shall have occurred and the Merger Agreement shall remain in effect in accordance with its terms (except as the Aggregate Cash Consideration shall have been so modified). Minimum Merger Consideration shall be the sum of (i) the product of (x) $24.85 and (y) the Stock Consideration and (ii) the Aggregate Cash Consideration.

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Board of Directors

Triumph Bancshares, Inc.

In connection with rendering its Opinion, Southard Financial reviewed and considered, among other things:

•	the Agreement and Plan of Merger dated June 4, 2021;
•	certain publicly available financial statements and other historical financial information of TBI that Southard Financial deemed relevant;
•	the publicly reported historical price and trading activity for SFNC common stock;
•	a comparison of certain financial information for TBI with similar financial institutions for which information is publicly available;
•	the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available;
•	the current market environment generally and the banking environment in particular; and
•	other information, financial studies, analyses and investigations, financial, economic, and market criteria as Southard Financial considered relevant.

Southard Financial also discussed with certain members of the management of TBI and its representatives the business, financial condition, results of operations, and prospects of TBI.

In performing its review, Southard Financial relied upon the accuracy and completeness of all of the financial and other information available to and reviewed by Southard Financial. Southard Financial assumed such accuracy and completeness to render its Opinion without any independent verification or investigation. Southard Financial relied on the assurances of the management that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Southard Financial was not asked to and did not undertake independent verification of any of such information. Southard Financial did not assume any responsibility or liability for the accuracy or completeness thereof. Southard Financial did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets, or the liabilities (contingent or otherwise) of TBI, nor was Southard Financial furnished with any such evaluations or appraisals. Southard Financial rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of TBI. Southard Financial did not independently evaluate the adequacy of the allowance for loan losses of TBI or the combined entity after the Merger. Southard Financial did not review any individual credit files relating to TBI. Southard Financial assumed that the allowances for loan loss provision at TBI were adequate to cover such losses and would be sufficient on a pro forma basis for the combined entity.

Southard Financial also assumed, with TBI’s consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on TBI, SFNC or the Merger or any related transactions, and (iii) the Merger and any related transactions would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with TBI’s consent, Southard Financial relied upon the advice that TBI received from its legal, accounting, and tax advisors as to all legal, accounting, and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement. Accordingly, Southard Financial expressed no opinion as to any such matters.

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Board of Directors

Triumph Bancshares, Inc.

Southard Financial’s Opinion was necessarily based on financial, economic, regulatory, market, and other conditions as in effect on, and the information made available to Southard Financial as of, the date of the Opinion. Events occurring after the date of Southard Financial’s Opinion could materially affect the Opinion. Southard Financial has not undertaken to update, revise, reaffirm or withdraw its Opinion or otherwise comment upon events occurring after the date of its Opinion. Southard Financial expresses no opinion as to the trading value of SFNC common stock at any time or what the value of SFNC common stock would be once it is received by the holders of TBI common stock.

In rendering its Opinion, Southard Financial performed a variety of financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments about the most appropriate and relevant financial analysis methods and applying those methods to particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Southard Financial believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its Opinion. Also, no company included in Southard Financial’s comparative analyses described below is identical to TBI, and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of TBI and the companies to which they are being compared. In arriving at its Opinion, Southard Financial did not attribute any particular weight to any analysis or factor that it considered. Rather, Southard Financial made qualitative judgments as to the significance and relevance of each analysis and factor. Southard Financial did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its Opinion; instead, Southard Financial made its determination as to the fairness of the Transaction based on its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Southard Financial also made numerous assumptions concerning industry performance, business and economic conditions, and various other matters, many of which are beyond the control of TBI. Southard Financial prepared its analyses solely for purposes of rendering its Opinion. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty, and actual values may be materially different. Accordingly, Southard Financial’s analyses do not necessarily reflect the value of TBI common stock or the prices at which TBI common stock may be sold at any time. The analyses of Southard Financial and its Opinion were among many factors taken into consideration by TBI’s Board in making its determination to approve the Merger Agreement. The type and amount of consideration payable in the Merger were determined through negotiation between TBI and SFNC.

Our Opinion is directed to the Board of Directors of TBI in connection with its consideration of the Merger Agreement. Our Opinion does not constitute a recommendation to any shareholder of TBI as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Merger Agreement and the Merger. Our Opinion is directed only to the fairness, from a financial point of view, of the consideration paid to the holders of TBI common stock. It does not address the underlying business decision of TBI to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for TBI or the effect of any other transaction in which TBI might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of TBI, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder.

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Board of Directors

Triumph Bancshares, Inc.

Southard Financial is a business valuation and strategic financial management consulting firm founded in 1987. The team of professionals at Southard Financial has extensive business valuation experience. Southard Financial provides a variety of valuation services, including fairness opinions, and Southard Financial offers valuations for financial institutions, corporations, and partnerships for various purposes. Since its founding, Southard Financial has provided thousands of valuation opinions for companies in 43 states.

In accordance with recognized professional ethics, Southard Financial’s professional fees for this service are not contingent upon the opinion expressed herein, and neither Southard Financial, nor any of its employees, has a present or intended financial relationship with or interest in the Bank or the Company.

This Opinion may not be reproduced without Southard Financial’s prior written consent; however, Southard Financial will provide its consent for the Opinion to be included in regulatory filings to be completed in connection with the Merger. Based upon and subject to the preceding, it is our Opinion that, as of the date hereof, the consideration offered is fair to holders of TBI common stock from a financial point of view.

Sincerely,

/s/ Southard Financial, LLC
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Annex G

Section 48-23-101 through Section 48-23-302

of the Tennessee Business Corporation Act:

Dissenters’ Rights for Shareholders of Landmark Community Bank and Triumph Bancshares, Inc.

48-23-101. Chapter definitions.

As used in this chapter, unless the context otherwise requires:

(1)	“Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
(2)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, and, for purposes of §§ 48-23-203 — 48-23-302, includes the survivor of a merger or conversion or the acquiring entity in a share exchange of that issuer;
(3)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;
(4)	“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;
(5)	“Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;
(6)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and
(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102. Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger if the merger is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the merger if the merger had been submitted to a vote at a shareholders’ meeting; or

(B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan if the plan is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the plan if the plan had been submitted to a vote at a shareholders’ meeting;

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(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange if the sale or exchange is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the sale or exchange if the sale or exchange had been submitted to a vote at a shareholders’ meeting, including a sale of all, or substantially all, of the property of the corporation in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104;

(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6) Consummation of a conversion of the corporation to another entity pursuant to chapter 21 of this title; or

(7) In accordance with and to the extent provided in § 48-28-104(b), an amendment to the charter of a corporation as described in § 48-28-104(b)(1), or consummation of a merger or plan of share exchange as described in § 48-28-104(b)(2).

(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934 (15 U.S.C. § 78f), as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934 (15 U.S.C. § 78a), as amended.

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48-23-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection (a) are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

48-23-201. Notice of dissenters’ rights.

(a) Where any corporate action specified in § 48-23-102(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (including any meeting notice required under chapters 11-27 to be provided to nonvoting shareholders) must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert dissenters’ rights under this chapter. If the corporation concludes that dissenters’ rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise dissenters’ rights.

(b) In a merger pursuant to § 48-21-105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert dissenters rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in § 48-23-203.

(c) Where any corporate action specified in § 48-23-102(a) is to be approved by written consent of the shareholders pursuant to § 48-17-104(a) or § 48-17-104(b):

(1) Written notice that dissenters’ rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter; and

(2) Written notice that dissenters’ rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by § 48-17-104(e) and (f), may include the materials described in § 48-23-203 and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter.

(d) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

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48-23-202. Notice of intent to demand payment.

(a) If a corporate action specified in § 48-23-102(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter:

(1) Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any such shares in favor of the proposed action.

(b) If a corporate action specified in § 48-23-102(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter must not sign a consent in favor of the proposed action with respect to such shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or subsection (b) is not entitled to payment under this chapter.

48-23-203. Dissenters’ notice.

(a) If a corporate action requiring dissenters’ rights under § 48-23-102(a) becomes effective, the corporation must send a written dissenters’ notice and form required by subdivision (b)(1) to all shareholders who satisfy the requirements of § 48-23-202(a) or § 48-23-202(b). In the case of a merger under § 48-21-105, the parent must deliver a dissenters’ notice and form to all record shareholders who may be entitled to assert dissenters’ rights.

(b) The dissenters’ notice must be delivered no earlier than the date the corporate action specified in § 48-23-102(a) became effective, and no later than (10) days after such date, and must:

(1) Supply a form that:

(A) Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action;

(B) If such announcement was made, requires the shareholder asserting dissenters’ rights to certify whether beneficial ownership of those shares for which dissenters’ rights are asserted was acquired before that date; and

(C) Requires the shareholder asserting dissenters’ rights to certify that such shareholder did not vote for or consent to the transaction;

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(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision (b)(2)(B);

(B) A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the subsection (a) dissenters’ notice is sent, and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;

(C) The corporation’s estimate of the fair value of shares; and

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subdivision (b)(2)(B) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(3) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

48-23-204. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(2), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

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48-23-206. Payment.

(a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to § 48-23-203(b)(2)(C);

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under § 48-23-209; and

(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

48-23-207. Failure to take action.

(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.

48-23-208. After-acquired shares.

(a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.

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48-23-209. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

48-23-301. Court action.

(a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

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48-23-302. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

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